UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHSTAR REALTY EUROPE CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Special Meeting of

Stockholders and Proxy Statement

August 14, 2019

To the Stockholders of NorthStar Realty Europe Corp.:

On July 3, 2019, NorthStar Realty Europe Corp., a Maryland corporation, which we refer to as NRE, NorthStar Realty Europe Limited Partnership and certain entities managed by AXA Investment Managers – Real Assets entered into an Agreement and Plan of Merger, which, as it may be amended from time to time in accordance with its terms, we refer to as the merger agreement. Subject to the terms and conditions set forth in the merger agreement, including the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, NRE will be acquired by Nighthawk Merger Sub LLC, a wholly-owned subsidiary of a fund managed by AXA Investment Managers – Real Assets, which we refer to as the merger.

If the merger is completed, you will be entitled to receive the merger consideration provided for in the merger agreement (a copy of which is attached as Annex A to the proxy statement accompanying this letter), which will be an amount per share of NRE common stock held by you in U.S. dollars comprised of U.S. dollars, Euros and pounds sterling. Based on hedging transactions undertaken by NRE, NRE expects stockholders will receive cash per share of $17.03 following completion of the merger. Please refer to the merger agreement and the proxy statement accompanying this letter for further details.

NRE will hold a special meeting of stockholders on September 25, 2019, at 9:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, NY 10022, to consider and vote on the proposed merger (we refer to the foregoing proposal as the merger proposal).

NRE has fixed the close of business on August 12, 2019 as the record date for the special meeting. Only NRE stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any postponements or adjournments of the special meeting. NRE stockholders eligible to vote at the special meeting will be asked to vote to approve the merger proposal, as described in the accompanying proxy statement. Approval of the merger proposal requires the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Pursuant to Maryland law and NRE’s bylaws, no other matters may be brought before the special meeting.

The board of directors of NRE, following the unanimous recommendation of a strategic review committee of the board of directors of NRE, unanimously recommends that you vote “FOR” the merger.

Your vote is important. Whether or not you intend to be present at the special meeting, it is important that your shares be represented. Please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or Internet. The proxy materials provide you with details on how to authorize a proxy by these three methods. If you determine to mail us your proxy, please complete, date and sign the proxy card and return it promptly in the accompanying prepaid reply envelope, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the special meeting, you may withdraw your proxy and vote in person, if you so choose. Attendance alone will not revoke a previously authorized proxy.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the transactions contemplated thereby, including the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about NRE from documents we have filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of NRE common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (800) 487-4870.

We look forward to receiving your proxy and seeing you at the special meeting.

Sincerely,

MAHBOD NIA

Chief Executive Officer and President

August 14, 2019

New York, New York

The accompanying proxy statement is dated August 14, 2019, and is first being mailed on or about August 14, 2019 to stockholders who owned shares of NRE common stock as of the close of business on August 12, 2019.

NOTICE OF SPECIAL MEETING

OF STOCKHOLDERS

September 25, 2019

9:00 a.m., Eastern Time

535 Madison Avenue, 7th Floor

New York, New York 10022

TO THE STOCKHOLDERS OF NORTHSTAR REALTY EUROPE CORP.:

You are cordially invited to a special meeting of the stockholders of NorthStar Realty Europe Corp., a Maryland corporation, which we refer to as NRE, which will be held on September 25, 2019, at 9:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, New York 10022, which we refer to as the special meeting, to consider and vote on a proposal to approve the merger of NRE with and into Nighthawk Merger Sub LLC, which we refer to as Merger Sub, with Merger Sub as the surviving entity, which we refer to as the merger. The merger will be effected pursuant to the terms of the Agreement and Plan of Merger, dated July 3, 2019, by and among CoRE PANEURO 2019 13 S.à.r.l., Merger Sub, NRE, Nighthawk Partnership Merger Sub LLC, and NorthStar Realty Europe Limited Partnership, which we refer to as the Partnership, as it may be amended from time to time in accordance with its terms, which we refer to as the merger agreement. We refer to the foregoing proposal as the merger proposal. A copy of the merger agreement is attached as Annex A to the proxy statement of which this notice forms a part.

The merger agreement and the transactions contemplated by the merger agreement, including the merger, are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

Your proxy is being solicited by the board of directors of NRE, which we refer to as the NRE board. The NRE board, following the unanimous recommendation of a strategic review committee of the NRE board, which we refer to as the SRC, comprised entirely of independent directors, has unanimously (i) declared advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) approved and authorized the execution, delivery, and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between Deutsche Bank, AG, London Branch, which we refer to as DB AG London, and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time, between the Partnership and DB AG London, and (iii) directed that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same. Accordingly, the NRE board, following the unanimous recommendation of the SRC, unanimously recommends that you vote “FOR” the merger proposal.

Your vote is very important, regardless of the number of shares of NRE common stock you own. The merger cannot be completed unless NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter vote to approve the merger proposal.

The NRE board has fixed the close of business on August 12, 2019, which we refer to as the record date, as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any postponements or adjournments of the special meeting. You will be entitled to one vote for each share of NRE common stock that you owned at the close of business on the record date.

Stockholders as of the record date are invited to attend the special meeting. If you hold your shares in “street name”, you must obtain a legal proxy from your bank, broker, trustee or other nominee, giving you the right to vote the shares at the special meeting. Obtaining a legal proxy may take several days. NRE stockholders may obtain directions to the special meeting by writing to NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT IN PERSON WILL REVOKE ANY PROXY PREVIOUSLY AUTHORIZED.

If you have any questions or need assistance voting your shares of NRE common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (800) 487-4870.

By Order of the Board of Directors,

TREVOR K. ROSS

Executive Vice President, General Counsel and Secretary

August 14, 2019

New York, New York

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about NRE from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement. You can obtain any of the documents filed with or furnished to the SEC by NRE at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement, at no cost by contacting NRE at the following address, telephone number or website:

NorthStar Realty Europe Corp.

590 Madison Avenue

34th Floor

New York, New York 10022

Attn: General Counsel and Secretary

Telephone: (212) 547-2600

www.nrecorp.com

NRE stockholders can also contact D.F. King & Co., Inc., NRE’s proxy solicitor, at the following address and telephone number:

D.F. King & Co., Inc.

48 Wall Street

22nd Floor

New York, New York 10005

Telephone: (800) 487-4870

Banks and brokers may call collect: (212) 269-5550

You will not be charged for any of the documents that you request.

To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that if you wish to request documents, you must do so by September 18, 2019, in order to receive them before the special meeting.

Refer to the section entitled “Where You Can Find More Information” beginning on page 103 of this proxy statement for more details.

Annex A	Agreement and Plan of Merger, dated July 3, 2019, by and among CoRE PANEURO 2019 13 S.à.r.l., Nighthawk Merger Sub LLC, NorthStar Realty Europe Corp., Nighthawk Partnership Merger Sub LLC, and NorthStar Realty Europe Limited Partnership	A-1

Annex B	Opinion of Goldman Sachs & Co., LLC dated July 3, 2019	B-1

-ii-

SUMMARY

The following summary highlights selected information in this proxy statement relating to (i) the merger of NorthStar Realty Europe Corp. with and into Nighthawk Merger Sub LLC, which we refer to as the merger, (ii) the merger of Nighthawk Partnership Merger Sub LLC with and into NorthStar Realty Europe Limited Partnership, which we refer to as the partnership merger, and (iii) other transactions contemplated by the Agreement and Plan of Merger, dated July 3, 2019 and as may be amended from time to time, among NorthStar Realty Europe Corp., NorthStar Realty Europe Limited Partnership, Nighthawk Partnership Merger Sub LLC and entities managed by AXA Investment Managers – Real Assets, which we refer to as the merger agreement. References to the mergers refer to both the merger and the partnership merger. In this proxy statement, we refer to the date on which the closing of the mergers occurs as the closing date.

This summary does not contain all the information about the mergers and related transactions contemplated by the merger agreement that may be important to you. You should read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement, including the merger agreement attached as Annex A, before voting. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 103 of this proxy statement. This proxy statement is first being mailed to NRE stockholders on or about August 14, 2019.

Parties to the Mergers (Page 24)

NorthStar Realty Europe Corp.

NorthStar Realty Europe Corp., which we refer to as NRE, was formed as a Maryland corporation on June 18, 2015. NRE, a publicly-traded real estate investment trust, which we refer to as a REIT, is a European-focused commercial real estate company with predominantly prime office properties in key cities within Germany, the United Kingdom and France. NRE commenced operations on November 1, 2015 following the spin-off, which we refer to as the spin-off, by NorthStar Realty Finance Corp., which we refer to as NorthStar Realty, of its European real estate business (excluding its European healthcare properties) into a separate publicly-traded company, which now exists as NRE. NRE does not hold any real estate in the United States.

NRE is externally managed and advised by a subsidiary of Colony Capital, Inc., which we refer to as Colony. Please see the Current Report on Form 8-K filed by NRE with the SEC on July 8, 2019 for more information about the status of the external management of NRE and planned termination of the arrangement.

The shares of common stock, par value $0.01 per share, of NRE, which we refer to as NRE common stock, are listed on the New York Stock Exchange, which we refer to as the NYSE, under the ticker symbol “NRE”.

The principal executive offices of NRE are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

NorthStar Realty Europe Limited Partnership

NorthStar Realty Europe Limited Partnership, which we refer to as the Partnership, was formed as a Delaware limited partnership on September 25, 2015. NRE is the sole general partner of the Partnership. Substantially all of NRE’s assets, directly or indirectly, are held by, and NRE conducts its operations, directly or indirectly, through the Partnership. As of June 30, 2019, NRE owned, through a combination of direct and indirect interests, approximately 99.4% of the limited partnership interests of the Partnership. The remaining

0.6% is held by limited partners who, as of June 30, 2019, owned 262,850 common units representing limited partnership interests in the Partnership, which we refer to as common units, and 52,584 limited partnership interests in the Partnership that are designated as “LTIP Units” in the partnership agreement of the Partnership, which we refer to as LTIP units.

The principal executive offices of the Partnership are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

Nighthawk Partnership Merger Sub LLC

Nighthawk Partnership Merger Sub LLC, which we refer to as Partnership Merger Sub, is a Delaware limited liability company and a wholly-owned subsidiary of NRE. Partnership Merger Sub was formed solely for the purposes of facilitating the partnership merger and the other transactions contemplated by the merger agreement. Partnership Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date and prior to the merger of NRE with and into Merger Sub, Partnership Merger Sub will merge with and into the Partnership, and the Partnership will continue as the surviving partnership. We use the term Surviving Partnership in this proxy statement to refer to the Partnership following the effective time of the partnership merger.

The principal executive offices of Partnership Merger Sub are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

CoRE PANEURO 2019 13 S.à.r.l.

CoRE PANEURO 2019 13 S.à.r.l., which we refer to as Parent, is a Luxembourg S.à.r.l. and a subsidiary of AXA CoRE Europe Fund SCS SICAV-SIF, a Luxembourg common limited partnership (société en commandite simple) established as an investment company with variable capital qualifying as a specialized investment fund (société d’investissement à capital variable-fonds d’investissement spécialisé). We refer to AXA CoRE Europe Fund SCS SICAV-SIF as the Sponsor. Parent was formed solely for the purposes of facilitating the mergers and the other transactions contemplated by the merger agreement. Parent has not carried on any activities or operations to date, except for activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. The Sponsor is an open-ended discretionary fund managed by AXA Investment Managers – Real Assets, which we refer to as AXA IM Real Assets.

Founded over 30 years ago, AXA IM Real Assets is a real estate investment company and, as of December 31, 2018, had over €82 billion of assets under management, including approximately €62.1 billion in direct property. The Sponsor was launched in December 2015 and had approximately €1.8 billion in gross asset value as of December 31, 2018.

The principal executive offices of Parent are located at 121 rue de la Faiencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg, and its telephone number at that address is +(352) 266-3651.

Nighthawk Merger Sub LLC

Nighthawk Merger Sub LLC, which we refer to as Merger Sub, is a Maryland limited liability company. Merger Sub was formed solely for purposes of facilitating the mergers and the other transactions contemplated by the merger agreement. Merger Sub has not carried on any activities or operations to date, except for activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, NRE will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity. We use the term Surviving Entity in this proxy statement to refer to Merger Sub following the effective time of the merger.

The principal executive offices of Merger Sub are located at 121 rue de la Faiencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg, and its telephone number at that address is +(352) 266-3651.

Information About The Special Meeting (Page 27)

Date, Time, Place and Purpose of the Special Meeting (Page 27)

The special meeting will be held on September 25, 2019, at 9:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, NY 10022.

At the special meeting, holders of NRE common stock will be asked to consider and vote on a proposal to approve the merger and the other transactions contemplated by the merger agreement, which we refer to as the merger proposal.

Record Date; Stockholders Entitled to Vote (Page 28); Quorum (Page 28)

NRE has fixed the close of business on August 12, 2019 as the record date for the special meeting, and only holders of record of NRE common stock on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. You will be entitled to one vote on the merger proposal for each share of NRE common stock that you owned at the close of business on the record date. As of the close of business on the record date, there were 50,289,245 shares of NRE common stock outstanding and entitled to vote, held by 3,046 holders of record. The presence in person or by proxy at the special meeting of holders of NRE common stock entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. All shares of NRE common stock, represented in person or by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes (Page 29)

Approval of the merger proposal requires the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, which we refer to as the NRE stockholder approval. For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes, if any, will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. A failure to authorize a proxy or to vote in person at the special meeting, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the merger proposal. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

How to Vote Your Shares (Page 29)

Stockholders of record may vote their shares: (i) through the Internet by logging onto www.voteproxy.com and following the on-screen instructions; (ii) by telephone using 1-800-PROXIES in the United States or +1 (718) 921-8500 in foreign countries; (iii) by completing, signing, dating and returning the enclosed proxy card by mail; or (iv) by attending the special meeting and casting your vote in person, provided that you bring government-issued picture identification. Proxies authorized by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 24, 2019. If you choose to authorize a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with NRE’s General Counsel and Secretary by the time the special meeting begins. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. If you fail to authorize a proxy or to vote in person at the special meeting, your shares of NRE common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” the merger proposal.

Revocation of Proxies (Page 30)

Any stockholder of record has the right to revoke a proxy, whether authorized over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to NRE’s General Counsel and Secretary, which must be filed with the General Counsel and Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. If you hold shares in street name, you should contact your bank, broker or other nominee for instructions on how to change your vote.

The Mergers (Page 31)

The merger agreement provides that if the merger proposal is approved by NRE stockholders and the other closing conditions under the merger agreement have been satisfied or waived, NRE will merge with and into Merger Sub, with Merger Sub as the Surviving Entity. Immediately prior to and in connection with the merger, Partnership Merger Sub will merge with and into the Partnership, with the Partnership as the Surviving Partnership.

Following the consummation of the mergers, NRE will no longer exist as a legal entity. The Surviving Entity will not be a publicly-traded company and will become a wholly-owned subsidiary of Parent. If the mergers are completed, you will not own any shares of the capital stock of the Surviving Entity.

Merger Consideration (Page 31)

In connection with the merger, each issued and outstanding share of NRE common stock (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent immediately prior to the merger and shares owned by any direct or indirect wholly-owned subsidiary of NRE, and in each case, not held on behalf of third parties, which we refer to as cancelled shares) will be converted automatically into the right to receive cash in U.S. dollars equal to the sum of $1.68 plus the U.S. dollar equivalent of €9.26 plus the U.S. dollar equivalent of £3.82, which we refer to as the per share consideration, without interest. As described more fully below and in the merger agreement, the non-U.S. dollar denominated portion of the per share consideration will be converted into U.S. dollars at the closing of the merger, which we refer to as the closing, and NRE stockholders will receive only U.S. dollars in connection with the merger.

In connection with the execution of the merger agreement, NRE entered into six-month forward foreign exchange contracts to hedge against changes in the U.S. dollar-Euro and U.S. dollar-pound sterling exchange rates in respect of the merger consideration. Assuming the closing date occurs prior to the end of the settlement period under the forward contracts on January 6, 2020, the forward contracts will be settled and the portion of the merger consideration denominated in Euros and pounds sterling will be converted into U.S. dollars upon the closing, with the actual U.S. dollar per share consideration payable to NRE stockholders reflecting the final exchange rates in effect on that date (which may be at rates greater or lesser than the currently estimated exchange rates, depending on the closing date). Assuming a closing on September 30, 2019, the third business day after the date of the special meeting, NRE estimates that the per share consideration in U.S. dollars would be equal to approximately $17.03 per share. Any settlement of the forward contracts prior to the end of their stated

duration, that is, prior to January 6, 2020, may reduce the U.S. dollars per share received by NRE stockholders due to a shorter duration of the hedge. The settlement amount would be determined by the movement in the forward points from the closing date to January 6, 2020. There may also be an adjustment to discount the hedge settlement amount to its present value as of the date of the closing date if the closing occurs before January 6, 2020. The settlement of the forward contracts is not contingent upon the consummation of the mergers. Therefore, even if the mergers are not completed, the hedges pursuant to the forward contracts will remain in place and NRE will be required to settle the forward contracts at maturity of the hedges, which may result in a loss or a gain to NRE.

Recommendation of the SRC and the NRE Board (Page 54)

The SRC has unanimously adopted resolutions recommending, among other things, that the NRE board: (i) declare advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) approve and authorize the execution, delivery and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time, between the Partnership and DB AG London, and (iii) direct that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

The NRE board, following the unanimous recommendation of the SRC, has unanimously (i) declared advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) approved and authorized the execution, delivery, and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time, between the Partnership and DB AG London, and (iii) directed that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

Accordingly, the NRE board, following the unanimous recommendation of the SRC, unanimously recommends that you vote “FOR” the merger proposal.

Opinion of the Financial Advisor to the SRC

At a meeting of the SRC on July 3, 2019, Goldman Sachs & Co. LLC, which we refer to as Goldman Sachs, delivered its oral opinion, subsequently confirmed in writing, to the SRC that, as of July 3, 2019 and based upon and subject to the factors and assumptions set forth therein, the amount per share equal to the sum of $1.68 plus €9.26 plus £3.82, which we refer to as the unconverted per share consideration, to be paid to holders (other than Parent and its affiliates) of NRE common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 3, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the SRC in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of NRE common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the SRC and Goldman Sachs, NRE has agreed to pay Goldman Sachs a transaction fee of $14 million, the principal portion of which is contingent upon consummation of the mergers.

Financing of the Mergers (Page 64)

The Sponsor has provided to Parent a letter, dated July 3, 2019, which we refer to as the equity commitment letter, pursuant to which the Sponsor has agreed to purchase, or cause the purchase of, equity and/or debt securities of Parent for a maximum amount equal to the sum of approximately €384.2 million plus approximately £168.6 million to fund the amounts payable by Parent pursuant to the merger agreement. The balance of the funds required to finance the amounts payable by Parent pursuant to the merger agreement will be obtained from available cash of NRE and its subsidiaries.

Interests of NRE’s Directors and Executive Officers in the Mergers (Page 66)

The interests that NRE’s directors and executive officers may have in the mergers that are different from, or in addition to, those of NRE stockholders generally include (i) accelerated vesting of all outstanding, unvested restricted shares of NRE common stock and restricted stock units of NRE, which we refer to as RSUs, (ii) payment of pro rata annual bonuses to NRE’s executive officers, (iii) entitlement for each of NRE’s executive officers to receive severance payments and benefits from the subsidiary of Colony that serves as the external manager of NRE, which we refer to as the external manager of NRE, or one of its affiliates, in the event of a qualifying termination of employment pursuant to previously negotiated agreements, (iv) accelerated vesting of all outstanding, unvested equity awards of Colony and Colony Credit Real Estate, Inc., a company that is externally managed by Colony, which we refer to as Colony Credit Real Estate, that were previously granted to NRE’s executive officers, with performance deemed achieved at target, and (v) entitlement to continued D&O insurance coverage pursuant to a tail policy. In addition, certain of NRE’s directors and all of NRE’s executive officers have relationships with the external manager of NRE, which has a number of interests in the mergers that are different from, or in addition to, those of NRE stockholders generally.

Material U.S. Federal Income Tax Consequences of the Mergers (Page 69)

The receipt of cash in exchange for NRE common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, U.S. stockholders will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in its NRE common stock. Generally, non-U.S. stockholders are not expected to be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the merger. See the section entitled “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers—Consequences of the Merger to Non-U.S. Stockholders of NRE Common Stock” beginning on page 72 of this proxy statement.

The tax consequences to you of the merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the merger. For more information regarding the U.S. federal income tax consequences of the merger, please see the section entitled “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 69 of this proxy statement.

Regulatory Approvals (Page 73)

The completion of the mergers is subject to the receipt of the merger control clearance from the German Federal Cartel Office, which we refer to as the German FCO, required as a result of acquisition of NRE by Parent. Parent and NRE received such clearance on August 6, 2019.

The Merger Agreement (Page 74)

Treatment of NRE Common Stock and Equity Awards (Page 75)

•

NRE Common Stock. At the effective time of the merger, each share of NRE common stock issued and outstanding immediately prior to such time (other than cancelled shares) will be converted automatically into the right to receive cash in an amount equal to the per share consideration, without interest. At the effective time of the merger, the shares of NRE common stock that have been converted into the right to receive the per share consideration shall no longer be outstanding and will be cancelled automatically and will cease to exist. At the effective time of the merger, cancelled shares will be cancelled without payment of any consideration for such shares, will cease to be outstanding and will cease to exist.

•

Restricted Shares of NRE Common Stock. At the effective time of the merger, any vesting conditions applicable to each outstanding restricted share of NRE common stock granted under NRE’s equity incentive plan will, automatically and without any action required on the part of the holder thereof, accelerate in full and each restricted share of NRE common stock will be converted into the right to receive cash in an amount equal to the per share consideration, without interest and less any applicable withholding taxes.

•

Performance-Based Restricted Stock Units. Immediately prior to the effective time of the merger, any vesting conditions applicable to each outstanding RSU granted under NRE’s equity incentive plan will be treated in accordance with the terms set forth in the applicable award agreement, provided that the compensation committee of the NRE board may, in its sole discretion, cause these awards to be earned and vested at levels reflecting achievement of the applicable performance-based vesting conditions at the maximum level. At the effective time of the merger, all earned and vested RSUs will automatically and without any action required on the part of the holder thereof, be cancelled, and Parent will cause the Surviving Entity to pay each former holder of such cancelled RSUs cash in an amount equal to the per share consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement), without interest and less any applicable withholding taxes. Any RSU that does not become earned and vested will terminate without consideration immediately prior to the effective time of the merger.

Treatment of Interests in the Partnership (Page 76)

•

Limited Partnership Interests. At the effective time of the partnership merger, each common unit (other than common units of the Partnership held by NRE or its subsidiaries immediately prior to the effective time of the partnership merger) and each LTIP unit issued and outstanding immediately prior to the effective time of the partnership merger will be converted automatically into the right to receive cash in an amount equal to the per share consideration, without interest. Each common unit of the Partnership held by NRE immediately prior to the effective time of the partnership merger will be unaffected by the partnership merger and will remain outstanding as common units of the Surviving Partnership held by the Surviving Entity. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger.

•	General Partnership Interests. The general partnership interest in the Partnership held by NRE immediately prior to the effective time of the partnership merger will be unaffected by the partnership merger and will remain outstanding as a general partnership interest in the Surviving Partnership held by the Surviving Entity. Immediately following the effective time of the merger, by virtue of the merger, Merger Sub will be the general partner and sole limited partner of the Surviving Partnership.

Non-Solicitation of Acquisition Proposals (Page 85)

From the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, NRE is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third-party in relation to an alternative transaction (subject to certain exceptions prior to the time the NRE stockholder approval is obtained as described in the section entitled “The Merger Agreement––Conduct of NRE’s Business Pending the Mergers––Non-Solicitation of Acquisition Proposals” beginning on page 85 of this proxy statement). Specifically, NRE and its subsidiaries and their respective officers and directors may not, and NRE must use its reasonable best efforts to cause its and its subsidiaries’ agents, advisors and affiliates, not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled “The Merger Agreement—Conduct of NRE’s Business Pending the Mergers––Non-Solicitation of Acquisition Proposals” beginning on page 85 of this proxy statement);

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•	provide any non-public information relating to NRE or its subsidiaries to any person relating to an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•

enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or contract with respect to an acquisition proposal or requiring NRE to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

•

terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which NRE is a party, except to the extent necessary to allow the counterparty thereof to make a private acquisition proposal to the NRE board;

•	provide any further information with respect to NRE or any acquisition proposal to any persons or their representatives;

•	approve or recommend an acquisition proposal or enter into any alternative acquisition agreement; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding the foregoing restrictions, prior to the time the NRE stockholder approval is obtained, NRE may, after providing notice to Parent:

•

provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal that did not result from a solicitation made in breach of the merger agreement if, prior to providing any non-public information regarding NRE, NRE receives from such person an executed confidentiality agreement, and as promptly as practicable (and, in any event, within 24 hours)

discloses (and if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; or

•	engage or participate in any discussions or negotiations with any person who has made such bona fide written acquisition proposal;

in each case, if and only to the extent that, prior to taking such action, the SRC:

•

determines in good faith based on information then available and after consultation with its financial advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal (as defined in the section entitled “The Merger Agreement––Conduct of NRE’s Business Pending the Mergers––Non-Solicitation of Acquisition Proposals” beginning on page 85 of this proxy statement); and

•	determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with each director’s duties under applicable law.

Promptly (and, in any event, within 24 hours) after providing any non-public information to such person, NRE will make any such non-public information available to Parent to the extent not previously provided to Parent.

No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events (Page 87)

In the merger agreement, the SRC and the NRE board agreed to recommend that NRE stockholders vote in favor of the approval of the merger. Subject to certain exceptions, the NRE board or any committee of the NRE board (including the SRC) may not:

•

make a change of recommendation (as defined in the section entitled “The Merger Agreement––No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 87 of this proxy statement); or

•

approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend) or cause or permit NRE or any of its subsidiaries to enter into any alternative acquisition agreement or otherwise resolve to do so.

Prior to the time that the NRE stockholder approval is obtained and so long as NRE is not in material breach of the non-solicitation obligations under the merger agreement, the NRE board or the SRC, as applicable, may make a change of recommendation in response to a superior proposal that was not withdrawn at the time of the change of recommendation or terminate, and cause or permit NRE to terminate, the merger agreement for the purpose of entering into an alternative acquisition agreement with respect to such superior proposal (subject to paying the required company termination fee to Parent with respect to such termination, as described in the sections entitled “The Merger Agreement––Termination Payments” and “The Merger Agreement––Expenses” beginning on pages 95 and 96 of this proxy statement, respectively), in each case, if the SRC determines in good faith, after consultation with its financial advisors that such acquisition proposal constitutes a superior proposal, and determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with each director’s duties under applicable law. However, NRE, the NRE board and the SRC may not take any such actions unless:

•

NRE provides prior written notice to Parent, at least four business days in advance, that the SRC and/or the NRE board intends to make a change of recommendation and/or authorize NRE to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, specifying in such notice the terms and conditions of the applicable superior proposal (including the identity of the party making such superior proposal), and attaching the most current drafts of all definitive transaction agreements relating to such superior proposal;

•

during the four-business-day period following Parent’s receipt of such notice, NRE negotiates with Parent in good faith (to the extent desired by Parent) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal (and any subsequent amendment to any material term of the applicable superior proposal triggers an additional notice requirement and two-day period for negotiation with Parent); and

•

Parent has not, during this negotiation period, proposed in writing to modify the terms and conditions of the merger agreement in a manner that the SRC and the NRE board have in good faith determined (after consultation with its outside legal counsel and financial advisors) would result in the acquisition proposal ceasing to constitute a superior proposal.

Prior to the time that the NRE stockholder approval is obtained, the SRC or the NRE board may make a change of recommendation solely in response to an intervening event (as defined in the section entitled “The Merger Agreement––No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 87 of this proxy statement) if the SRC determines in good faith, after consultation with its outside legal counsel, that the failure to make a change of recommendation in response to such intervening event would be inconsistent with each director’s duties under applicable law. However, the SRC and the NRE board may not take any such action unless:

•

NRE provides prior written notice to Parent, at least four business days in advance, that the SRC and/or the NRE board intends to make a change of recommendation, specifying in detail the SRC’s and/or NRE board’s reason for proposing to make such change of recommendation (including a description of such intervening event in reasonable detail);

•

during the four-business-day period following receipt by Parent of such notice, NRE negotiates with Parent in good faith (to the extent desired by Parent) to make such adjustments to the terms and conditions of the merger agreement in such a manner that would obviate the need for the SRC and the NRE board to make such change of recommendation; and

•

Parent has not, during this negotiation period, proposed in writing to modify the terms and conditions of the merger agreement in a manner that the SRC and the NRE board have in good faith determined (after consultation with its outside legal counsel) would obviate the need for the SRC and the NRE board to make such change of recommendation.

Conditions to the Mergers (Page 92)

Each party’s obligation to consummate the mergers is subject to the fulfillment or written (to the extent permitted by law) waiver of the following conditions:

•	the NRE stockholder approval has been obtained;

•	all regulatory approvals have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated;

•

no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order binding on NRE, Parent or Merger Sub, which is in effect and enjoins or prohibits the consummation of the mergers; and

•

each of the representations and warranties of the other party continue to be true and correct as of the closing date (or such other date specified in the merger agreement), subject to certain materiality qualifications, and that each of the covenants and other agreements required of the other party pursuant to the merger agreement to be complied with and performed on or prior to the closing date have been complied with and performed in all material respects by the appropriate party.

On August 6, 2019, Parent and NRE received the merger control clearance of the mergers from the German FCO. Refer to the section entitled “The Mergers—Regulatory Approvals” beginning on page 73 of this proxy statement.

The obligation of Parent and Merger Sub to consummate the mergers is also subject to the fulfillment, or written (to the extent permitted by law) waiver by Parent and Merger Sub, at or before the closing of each of the following conditions:

•	since the date of the merger agreement, a material adverse effect with respect to NRE has not occurred;

•

Parent having received an executed written opinion from Vinson & Elkins L.L.P., which we refer to as V&E (or other counsel to NRE reasonably acceptable to Parent), dated as of the closing date and substantially in the form attached to the merger agreement, to the effect that, commencing with NRE’s initial taxable year ended December 31, 2015, NRE has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and its actual method of operation has enabled NRE to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code; and

•

Parent having received an executed written opinion from V&E (or other counsel to NRE reasonably acceptable to Parent), dated as of the closing date, and substantially in the form attached to the merger agreement, concluding that (i) the property sales by NRE through the end of 2017 (including an analysis as to whether any direct or indirect property disposition by NRE subsequent to 2017 (including, but not limited to, any property deemed sold as part of the mergers)) should not cause any property sold by NRE in 2015-2017 to be property that is held primarily for sale to customers in the ordinary course of business for purposes of the tax on prohibited transactions provided for in Section 857(b)(6)(A) of the Code, and (ii) NRE is within the “safe harbor” provided for in Section 857(b)(6)(C) of the Code with respect to taxable years 2018 and 2019, after giving effect to the mergers.

Termination (Page 93)

The merger agreement may be terminated at any time prior to the effective time of the partnership merger under the following circumstances:

•	by mutual written consent of Parent and NRE;

•

by either Parent or NRE upon prior written notice to the other party, whether before or after the NRE stockholder approval has been obtained, if (i) the effective time of the merger has not occurred by the close of business on December 15, 2019 (which, subject to the terms and conditions of the merger agreement, may be extended by NRE or Parent to March 1, 2020), (ii) the NRE stockholder approval is not obtained at the special meeting or at any adjournment or postponement at which a vote on the approval of the merger was taken, or (iii) there has been a final, non-appealable denial of any requisite regulatory approval or a final, non-appealable governmental order has been entered permanently enjoining or prohibiting the consummation of the mergers, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to have such order lifted;

•

by NRE, upon prior written notice to Parent, whether before or after the NRE stockholder approval has been obtained (except as otherwise expressly noted), if (i) Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement (such that certain conditions to the merger agreement would not be satisfied) and such breach or condition is not curable or, if curable, is not cured within the earlier of 45 days after written notice thereof is given by NRE to Parent and December 15, 2019 (or, if applicable, March 1, 2020) (provided that NRE will not have the right to terminate the merger agreement if NRE is then in breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement, such that Parent would be entitled to terminate the merger agreement), (ii) at any time before the NRE stockholder approval is obtained, the NRE board, upon the SRC’s recommendation, makes a change of recommendation with respect to a superior proposal and the NRE board approves and enters into a definitive agreement to implement such a superior proposal concurrently with the termination of the merger agreement; provided that NRE is not in material breach of the non-solicitation obligations described in the section entitled “The Merger Agreement—Conduct of NRE’s Business Pending the Mergers—Non-Solicitation of Acquisition Proposals” beginning on page 85 of this proxy statement, and NRE pays the company termination fee (as described in the section entitled “The Merger Agreement—Termination Payments” beginning on page 95 of this proxy statement), or (iii) all of the applicable conditions have been satisfied or waived by Parent, (1) NRE has irrevocably confirmed in writing to Parent that (A) all of the conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or Parent has irrevocably waived in writing any such unsatisfied conditions, and (B) NRE, the Partnership and Partnership Merger Sub are ready, willing, and able to consummate the mergers, and (2) Parent and Merger Sub fail to consummate the mergers within three business days after the delivery by NRE to Parent of such notices; or

•

by Parent, upon prior written notice to NRE, whether before or after the NRE stockholder approval has been obtained (except as otherwise expressly noted), if (i) NRE has breached any representation, warranty, covenant or agreement made by NRE in the merger agreement, or any such representation or warranty has become untrue after the date of the merger agreement (such that certain conditions to the merger agreement would not be satisfied) and such breach or condition is not curable or, if curable, not cured within the earlier of 45 days after written notice is given by Parent to NRE and December 15, 2019 (or, if applicable, March 1, 2020) (provided that Parent will not have the right to terminate the merger agreement if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement, such that NRE would be entitled to terminate the merger agreement), or (ii) the NRE board, upon the SRC’s recommendation, makes a change of recommendation or NRE or any of its subsidiaries enters into any alternative acquisition agreement.

Company Termination Fee Payable by NRE (Page 95)

NRE will be required to pay Parent a termination payment of $31 million, which we refer to as the company termination fee, if:

•

Parent terminates the merger agreement based on the NRE board, upon the SRC’s recommendation, making a change of recommendation or NRE or any of its subsidiaries entering into an alternative acquisition agreement or superior proposal;

•

NRE terminates the merger agreement based on the NRE board, upon the SRC’s recommendation, making a change of recommendation or NRE or any of its subsidiaries entering into a definitive agreement with a party offering a superior proposal; or

•

if (i) either Parent or NRE terminates the merger agreement because the effective time of the merger has not occurred by the close of business on December 15, 2019 (or, if applicable, March 1, 2020) or the NRE stockholder approval has not been obtained, or Parent terminates the merger agreement because of a breach by NRE of the representations, warranties, covenants or agreements made by NRE in the merger agreement, (ii) an acquisition proposal has been received by NRE or its representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make an acquisition proposal, and, in the case of a termination because the NRE stockholder approval has not been obtained, such acquisition proposal or publicly proposed or announced intention shall have been made prior to the special meeting or the termination of the merger agreement, as applicable, and (iii) within 12 months following termination of the merger agreement, NRE enters into a definitive written agreement relating to an acquisition proposal or consummates an acquisition proposal.

Parent Termination Fee Payable by Parent (Page 95)

Parent will be required to pay NRE a termination payment of $53 million, which we refer to as the parent termination fee, if NRE terminates the merger agreement pursuant to the provisions described in the first bullet or third bullet in the section entitled “The Merger Agreement—Termination—Termination by NRE” beginning on page 94 of this proxy statement.

Market Price of NRE Common Stock (Page 98)

The closing price of NRE common stock on the NYSE on July 2, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $16.37 per share of NRE common stock. The closing price of NRE common stock on the NYSE on November 6, 2018, the last trading day before NRE announced its strategic review process, was $14.63 per share of NRE common stock. On August 13, 2019 the most recent practicable date before this proxy statement was mailed to NRE stockholders, the closing price of NRE common stock on the NYSE was $17.05 per share of NRE common stock. You are encouraged to obtain current market quotations for NRE common stock in connection with voting your shares of NRE common stock.

Appraisal Rights (Page 101)

Pursuant to NRE’s charter and as permitted under Maryland law, no dissenters’ or appraisal rights are available to stockholders in connection with the merger or the other transactions contemplated by the merger agreement.

Delisting and Deregistration of NRE Common Stock (Page 102)

If the mergers are completed, NRE will cease to exist as a separate legal entity. NRE common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and NRE will no longer file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following are some questions that you may have regarding the merger proposal being considered at the special meeting and brief answers to those questions. You should read carefully this entire proxy statement, including the annexes and the other documents to which this proxy statement refers or which it incorporates by reference before voting because the information in this section does not provide all the information that may be important to you.

Q.	What is the proposed merger and what effects will it have on NRE?

A.

The proposed merger is the acquisition of NRE by Parent pursuant to the merger agreement. If the merger proposal is approved by NRE stockholders and the other closing conditions specified in the merger agreement have been satisfied or waived, NRE will merge with and into Merger Sub, with Merger Sub being the Surviving Entity. Immediately prior to and in connection with the merger, Partnership Merger Sub will merge with and into the Partnership, with the Partnership being the Surviving Partnership. As a result of the merger, the Surviving Entity will be a wholly-owned subsidiary of Parent and will no longer be a publicly-held corporation, and you, as a holder of NRE common stock, will no longer have any interest in NRE’s or the Surviving Entity’s future earnings or growth. In addition, following the merger, NRE common stock will be delisted from the NYSE and deregistered under the Exchange Act, and NRE will no longer file periodic reports with the SEC.

Q.	What will I, as a holder of NRE common stock, receive if the merger is completed?

A.

Upon completion of the merger, you will be entitled to receive the merger consideration provided for in the merger agreement (a copy of which is attached as Annex A to this proxy statement) which will be an amount per share of NRE common stock held by you in U.S. dollars comprised of U.S. dollars, Euros and pounds sterling. Based on hedging transactions undertaken by NRE, NRE currently expects stockholders will receive $17.03 per share of NRE common stock in cash following completion of the merger.

Q.	How does the per share consideration compare to the market price of NRE common stock prior to announcement of the mergers?

A.

The per share consideration represents a premium of approximately 3.9% to the 30-trading-day volume weighted average trading price of shares of NRE common stock as of July 2, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 16.4% to the 30-trading-day volume weighted average trading price of shares of NRE common stock as of November 6, 2018, the last trading day before NRE announced its strategic review process.

Q.	How does the NRE board recommend that I vote?

A.	The NRE board, following the unanimous recommendation of the SRC, unanimously recommends that you vote “FOR” the merger proposal.

Q.	When are the mergers expected to be completed?

A.

The parties to the merger agreement are working to complete the mergers as soon as possible. Assuming timely receipt of any required approvals and satisfaction of other closing conditions, including the NRE stockholder approval, NRE currently anticipates that the mergers will be completed at the end of September 2019 or as soon as reasonably practicable thereafter.

Q.	What happens if the mergers are not completed?

A.

If the merger is not approved by NRE stockholders or if the mergers are not completed for any other reason, NRE stockholders will not receive any payment for their shares of NRE common stock in connection with the proposed merger. Instead, NRE will remain an independent public company and NRE common stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, NRE may be required to pay to Parent the company termination fee. In certain other circumstances, Parent will be required to pay NRE the parent termination fee upon termination of the merger agreement. See the section entitled “The Merger Agreement—Termination Payments” beginning on page 95 of this proxy statement. In addition, the settlement of the forward contracts is not contingent upon the consummation of the mergers. Therefore, even if the mergers are not completed, the hedges pursuant to the forward contracts will remain in place and NRE will be required to settle the forward contracts at maturity of the hedges, which may result in a loss or a gain to NRE. See the section entitled “The Mergers—Merger Consideration” beginning on page 31 of this proxy statement.

Q.	What conditions must be satisfied to complete the mergers?

A.

NRE and Parent are not required to complete the mergers unless a number of conditions are satisfied or waived. These conditions include, among others, obtaining the NRE stockholder approval and the absence of a material adverse effect on NRE’s business.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Mergers” beginning on page 92 of this proxy statement.

Q.	Is Parent’s obligation to complete the mergers subject to Parent obtaining any financing?

A.	Parent’s obligation to complete the mergers is not subject to Parent obtaining financing. See the section entitled “The Mergers—Financing of the Mergers” beginning on page 64 of this proxy statement.

Q.	How will Parent fund the payment of the merger consideration?

A.

The Sponsor has provided to Parent the equity commitment letter, pursuant to which the Sponsor has agreed to purchase, or cause the purchase of, equity and/or debt securities of Parent for a maximum amount equal to the sum of approximately €384.2 million plus approximately £168.6 million to fund the amounts payable by Parent pursuant to the merger agreement. The balance of the funds required to finance the amounts payable by Parent pursuant to the merger agreement will be obtained from available cash of NRE and its subsidiaries.

See the section entitled “The Mergers—Financing of the Mergers” beginning on page 64 of this proxy statement.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The receipt of cash in exchange for NRE common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, U.S. stockholders will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in its NRE common stock. Generally, non-U.S. stockholders are not expected to be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the merger. See the section entitled “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers—Consequences of the Merger to Non-U.S. Stockholders of NRE Common Stock” beginning on page 72 of this proxy statement.

The tax consequences to you of the merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the merger. For more information regarding the U.S. federal income tax consequences of the merger, please see the section entitled “The Mergers—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 69 of this proxy statement.

Q.	What will holders of NRE equity awards receive in the mergers?

A.

At the effective time of the merger, any vesting conditions applicable to each outstanding restricted share of NRE common stock granted under NRE’s equity incentive plan will, automatically and without any action required on the part of the holder thereof, accelerate in full and each restricted share of NRE common stock will be converted into the right to receive cash in an amount equal to the per share consideration, without interest and less any applicable withholding taxes.

Immediately prior to the effective time of the merger, any vesting conditions applicable to each outstanding RSU granted under NRE’s equity incentive plan will be treated in accordance with the terms set forth in the applicable award agreement; provided that the compensation committee of the NRE board may, in its sole discretion, cause these awards to be earned and vested at levels reflecting achievement of the applicable performance-based vesting conditions at the maximum level. At the effective time of the merger, all earned and vested RSUs will automatically and without any action required on the part of the holder thereof, be cancelled, and Parent will cause the Surviving Entity to pay each former holder of such cancelled RSUs cash in an amount equal to the per share consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement), without interest and less any applicable withholding taxes. Any RSU that does not become earned and vested will terminate without consideration immediately prior to the effective time of the merger.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of NRE common stock as of the close of business on the record date for the special meeting. This proxy statement describes the matter on which we urge you to vote and is intended to assist you in deciding how to vote your shares of NRE common stock with respect to such matter.

Q.	When and where is the special meeting?

A.	The special meeting will be held on September 25, 2019, at 9:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, NY 10022.

See the section entitled “Information About the Special Meeting—Date, Time and Place of the Special Meeting” beginning on page 27 of this proxy statement.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on the merger proposal. Pursuant to Maryland law and NRE’s bylaws, no other matters may be brought before the special meeting.

See the section entitled “Information About the Special Meeting—Purpose of the Special Meeting” beginning on page 27 of this proxy statement.

Q.	What vote is required for NRE stockholders to approve the merger proposal?

A.

Approval of the merger proposal requires the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Because the vote required to approve the merger proposal is based upon the total number of the issued and outstanding shares of NRE common stock, a failure to authorize a proxy or vote in person at the special meeting, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the merger proposal. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes” beginning on page 29 of this proxy statement.

Q.	Where can I find the voting results of the special meeting?

A.

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, NRE intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q.	Will NRE be required to submit the merger proposal to its stockholders even if the NRE board has effected a change of recommendation that NRE stockholders approve the merger?

A.

Yes. Unless the merger agreement is terminated, the NRE board is required to submit the merger proposal to its stockholders regardless of whether the SRC or the NRE board determines at any time prior to the stockholder vote that the merger is no longer advisable, recommends that NRE stockholders reject the merger proposal or otherwise takes any action constituting a “change of recommendation” by the SRC or the NRE board under the merger agreement.

For more information regarding the ability of NRE to terminate the merger agreement, and the SRC and/or the NRE board’s ability to make a change of recommendation with respect to the merger proposal, see the sections entitled “The Merger Agreement––Termination” beginning on page 93 of this proxy statement and “The Merger Agreement—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events” beginning on page 87 of this proxy statement, respectively.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares of NRE common stock are registered directly in your name with NRE’s transfer agent, American Stock Transfer & Trust Company, LLC, which we refer to as AST, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote your shares by granting your voting rights directly to NRE or to a third party or by voting in person at the special meeting.

If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares of NRE common stock held in “street name”, and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee should send you, as the beneficial owner of shares of NRE common stock, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the special meeting. Obtaining a legal proxy may take several days.

See the section entitled “Information About the Special Meeting—Stockholders of Record and Beneficial Owners” beginning on page 28 of this proxy statement.

Q.	If my shares of NRE common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares of NRE common stock for me?

A.

Your bank, broker or other nominee will only be permitted to vote your shares of NRE common stock if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares of NRE common stock. Banks, brokers or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving “non-routine” matters, such as the merger proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of NRE common stock, banks, brokers or other nominees are not empowered to vote those shares of NRE common stock on such “non-routine” matters. If you do not instruct your bank, broker or other nominee to vote your shares of NRE common stock, your shares of NRE common stock will be treated as unvoted shares and will have the effect of a vote “AGAINST” the merger proposal.

See the section entitled “Information About the Special Meeting—Stockholders of Record and Beneficial Owners” beginning on page 28 of this proxy statement.

Q.	Who can vote at the special meeting?

A.	All of the holders of record of NRE common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

See the section entitled “Information About the Special Meeting—Record Date; Stockholders Entitled to Vote” beginning on page 28 of this proxy statement.

Q.	How many votes do I have?

A.

You will be entitled to one vote on the merger proposal for each share of NRE common stock that you owned at the close of business on the record date. As of close of business on the record date, there were 50,289,245 shares of NRE common stock outstanding and entitled to vote.

See the section entitled “Information About the Special Meeting—Record Date; Stockholders Entitled to Vote” beginning on page 28 of this proxy statement.

Q.	What is a quorum?

A.

Under NRE’s bylaws, the presence in person or by proxy at the special meeting of holders of NRE common stock entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. All shares of NRE common stock, represented in person or by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting. Because the only matter being considered at the special meeting is the merger proposal, which is considered a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

See the section entitled “Information About the Special Meeting—Quorum” beginning on page 28 of this proxy statement.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may vote your shares of NRE common stock in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•	through the Internet by logging onto www.voteproxy.com and following the on-screen instructions;

•	by telephone using 1-800-PROXIES in the United States or +1 (718) 921-8500 in foreign countries; or

•	by completing, signing, dating and returning the enclosed proxy card by mail; or

•	in person—you may attend the special meeting and cast your vote in person, provided that you bring government-issued picture identification.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. Proxies authorized by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 24, 2019. If you choose to authorize a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with NRE’s General Counsel and Secretary by the time the special meeting begins.

Beneficial Owner. If you are a beneficial owner of shares of NRE common stock, you should receive instructions from your bank, broker or other nominee that you must follow in order to have your shares of NRE common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker or other nominee at the special meeting.

For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—How to Vote Your Shares” beginning on page 29 of this proxy statement.

Q.	How can I change or revoke my vote?

A.

If you are a stockholder of record, you may revoke any prior proxy or voting instructions, regardless of how your proxy was authorized or voting instructions were originally submitted, prior to the special meeting, by:

•	voting again at a later date through any of the methods available to you;

•	giving written notice of revocation to NRE’s General Counsel and Secretary, which must be filed with the General Counsel and Secretary by the time the special meeting begins; or

•	attending the special meeting in person and voting your shares.

If you are a beneficial owner of shares of NRE common stock, you should contact your bank, broker or other nominee for instructions on how to change your vote.

For additional information regarding how to vote your shares, see the section entitled “Information About the Special Meeting—Revocation of Proxies” beginning on page 30 of this proxy statement.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of NRE common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of NRE common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of NRE common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of NRE common stock in the way that you indicate.

If you are a stockholder of record and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted “FOR” the merger proposal. Pursuant to Maryland law and NRE’s bylaws, no other matters may be brought before the special meeting.

See the section entitled “Information About the Special Meeting—How to Vote Your Shares” beginning on page 29 of this proxy statement.

Q.	How are votes counted?

A.

For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes, if any, will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. A failure to authorize a proxy or to vote in person at the special meeting, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the merger proposal. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

See the section entitled “Information About the Special Meeting—Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes” beginning on page 29 of this proxy statement.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the special meeting.

Q.	What happens if I sell my shares of NRE common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the mergers. If you transfer your shares of NRE common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies NRE in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share consideration if the merger is consummated to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of NRE common stock after the special meeting but before the effective time of the merger?

A.

If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share consideration if the merger is consummated to the person to whom you transferred your shares. In order to receive the per share consideration, you must hold your shares of NRE common stock through completion of the merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

NRE has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. NRE has agreed to pay D.F. King & Co., Inc. approximately $12,500, plus out of pocket expenses, for its services to solicit proxies. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of NRE common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Directors and officers of NRE may also solicit proxies on behalf of NRE in person or by telephone, facsimile or other means, for which they will not receive any additional compensation.

See the section entitled “Information About the Special Meeting—Solicitation of Proxies; Payment of Solicitation Expenses” beginning on page 30 of this proxy statement.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you are a stockholder of record, you may have your shares of NRE common stock voted at the special meeting in one of four ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card; (ii) by telephone using 1-800-PROXIES in the United States or +1 (718) 921-8500 in foreign countries; (iii) by completing, signing, dating and returning the enclosed proxy card by mail in the accompanying prepaid reply envelope; or (iv) by attending the special meeting in person. Proxies authorized by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 24, 2019. If you choose to authorize a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with NRE’s General Counsel and Secretary by the time the special meeting begins. If you decide to attend the special meeting and vote in person, your vote by ballot in person will revoke any vote by proxy previously authorized. If you are a beneficial owner of shares of NRE common stock, please refer to the instructions provided by your bank, broker or other nominee to see which of the above choices are available to you.

Q.	How will I receive the per share consideration to which I am entitled?

A.

If the mergers are completed, promptly after the effective time of the merger (and in any event within five business days thereafter), the paying agent will mail or provide to each holder of record of shares of NRE common stock (other than holders of cancelled shares) certain transmittal materials and instructions for use in effecting the delivery of certificate(s) or surrender of shares of NRE common stock to the paying agent. If you are a beneficial owner of shares of NRE common stock, you should contact your bank, broker or other nominee for instructions as to how to effect the surrender of your “street name” shares of NRE common stock in exchange for the per share consideration. Upon proper completion of the transmittal materials and their delivery to the paying agent, the paying agent will effect payment of the per share consideration for each share reflected in the transmittal materials by the method selected by you in the transmittal materials (either electronic funds transfer or check).

See the section entitled “The Mergers—Payment of Merger Consideration and Surrender of Shares” beginning on page 65 of this proxy statement.

Q.	Am I entitled to exercise appraisal rights under the Maryland General Corporation Law instead of receiving the per share consideration for my shares of NRE common stock?

A.

Pursuant to NRE’s charter and as permitted under Maryland law, no dissenters’ or appraisal rights are available to stockholders in connection with the merger or the other transactions contemplated by the merger agreement.

See the section entitled “Appraisal Rights” beginning on page 101 of this proxy statement.

Q.	What is “householding”?

A.

The SEC has adopted rules that permit companies and intermediaries (such as banks or brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

Banks, brokers and other nominees with accountholders who are NRE stockholders may be “householding” NRE’s proxy materials. As indicated in the notice provided by these banks, brokers or other nominees to NRE stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your bank, broker or other nominee that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your bank, broker or other nominee or contact D.F. King & Co., Inc., NRE’s proxy solicitor, by calling toll-free at (800) 487-4870 or write to NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022.

See the section entitled “Householding of Proxy Materials” beginning on page 102 of this proxy statement.

Q.	Do any of NRE’s directors or executive officers have interests in the mergers that may differ from those of NRE stockholders?

A.

Certain NRE directors and executive officers have interests in the mergers that are different from, or in addition to, their interests as NRE stockholders. The SRC, comprised entirely of independent directors, was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and recommended unanimously that the NRE board recommend that the NRE stockholders vote “FOR” the merger proposal. For a description of these interests, refer to the section entitled “The Mergers—Interests of NRE’s Directors and Executive Officers in the Mergers” beginning on page 66 of this proxy statement.

Q.	Will NRE continue to pay distributions prior to the closing?

A.

Pursuant to the merger agreement, NRE may not make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on (whether in case, stock, property or otherwise) any capital stock of NRE or any partnership interests or other equity interests in any of NRE’s subsidiaries, other than (i) dividends or distributions declared, set aside or paid by a wholly-owned subsidiary to NRE or another wholly- owned subsidiary, (ii) the authorization by the NRE board and the declaration and payment by NRE of the regular quarterly dividend per share of NRE common stock for the fiscal quarter ended June 30, 2019, with a declaration date of August 2, 2019 and an anticipated payment date of August 23, 2019, in accordance with past practice and in the amount of $0.15 per share payable to stockholders of record as of the close of business on August 19, 2019, (iii) a quarterly distribution on common units and LTIP units for the fiscal quarter ended June 30, 2019 in the same amount pursuant to (ii), or (iv) dividends or dividend equivalents accrued or paid with respect to outstanding equity awards. Further, NRE will be permitted to make (and will make) distributions, including under Sections 857, 858 or 860 of the Code, necessary for NRE to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise tax under the Code (and any corresponding dividend or distribution required to be paid in respect on common units or LTIP units). In the event that NRE declares, sets aside or makes or pays any cash dividends or distributions on NRE common stock (whether to maintain NRE’s qualification as a REIT under the Code or otherwise), the per share consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided that any dividends or distributions made pursuant to (i)-(iv) above shall not result in any such adjustment.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the merger, need assistance in authorizing your proxy or voting your shares of NRE common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., NRE’s proxy solicitor, by calling toll-free at (800) 487-4870.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in or incorporated by reference into this proxy statement that are not historical facts, including statements about the beliefs and expectations of the NRE board or the management of NRE, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may”, “will”, “should”, “potential”, “intend”, “expect”, “seek”, “anticipate”, “estimate”, “believe”, “could”, “project”, “predict”, “continue”, “future” or other similar words or expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond NRE’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the merger agreement with Parent; the exchange rates between the closing date and January 6, 2020; the closing date; the inability to complete the mergers due to the failure to obtain the NRE stockholder approval, to meet expectations regarding the timing, accounting and tax treatment of the merger, or to satisfy other conditions to consummation of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; risks related to disruption of management’s attention from NRE’s ongoing business operations due to the merger; the impact of the announcement of the mergers on relationships with third parties, including commercial counterparties, tenants and competitors; NRE’s ability to qualify and remain qualified as a REIT; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in NRE’s reports filed from time to time with the SEC, including the most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2018. There can be no assurance that the mergers will in fact be consummated.

We caution investors not to unduly rely on any forward-looking statements. All forward-looking statements included in this proxy statement are expressly qualified in their entirety by such cautionary statements. NRE expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this proxy statement, nor to conform prior statements to actual results or revised expectations except as required by applicable law.

PARTIES TO THE MERGERS

NorthStar Realty Europe Corp.

NRE was formed as a Maryland corporation on June 18, 2015. NRE, a publicly-traded REIT, is a European-focused commercial real estate company with predominantly prime office properties in key cities within Germany, the United Kingdom and France. NRE commenced operations on November 1, 2015 following the spin-off. NRE does not hold any real estate in the United States.

NRE is externally managed and advised by a subsidiary of Colony. Please see the Current Report on Form 8-K filed by NRE with the SEC on July 8, 2019 for more information about the status of the external management of NRE and planned termination of the arrangement.

NRE common stock is listed on the NYSE under the ticker symbol “NRE”.

The principal executive offices of NRE are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

NorthStar Realty Europe Limited Partnership

The Partnership was formed as a Delaware limited partnership on September 25, 2015. NRE is the sole general partner of the Partnership. Substantially all of NRE’s assets, directly or indirectly, are held by, and NRE conducts its operations, directly or indirectly, through the Partnership. As of June 30, 2019, NRE owned, through a combination of direct and indirect interests, approximately 99.4% of the limited partnership interests of the Partnership. The remaining 0.6% is held by limited partners who, as of June 30, 2019, owned 262,850 common units and 52,584 LTIP units.

The principal executive offices of the Partnership are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

Nighthawk Partnership Merger Sub LLC

Partnership Merger Sub is a Delaware limited liability company and a wholly-owned subsidiary of NRE. Partnership Merger Sub was formed solely for the purposes of facilitating the partnership merger and the other transactions contemplated by the merger agreement. Partnership Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date and prior to the merger of NRE with and into Merger Sub, Partnership Merger Sub will merge with and into the Partnership, and the Partnership will continue as the Surviving Partnership.

The principal executive offices of Partnership Merger Sub are located at 590 Madison Avenue, 34th Floor, New York, New York 10022, and its telephone number at that address is (212) 547-2600.

CoRE PANEURO 2019 13 S.à.r.l.

Parent is a Luxembourg S.à.r.l. and an affiliate of the Sponsor. Parent was formed solely for the purposes of facilitating the mergers and the other transactions contemplated by the merger agreement. Parent has not carried on any activities or operations to date, except for activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. The Sponsor is an open-ended discretionary fund managed by AXA IM Real Assets.

Founded over 30 years ago, AXA IM Real Assets is a real estate investment company and, as of December 31, 2018, had over €82 billion of assets under management, including approximately €62.1 billion in direct property. The Sponsor was launched in December 2015 and had approximately €1.8 billion in gross asset value as of December 31, 2018.

The principal executive offices of Parent are located at 121 rue de la Faiencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg, and its telephone number at that address is +(352) 266-3651.

Nighthawk Merger Sub LLC

Merger Sub is a Maryland limited liability company. Merger Sub was formed solely for purposes of facilitating the mergers and the other transactions contemplated by the merger agreement. Merger Sub has not carried on any activities or operations to date, except for activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. Pursuant to the merger agreement, on the closing date, NRE will merge with and into Merger Sub, and Merger Sub will continue as the Surviving Entity.

The principal executive offices of Merger Sub are located at 121 rue de la Faiencerie, L-1511 Luxembourg, Grand Duchy of Luxembourg, and its telephone number at that address is +(352) 266-3651.

PROPOSAL SUBMITTED TO NRE STOCKHOLDERS

The Merger Proposal

In the merger proposal, NRE stockholders are being asked to consider and vote on the merger — the merger of NRE with and into Merger Sub, with Merger Sub as the Surviving Entity, which merger will result in NRE no longer existing as a legal entity, and the Surviving Entity no longer being a publicly-traded company and being a wholly-owned subsidiary of Parent. The merger and related transactions contemplated by the merger agreement cannot be completed without the approval of the merger proposal by the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Failing to vote your shares in favor of the merger proposal, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the merger proposal. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

The NRE board, following the unanimous recommendation of the SRC, unanimously recommends that NRE stockholders vote “FOR” the merger proposal.

INFORMATION ABOUT THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to NRE stockholders as part of the solicitation of proxies by the NRE board for use at the special meeting to be held on September 25, 2019, at 9:00 a.m., Eastern Time, at 535 Madison Avenue, 7th Floor, New York, NY 10022, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

The sole purpose of the special meeting is for holders of NRE common stock to consider and vote on the merger proposal. Pursuant to Maryland law and NRE’s bylaws, no other matters may be brought before the special meeting.

Recommendation of the SRC and the NRE Board

The SRC has unanimously adopted resolutions recommending, among other things, that the NRE board: (i) declare advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) approve and authorize the execution, delivery and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London, and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time between the Partnership and DB AG London; and (iii) direct that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

The NRE board, following the unanimous recommendation of the SRC, has unanimously: (i) declared advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other the transactions contemplated by the merger agreement; (ii) approved and authorized the execution, delivery and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time between the Partnership and DB AG London; and (iii) directed that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

Accordingly, the NRE board, following the unanimous recommendation of the SRC, unanimously recommends that you vote “FOR” the merger proposal.

NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the merger proposal must vote at the special meeting to approve the merger proposal in order for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date; Stockholders Entitled to Vote

NRE has fixed the close of business on August 12, 2019 as the record date for the special meeting, and only holders of record of NRE common stock on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. You will be entitled to one vote on the merger proposal for each share of NRE common stock that you owned at the close of business on the record date. As of the close of business on the record date, there were 50,289,245 shares of NRE common stock outstanding and entitled to vote, held by 3,046 holders of record.

Stockholders of Record and Beneficial Owners

If your shares of NRE common stock are registered directly in your name with NRE’s transfer agent, AST, you are considered, with respect to those shares of NRE common stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by NRE.

If your shares of NRE common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of NRE common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of NRE common stock, the stockholder of record. As the beneficial owner of shares of NRE common stock, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Banks, brokers or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are precluded from exercising their voting discretion with respect to approving “non-routine” matters such as the merger proposal, and as a result, absent specific instructions from the beneficial owner of shares of NRE common stock, banks, brokers or other nominees are not empowered to vote those shares of NRE common stock on “non-routine” matters. A broker non-vote occurs when a nominee holds shares for a beneficial owner cannot vote on a proposal because it is a “non-routine” matter and the nominee has not received instructions from the beneficial owner. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

Quorum

The presence in person or by proxy at the special meeting of holders of NRE common stock entitled to cast a majority of all the votes entitled to be cast at the special meeting will constitute a quorum for purposes of the special meeting. All shares of NRE common stock, represented in person or by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Under NRE’s bylaws, if a quorum is not present or represented at the special meeting, the chairperson of the special meeting has the power to adjourn the special meeting from time to time until a quorum is present or represented without any vote of the stockholders.

Attendance

Only NRE stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and NRE’s guests may attend the special meeting. A government-issued picture identification will be required to enter the special meeting. NRE stockholders may obtain directions to the special meeting by writing to NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022. If you are a stockholder of record, please indicate that in your request. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. If your shares of NRE common stock are held through a bank, broker or other nominee, you must enclose with your request evidence of your ownership of shares, which you can obtain from your bank, broker or other nominee. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required; Effect of Failure to Vote, Abstentions and Broker Non-Votes

Approval of the merger proposal requires the affirmative vote of NRE stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes, if any, will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. A failure to authorize a proxy or to vote in person at the special meeting, an abstention or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the merger proposal. Because the only matter being considered at the special meeting is the merger proposal, which is a “non-routine” matter, we do not anticipate any broker non-votes at the special meeting.

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares of NRE common stock at the special meeting in any of the following ways:

•	by proxy—stockholders of record have a choice of voting by proxy:

•	through the Internet by logging onto www.voteproxy.com and following the on-screen instructions;

•	by telephone using 1-800-PROXIES in the United States or +1 (718) 921-8500 in foreign countries; or

•	by completing, signing, dating and returning the enclosed proxy card by mail; or

•	in person—you may attend the special meeting and cast your vote in person, provided that you bring government-issued picture identification.

Proxies authorized by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on September 24, 2019. If you choose to authorize a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with NRE’s General Counsel and Secretary by the time the special meeting begins. If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of NRE common stock in the way that you indicate.

If you properly sign your proxy card but do not mark the box showing how your shares of NRE common stock should be voted on the merger proposal, the shares of NRE common stock represented by your properly signed proxy will be voted “FOR” the merger proposal.

If you have any questions or need assistance voting your shares, please contact D.F. King & Co., Inc., NRE’s proxy solicitor, by calling toll-free at (800) 487-4870.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF NRE COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY

CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR AUTHORIZE A PROXY BY THE INTERNET OR TELEPHONE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON. ATTENDANCE ALONE WITHOUT VOTING WILL NOT BE SUFFICIENT TO REVOKE A PREVIOUSLY AUTHORIZED PROXY.

Revocation of Proxies

Any stockholder of record has the right to revoke a proxy, whether authorized over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to NRE’s General Counsel and Secretary, which must be filed with the General Counsel and Secretary by the time the special meeting begins, or by attending the special meeting and voting in person. Your attendance at the special meeting will not by itself revoke your proxy. Written notice of revocation should be mailed to: NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022.

If you hold shares in street name, you should contact your bank, broker, or other nominee for instructions on how to change your vote.

Adjournments

The special meeting may adjourn to reconvene at the same or some other place. Under NRE’s bylaws, notice of any adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the special meeting at which the adjournment is taken. At the adjourned meeting, any business may be transacted that might have been transacted at the original meeting. If the special meeting is adjourned to a date more than 120 days after the record date originally fixed for the special meeting, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the special meeting.

Tabulation of the Votes

NRE will appoint AST to serve as the inspector of elections for the special meeting to tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

Directors and officers of NRE may solicit proxies on behalf of NRE in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. NRE has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. NRE has agreed to pay D.F. King & Co., Inc. approximately $12,500, plus out of pocket expenses, for its services to solicit proxies. In accordance with the regulations of the SEC and the NYSE, NRE will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of NRE common stock.

Questions and Additional Information

If you have more questions about the mergers or how to authorize your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King & Co., Inc., NRE’s proxy solicitor, by calling toll-free at (800) 487-4870.

THE MERGERS

This discussion of the mergers is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the mergers.

The merger agreement provides that if the merger proposal is approved by NRE stockholders and the other closing conditions under the merger agreement have been satisfied or waived, NRE will merge with and into Merger Sub, with Merger Sub as the Surviving Entity. Immediately prior to and in connection with the merger, Partnership Merger Sub will merge with and into the Partnership, with the Partnership as the Surviving Partnership.

Following the consummation of the mergers, NRE will no longer exist as a legal entity. The Surviving Entity will not be a publicly-traded company and will become a wholly-owned subsidiary of Parent. If the mergers are completed, you will not own any shares of the capital stock of the Surviving Entity.

Merger Consideration

If the merger is completed, pursuant to the terms of the merger agreement (a copy of which is attached as Annex A to this proxy statement), each issued and outstanding share of NRE common stock (other than cancelled shares) will be converted automatically into the right to receive the per share consideration, without interest. As described more fully below and in the merger agreement, the non-U.S. dollar denominated portion of the per share consideration will be converted into U.S. dollars at closing and NRE stockholders will receive only U.S. dollars in connection with the merger.

In connection with the execution of the merger agreement, NRE entered into six-month forward foreign exchange contracts to hedge against changes in the U.S. dollar-Euro and U.S. dollar-pound sterling exchange rates in respect of the merger consideration. Assuming the closing date occurs prior to the end of the settlement period under the forward contracts on January 6, 2020, the forward contracts will be settled and the portion of the merger consideration denominated in Euros and pounds sterling will be converted into U.S. dollars upon the closing, with the actual U.S. dollar per share consideration payable to NRE stockholders reflecting the final exchange rates in effect on that date (which may be at rates greater or lesser than the currently estimated exchange rates, depending on the closing date). Assuming a closing on September 30, 2019, the third business day after the date of the special meeting, NRE estimates that the per share consideration in U.S. dollars would be equal to approximately $17.03 per share. Any settlement of the forward contracts prior to the end of their stated duration, that is, prior to January 6, 2020, may reduce the U.S. dollars per share received by NRE stockholders due to a shorter duration of the hedge. The settlement amount would be determined by the movement in the forward points from the closing date to January 6, 2020. There may also be an adjustment to discount the hedge settlement amount to its present value as of the closing date if the closing occurs before January 6, 2020. The settlement of the forward contracts is not contingent upon the consummation of the mergers. Therefore, even if the mergers are not completed, the hedges pursuant to the forward contracts will remain in place and NRE will be required to settle the forward contracts at maturity of the hedges, which may result in a loss or a gain to NRE.

Background of the Mergers

NRE is an externally managed, European-focused commercial real estate company with predominantly prime office properties in key cities within Germany, the United Kingdom and France. NRE commenced operations as a separate publicly-traded company on November 1, 2015, following the spin-off.

In accordance with the terms of the management agreement then in effect between NorthStar Realty and an affiliate of NorthStar Asset Management Group Inc., which we refer to as NSAM, the then parent of the external manager of NorthStar Realty, in connection with the spin-off NRE entered into an asset management agreement with an affiliate of NSAM, which, as amended from time to time in accordance with its terms, we refer to as the NRE management agreement. The NRE management agreement provided for an initial 20-year term from October 31, 2015, with automatic renewals for additional 20-year terms on each anniversary thereafter unless earlier terminated. The NRE management agreement could not be terminated in connection with a change of control of NRE or otherwise during its initial term, during any renewal term or at the end of any term, other than for cause (as defined in the NRE management agreement). In addition, the NRE management agreement provided for a minimum annual base management fee with no downward adjustment for a decline in NRE’s capital base.

Since the spin-off, the NRE board has regularly evaluated NRE’s business and operations, trends in the real estate industry, and the macro-economic environment, all with a view toward creating and maximizing stockholder value. From time to time, this evaluation has included the review of potential business combinations, spin-offs, acquisitions, dispositions, changes in corporate structure, the renegotiation of the NRE management agreement, share repurchases and other strategic alternatives.

On June 2, 2016, NSAM and NorthStar Realty entered into a merger agreement with Colony, providing for the combination of NSAM, NorthStar Realty and Colony, which we refer to as the Colony transaction. Following the announcement and continuing through the closing of the Colony transaction, the NRE board and a special committee of the NRE board solely comprised of Mario Chisholm and Dianne Hurley analyzed the impact of the Colony transaction on NRE and the NRE management agreement and engaged in discussions with Colony. During this period, Colony communicated to the NRE board its willingness to discuss changes to the NRE management agreement following the closing of the Colony transaction.

On July 22, 2016, Bow Street, LLC, which we refer to as Bow Street, sent a letter to the NRE board. In its letter, Bow Street stated that it was the holder of approximately 4.9% of NRE common stock, and that Bow Street was prepared to acquire NRE at more than a 30% premium to its then current trading value. On that date, the closing price of NRE common stock on the NYSE was $9.22 per share, implying a per share value for Bow Street’s proposal in excess of $11.98. Bow Street stated that its offer was predicated on the negotiation of definitive acquisition documents, tax and other confirmatory diligence, and reaching a separate commercial agreement with NSAM.

On August 10, 2016, Bow Street sent a further letter to the NRE board. In its letter, Bow Street reiterated its interest in an acquisition of NRE and its desire to engage with the NRE board and NSAM to pursue a transaction. On that date, the closing price of NRE common stock on the NYSE was $9.17 per share.

On December 9, 2016, Bow Street, which at that time was the holder of approximately 6.7% of NRE common stock, filed a Schedule 13D with the SEC, containing a letter sent to the Chairman of the NRE board on the same date proposing to acquire the remaining equity interest in NRE for approximately $680 million, or $13.00 per share. On that date, the closing price of NRE common stock on the NYSE was $12.35 per share.

On January 10, 2017, the Colony transaction closed. As a result of the Colony transaction, the entity surviving as the external manager of NRE became a subsidiary of Colony NorthStar, Inc., the parent of the merged companies in the Colony transaction (which subsequently changed its name to Colony Capital, Inc., which we refer to as Colony) and the existing NRE management agreement remained in effect.

On February 2, 2017, the NRE board engaged Venable LLP, which we refer to as Venable, to assist the NRE board in determining which directors would constitute disinterested directors in connection with consideration of the proposals from Bow Street, communications NRE had received from other stockholders, and potential changes to the NRE management agreement with the external manager of NRE. Representatives of Venable had discussions with each of the independent directors of NRE regarding relationships that could impact their status as disinterested directors with respect to such matters.

At a meeting of the NRE board on February 13, 2017, a representative of Venable presented to the NRE board regarding Venable’s findings as to the disinterestedness of the independent directors of NRE with respect to strategic alternatives, including a potential transaction with Bow Street or the negotiation of potential changes to the NRE management agreement. Following this presentation and discussion by the NRE board, at an executive session of the independent directors of NRE, consisting of Mario Chisholm, Judith A. Hannaway (NRE’s lead independent director), Dianne Hurley, Oscar Junquera and Wesley D. Minami, the independent directors determined that each of the independent directors was disinterested with respect to the NRE board’s consideration of the foregoing strategic alternatives.

On March 23, 2017, the NRE board established the SRC, consisting of Mr. Chisholm, Ms. Hannaway, Ms. Hurley, Mr. Junquera and Mr. Minami. The SRC was vested with the exclusive power and authority, to the fullest extent permitted by law and the bylaws of NRE, among other things, to analyze, study, review, evaluate, negotiate and approve: changes to or termination of the NRE management agreement; any strategic alternatives available to NRE; and any request by Colony for a waiver of the beneficial ownership and constructive ownership limitations in NRE’s charter (which Colony had previously indicated that it may seek). The SRC was authorized to engage its own legal counsel, financial advisor and such other agents and experts as the SRC deemed necessary or advisable.

Subsequently, the SRC engaged Fried Frank Harris Shriver & Jacobson LLP, which we refer to as Fried Frank, as its legal counsel. The SRC also engaged a financial advisor.

The SRC met on April 13, 2017, with representatives of Fried Frank and the SRC’s financial advisor in attendance. At that meeting, the SRC and its advisors discussed the NRE management agreement and potential changes that could enhance NRE’s stock market valuation.

At a meeting of the SRC on April 18, 2017, which was attended by representatives of Fried Frank and the SRC’s financial advisor, Richard B. Saltzman, the then Chief Executive Officer of Colony, and David T. Hamamoto, the then Executive Vice Chairman of Colony, a representative of Colony advised the SRC that Colony was considering a potential purchase of the shares of NRE common stock held by Bow Street and another NRE stockholder at a premium to the current market price. The representative of Colony noted that these transactions would result in Colony owning approximately 14% of the outstanding shares of NRE common stock and would require a waiver of the provisions of NRE’s charter restricting ownership by any stockholder in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of NRE common stock.

The SRC met again on April 20, 2017, with representatives of Fried Frank and the SRC’s financial advisor and representatives of Colony in attendance. At that meeting, the SRC determined that an investment by Colony, the parent company of the external manager of NRE, in shares of NRE common stock would further align Colony’s interests with those of NRE stockholders. The SRC also discussed the possibility of granting Colony a waiver of the ownership restrictions in NRE’s charter to permit Colony to purchase additional shares of NRE common stock through purchases from Bow Street and the other stockholder and open market purchases, if in the future Colony proposed to acquire shares of NRE common stock in excess of the ownership restrictions in NRE’s charter. The SRC also discussed the possibility of imposing limitations on the voting power of shares of NRE common stock purchased and held by Colony.

On May 12, 2017, Bow Street and a subsidiary of Colony entered into a stock purchase agreement, pursuant to which the Colony subsidiary purchased 3,723,934 shares of NRE common stock from Bow Street at a price per share of $12.75. On that date, the closing price of NRE common stock on the NYSE was $11.73 per share.

On May 16, 2017, the Colony subsidiary entered into a Rule 10b-18 purchase agreement with a brokerage firm, pursuant to which the Colony subsidiary appointed the brokerage firm as its non-exclusive agent to purchase shares of NRE common stock in the open market. On May 22, 2017, Colony filed a Schedule 13D with the SEC disclosing ownership of approximately 7.8% of the outstanding shares of NRE common stock.

Between May 2017 and November 2017, the SRC met on more than 20 occasions. Throughout this period, the SRC, with the assistance of its advisors, engaged in discussions and negotiations with Colony regarding potential amendments to the NRE management agreement.

On November 9, 2017, the SRC and Colony reached agreement on the terms of an amended and restated NRE management agreement. The amended and restated NRE management agreement, among other things, revised the term and termination provisions of the NRE management agreement to reflect an initial five-year term (compared to the 20-year term of the prior agreement) with the ability of the NRE board to decline to renew the agreement at the end of the initial five year term and each renewal term, or to terminate the agreement at any time after the initial term in connection with a change of control of NRE, subject to the payment of a termination fee. In addition, in order to align the interests of the external manager of NRE more closely with those of NRE stockholders, the fees payable under the NRE management agreement were modified to be more in line with market precedent, including by providing for the payment of an incentive fee in the event that NRE stockholders realized a total stockholder return, which we refer to as TSR, in excess of 10% on a cumulative basis and limiting the expenses that the external manager of NRE could charge to NRE. The amended and restated NRE management agreement also granted Colony the right to designate a nominee to the NRE board.

On November 9, 2017, NRE and Colony also executed an ownership waiver under NRE’s charter, allowing Colony to purchase up to 45% of the outstanding shares of NRE common stock. In connection with the waiver, Colony agreed that for all matters submitted to a vote of NRE stockholders, to the extent Colony owned more than 25% of the outstanding shares of NRE common stock, it would vote the excess shares in the same proportion as the votes of the remaining shares of NRE not owned by Colony or its affiliates. On that date, the closing price of NRE common stock on the NYSE was $14.01 per share.

Between November 9, 2017 and February 12, 2018, the trading price of NRE common stock declined from the closing price on the NYSE on November 9, 2017 of $14.01 to $10.64 per share on February 12, 2018.

At a meeting of the SRC on February 12, 2018, the SRC discussed NRE’s then current stock price as well as recent feedback from NRE stockholders.

On February 16, 2018, the SRC met again, with representatives of Fried Frank in attendance. At that meeting, the SRC interviewed Goldman Sachs and two other investment banking firms with a view to potentially engaging a new financial advisor to assist the SRC in reviewing strategic alternatives in light of NRE’s recent stock price performance.

On March 12, 2018, the NRE board authorized the repurchase of up to $100 million of outstanding shares of NRE common stock. During the period from March 12, 2018 to December 31, 2018, NRE repurchased a total of 6.1 million shares of NRE common stock for approximately $83.4 million at a weighted average price of $13.73 per share.

At a meeting of the SRC on March 20, 2018, the SRC determined to engage a new financial advisor to assist the SRC. While Colony was engaged in discussions at that time with potential financial advisors to assist in reviewing strategic alternatives for NRE, the SRC believed it was appropriate for the SRC to engage its own financial advisor.

The SRC met again on March 21, 2018 with representatives of Fried Frank and Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, counsel to NRE, in attendance, and discussed further the potential engagement of a financial advisor to the SRC. During the meeting, the SRC determined to engage Goldman Sachs as its financial advisor due to its substantial experience with transactions involving real estate companies.

On March 25, 2018, the SRC entered into an engagement letter, effective as of March 19, 2018, with Goldman Sachs under which the SRC engaged Goldman Sachs as its financial advisor to, among other things, assist the SRC in preparing for potential acquisition proposals and the execution of a potential strategic transaction, including a potential internalization of the management of NRE, a restructuring of the NRE management agreement, a merger, the possible sale of all or a portion of the stock or assets of NRE, or a potential third-party investment in NRE.

The NRE board met on April 17, 2018, with members of NRE management in attendance. At that meeting, the NRE board engaged in a discussion with respect to the potential listing of NRE common stock on a European securities exchange. The NRE board did not reach any conclusion with respect to a European listing at that meeting.

On April 18, 2018, the SRC met, with representatives of Fried Frank and Goldman Sachs in attendance. At that meeting, representatives of Goldman Sachs provided an overview of the European real estate market, recent merger and acquisition activity in Europe, and the current challenges faced by NRE.

On April 27, 2018, the SRC met again, with representatives of Fried Frank and Goldman Sachs in attendance. At that meeting, representatives of Goldman Sachs discussed a possible process for exploring strategic alternatives for NRE. A discussion also took place regarding a possible European listing for NRE common stock, and representatives of Goldman Sachs discussed possible concerns with respect to such a listing, including potential liquidity issues and the complexity associated with a dual listing on the NYSE and a European securities exchange. After this discussion, the SRC directed Goldman Sachs to analyze certain additional alternatives, including reductions in costs under the NRE management agreement combined with a private investment in public securities of NRE, which we refer to as a PIPE investment, an internalization of the management of NRE combined with a PIPE investment, and reductions in general and administrative expenses of NRE.

Between April 2018 and December 2018, NRE was also pursuing the sale of various non-core assets. On May 3, 2018, NRE completed the sale of its Maastoren Tower property, located in the Netherlands, for $193 million.

At a meeting of the SRC on May 8, 2018, with representatives of Fried Frank and Goldman Sachs in attendance, the SRC discussed with its advisors the possibility of renegotiating the NRE management agreement, including the issuance of convertible preferred stock to fund a termination payment.

The SRC met again on May 15, 2018, with Mr. Saltzman, the Chief Legal Officer of Colony, and members of NRE management, as well as representatives of Goldman Sachs, Fried Frank and Sullivan & Cromwell in attendance. At that meeting, representatives of Goldman Sachs discussed its preliminary review of strategic alternatives, including renegotiating the NRE management agreement, internalizing management, dual listing or re-listing on a European securities exchange, raising additional capital, repurchasing shares, selling assets, and merging or selling NRE. At that meeting, Mr. Saltzman indicated that Colony had held preliminary discussions with an externally-managed REIT, which we refer to as Party A, regarding a potential combination with NRE.

On May 30, 2018, Mahbod Nia, the Chief Executive Officer of NRE, met with a representative of Party A. The parties engaged in a preliminary discussion of a potential combination of NRE with Party A.

At a meeting of the SRC on June 1, 2018, with a representative of Fried Frank and Mr. Saltzman in attendance, the SRC discussed Mr. Nia’s meeting with Party A as well as a potential PIPE investment by a real estate investment firm, which we refer to as Party B. The SRC engaged in a discussion of strategic alternatives and agreed to follow up with Goldman Sachs on its analysis of strategic alternatives under review.

On June 12, 2018, a private equity sponsor sent a letter to NRE indicating its interest in pursuing the acquisition of a portfolio of assets from NRE. NRE did not respond to this indication of interest at that time, and the private equity sponsor subsequently declined to participate in NRE’s strategic review process.

On June 28, 2018, Ms. Hannaway met with Mr. Saltzman and representatives of Goldman Sachs. At that meeting, the parties discussed the potential transaction with Party A, the potential PIPE investment by Party B, an internalization of management of NRE and potential asset sales. At this meeting, Ms. Hannaway emphasized to Mr. Saltzman the need for a clear path forward for NRE. Ms. Hannaway briefed the other members of the SRC on the discussions of the June 28 meeting at a meeting of the SRC held the following day.

At a meeting on July 12, 2018, attended by members of the NRE management and representatives of Party B, Party B indicated potential interest in transactions with NRE beyond a PIPE investment.

At a meeting of the SRC on July 18, 2018, with members of NRE management and a representative of Fried Frank in attendance, the SRC discussed recent communications with stockholders and management of NRE briefed the SRC on the recent meeting with Party B. In addition, Ms. Hannaway reported to the SRC that the potential transaction with Party A was unlikely.

At a meeting of the SRC on August 2, 2018, with representatives of Fried Frank and Goldman Sachs in attendance, representatives of Goldman Sachs discussed with the SRC an overview of various scenarios for the termination of the NRE management agreement and the internalization of the management of NRE functions. The parties also discussed the current status of discussions with each of Party A and Party B, and Ms. Hannaway reported to the SRC that management believed these transactions were unlikely to progress.

On August 3, 2018, NRE held its annual meeting of stockholders. At that meeting, each of the director nominees, including each member of the SRC, was elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Following the annual meeting, a meeting of the SRC was held. The SRC invited Mr. Saltzman, as a representative of Colony, and Mr. Nia to attend. At this meeting, the SRC proposed a termination of the NRE management agreement in exchange for a termination payment of $25-30 million. Mr. Saltzman indicated that Colony would consider a termination of the NRE management agreement in exchange for payment by NRE to the external manager of NRE of a $150 million termination payment and the repurchase by NRE of Colony’s shares of NRE common stock at NRE’s net asset value per share, or approximately $115 million in the aggregate.

Between August and November 2018, members of the SRC and its representatives engaged in ongoing discussions and negotiations with representatives of Colony regarding potential amendments to the NRE management agreement. Mr. Saltzman generally acted as the principal representative of Colony and the external manager of NRE in these discussions and negotiations. References in the following paragraphs regarding these discussions and negotiations to a “representative of Colony” include Mr. Saltzman and any other employees of Colony attending those meetings or involved in those discussions.

At a meeting of the SRC on August 17, 2018, with a representative of Fried Frank in attendance, the SRC discussed Colony’s views regarding a potential internalization of NRE management.

On September 18, 2018, at the direction of the SRC, representatives of Goldman Sachs met with a representative of Colony to discuss possible terms for a termination of the NRE management agreement. At this meeting, the representative of Colony presented Colony’s analysis of a potential internalization of management of NRE.

On September 18, 2018, at the direction of the SRC, representatives of Goldman Sachs met again with a representative of Colony. At this meeting, the representatives of Goldman Sachs discussed with the representative of Colony the SRC’s view that the path to maximize value for NRE should begin with a termination of the NRE management agreement, independent of any potential purchase of Colony’s shares of NRE common stock. The representative of Colony conveyed to Goldman Sachs Colony’s view that any termination of the NRE management agreement would need to be in exchange for a termination fee, and in connection with a sale of NRE.

At a meeting of the SRC on September 19, 2018, with representatives of Fried Frank and Goldman Sachs in attendance, the SRC discussed the Goldman Sachs meeting with the representative of Colony. Following a meeting of the NRE board on September 20, 2018, the SRC met again for a further discussion of the SRC’s strategy for negotiating with Colony.

On September 24, 2018, Senvest Management LLC, which we refer to as Senvest, the owner of approximately 9.6% of the outstanding shares of NRE common stock, sent to the NRE board a letter proposing, among other things, that NRE begin an orderly sale of assets, returning the net cash proceeds to NRE stockholders via stock buybacks or dividends, or pursue a sale of NRE to Colony. Senvest filed a Schedule 13D with the SEC on September 25, 2018, which included a copy of the aforementioned letter. On the same day, the SRC met, with representatives of Fried Frank and Goldman Sachs in attendance. The SRC discussed the letter from Senvest and three potential options for NRE: (i) a negotiated termination of the NRE management agreement and a simultaneous internalization of management and a possible repurchase of Colony’s shares of NRE common stock; (ii) a negotiated termination of the NRE management agreement and a simultaneous sale of NRE; and (iii) the sale of assets followed by a distribution of proceeds to NRE stockholders.

At an SRC meeting on September 26, 2018, with representatives of Fried Frank and Goldman Sachs in attendance, the SRC determined to request from Colony its best and final proposal for the termination of the NRE management agreement. The SRC met again for a further discussion on the following day, with representatives of Fried Frank and Goldman Sachs in attendance.

On September 28, 2018, the SRC met with a representative of Colony, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance. The SRC requested a proposal from Colony with respect to a termination of the NRE management agreement. The representative of Colony indicated that Colony would consider a termination of the NRE management agreement if the SRC was prepared to conduct a sale process for NRE. After the representative of Colony left the meeting, the SRC engaged in a further discussion with its advisors. Following this discussion, the SRC directed Goldman Sachs to convey to the representative of Colony that NRE would be prepared to pursue a sale process provided that Colony agreed to a termination of the NRE management agreement in exchange for payment of an agreed termination fee in connection with the completion of a change of control of NRE or in the event that the sale process did not result in a change of control and the SRC determined to internalize management of NRE.

Between October 1, 2018 and early November 2018, the SRC had more than 12 meetings to discuss potential amendments to the NRE management agreement and strategic alternatives for NRE, as well as feedback from stockholders. During this period, representatives of the SRC and Colony engaged in numerous discussions and negotiations regarding amendments to the NRE management agreement and potential strategic alternatives for NRE. The SRC considered the possibility of selling NRE’s portfolio of assets in individual transactions, but noted that individual assets sales would give rise to significant tax and other transaction costs and trigger additional management fee payments to the external manager of NRE.

At a meeting of the SRC on November 2, 2018, at which a representative of Colony was present, members of NRE management and representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell were in attendance, The representative of Colony provided to the SRC a summary of the terms on which Colony would be prepared to agree to termination of the NRE management agreement. These terms included an announcement for a sale process by NRE. The parties discussed the possibility of a payment of a $50 million termination fee to the external manager of NRE upon termination of the NRE management agreement, together with the payment of the incentive fee that would otherwise be payable to the external manager of NRE under the NRE management agreement upon termination, or a $75 million termination payment not conditioned on completion of a change of control transaction for NRE.

At a meeting of the NRE board held on the same day, the NRE board approved the sale of NRE’s Trianon Tower.

The SRC met again on November 4, 2018, with representatives of Fried Frank and Goldman Sachs in attendance. The SRC discussed strategic alternatives for NRE, potential termination payments to the external manager of NRE in connection with a termination of the NRE management agreement, and the sale of Trianon Tower.

On November 6, 2018, NRE executed a definitive sale and purchase agreement to sell Trianon Tower for €670 million. To preserve strategic and operational flexibility, the NRE board determined to retain the net proceeds from the sale of Trianon Tower rather than distributing the net proceeds to NRE stockholders.

On November 7, 2018, NRE and the external manager of NRE, a subsidiary of Colony, entered into an amendment to the NRE management agreement. The amendment provided for the automatic termination of the NRE management agreement on the earlier of (i) the closing of an NRE change of control (as defined in the NRE management agreement), and (ii) the completion of an internalization of the management of NRE within nine months of the later of (x) April 30, 2019, the triggering date if on such date NRE had not entered into a definitive agreement for an NRE change of control and (y) if on April 30, 2019 NRE has entered into a definitive agreement for an NRE change of control, the date on which such definitive agreement is terminated, if any, if no other definitive agreement for an NRE change of control has been entered into within 30 days thereafter. The amendment to the NRE management agreement also provided that, upon termination, NRE would be obligated to pay to the external manager of NRE a termination payment equal to (i) $70 million, minus (ii) the amount of any incentive fee previously paid to the external manager of NRE pursuant to the NRE management agreement.

Under the terms of the amendment to the NRE management agreement, NRE agreed to use commercially reasonable efforts, consistent with the duties of the members of the SRC and the NRE board, to enter into a definitive agreement providing for an NRE change of control. In addition, the parties agreed to (i) negotiate in good faith to execute a definitive transition services agreement, pursuant to which the external manager of NRE and its affiliates would provide, or cause to be provided, to NRE certain services on a transitional basis for up to nine months following the termination of the NRE management agreement, and (ii) formulate a management transition and retention program to induce certain employees of the external manager of NRE and its affiliates to continue providing certain services to NRE through the strategic review process and the termination of the NRE management agreement.

On the same date, NRE issued a press release announcing the amendment to the NRE management agreement, and that the SRC would conduct a process to review strategic alternatives in an effort to enhance stockholder value, including by means of a potential sale of NRE. On November 6, 2018, the last trading day prior to announcement of the execution of the amendment to the NRE management agreement and the initiation of the strategic review process, the closing price of NRE common stock on the NYSE was $14.63 per share.

A meeting of the SRC was held on November 12, 2018, with representatives of Fried Frank in attendance. During the meeting, representatives of Fried Frank reviewed with the members of the SRC their duties in connection with conducting a strategic review process.

A meeting of the SRC was held on November 15, 2018, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance. At this meeting, representatives of Goldman Sachs reviewed with the SRC process considerations, potential bidders for NRE, proposed marketing materials and a proposed timeline for the strategic review process. Additional meetings of the SRC to discuss the strategic review process, with representatives of Fried Frank and Goldman Sachs in attendance, took place on November 23, 2018 and November 30, 2018.

On December 5, 2018, the SRC met, with representatives of Fried Frank and Goldman Sachs in attendance. Representatives of Goldman Sachs reviewed with the SRC a list of potential bidders for NRE, which consisted of 106 strategic buyers, financial sponsors, asset managers, pension funds, sovereign wealth funds and family offices. After discussion, the SRC expressed approval of the list of potential bidders.

At a meeting of the SRC on December 12, 2018, which was attended by Mr. Saltzman, members of NRE management and representatives of Fried Frank and Goldman Sachs, representatives of Goldman Sachs provided an overview of the work to date related to the strategic review process and a market update, including an overview of the political uncertainty in the United Kingdom and the impact of Brexit on NRE’s portfolio of properties. Representatives of Goldman Sachs presented a proposed timeline for the strategic review process, which the SRC approved. Keith Feldman, the Chief Financial Officer of NRE, presented the five-year property-by-property financial projections that had been prepared for use by potential bidders in connection with the strategic review process.

A meeting of the SRC was held on December 21, 2018, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs provided an update with respect to the potential bidders that showed interest in participating in the process and reviewed the timeline for the strategic review process.

In December 2018, NRE completed the sale of three United Kingdom assets in the Greater London area of Chiswick and St. Albans and in Glasgow, Scotland for aggregate consideration of $40 million. NRE also signed definitive agreements to sell three additional German assets, consisting of its Uhlandstrasse property in Frankfurt for $40 million, and two small non-core retail assets in Werl and Bremen for an aggregate consideration amount of $4 million.

At a meeting of the SRC held on January 4, 2019, which was attended by representatives of Fried Frank and Goldman Sachs, representatives of Goldman Sachs reviewed the work completed to date related to the strategic review process. The SRC also discussed the possibility of repurchasing shares of NRE common stock from Colony, but concluded it would not be appropriate to make any such purchase at that time.

In connection with the strategic review process, at the SRC’s direction, Goldman Sachs considered or was contacted by approximately 137 potential interested parties, including financial sponsors, asset managers, strategic buyers, pension funds and family offices. Approximately 54 of these 137 parties executed non-disclosure agreements and received non-public evaluation materials, data room access, and a first round process letter. The non-disclosure agreements included standstill provisions under which, after the announcement of a sale transaction by NRE, parties would be permitted to make confidential transaction proposals to the SRC without obtaining the SRC’s prior consent.

Beginning on January 15, 2019, the SRC and its advisors made information available through a virtual data room to potential interested parties who had signed non-disclosure agreements. Over the course of the strategic review process, at the direction of the SRC, management of NRE and Goldman Sachs provided periodic updates to participants in the strategic review process regarding NRE’s forecasted September 30, 2019 balance sheet (the forecasted balance sheet as of the quarter end closest to the anticipated completion date of a transaction). Over time, this balance sheet was adjusted downward by management of NRE to reflect changes in NRE’s cash forecast and other items. In addition, currency exchange rates fluctuated during this period, with the U.S. dollar strengthening against the Euro and the pound sterling. For example, the closing spot exchange rates on February 19, 2019 (the first round bid deadline) for the Euro and the pound sterling against the U.S. dollar were €1: $1.1342 and £1: $1.3058, respectively, and on July 3, 2019 (the date of announcement of the mergers), the closing spot exchange rates for the Euro and the pound sterling against the U.S. dollar were €1: $1.129 and £1: $1.2582, respectively. Due to changes in NRE’s forecasted September 30, 2019 balance sheet and exchange rates, the estimated U.S. dollar values of indications of interest or bids for NRE or its assets on any particular date discussed in this section of the proxy statement are not directly comparable to estimated values of indications of interest or bids submitted on other dates.

At meetings of the SRC held on January 17, 2019, January 24, 2019, February 7, 2019 and February 14, 2019, at which representatives of Fried Frank and Goldman Sachs were in attendance, representatives of Goldman Sachs updated the SRC as to the status of the strategic review process.

On January 21, 2019, at the direction of the SRC, Goldman Sachs distributed to potential interested parties who had signed non-disclosure agreements a process letter, calling for the submission of first round bids for NRE or its assets on February 19, 2019. On February 19, 2019, the closing price of NRE common stock on the NYSE was $17.36 per share.

In connection with the first round bid deadline, NRE received 18 non-binding indications of interest, consisting of 14 proposals from sponsors and asset managers, three from strategic buyers and one from a family office. Below is a summary of the terms of the indications of interest received, based on Goldman Sachs’ estimate of the implied per share value for NRE of each of the indications of interest:

•	10 indications of interest to acquire NRE:

•	an indication from Parent with an implied value for NRE of approximately $20.37 per share of NRE common stock;

•	an indication from a party, which we refer to as Party C, with an implied value for NRE of approximately $18.64 per share of NRE common stock;

•	an indication from a party, which we refer to as Party D, with an implied value for NRE of approximately $17.96 per share of NRE common stock;

•	an indication from a party, which we refer to as Party E, with an implied value for NRE of approximately $17.80 per share of NRE common stock;

•	an indication from a party, which we refer to as Party J, with an implied value for NRE of approximately $17.29 per share of NRE common stock; and

•	five other indications, with implied values per share ranging from approximately $14.97 to $16.70 per share of NRE common stock;

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one indication of interest from a party, which we refer to as Party F, to acquire substantially all of the assets of NRE, with an estimated value (before taking into account potential wind down costs that would be borne by NRE stockholders) of approximately $21.73 per share of NRE common stock;

•	four indications of interest to acquire NRE’s German assets:

•	an indication from a party, which we refer to as Party G, with an estimated value of approximately $356 million;

•	an indication from a party, which we refer to as Party H, with an estimated value of approximately $339 million; and

•	two other indications, with estimated values of approximately $296 million and approximately $285 million, respectively;

•	one indication of interest for certain of NRE’s German and French assets from a party, which we refer to as Party I, with an estimated value of approximately $440 million;

•	one indication of interest for certain of NRE’s German assets, with an estimated value of approximately $96 million; and

•	one indication of interest for certain of NRE’s French assets, with an estimated value of approximately $170 million.

At a meeting of the SRC held on February 22, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, the SRC and its advisors discussed the various indications of interest received in the first round of the strategic review process, including that the indications of interest did not take into account transaction costs and, since no party had performed detailed due diligence, any tax liabilities and other expenses that would arise in connection with a party’s acquisition of a publicly-traded U.S. REIT. Following these discussions, the SRC directed Goldman Sachs to hold follow up conversations with a number of these parties to clarify certain aspects of their proposals. Representatives of Goldman Sachs reached out to these parties beginning on February 22, 2019, after the conclusion of the SRC meeting.

At a meeting of the SRC held on February 25, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, representatives of Goldman Sachs updated the SRC on Goldman Sachs’s follow up discussions with certain of the bidders, and noted that, following these discussions, the implied values of certain indications of interest had been revised:

•	the implied value of Parent’s indication was estimated to be approximately $20.30 per share of NRE common stock;

•	the implied value of Party D’s indication was estimated to be approximately $17.95 per share of NRE common stock; and

•	the implied value of Party J’s indication previously estimated to be approximately $17.29 per share of NRE common stock was revised to be approximately $17.74 per share of NRE common stock.

In addition, in the course of discussions with representatives of Goldman Sachs, Party J also indicated limited flexibility on price and on valuation of NRE’s assets in the United Kingdom, and that its per share value was based on asset values and would likely be adjusted downward for corporate liabilities and transaction costs.

Following these discussions, the SRC determined to invite eight parties to participate in a second round bid process. The eight parties selected to move forward in the process were: Parent; Party C; Party D; Party E; Party F; Party G; Party H; and Party I. The SRC determined to include selected asset bidders to move forward in the process in view of the potential to maximize value by selling selected assets separately or by having bidders for these assets partner with other bidders.

Between February 26, 2019 and March 4, 2019, management of NRE conducted management meetings with representatives of each of Parent, Party C, Party D, Party E and Party F. Each of these parties also conducted tours of certain NRE properties.

On March 6, 2019, Party H withdrew from the process, citing various other projects it was working on.

At a meeting of the SRC on March 6, 2019, at which members of NRE management and representatives of Fried Frank and Goldman Sachs were in attendance, representatives of Goldman Sachs reviewed the status of the strategic review process, provided a summary of key components of an analysis of internalization alternatives for NRE, and reviewed potential process alternatives.

In the first fiscal quarter of 2019, NRE completed the sale of its Uhlandstrasse property in Frankfurt for approximately $40 million, and two small non-core retail assets in Werl and Bremen for an aggregate consideration amount of $4 million.

On March 7, 2019, Party E, an investment group, withdrew from the process, indicating that it perceived that an acquisition of NRE presented additional costs as compared to an acquisition of NRE’s real estate. Party E also indicated that its fund structure was not conducive to an acquisition of NRE and noted the complexity of splitting the assets of NRE among multiple investment funds.

The second U.K. Parliament Brexit vote occurred on March 12, 2019, resulting in the possibility of Great Britain leaving the European Union without an exit agreement. Since the March 12, 2019 vote, there has been continued uncertainty as to the terms and timing of the United Kingdom’s exit from the European Union.

At a meeting of the SRC held on March 14, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, the SRC and its advisors discussed the status of the strategic review process and the impact of Brexit on the process. Following this discussion, the SRC agreed to establish April 9, 2019 as the deadline for second round bids.

On March 19, 2019, at the direction of the SRC, representatives of Goldman Sachs distributed a round two process letter. The process letter directed the participating bidders to submit a best and final offer on April 9, 2019, accompanied by a markup of a draft merger agreement furnished by Fried Frank.

At a meeting of the SRC on March 21, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, representatives of Goldman Sachs reviewed the current status of the strategic review process and reviewed an illustrative analysis of potential future merger and acquisition opportunities for NRE in the event of an internalization of NRE management.

During the week of April 1, 2019, Party F communicated that it would not submit a second round proposal due to its inability to get comfortable with risks of an acquisition transaction, including risks related to Brexit.

On April 2, 2019, Party I submitted to the SRC a letter of intent to purchase certain of NRE’s German and French assets. This offer was for fewer of NRE’s German and French assets than its first round indication of interest, but on an asset-by-asset valuation was on substantially the same terms as its first round indication of interest. The value of the offer was approximately $354 million.

On April 4, 2019, the SRC met, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs updated the SRC on the status of the strategic review process and reviewed with the SRC NRE management’s forecasts for an internalization scenario. See the section entitled “—Certain NRE Forecasts” beginning on page 62 of this proxy statement.

On the same date, Party G withdrew from the process, citing a lack of funding for the transaction.

On April 9, 2019, the requested deadline for submission of second round offers, two parties submitted offers to acquire NRE:

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Party C submitted a revised offer with an estimated value of $18.04 per share. Party C did not furnish a markup of the draft merger agreement. Party C indicated that it was working with a financing source to obtain debt financing for the transaction.

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Party D submitted a revised offer to acquire substantially all the assets of NRE for an estimated value of approximately $17.25 per share (before taking into account potential wind down costs that would be borne by NRE stockholders). Party D’s offer was subject to, among other things, an exclusivity period of six to eight weeks to complete its due diligence and transaction documentation and to submit a binding bid. Because Party D’s proposal was for an asset transaction, Party D did not furnish a markup of the draft merger agreement.

On April 14, 2019, Parent submitted a revised offer to acquire NRE, with an estimated value of approximately $17.50 per share, citing, among other things, due diligence findings, including certain capital gains tax issues, German real estate transfer tax costs, and other costs associated with acquiring a public company. Parent’s offer was accompanied by a markup of the draft merger agreement which included various provisions that could affect certainty of closing, including, among other things, requirements that NRE have an unspecified minimum amount of available cash at closing, that all tax representations of NRE be true at closing without any materiality qualifier, that NRE complete the liquidation of various subsidiaries prior to closing, that certain German assets be sold to a separate Parent affiliate immediately prior to closing, and that NRE provide to Parent reliance letters from its environmental consultant relating to environmental reports provided to NRE. Parent indicated that its offer would be financed with an equity commitment from an affiliate of Parent and cash on hand of NRE.

The SRC met on April 15, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, to discuss the second round bids received by NRE and to discuss the potential internalization of management of NRE as an alternative to a sale of NRE. Representatives of Goldman Sachs noted that bidders had identified various structural and tax issues impacting valuation, including German real estate transfer taxes; the desire of certain parties to purchase REIT tax insurance; latent capital gains tax issues; and other potential tax liabilities and transaction costs. The SRC discussed with its advisors the possibility of Party I teaming with Party C or Party D to bid jointly on an acquisition of NRE, given that Party I’s values for certain assets exceeded the values the SRC understood Party C and Party D attributed to those assets. A representative of Fried Frank reviewed with the members of the SRC their duties in connection with evaluating the proposals and considering a potential transaction and the provisions contained in Parent’s markup of the draft merger agreement that could affect certainty of closing. The SRC determined to continue the strategic review process and to continue to engage with each of Parent, Party C and Party D to clarify their proposals and to improve their respective terms, as well as to explore the possibility of introducing Party I to Party C and/or Party D. The SRC also requested that Goldman Sachs work with management of NRE to develop an illustrative plan for a sale of all assets and liquidation of NRE. To assist with the evaluation of this alternative, the SRC directed Goldman Sachs to request each of Parent, Party C and Party D to submit a proposal for an acquisition of substantially all of NRE’s assets by the end of April 2019.

During the first quarter of 2019 and early April 2019, the SRC also engaged in discussions and negotiations with Colony with respect to the transition agreements with the external manager of NRE and employees of the external manager of NRE contemplated by the amendment to the NRE management agreement executed on November 7, 2018. In order to keep those employees of the external manager of NRE aligned and engaged during the strategic review process, the parties agreed that such employees would be retained through the closing of a sale and would be entitled to receive severance payments in connection with the termination of their employment upon closing of a sale. In April 2019, the parties also began discussing a potential extension of the April 30, 2019 triggering date under the NRE management agreement to accommodate the ongoing strategic review process, in view of the fact that the strategic review process appeared likely to extend beyond April 30, 2019.

At a meeting of the SRC on April 18, 2019, with representatives of Fried Frank in attendance, the SRC determined to move forward to finalize an employee transition agreement, a transition agreement with the external manager of NRE and Colony, and a further amendment to the NRE management agreement to extend the triggering date under the NRE management agreement.

On the same date, Party F communicated to representatives of Goldman Sachs that Party F might be interested in re-engaging in the strategic review process with a co-investor.

At a meeting of the SRC on April 23, 2019, with representatives of Fried Frank and Goldman Sachs in attendance, representatives of Goldman Sachs provided an update on the status of strategic review process and reviewed with the SRC structural considerations relating to a potential sale of assets and liquidation, and information relating to a potential internalization alternative. On the same day, NRE entered into a further amendment to the NRE management agreement, which extended the April 30, 2019 triggering date to June 30, 2019 to accommodate the ongoing strategic review process, and entered into the employee transition and management transition agreements previously approved at the April 18, 2019 SRC meeting.

On April 25, 2019, representatives of Goldman Sachs spoke with the potential co-investor with Party F. On April 30, 2019, Party F communicated to representatives of Goldman Sachs that it was unable to proceed with an offer for all of NRE, but might consider an offer for its French assets.

In response to the SRC’s request for Parent, Party C and Party D to submit proposals to acquire substantially all of the assets of NRE, two parties submitted revised offers for NRE:

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Party C did not submit an offer for substantially all assets of NRE, but on April 26, 2019, Party C submitted a revised proposal to acquire NRE with an estimated value of $17.84 per share of NRE common stock. Party C indicated that it had completed its due diligence, but requested a three-week exclusivity period for its potential debt financing source to perform its due diligence and deliver a financing commitment. In addition, Party C submitted to NRE a “highly confident” letter from a financing source and a markup of the draft merger agreement that reflected limited changes to the draft furnished by Fried Frank.

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On April 29, 2019, Parent submitted a proposal for an acquisition of substantially all assets of NRE for purchase price of approximately €1.0 billion, subject to working capital, apportionment and other adjustments. Parent’s offer was subject to completion of its due diligence and documentation, which Parent estimated would take approximately six weeks. This proposal did not take into account potential wind down costs that would be borne by NRE stockholders. Parent requested a six-week exclusivity agreement.

Party D did not submit a further proposal for an acquisition of substantially all assets of NRE, but on April 26, 2019, Party D submitted a proposal for an acquisition of NRE’s German assets for approximately $297 million. Party D’s proposal indicated it would be acting with a co-investor and requested a four-week exclusivity period. While Party D did not formally withdraw its interest in an acquisition of substantially all assets of NRE, it did not pursue such a transaction further after April 26, 2019.

At a meeting of the SRC on April 30, 2019, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance, the SRC discussed with its advisors the revised proposals received from Parent and Party C and other alternatives to maximize value, including an internalization of the management of NRE. Representatives of Goldman Sachs reviewed with the SRC issues relating to a potential sale of all assets and wind down of NRE, noting that management of NRE had estimated that such a scenario would likely involve significant costs. Following this discussion, the SRC directed representatives of Goldman Sachs to continue to engage with Parent and Party C with respect to an acquisition of NRE common stock and Fried Frank to prepare revised drafts of the merger agreement for each bidder.

On May 2, 2019, at the direction of the SRC, representatives of Goldman Sachs distributed to each of Parent and Party C a further bid process letter, calling for the submission of final bids for NRE by May 30, 2019. In addition, representatives of Goldman Sachs advised telephonically the remaining bidders for selected NRE assets, Party F and Party I, of the May 30, 2019 deadline.

On May 3, 2019, Parent conveyed to representatives of Goldman Sachs a request that NRE agree to reimburse Parent for up to $2 million of transaction expenses to induce Parent to continue working towards a transaction. Parent indicated that it would not continue working towards a transaction absent NRE’s willingness to reimburse its transaction expenses in the event that no transaction was entered into with Parent. The SRC discussed this request at meetings of the SRC on May 6, 2019, with representatives of Fried Frank and Goldman Sachs in attendance. Following discussion, in order to induce Parent to continue to participate in the strategic review process while the SRC continued to explore alternatives, the SRC directed Fried Frank to draft a proposed expense reimbursement letter. On May 7, 2019, Fried Frank furnished a draft expense reimbursement letter to DLA Piper LLP, counsel to Parent, which we refer to as DLA.

On May 8, 2019, Party F indicated to representatives of Goldman Sachs that it would not make an offer for NRE’s French assets.

On May 10, 2019, representatives of Goldman Sachs furnished to representatives of Deutsche Bank Securities Inc., which we refer to as DB, the financial advisor to Parent, a revised draft merger agreement prepared by Fried Frank.

On May 12, 2019, representatives of Goldman Sachs furnished to Party C a revised draft merger agreement prepared by Fried Frank.

Also on May 12, 2019, Party I advised representatives of Goldman Sachs that Party I would not be in a position to make a revised offer by May 30, 2019.

On May 13, 2019, at the direction of the SRC, representatives of Goldman Sachs provided an introduction of Party D to Party C, with a view to facilitating an improved offer by Party C. Based on information provided by Party C, the SRC understood that Party C subsequently engaged in discussions with Party D regarding certain of NRE’s assets, but these discussions did not result in Party D participating in Party C’s subsequent proposals.

On May 15, 2019, DLA sent to Fried Frank a revised draft of the expense reimbursement letter.

The SRC met on May 16, 2019, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs provided an update to the SRC on the status of discussions and reviewed potential next steps in the strategic review process.

Also on May 16, 2019, Fried Frank sent to DLA a further revised draft of the expense reimbursement letter and representatives of Goldman Sachs spoke by telephone with representatives of DB to discuss the status of Parent’s proposal and its response to the draft expense reimbursement letter. Representatives of Fried Frank and DLA spoke by telephone on May 17, 2019 regarding the draft expense reimbursement letter. The focus of these discussions was the conditions under which Parent would be entitled to reimbursement. Following this discussion, Fried Frank sent to DLA a further revised expense reimbursement letter. The revised letter, among other things, required as a condition to Parent’s right of reimbursement that Parent submit, prior to the bid deadline, a fully-financed, binding proposal at a price not less than $17.50 per share (subject to adjustment for material issues identified after the date of the letter) and containing limited conditions to closing.

On May 22, 2019, DLA sent to Fried Frank a revised draft expense reimbursement letter. The revised draft, among other things, required as a condition to Parent’s right of reimbursement that Parent submit, prior to the bid deadline, a fully-financed, binding proposal at a price not less than $16.75 per share (subject to adjustment for material issues identified after April 14, 2019) and containing conditions to closing not materially less favorable to NRE than those contained in Parent’s markup of the draft merger agreement of April 14, 2019.

Further discussions took place between representatives of Goldman Sachs and representatives of Parent between May 22 and May 27, 2019. On May 27, 2019, a representative of DB sent an e-mail to representatives of Goldman Sachs indicating that, subject to certain conditions, Parent would likely be prepared to eliminate the minimum cash requirement contained in its April 14, 2019 markup of the merger agreement, agree to a customary materiality qualifier with respect to the accuracy at closing of NRE’s tax representations, and work with NRE on other issues affecting deal certainty, including obtaining mortgage lender consents.

During 2019, management of NRE was actively engaged in a process to sell two German hotel assets to a third party in a sale that would be consummated prior to the closing of the transactions under the merger agreement. On May 28, 2019, management of NRE met with a potential purchaser of the two German hotel assets and discussed a transaction in which a sale document would be executed prior to June 30 and the sale of the two German hotel assets would be consummated in early September 2019.

On May 28, 2019, representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell spoke by telephone with representatives of Party C regarding the draft merger agreement furnished to Party C on May 12, 2019. The discussion focused principally on transaction structure, timing of closing and the scope of certain representations and warranties. Later on May 28 and continuing to May 30, 2019, Party C sent to representatives of Goldman Sachs a series of communications, including revised proposal letters. The estimated value of Party C’s proposal on May 30, 2019 was approximately $17.29 per share. The letters stated that Party C’s “final offer” for NRE was subject to adjustment for currency exchange rate fluctuations and changes in certain non-property, non-cash assets and liabilities. In addition, the letters indicated that Party C intended to finance its proposal through a combination of debt and equity, with proof of Party C’s equity financing to be furnished separately. Party C’s letters stated that it had obtained debt financing indications, but was continuing to explore debt financing alternatives. Party C also stated that it had completed its due diligence, but its financing sources required three weeks to complete their diligence starting from June 3, 2019. Party C’s May 28, 2019 letter further indicated that in due course it would provide a revised draft merger agreement reflecting the discussions earlier that day. Party C also requested a three-week exclusivity period.

Between May 28 and May 30, 2019, further discussions also took place between representatives of Goldman Sachs and representatives of DB concerning Parent’s request for expense reimbursement and Parent’s current valuation for NRE. During these discussions, representatives of DB indicated that Parent’s prior proposal of approximately $17.50 per share would be adjusted lower to account for currency exchange movements and various diligence items, which representatives of Goldman Sachs estimated would imply an updated value of approximately $17.09 per share. However, Parent did not submit a revised offer letter. During this period, representatives of Goldman Sachs and representatives of DB also discussed the possibility of Parent presenting its valuation of NRE in a combination of U.S. dollars, Euros and pounds sterling rather than presenting its valuation on a U.S. dollar basis.

The SRC met on May 30, 2019, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs provided an overview of the respective valuations of Parent and Party C and updated the SRC on the discussions with each party, including with respect to price. The SRC and its advisors also discussed the status of the expense reimbursement request from Parent and the possibility of offering Party C expense reimbursement to continue working towards a transaction rather than agreeing to Party C’s request for exclusivity. The SRC determined not to agree to Party C’s request for exclusivity but determined it would be appropriate to offer expense reimbursement to each of Parent and Party C to encourage them to continue working towards a transaction.

On June 2, 2019, representatives of Goldman Sachs spoke by telephone with representatives of Party C regarding the offer to reimburse a portion of Party C’s expenses, rather than providing Party C with exclusivity. Following that discussion, representatives of Goldman Sachs sent a form of expense reimbursement letter drafted by Fried Frank to Party C, which contemplated reimbursement of up to $1 million of expenses of Party C provided that Party C satisfied certain requirements as to price and terms and conditions of its binding offer. Also on June 2, 2019, representatives of Goldman Sachs sent a revised draft expense reimbursement letter prepared by Fried Frank to representatives of DB, which similarly contemplated reimbursement of up to $1 million of expenses.

A meeting of the SRC took place on June 4, 2019, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance. Representatives of Goldman Sachs provided an overview of the current proposals from Parent and Party C and remaining open issues with each party. Messrs. Nia and Feldman of the management of NRE joined the meeting to share their perspective on the open issues. At this meeting, members of the SRC discussed the fact that Parent’s proposal was expected to be denominated in a combination of U.S. dollars, Euros and pounds sterling, and that holders of NRE common stock would be subject to currency risk with respect to the U.S. dollar consideration ultimately to be received upon exchange of Euro and pound sterling components of the merger consideration. Members of the SRC expressed interest in the possibility of hedging the transaction consideration, in order to protect stockholders against exchange rate fluctuations. Representatives of Goldman Sachs reviewed with the SRC potential sign-to-close foreign exchange hedging strategies that the SRC could consider.

On June 5, 2019, DLA furnished to Fried Frank a revised draft of the expense reimbursement letter. The revised draft requested reimbursement for up to $2 million of expenses, and as a condition of reimbursement required Parent to submit a final, binding proposal at a value not less than the sum of $5.82, €6.55 and £3.06 per share (subject to change for issues identified after April 14, 2019). The value presented in the draft expense reimbursement letter was based on Parent’s assumption that the two German hotel assets that NRE was in the process of negotiating to sell would be sold and NRE would have at least a specified level of cash on hand at closing. The proposal was also subject to the conditions in Parent’s April 14, 2019 markup of the merger agreement, provided that the parties agreed to negotiate in good faith to resolve certain matters, including with respect to tax representations and provisions related to mortgage lender consents. The DLA draft also contemplated a deadline for submission of its final bid of June 26, 2019.

On June 6, 2019, Fried Frank furnished to DLA a revised draft of the expense reimbursement letter. The revised draft largely accepted the changes proposed by DLA, while leaving the amount of expense reimbursement open.

On June 11, 2019, the SRC met, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs provided the SRC with an overview of their progress with each of Parent and Party C related to due diligence, valuation, mortgage lender consents, proposed expense reimbursement and timing. Representatives of Goldman Sachs indicated that Party C had responded favorably to their follow-up requests and continued to move forward in an effort to find more value and to secure funding for a transaction, and that Parent had begun the mortgage lender consent process and had generally agreed to terms of the expense reimbursement letter, other than the cap on the amount of the expense reimbursement. The SRC agreed Goldman Sachs should continue working with Parent to finalize the expense reimbursement letter. Later that day, NRE executed the expense reimbursement letter with Parent, with a cap on the amount of the expense reimbursement of $1.5 million.

On June 13, 2019, Party C furnished to Goldman Sachs a revised draft expense reimbursement letter. Party C’s draft provided that Party C would be entitled to expense reimbursement of up to $1 million provided that it submitted prior to the bid deadline a proposal confirming its agreement to negotiate in good faith to reach a definitive merger agreement on the terms contained in a markup to be furnished by counsel to Party C, and at a price per share to be specified. On the same day, Party C furnished to Goldman Sachs a markup of the draft merger agreement. Among other things, the revised draft: provided for the termination of the merger agreement if the merger was not approved by NRE stockholders by September 16, 2019 (regardless of when the proxy statement required to be sent to stockholders to seek such approval was cleared by the SEC); provided for a termination fee of €30 million plus reimbursement of Party C’s expenses if the merger agreement was terminated because stockholder approval was not obtained by September 16, 2019; provided that Party C would not be required to close if there were a material adverse change with respect to any subsidiary of NRE that owns real property; and eliminated materiality qualifiers in certain representations and warranties. The draft merger agreement also eliminated customary language requiring Party C to enforce its equity commitments.

On June 16, 2019, representatives of Goldman Sachs and Fried Frank spoke with representatives of Party C. In that conversation, Party C indicated that the draft merger agreement furnished on June 13, 2019 did not accurately reflect Party C’s positions. In addition, in response to questions from representatives of Goldman Sachs, Party C indicated that it was continuing to experience delays in advancing its debt financing commitments for the transaction.

At the direction of the SRC, over the weekend of June 15 and 16, 2019, representatives of Goldman Sachs spoke by telephone with representatives of Parent and Party C. The representatives of Goldman Sachs advised each of Parent and Party C that the deadline for final bids would be June 26, 2019.

On June 17, 2019, Fried Frank received a revised draft merger agreement from DLA. The revised draft agreement, among other things, expanded the scope of various representations and warranties, required NRE to operate within operating, capital expenditure and development expenditure budgets to be specified, and reinserted a condition with respect to the accuracy of tax representations with no materiality qualifiers, but largely accepted the conditions to closing reflected in Fried Frank’s prior draft of the merger agreement.

On June 19, 2019, representatives of Goldman Sachs furnished to Party C a revised draft merger agreement prepared by Fried Frank, which largely rejected the changes proposed by Party C in its draft of June 13, 2019.

On June 20, 2019, representatives of Fried Frank and Sullivan & Cromwell spoke by telephone with representatives of DLA regarding the open issues in DLA’s draft merger agreement. Later that day, the SRC met, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance. At this meeting, representatives of Goldman Sachs reviewed the status of discussions with each of Parent and Party C and suggested next steps. The SRC discussed the fact that, in light of the fact that Parent’s proposal would be denominated in a combination of U.S. dollars, Euros and pounds sterling, holders of NRE common stock would be subject to currency risk with respect to the U.S. dollar consideration ultimately to be received upon exchange of Euro and pound sterling components of the merger consideration. Members of the SRC again expressed interest in the possibility of hedging the transaction consideration, in order to protect NRE stockholders against exchange rate fluctuations.

Following the SRC meeting of June 20, 2019, the management of NRE initiated discussions with certain third parties in order to explore potential currency hedges for the merger consideration in a transaction with Parent. These discussions continued up to the date of execution of the merger agreement.

On June 21, 2019, Fried Frank furnished a revised draft merger agreement to DLA. In the revised draft merger agreement, Fried Frank requested clarification of the financial capacity of Parent and of the investment fund providing the equity commitment for the transaction to perform their obligations under the agreement. In addition, the revised draft reflected, among other things, changes to various representations and warranties and budget-related provisions.

On June 24, 2019, DLA furnished a revised draft merger agreement to Fried Frank.

On June 25, 2019, a representative of Fried Frank sent an e-mail to representatives of DLA highlighting issues raised by DLA’s revised merger agreement. The principal issues identified by Fried Frank were: the inclusion of conditions to closing relating to the receipt of mortgage lender consents and the filing and escrow of certain French tax returns; provisions requiring NRE to adhere to certain budget requirements between signing and closing with limited scope for deviation; certain changes to closing conditions relating to the accuracy of representations and warranties; the treatment of two German hotel assets that NRE was in the process of negotiating to sell but for which NRE had not yet entered into binding agreements; and issues relating to the equity commitment to be provided by Parent’s equity financing source.

On June 26, 2019, representatives of Parent communicated to the advisors to the SRC that, given outstanding diligence requests and the need to find a resolution for the German hotel assets, Parent was requesting an extension of the bid date to July 8, 2019. The SRC rejected this request, but authorized an extension of the bid deadline from noon on June 26, 2019 to 7 p.m. on that date. Later on June 26, 2019, Parent furnished to the SRC a letter indicating that Parent expected to be able to submit a binding proposal by July 8, 2019. The letter did not specify a purchase price, was expressed to be subject to definitive documentation, completion of confirmatory due diligence, and resolution of certain additional matters communicated to NRE’s advisors. This letter was not accompanied by a draft merger agreement or equity commitment letter. Parent’s advisors requested that the advisors to the SRC confirm that this letter satisfied the terms and conditions set forth in the expense reimbursement letter between with Parent. At the direction of the SRC, the SRC’s advisors informed Parent’s advisors that, in the SRC’s view, the letter may not satisfy the terms and conditions of the expense reimbursement letter. Later that evening, DLA furnished to Fried Frank a revised merger agreement and an equity commitment letter, and representatives of DB furnished to representatives of Goldman Sachs a schedule showing the purchase price proposed by Parent. This schedule reflected merger consideration of the sum of $1.41, €9.59 and £3.82 per share, which was estimated to be equivalent to approximately $17.17 per share based on June 26, 2019 spot exchange rates. This proposed merger consideration was based on Parent’s assumption that the two German hotel assets would be sold prior to closing and NRE would have at least a specified level of cash on hand at closing. Later that evening, at the direction of the SRC, representatives of Fried Frank advised representatives of DLA that, based upon the materials provided by DLA and price discussions earlier that evening between representatives of DB and Goldman Sachs, Parent’s letter did satisfy the terms and conditions set forth in the expense reimbursement letter, subject to the understanding that Parent would engage in good faith negotiations to finalize the transaction.

Also on June 26, 2019, Party C submitted to representatives of Goldman Sachs a letter containing a revised, non-binding offer by Party C to acquire NRE. The letter stated that the value of Party C’s offer was $18.00 per share. After subsequent discussions between representatives of Goldman Sachs and principals of Party C regarding Party C’s valuation assumptions, Party C’s offer was estimated to have a value of approximately $17.20 per share. Party C’s letter indicated that Party C required until July 26, 2019 to complete lenders’ due diligence, obtain committed debt financing and finalize a transaction, and requested exclusivity until July 26, 2019.

The SRC met on June 27, 2019, with representatives of Fried Frank and Goldman Sachs in attendance. At this meeting, representatives of Goldman Sachs reviewed with the SRC the proposals from Parent and Party C. Representatives of Fried Frank reviewed with the SRC the open issues under the merger agreement with Parent, and noted that there remained only a small number of outstanding issues, including resolution of the treatment of the two German hotel assets that NRE was in the process of negotiating to sell. Representatives of Goldman Sachs reviewed with the SRC illustrative currency exchange rate hedging scenarios. In addition, representatives of Goldman Sachs reviewed with the SRC considerations relating to an internalization of the management of NRE. The members of the SRC instructed Goldman Sachs to share its presentation materials with management of NRE and determined to schedule a follow-up meeting that would include management of NRE.

During the day on June 27, 2019, various calls took place between Parent, NRE and their respective advisors regarding outstanding due diligence matters and the transaction documents. During these calls, at the direction of the SRC, representatives of NRE discussed with Parent the possibility of utilizing a transaction structure under which NRE would seek to dispose of the German hotel assets between signing and closing, with the merger consideration being subject to adjustment based on the proceeds received from such disposition and, if such disposition was not completed prior to closing, the merger consideration would be reduced and NRE stockholders would receive an interest in a trust holding those assets and the trust would distribute to its interest holders the net proceeds of the sale of the German hotel assets after closing.

Also at the direction of the SRC, representatives of Fried Frank and Goldman Sachs communicated to Parent and its representatives the importance of Parent completing its work and being in position to sign a definitive agreement by the opening of business on July 1, 2019.

On June 28, 2019, the SRC met, with management of NRE and representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell, in attendance. Members of the SRC and management of NRE discussed the likelihood of success and the possible challenges of an internalization of NRE management. Following this discussion, the members of NRE management left the meeting. A representative of Sullivan & Cromwell provided an overview of potential conflicts of interest of members of NRE management in connection with the strategic alternatives being considered by the SRC. Representatives of Goldman Sachs updated the SRC on timing and process to finalize a transaction with Parent.

Although NRE had continued discussions with a potential purchaser for the German hotel assets, NRE had not entered into a binding agreement to sell those assets by the last week of June 2019. On June 28, 2019, representatives of Parent communicated to representatives of Goldman Sachs an expectation that a binding agreement be in place prior to execution of the merger agreement. Alternatively, Parent again indicated that it would consider acquiring NRE with the German hotel assets, subject to a due diligence review of those assets.

Between June 28, 2019 and July 1, 2019, representatives of Fried Frank and DLA engaged in discussions with respect to remaining issues relating to the merger agreement, and the parties conducted due diligence calls on certain outstanding issues, including tax issues and the German hotel assets.

On July 1, 2019, Parent conducted site visits at the German hotel assets. Subsequently, at Parent’s request, management of NRE postponed discussions with the potential purchaser of the two German hotel assets.

The parties continued to exchange drafts of the merger agreement and disclosure schedules for the transaction, but did not finalize a transaction by the SRC’s target date of July 1, 2019. In addition, during this period, management of NRE engaged in discussions with third parties relating to potential currency hedges with respect to the Euro and pound sterling components of the merger consideration.

On June 28, 2019, Mr. Feldman spoke by telephone with the principals of Party C to clarify certain components of Party C’s asset by asset valuation of NRE. In addition, between June 30, 2019 and July 2, 2019, representatives of Goldman Sachs continued to engage in discussions with principals of Party C regarding the value of Party C’s proposal and the time required for Party C to complete its work and present a fully-financed proposal. Party C continued to indicate that it required several weeks to deliver a fully-financed proposal.

On July 2, 2019, in order to address NRE’s concerns with respect to the financial capacity of Parent to perform its obligations under the merger agreement, Parent agreed that, in the event that NRE were unable to obtain specific performance of the obligation of Parent to consummate the transaction following the satisfaction of the conditions to the obligation of Parent to close the transaction or if the transaction failed to close due to a breach by Parent, NRE would be entitled to a reverse termination fee of approximately 6% of equity value, and the equity commitment of Parent’s equity financing source would be available to satisfy Parent’s obligation to pay the reverse termination fee.

On the evening of July 2, 2019, representatives of Parent conveyed to representatives of Goldman Sachs a final proposal that included the acquisition of NRE with the German hotel assets, for aggregate consideration of the sum of $1.68, €9.26 and £3.82 per share. This proposal reflected adjustments for the inclusion of the German hotel assets and a projected lower cash balance at September 30, 2019, and was estimated to be equivalent to approximately $16.95 per share based on July 2, 2019 spot exchange rates. Parent advised representatives of Goldman Sachs that Parent would not support an alternative in which NRE disposed of the German hotel assets to a third party and distributed the proceeds to NRE stockholders. Two meetings of the SRC were held on the morning of July 3, 2019. At the first meeting, with members of NRE management and representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance, a representative of Fried Frank summarized the status of the transaction and noted that it would likely take some hours to finalize the transaction documents. The representative of Fried Frank reviewed the duties of the members of the SRC, summarized the material terms of the transaction and outlined potential considerations that members of the SRC might consider relevant in making a determination whether to recommend the transaction to the NRE board.

A second meeting of the SRC was held later on the morning of July 3, 2019, with representatives of Fried Frank, Goldman Sachs and Sullivan & Cromwell in attendance. At this meeting, representatives of Goldman Sachs reviewed with the SRC its financial analyses and then rendered to the SRC its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 3, 2019, to the SRC to the effect that, as of the date of its written opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Goldman Sachs in preparing its written opinion, as set forth in such opinion, the $1.68, plus €9.26, plus £3.82 per share of NRE common stock to be paid by Parent pursuant to the merger agreement was fair from a financial point of view to such holders (see the section entitled “—Opinion of the Financial Advisor to the SRC” beginning on page 55 of this proxy statement). Following the delivery of the opinion of Goldman Sachs, the members of the SRC unanimously determined the merger agreement and all related agreements and documents to be advisable and in the best interest of NRE, and resolved to recommend to the NRE board that it approve the execution, delivery and performance by NRE, the Partnership and the Partnership Merger Sub of the transaction documents, including the merger agreement. The SRC agreed to reconvene in the afternoon of July 3, 2019 to present its recommendation to the full NRE board. The SRC also authorized the execution of a six-month forward contract with DB AG London to hedge currency risk with respect to the Euro and pound sterling components of the merger consideration.

During the course of the day on July 3, 2019, the parties finalized the transaction documents and proposed form of press release announcing the execution of the merger agreement. In addition, during the day, NRE executed a six-month forward contract with DB AG London to hedge currency risk with respect to the Euro and pound sterling components of the merger consideration.

The NRE board met in the afternoon of July 3, 2019, with members of NRE management and representatives of Fried Frank, Goldman Sachs, Sullivan & Cromwell and Venable in attendance. At this meeting, a representative of Venable made a presentation to the members of the NRE board with respect to the duties of each member of the NRE board. The SRC then presented its recommendation of the merger agreement and the transaction documents to the NRE board. After discussion, the NRE board unanimously declared the merger agreement and all related agreements and documents to be advisable and in the best interest of NRE and approved the execution, delivery and performance, by NRE, the Partnership and the Partnership Merger Sub of the transaction documents, including the merger agreement, and directed that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

Later in the afternoon of July 3, 2019, NRE and Parent issued a joint press release announcing the execution of the merger agreement.

Reasons for the Mergers; Recommendation of the SRC and the NRE Board

Reasons for the Mergers

At a meeting held on July 3, 2019, the members of the SRC unanimously determined the merger agreement and all related agreements and documents to be advisable and in the best interest of NRE, and resolved to recommend to the NRE board that it approve the execution, delivery and performance by NRE, the Partnership and Partnership Merger Sub of the transaction documents, including the merger agreement. At a meeting of the NRE board later on July 3, 2019, the members of the NRE board unanimously declared the merger agreement and all related agreements and documents to be advisable and in the best interest of NRE and approved the execution, delivery and performance, by NRE, the Partnership and Partnership Merger Sub of the transaction documents, including the merger agreement, and resolved to recommend, on the terms and subject to the conditions of the merger agreement, that NRE stockholders vote in favor of the approval of the merger.

In reaching their respective determinations and recommendations, the SRC and the NRE board reviewed, evaluated and considered a number of factors, including the following:

•

The familiarity of the members of the SRC and the NRE board with NRE, its business, operations, corporate structure, assets, financial condition, historical financial performance, strategy and prospects, the markets in which NRE’s assets are located, and the European commercial real estate market generally.

•

Since its formation in March 2017, the SRC has focused on exploring a broad range of potential strategic alternatives to maximize value for NRE stockholders: beginning with the SRC’s efforts to renegotiate the NRE management agreement, which resulted in NRE entering into an amended management agreement with an affiliate of Colony in November 2017.

•

In 2018, this process continued with the SRC’s efforts to further renegotiate the terms of the NRE management agreement to provide NRE the ability to terminate the NRE management agreement, which resulted in NRE entering into a further amendment to the NRE management agreement in November 2018, giving NRE the right, in exchange for the payment of a termination fee, to terminate the NRE management agreement in conjunction with a change of control of NRE or internalization of management of NRE; and culminated in NRE’s publicly announced strategic review process which commenced in November 2018 and continued up to the execution of the merger agreement.

•

In connection with its publicly announced strategic review process, the SRC, together with senior management of NRE, its outside advisors and representatives contacted or was contacted by 137 potential strategic acquirers, private equity sponsors, asset managers, pension funds, sovereign wealth funds and family offices. NRE executed 54 non-disclosure agreements, and explored and actively solicited offers for a variety of strategic alternatives, including the sale of NRE as a whole, the sale of NRE’s principal operating subsidiaries, and the sale of individual properties and portfolios of properties, as well as conducting a detailed evaluation of the potential internalization of management of NRE and the continuation of NRE’s business as a standalone, self-managed entity. During this period, the SRC retained and was advised by experienced legal counsel and financial advisors, conducted extensive deliberations and met frequently to review potential strategic alternatives with its advisors.

•

Of the 54 parties that executed non-disclosure agreements with NRE, 18 submitted first round bids for NRE or certain of its assets, three submitted second round bids for NRE or certain of its assets, two submitted third round bids for NRE and a single party, Parent, submitted a definitive, fully financed proposal to acquire NRE. See the section entitled “—Background of the Mergers” beginning on page 31 of this proxy statement.

•

Throughout the strategic review process, the SRC explored alternatives to the sale of NRE to a single buyer, including: introducing potential bidders to other potential bidders who could potentially deliver greater value in combination than by bidding on an individual basis; analyzing the potential for an orderly sale of NRE’s assets and liquidation of NRE; and evaluating the alternative of an internalization of NRE management. The SRC and the NRE board assessed the benefits and risks of each of these alternatives and concluded that the transactions contemplated by the merger agreement are advisable and in the best interest of NRE.

•

The per share consideration, which, based upon the exchange rate assumptions set forth in this proxy statement has an estimated value of $17.03, represents a 16.4% premium to the unaffected closing stock price on the NYSE of NRE common stock of $14.63 per share on November 6, 2018, the last trading day before NRE announced its strategic review process, and represents an approximately 16% internal rate of return on stockholders’ investment since NRE completed the spin-off on November 2, 2015.

•

The analyses of Goldman Sachs, the SRC’s financial advisor and the opinion of Goldman Sachs, to the effect that, as of July 3, 2019, subject to the assumptions, limitations and qualifications set forth therein, the unconverted per share consideration is fair, from a financial point of view, to the holders of NRE common stock (other than Parent and its affiliates), which analyses and opinion are described in the section entitled “—Opinion of the Financial Advisor to the SRC” beginning on page 55 of this proxy statement and the full text of which opinion is attached hereto as Annex B.

•

The continuing economic and political uncertainty both globally and particularly in Europe (the location of NRE’s properties), the ongoing risks and uncertainties arising from Brexit (which may have particular impacts on NRE’s London properties), and other risks detailed in NRE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the potential impact of these uncertainties and risks on the value of NRE’s assets and on tenant demand for NRE’s properties both currently and in the future.

•	The SRC and the NRE board’s views regarding market conditions and real estate market cycles in the geographic areas in which NRE’s assets are located.

•

Although members of the SRC and the NRE board believed NRE may have had potential as an independent entity were it to internalize the management of NRE, the SRC and the NRE board believed that, on balance, a current sale of NRE was more attractive and would yield greater and more certain value to NRE stockholders than an internalization of the management of NRE.

•	The SRC and the NRE board’s belief that the terms of the merger agreement, taken as a whole, are reasonable, including:

•	the limited number and nature of the conditions to closing of the mergers;

•

the fact that the transaction is not contingent on debt financing and that Parent has received an equity commitment from an affiliated investment fund with substantial assets for the full amount of the funds required to consummate the mergers (other than funds to be obtained from available cash of NRE and its subsidiaries);

•

the fact that NRE is entitled to specific performance, subject to the terms and conditions of the merger agreement, to require Parent to perform its obligations under the merger agreement and the Sponsor to perform its obligations under the equity commitment letter and, if specific performance is not available, to receive a the parent termination fee of $53 million if Parent fails to close the mergers when required under the terms of the merger agreement;

•	under the terms of the merger agreement, NRE is permitted to declare and pay its regular quarterly dividend for the second fiscal quarter of 2019; and

•

although NRE is prohibited from soliciting alternative acquisition proposals, NRE has the right, subject to the terms and conditions of the merger agreement, to provide information to and to engage in discussions and negotiations with, third parties who submit an unsolicited, written proposal that is or would be reasonably likely to result in a superior proposal and, under certain circumstances, to terminate the merger agreement to enter into an alternative acquisition agreement with a third party, subject to the payment of the company termination fee;

•

in that regard, the SRC determined, after discussion with its financial and legal advisors, that the company termination fee of $31 million is reasonable and customary for transactions similar in size to the transactions contemplated by the merger agreement.

•	The consummation of the mergers is subject to the approval of NRE stockholders.

•	The SRC and the NRE board’s belief that there are no regulatory impediments to the mergers.

In addition, the NRE board considered the recommendation of the SRC in favor of the merger agreement and the transactions contemplated thereby, which reflected the deliberations and determinations of the SRC at the conclusion of more than two years of efforts by the SRC to maximize value for NRE stockholders, with the advice and assistance of its legal and financial advisors.

The SRC and the NRE board also identified and considered a variety of risks and other potentially negative factors related to the merger agreement and the transactions contemplated thereby, including:

•

The merger consideration is denominated in a combination of U.S. dollars, Euros and pounds sterling but will be paid solely in U.S. dollars, and, as a result, holders of NRE common stock could be subject to currency exchange risks in connection with the receipt of the per share consideration. NRE has entered into certain currency hedges to mitigate this risk (see the section entitled “—Merger Consideration” beginning on page 31 of this proxy statement), but these hedges could also have the effect of limiting the benefit to holders of NRE common stock of favorable movements in currency exchange rates.

•

NRE is subject to interim operating restrictions, including budget limitations, under the merger agreement and the pendency of the mergers for an extended period of time could have an adverse effect on NRE’s business and operations.

•	Certain other terms of the merger agreement, including:

•

NRE is prohibited from soliciting alternative proposals (although, as previously noted, it has the right, subject to the terms and conditions of the merger agreement, to respond to unsolicited proposal under certain circumstances);

•

in the event of an alternative proposal, Parent is entitled to receive information with respect to the proposal, including the identity of the proponent, the terms of the proposal and all related documentation, and, if the SRC or the NRE board determines that an alternative proposal is a “superior proposal”, Parent has a four-business-day period to match that proposal, which could have the effect of discouraging alternative proposals; and

•	NRE must pay Parent the company termination fee of $31 million if it terminates the merger agreement for a superior proposal and under other specified circumstances.

•

Under the NRE management agreement, NRE must pay to the external manager of NRE a termination fee of approximately $70 million, inclusive of incentive fees owed in respect of periods prior to the mergers, in connection with the consummation of the mergers.

•	Although there are limited conditions to closing, there is a risk that the mergers may not be completed, for reasons beyond NRE’s control, including the failure to obtain the NRE stockholder approval.

•

Certain of NRE’s directors and officers may receive certain benefits that are different from, and in addition to, those of NRE stockholders generally (see the section entitled “—Interests of NRE’s Directors and Executive Officers in the Mergers” beginning on page 66 of this proxy statement).

The foregoing discussion of certain information and factors considered by the SRC and the NRE board, as applicable, is not exhaustive but is intended to reflect the principal factors considered by the SRC and the NRE board in consideration of the merger agreement and the transactions contemplated thereby. In light of the number and complexity of the factors considered, the SRC and the NRE board did not assign any relative or specific weight to those various factors. Rather, the SRC and the NRE board based their respective recommendations on the totality of the information presented to and considered by each of them and such other factors as they deemed relevant. In addition, individual members of the SRC and the NRE board may have given weight to different factors not mentioned above.

The foregoing discussion of the information and factors considered by each of the SRC and the NRE board includes forward-looking information. This information should be read in light of the factors described under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 23 of this proxy statement.

Recommendation of the SRC and NRE Board

At a meeting held on July 3, 2019, the members of the SRC unanimously adopted resolutions recommending that the NRE board: (i) declare advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement; (ii) approve and authorize the execution, delivery and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London, and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time between the Partnership and DB AG London; and (iii) direct that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

At a meeting of the NRE board later on July 3, 2019, the members of the NRE board unanimously, following the unanimous recommendation of the SRC, (i) declared advisable and in the best interests of NRE the adoption of the merger agreement and, on the terms and subject to the conditions set forth in the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) approved and authorized the execution, delivery, and performance of the merger agreement and all related agreements and documents, on the terms and subject to the conditions set forth in the merger agreement and all related agreements and documents, including the letter agreement between DB AG London and the Partnership setting forth the terms and conditions of a transaction pursuant to which the Partnership would agree to purchase U.S. dollars in exchange for Euros and pounds sterling at a future trade date for the purpose of hedging the portion of the aggregate merger consideration denominated in Euros and pounds sterling subject to the ISDA Master Agreement, dated as of October 6, 2017, as amended and supplemented in accordance with its terms from time to time between the Partnership and DB AG London, and (iii) directed that the merger be submitted for consideration at the special meeting, with the recommendation that NRE stockholders vote to approve the same.

Accordingly, the NRE board, following the unanimous recommendation of the SRC, unanimously recommends that you vote “FOR” the merger proposal.

Opinion of the Financial Advisor to the SRC

Opinion of Goldman Sachs

At a meeting of the SRC on July 3, 2019, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the SRC that, as of July 3, 2019 and based upon and subject to the factors and assumptions set forth therein, the unconverted per share consideration to be paid to holders (other than Parent and its affiliates) of NRE common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 3, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the SRC in connection with its consideration of the mergers. The Goldman Sachs opinion is not a recommendation as to how any holder of NRE common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of NRE for the four years ended December 31, 2018;

•	NRE’s Registration Statement on Form S-11, including the prospectus contained therein dated July 2, 2015, relating to the distribution of NRE common stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NRE;

•	certain other communications from NRE to its stockholders;

•	certain publicly available research analyst reports for NRE; and

•

certain internal financial analyses and forecasts for NRE prepared by its management, as approved for Goldman Sachs’ use by the SRC, which we refer to as the Forecasts and which are summarized below in the section entitled “—Certain NRE Forecasts” beginning on page 62 of this proxy statement.

Goldman Sachs also held discussions with members of the senior management of NRE regarding their assessment of the past and current business operations, financial condition and future prospects of NRE; reviewed the reported price and trading activity for NRE common stock; compared certain financial and stock market information for NRE with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial real estate industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the SRC’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the SRC’s consent that the Forecasts were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the SRC. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of NRE or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. Goldman Sachs has also assumed at the SRC’s instruction that, as reflected in the Forecasts, no distributions pursuant to Section 6.15 of the merger agreement will be made between the date of the merger agreement and the consummation of the merger.

Goldman Sachs’ opinion does not address the underlying business decision of NRE to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to NRE; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the unconverted per share consideration to be paid to holders (other than Parent and its affiliates) of NRE common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of transactions contemplated by Section 6.08 of the merger agreement, any hedging activities taken by or on behalf of NRE or its affiliates, including any currency hedging activities taken or to be taken with respect to the unconverted per share consideration, any allocation of the unconverted per share consideration, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities of NRE, any class of securities of the Partnership or any other persons, creditors or other constituencies of NRE or the Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers or directors of NRE, or class of such persons in connection with the mergers, whether relative to the unconverted per share consideration to be paid to the holders (other than Parent and its affiliates) of NRE common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market, exchange rates and other conditions, as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of NRE or Parent or the ability of NRE or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the SRC in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 2, 2019, the last trading day before the public announcement of the merger and is not necessarily indicative of current market conditions.

Implied Premia and Multiples Analysis

Goldman Sachs analyzed solely for informational purposes the implied consideration of $16.95 to be paid to holders of NRE common stock pursuant to the merger agreement, calculated by converting the Euro and pound sterling portions of the unconverted per share consideration to U.S. dollars using EUR/USD and GBP/USD spot foreign exchange rates as of July 2, 2019 in relation to the undisturbed price per share of NRE common stock as of November 6, 2018, the last trading day prior to the date that NRE announced that the SRC was conducting a process to review strategic alternatives, including a potential sale of NRE, and the high and 20-day volume weighted average price per share of NRE common stock, which we refer to as the 20-Day VWAP, over the 12-month period ended November 6, 2018.

The results of this analysis are as follows:

Reference Price Per Share	Implied premium represented by $16.95 per share based on spot foreign exchange rates as of July 2, 2019
Undisturbed stock price as of November 6, 2018 of $14.63	15.8%
20-Day VWAP of $13.50	25.5%
52-Week High of $14.70	15.3%

In addition, Goldman Sachs calculated solely for informational purposes an implied equity value for NRE, which we refer to as the Implied Equity Value, by multiplying the implied consideration of $16.95 per share of NRE common stock by the total number of shares of NRE common stock outstanding as of June 26, 2019 on a fully diluted basis. Goldman Sachs also calculated solely for informational purposes an implied enterprise value for NRE, which we refer to as the Implied Enterprise Value, by adding to the Implied Equity Value NRE’s net debt (calculated as debt and capital leases less cash and cash equivalents) and non-controlling interests, each as of March 31, 2019.

Using the foregoing, Goldman Sachs calculated solely for informational purposes the following implied multiples:

•

Implied Enterprise Value as a multiple of NRE’s earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for the 12-month period ended March 31, 2019, which we refer to as the LTM EBITDA, and December 31, 2018, which we refer to as the 2018 EBITDA, respectively; and

•

Implied Equity Value as a multiple of NRE’s adjusted funds from operations, which we refer to as AFFO, for the 12-month period ended March 31, 2019, which we refer to as the LTM AFFO, and December 31, 2018, which we refer to as the 2018 AFFO, respectively.

The results of these calculations were as follows:

Implied Enterprise Value as a multiple of LTM EBITDA	18.0x
Implied Enterprise Value as a multiple of 2018 EBITDA	16.0x
Implied Equity Value as a multiple of LTM AFFO	21.3x
Implied Equity Value as a multiple of 2018 AFFO	18.9x

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of a future value per share of NRE common stock, including the present value of accumulated dividends, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples, based on applying a percentage premium or discount to projected net asset value, which we refer to as NAV, per share of NRE common stock. For this analysis, Goldman Sachs first derived a range of theoretical future values per share for NRE common stock as of December 31, 2019, 2020, 2021 and 2022, by applying a percentage discount rate ranging from 10% to 30% to estimates of NRE’s NAV per share for each of the fiscal years ending December 31, 2019, 2020, 2021 and 2022, respectively, reflected in the Forecasts. The percentage discounts that were applied were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account percentage discounts of NRE common stock price to its estimated NAV per share since December 2015, which ranged between a 31.8% discount to 11.7% discount, and percentage premiums or discounts of common stock prices to estimated NAV per share for comparable companies, which ranged between a 25.9% discount to a 6.7% premium. Goldman Sachs then discounted to present value as of March 31, 2019 the theoretical future values per share of NRE common stock it derived and the estimated dividends to be paid per share of NRE common stock through the end of the applicable year as reflected in the

Forecasts by a discount rate of 6.1%, which reflects an estimate of NRE’s cost of equity, derived by application of the Capital Asset Pricing Model, which we refer to as CAPM, which incorporates certain company-specific inputs, including, among others, a beta for the company, as well as certain financial metrics for the U.S. markets generally, to present value as of March 31, 2019, to yield illustrative present values per share of NRE common stock ranging from $12.45 to $18.44.

Goldman Sachs also performed an illustrative analysis of the implied present value of a future value per share of NRE common stock, including the present value of accumulated dividends, based on next 12 months, which we refer to as NTM, funds from operations, which we refer to as FFO, multiples. For this analysis, Goldman Sachs first derived a range of theoretical future values per share for NRE common stock as of December 31, 2019, 2020, 2021 and 2022, by multiplying NTM FFO multiples ranging from 14.0x to 18.0x by estimates of NRE’s FFO for the NTM period for each of the fiscal years ending December 31, 2019, 2020, 2021 and 2022, respectively, reflected in the Forecasts and adding accumulated dividends over the same periods of time. These illustrative NTM FFO multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account annual average consensus NTM FFO multiples for NRE common stock since December 2015, based on publicly available consensus estimates from the Institutional Brokers’ Estimate System, which we refer to as IBES, which ranged between 14.6x to 26.6x, and annual average consensus NTM FFO multiples for comparable companies, based on publicly available consensus estimates from IBES, which ranged between 15.3x to 23.3x. Goldman Sachs then discounted to present value as of March 31, 2019 the theoretical future values per share of NRE common stock it derived and the estimated dividends to be paid per share of NRE common stock through the end of the applicable year as reflected in the Forecasts by a discount rate of 6.1%, which reflects an estimate of NRE’s cost of equity, derived by application of the CAPM, to yield illustrative present values per share of NRE common stock ranging from $15.06 to $21.11.

Illustrative Discounted Cash Flow Analysis

Using the Forecasts, Goldman Sachs performed an illustrative levered discounted cash flow analysis on NRE. Using discount rates ranging from 6.0% to 7.0%, reflecting estimates of NRE’s cost of equity, Goldman Sachs discounted to present value as of July 2, 2019 (i) estimates of levered free cash flow for NRE for the years 2019 through 2023 as reflected in the Forecasts, and (ii) a range of illustrative terminal values for NRE, which were calculated by applying perpetuity growth rates ranging from 1.0% to 2.0% to a terminal year estimate of the levered free cash flow to be generated by NRE, as reflected in the Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 16.6x to 25.1x). Goldman Sachs derived such discount rates by application of the CAPM. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative equity values for NRE by adding the ranges of present values it derived above. Goldman Sachs then divided the range of illustrative equity values it derived by the number of outstanding shares of NRE common stock as of June 26, 2019 on a fully diluted basis, as provided by management of NRE, to derive a range of illustrative present values per share ranging from $13.81 to $23.09.

Selected Precedent Transactions Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions announced during the six-year period ending on July 2, 2019 involving a publicly-traded U.S. REIT target (excluding mortgage REIT transactions). For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. The selected transactions and the implied premia calculated for each of the transactions (as well as the implied transaction value) are set forth below:

Date Announced	Acquiror	Target/Seller	Transaction Value ($ billion)	Premium to Undisturbed Stock Price (%)

May 6, 2019	Park Hotels & Resorts Inc.	Chesapeake Lodging Trust	2.7	8.2

March 25, 2019	Cousins Properties Incorporated	TIER REIT, Inc.	5.9	15.6

January 2, 2019	Omega Healthcare Investors, Inc.	MedEquities Realty Trust, Inc.	0.6	50.0

September 6, 2018	Pebblebrook Hotel Trust	LaSalle Hotel Properties	5.2	45.7

July 31, 2018	Brookfield Asset Management Inc.	Forest City Realty Trust, Inc.	11.4	26.6

June 25, 2018	Greystar Real Estate Partners	Education Realty Trust, Inc.	4.6	13.6

May 7, 2018	The Blackstone Group L.P.	Gramercy Property Trust	7.5	15.4

April 29, 2018	Prologis, Inc.	DCT Industrial Trust Inc.	8.4	15.6

March 26, 2018	Brookfield Property Partners	GGP Inc.	40.0	14.6

July 3, 2017	Greystar Growth and Income Fund LP	Monogram Residential Trust, Inc.	3.7	22.4

June 30, 2017	Canada Pension Plan Investment Board	Parkway, Inc.	1.2	13.1

June 28, 2017	Government Properties Income Trust	First Potomac Realty Trust	1.4	11.4

June 9, 2017	Digital Realty Trust Inc.	Dupont Fabros Technology, Inc.	7.6	14.9

May 7, 2017	Sabra Health Care REIT, Inc.	Care Capital Properties, Inc.	4.2	11.8

April 24, 2017	RLJ Lodging Trust	FelCor Lodging Trust Incorporated	2.8	16.7

February 27, 2017	Tricon Capital Group Inc.	Silver Bay Realty Trust Corp.	1.4	19.4

November 14, 2016	Regency Centers Corporation	Equity One, Inc.	5.8	10.8

August 15, 2016	Mid-America Apartment Communities, Inc.	Post Properties, Inc.	4.9	16.6

April 29, 2016	Cousins Properties Incorporated	Parkway Properties, Inc.	3.5	13.0

January 19, 2016	Brookfield Asset Management Inc.	Rouse Properties, Inc.	2.5	35.3

Date Announced	Acquiror	Target/Seller	Transaction Value ($ billion)	Premium to Undisturbed Stock Price (%)

December 15, 2015	DRA Advisors LLC	Inland Real Estate Corporation	2.3	6.6

December 3, 2015	American Homes 4 Rent	American Residential Properties, Inc.	1.4	8.7

October 16, 2015	Harrison Street Real Estate Capital, LLC	Campus Crest Communities, Inc.	1.9	23.4

October 8, 2015	The Blackstone Group L.P.	Biomed Realty Trust Inc.	7.9	23.8

September 8, 2015	The Blackstone Group L.P.	Strategic Hotels & Resorts, Inc.	5.9	13.2

June 22, 2015	Lone Star Investment Advisors	Home Properties, Inc.	7.8	9.2

April 22, 2015	Brookfield Asset Management Inc.	Associated Estates Realty Corporation	2.4	17.4

April 10, 2015	The Blackstone Group L.P.	Excel Trust, Inc.	1.9	14.5

October 31, 2014	Omega Healthcare Investors, Inc.	Aviv REIT, Inc.	2.6	16.2

September 16, 2014	Washington Prime Group Inc.	Glimcher Realty Trust	4.1	34.1

June 2, 2014	Ventas, Inc.	American Realty Capital Healthcare Trust, Inc.	2.6	13.9

December 9, 2013	Essex Property Trust Inc.	BRE Properties Inc.	4.3	15.0

October 23, 2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.	11.2	13.8

This analysis indicated a median premium of 15.0% across the period. This analysis also indicated a 25th percentile premium of 13.1% and 75th percentile premium of 19.4% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 13% to 19% to the undisturbed closing price per share of NRE common stock of $14.63 as of November 6, 2018 and calculated a range of implied equity values per share of NRE common stock of $16.55 to $17.47.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to NRE or Parent or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the SRC as to the fairness from a financial point of view of the unconverted per share consideration to be paid to holders (other than Parent and its affiliates) of NRE common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NRE, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The unconverted per share consideration was determined through arm’s-length negotiations between NRE and Parent and was approved by the SRC. Goldman Sachs provided advice to the SRC during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to NRE or the SRC or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the SRC was one of many factors taken into consideration by the SRC in making its determination to approve the mergers. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of NRE, Parent, any of their respective affiliates and third parties, including Colony, subsidiaries of which are, respectively, a significant stockholder and the external manager of NRE, and AXA SA, which we refer to as AXA, an affiliate of Parent, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the SRC in connection with, and participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to NRE and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two-year period ended July 3, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to NRE and/or its affiliates of approximately $2.3 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to AXA and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as co-manager with respect to a public offering for AXA Equitable Holdings, Inc., which we refer to as AXA Equitable Holdings, an affiliate of AXA, of its 5.000% Senior Notes due 2048, its 4.350% Senior Notes due 2028 and its 3.900% Senior Notes due 2023 (aggregate principal amount $3.8 billion) in April 2018; as sole bookrunner with respect to AXA’s collateralized loan obligation (aggregate principal amount of $410 million) in May 2018; as a joint bookrunner with respect to the initial public offering of 157,837,500 shares of common stock of AXA Equitable Holdings in May 2018; as sole bookrunner with respect to AXA’s collateralized loan obligation (aggregate principal amount of $480 million) in July 2018; as sole bookrunner with respect to AXA’s collateralized loan obligation (aggregate principal amount of $400 million) in August 2018; as a co-manager with respect to a follow-on offering of 60,000,000 shares of common stock of AXA Equitable Holdings in November 2018; as financial advisor to AXA with respect to its pending acquisition of the outstanding shares of AXA Tianping Property & Casualty Insurance Company Ltd that it does not currently hold announced in November 2018; and as a joint bookrunner with respect to a follow-on offering of 40,000,000 shares of common stock of AXA Equitable Holdings in March 2019. During the two-year period ended July 3, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to AXA and/or its affiliates and portfolio companies (which may include companies that are not controlled by AXA) of approximately $7.8 million. During the two-year period ended July 3, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Parent, Merger Sub or the Sponsor to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Colony and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two-year period ended July 3, 2019, the Investment Banking Division of Goldman Sachs has not been engaged by Colony or its affiliates, other than NRE as described above, to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to

NRE, Parent, the Partnership, Colony, AXA and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the AXA, Colony and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Colony and AXA from time to time and may do so in the future.

The SRC selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated March 19, 2018, as amended on April 29, 2019, the SRC engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. As amended, the engagement letter between the SRC and Goldman Sachs provides for a transaction fee of $14 million, the principal portion of which is contingent upon consummation of the mergers. In addition, NRE has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain NRE Forecasts

NRE does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving NRE, NRE provided to the SRC’s financial advisor, Goldman Sachs, certain non-public unaudited financial forecasts covering multiple years that were prepared by the management of NRE and not for public disclosure.

A summary of certain of the Forecasts is not being included in this document to influence your decision whether to vote for or against the merger proposal, but is being included because they were made available to the SRC’s financial advisor, Goldman Sachs. The inclusion of this information should not be regarded as an indication that the SRC, the NRE board, their advisors or any other person considered, or now considers, the Forecasts to be material or to be a reliable prediction of actual future results, and the Forecasts should not be relied upon as such. The internal financial forecasts of the management of NRE, upon which the Forecasts were based, are subjective in many respects. There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the Forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by NRE or other companies. The Forecasts have been prepared by, and is the responsibility of the management of NRE. PricewaterhouseCoopers, Société cooperative, NRE’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Forecasts and, accordingly, PricewaterhouseCoopers, Société coopérative does not express an opinion or any other form of assurance with respect thereto. The inclusion of the PricewaterhouseCoopers, Société coopérative report as incorporation by reference relates to NRE’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.

Additionally, although the Forecasts presented below are presented with numerical specificity, they are not facts. The Forecasts were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of NRE. Important factors that may affect actual results and cause these Forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to NRE’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement. In addition, the Forecasts reflect assumptions that are subject to change and do not reflect revised prospects for NRE’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared. NRE has not prepared revised forecasts to take into account other variables that have changed since the dates on which the Forecasts were finalized. There can be no assurance that the Forecasts will be realized or that NRE’s future financial results will not materially vary from the Forecasts. NRE will shortly make publicly available its actual results of operations for the fiscal quarter ended June 30, 2019, and stockholders are urged to review carefully NRE’s Quarterly Report on Form 10-Q for such period when it is filed.

In developing the Forecasts, the management of NRE made numerous material assumptions with respect to NRE for the periods covered by such forecasts, including:

•

internalization of NRE’s management and replacing any fees payable to the external manager of NRE under the NRE management agreement with compensation and other general and administrative expenses associated with direct employment of personnel;

•	in-place rental income based on the rent roll as of December 31, 2018 and cash interest expense associated with existing debt financing;

•

one to two fiscal quarters of vacancy upon expiry of existing leases, which reflects current market conditions, including but not limited to the current rent levels, rent free periods and any costs related to releasing in the markets where NRE operates;

•	annual upward adjustment to rent of approximately 2% in the German and French portfolio and rent reviews in the United Kingdom assets, to the extent these are embedded in current leases; and

•	redeployment over a one to two year period of approximately $300 million of cash available from asset sales into a combination of:

•	direct acquisitions of property at a capitalization rate of 5%, a loan-to-value ratio of 60%, financing costs of 2%, and an annual net operating income growth rate of approximately 2%;

•

(i) property acquisitions with joint venture partners with consistent capitalization rate, loan-to-value ratio, financing costs and annual net operating income growth rate as direct acquisitions described immediately above, (ii) joint venture partners pay various fees to NRE, including asset management, acquisition and disposition fees, and (iii) no promotion or incentive fee is earned; and

•

7% coupon income earned on preferred equity invested by NRE and joint venture partners pay various fees to NRE associated with such investment, including asset management, acquisition and disposition fees.

The following is a summary of the Forecasts prepared by NRE’s management (in millions and reflect a forward foreign exchange curve for all U.S. dollar equivalent):

	Years Ending in December 31,
	2019E	2020E	2021E	2022E	2023E
Property NOI(1)	$49.9	$69.5	$72.8	$78.1	$84.3
EBITDA(2)	$26.2	$73.0	$77.5	$82.7	$84.9
FFO(3)	$14.4	$57.2	$61.2	$65.7	$67.3
AFFO(4)	$16.3	$52.0	$53.7	$59.6	$68.6
CAD(5)	$23.5	$61.9	$65.9	$70.4	$72.0
Levered Free Cash Flow(6)	$(268.7)	$33.6	$52.6	$41.2	$67.3

(1)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Property Net Operating Income, a non-GAAP measure which we refer to as Property NOI, as the total cash net operating income for NRE’s current operating portfolio, plus the total net operating income for NRE’s incremental direct equity investments.

(2)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines EBITDA, a non-GAAP measure, as Property NOI, adjusted to include interest income from preferred equity investments, straight line rental income, NRE’s share of income from joint venture investments, plus various fees from joint venture partners on an amortized basis, less corporate general and administrative expenses and other expenses. Because the Forecasts were not prepared with a view toward complying with GAAP, methodology for calculating EBITDA for purposes of the Forecasts is different from methodology for calculating EBITDA as presented in NRE’s historical periodic reports.

(3)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Funds From Operations, a non-GAAP measure which we refer to as FFO, as EBITDA adjusted to include interest expense and current tax expense.

(4)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines Adjusted Funds From Operations, a non-GAAP measure which we refer to as AFFO, as FFO, adjusted to exclude straight line rental income, recurring maintenance capital expenditures and adjusted to actual cash received during the period related to various fees from joint venture partners.

(5)

For the purposes of this section entitled “—Certain NRE Forecasts”, NRE defines cash available for distribution, a non-GAAP measure which we refer to as CAD, as FFO adjusting to include gains or losses on settlement of foreign currency derivatives and to exclude stock based compensation expense. Because the Forecasts were not prepared with a view toward complying with GAAP, methodology for calculating CAD for purposes of these projections is different from methodology for calculating CAD as presented in NRE’s historical periodic reports.

(6)

For purposes of this section entitled “—Certain NRE Forecasts”, NRE defines levered free cash flow as EBITDA less interest expense, less current tax expense, less straight line rental income, less recurring maintenance capital expenditures and adjusted to actual cash received during the period related to various fees from joint venture partners, less new investments net of debt financing and less other cash flow items. Levered free cash flow was calculated by Goldman Sachs based on the NRE forecasts prepared by the management of NRE as approved for Goldman Sachs’ use by the SRC.

Financing of the Mergers

The Sponsor has provided to Parent the equity commitment letter pursuant to which the Sponsor has agreed to purchase, or cause the purchase of, equity and/or debt securities of Parent for a maximum amount equal to the sum of approximately €384.2 million plus approximately £168.6 million to fund the amounts payable by Parent pursuant to the merger agreement. The balance of the funds required to finance the amounts payable by Parent pursuant to the merger agreement will be obtained from available cash of NRE and its subsidiaries.

Closing and Effective Time of Mergers

The mergers will occur only if the closing conditions contained in the merger agreement are satisfied or waived. The mergers will be completed legally at the time the appropriate certificates or articles of merger have been duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland and with the Secretary of the State of Delaware, as applicable, and at the time any other filings, recordings or publications required to be made in connection with the mergers have been made, or at such later time as may be agreed by the parties and specified in the articles of merger (which may not be more than 30 days after the articles of merger have been accepted for record); provided that the effective time of the partnership merger shall be immediately before the effective time of the merger. However, there can be no assurance as to when or if the mergers or the other transactions contemplated by the merger agreement will occur.

Subject to the fulfillment or waiver of the conditions to the mergers, the mergers are expected to be completed at the end of September 2019 or as soon as reasonably practicable thereafter.

Payment of Merger Consideration and Surrender of Shares

Prior to the effective time of the merger and the partnership merger, Parent or Merger Sub shall enter into an agreement that is reasonably acceptable to NRE with a paying agent selected by Parent with NRE’s prior approval for the purposes of paying the merger consideration to stockholders of NRE and the holders of common units and LTIP units. At or prior to the effective time of the partnership merger, Parent shall deposit an amount in cash with the paying agent that, when taken together with the available cash of NRE and its subsidiaries that is deposited with the paying agent, is sufficient in the aggregate for the paying agent to satisfy payments of the merger consideration to holders of NRE common stock, common units and LTIP units, which we refer to as the exchange fund, as provided for in the merger agreement.

The U.S. dollar, Euro and pound sterling components of the funds deposited by Parent will be consistent with the relative portions of the per share consideration that are denominated in U.S. dollars, Euros and pounds sterling. In accordance with the hedging agreements, Parent and NRE will cause DB AG London to convert the Euro and pound sterling components of the exchange fund into U.S. dollars. Any outstanding hedges relating to the mergers must be unwound prior to the effective time of the merger and mark-to-market present valued and settled net against the U.S. dollars being delivered to the exchange fund. Immediately following such conversion and at or prior to the effective time of the merger, Parent and NRE will cause DB AG London to deposit the exchange fund with the paying agent, in trust for the benefit of the holders of NRE common stock (other than cancelled shares and restricted shares of NRE common stock), common units and LTIP units outstanding immediately prior to the effective time of the partnership merger.

Promptly after the closing, Parent and the Surviving Entity shall cause the paying agent to mail or otherwise provide to each holder of NRE common stock (other than cancelled shares and restricted shares of NRE common stock), common units or LTIP units:

•

transmittal materials specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a NRE share certificate, or with respect to book-entry shares, only upon delivery of an “agents message” regarding the book entry transfer, or, with respect to a common unit or LTIP unit, a transfer form; and

•

instructions for use in effecting the delivery of (i) NRE share certificates or surrender of the book-entry shares in exchange for the merger consideration to which such holder is entitled, or (ii) common units and LTIP units in exchange for payment to which such holder is entitled pursuant to the merger agreement.

Each NRE share certificate, book-entry share, common unit and LTIP unit shall be deemed at any time after the closing to represent only the right to receive the per share consideration. All payments made with respect to the merger consideration will be paid without interest.

Interests of NRE’s Directors and Executive Officers in the Mergers

The interests that NRE’s directors and executive officers may have in the mergers that are different from, or in addition to, those of NRE stockholders generally include the following:

•	accelerated vesting of all outstanding, unvested restricted shares of NRE common stock and RSUs;

•	payment of pro rata annual bonuses to NRE’s executive officers;

•

entitlement for each of NRE’s executive officers to receive severance payments and benefits from the external manager of NRE or one of its affiliates in the event of a qualifying termination of employment pursuant to previously negotiated agreements;

•

accelerated vesting of all outstanding, unvested equity awards of Colony and Colony Credit Real Estate that were previously granted to NRE’s executive officers, with performance deemed achieved at target; and

•	entitlement to continued D&O insurance coverage pursuant to a tail policy.

In addition, the external manager of NRE has a number of interests in the mergers that are different from, or in addition to, those of NRE stockholders generally, as set forth in the section entitled “—Background of the Mergers” beginning on page 31 of this proxy statement. Certain of NRE’s current and former directors and all of NRE’s executive officers have relationships with the external manager of NRE. Thomas J. Barrack, Jr., who was elected as a director at NRE’s 2019 annual meeting of stockholders, which we refer to as the 2019 annual meeting, is the Founder, Executive Chairman and Chief Executive Officer of Colony, which is the indirect parent entity of the external manager of NRE. Richard B. Saltzman, who served as a director of NRE and Chairman of the NRE board until the 2019 annual meeting, is the former President and Chief Executive Officer of Colony. All of NRE’s executive officers are employees of the external manager of NRE or its affiliates.

The NRE board and the SRC were aware of and considered these interests, among other matters, in evaluating and, in the case of the SRC, negotiating the merger agreement and merger and in recommending that the merger agreement be adopted by NRE stockholders.

Accelerated Vesting of Restricted Shares of NRE Common Stock and RSUs

Restricted Shares of NRE Common Stock

At the effective time of the merger, any vesting conditions applicable to each outstanding restricted share of NRE common stock granted under NRE’s equity incentive plan will automatically and without any action required on the part of the holder thereof, accelerate in full and each restricted share of NRE common stock will be converted into the right to receive cash in an amount equal to the per share consideration, without interest and less applicable withholding taxes.

The table below sets forth, as of the date hereof, the number of unvested restricted shares of NRE common stock held by NRE’s executive officers and Messrs. Saltzman and Barrack, who are former or current directors of NRE. The table below includes restricted shares of NRE common stock held by Mr. Saltzman prior to the 2019 annual meeting, all of which vested in connection with the end of his term as a director. None of NRE’s non-management directors hold any unvested restricted shares of NRE common stock.

Name	Restricted Shares (#)
Mahbod Nia	399,924
Keith A. Feldman	185,257
Trevor K. Ross	84,576
Richard B. Saltzman	8,838
Thomas J. Barrack, Jr.	34,892

Performance-Based Restricted Stock Units

Pursuant to the merger agreement, immediately prior to the effective time of the merger, any vesting conditions applicable to each outstanding award of RSUs subject to performance-based vesting conditions granted under NRE’s equity incentive plan will be treated in accordance with the terms set forth in the applicable award agreement, provided that the compensation committee of the NRE board may cause these awards to be vested at levels reflecting achievement of the applicable performance-based vesting conditions at the maximum level. At the effective time of the merger, each RSU that vests in connection with the merger will automatically and without any action required on the part of the holder thereof, be cancelled, and Parent will cause the Surviving Entity to pay to each such holder cash in an amount equal to the per share consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement), without interest and less any applicable withholding taxes. Any RSU that does not vest will terminate without consideration immediately prior to the effective time of the merger.

All of the outstanding RSUs are subject to vesting based on NRE’s TSR on either an absolute basis or a relative basis as compared to the MSCI US REIT Index. The outstanding RSUs consist of (i) RSUs granted on March 7, 2016 in connection with the spin-off, which are subject to performance-based vesting hurdles based on the absolute and relative TSR of NRE from the grant date through December 31, 2019 and which we refer to as the Spin-off Absolute TSR RSUs and Spin-off Relative TSR RSUs, respectively, and (ii) RSUs granted in March 2018 as part of an annual equity compensation pool intended to serve as long-term bonus for 2017, which are subject to performance-based vesting hurdles based on the absolute and relative TSR of NRE during the three-year period ending on February 28, 2021 and which we refer to as the 2018 Absolute TSR RSUs and 2018 Relative TSR RSUs, respectively.

The table below sets forth the number of RSUs, at the maximum performance level, held by NRE’s executive officers and Messrs. Saltzman and Barrack as of the date hereof. The table below includes the number of RSUs, at the maximum performance level, held by Mr. Saltzman prior to the 2019 annual meeting. Mr. Saltzman’s RSUs were earned and vested at the target performance level at the time he ceased to be a director of NRE, with the remainder remaining outstanding. None of NRE’s non-management directors hold any RSUs.

	Spin-Off Grants		2018 Grants		Total (#)
Name	Absolute TSR RSUs (#)	Relative TSR RSUs (#)	Absolute TSR RSUs (#)	Relative TSR RSUs (#)
Mahbod Nia	129,033	161,290	29,528	29,528	349,379
Keith A. Feldman	24,194	30,241	12,904	12,904	80,243
Trevor K. Ross	16,129	20,161	6,782	6,782	49,854
Richard B. Saltzman	—	—	8,838	8,838	17,676
Thomas J. Barrack, Jr.	—	—	11,810	11,810	23,620

The dividend equivalents that will be owed under the terms of these RSUs, based on dividends paid to date plus the $0.15 per share dividend that NRE is permitted to pay for the fiscal quarter ended June 30, 2019, will equal $2.25 per RSU for the Spin-off Absolute TSR RSUs and Spin-off Relative TSR RSUs and $1.05 per RSU for the 2018 Absolute TSR RSUs and 2018 Relative TSR RSUs.

Pursuant to the terms of the outstanding RSUs held by NRE’s executive officers and Messrs. Saltzman and Barrack, upon the consummation of the mergers, each of the awards that had not previously vested will vest based on the greater of (i) the percentage of such award that would have been earned if the price of NRE common stock at the end of the performance period was equal to the value of the per share consideration, (ii) a prorated percentage based either on the percentage of the performance period that had elapsed through the date of the mergers (for the Spin-off Absolute TSR RSUs and Spin-off Relative TSR RSUs) or on the amount that would have been earned based on annualized performance through the consummation of the mergers prorated for the percentage of the performance period that had elapsed through the date of the mergers (for the 2018 Absolute

TSR RSUs and 2018 Relative TSR RSUs), or (iii) a performance percentage of 100%. Based on the performance of the MSCI US REIT Index through the date of the merger agreement, if the mergers were completed on September 30, 2019, all of these outstanding RSUs, other than the 2018 Relative TSR RSUs, would have vested at or just slightly below the maximum. The 2018 Relative TSR RSUs would have vested slightly above target; however, NRE’s compounded annual TSR during the performance period through the date of the merger agreement exceeded 200% of the compounded annual TSR of the MSCI US REIT Index during the same time period, which would have resulted in these RSUs vesting at maximum if this level of performance had continued through the end of the performance period. In part based on this performance and as permitted by the merger agreement, the compensation committee of the NRE board has approved vesting of all of the RSUs held by NRE’s executive officers and Messrs. Saltzman and Barrack at the maximum level in connection with the mergers.

Pro Rata Annual Bonuses

The merger agreement permits NRE to pay cash bonuses at an aggregate annual rate equal to $2.5 million, which will be prorated or annualized, as applicable, depending on the closing date, by multiplying such amount by a fraction equal to (i) the number of days from and including January 1, 2019 to and including the closing date of the merger, divided by (ii) 365. The compensation committee of the NRE board has approved using this amount to pay pro rata cash amounts in connection with the closing of the mergers to NRE’s executive officers and certain other persons providing services to NRE based upon target equity bonus amounts for 2019.

The table below sets forth the target equity bonus amount for each of NRE’s executive officer for 2019 and the pro rata amount that would be paid to each NRE executive officer assuming that the mergers close on September 30, 2019.

Name	2019 Target Equity Bonus	Pro Rata Amount for period through September 30, 2019
Mahbod Nia	$1,207,515	$905,636
Keith A. Feldman	$544,677	$408,508
Trevor K. Ross	$286,254	$214,691

Potential Severance Payments and Benefits for NRE Executive Officers

Each of NRE’s executive officers will be entitled to receive cash severance payments from the external manager of NRE or one of its affiliates if his employment is terminated in certain circumstances in connection with the mergers.

Mahbod Nia, Chief Executive Officer and President of NRE, has an employment agreement with an affiliate of the external manager of NRE pursuant to which he is entitled to receive severance payments and benefits in specified circumstances, including if Mr. Nia terminates his employment for “good reason” or his employer terminates his employment without “cause”, in each case, as such terms are defined in the employment agreement. The closing of the mergers will entitle Mr. Nia to terminate his employment for “good reason” under his employment agreement and receive those severance payments and benefits as a result of the termination of the NRE management agreement and other actions that are expected to occur in connection with the closing of the mergers. Upon such a termination, Mr. Nia would be entitled to receive the following from his employer, which is an affiliate of the external manager of NRE: (i) a cash severance payment of approximately $7,732,613, (ii) a pro rata bonus for the year in which the termination occurs based on the actual cash bonus paid for the prior year, which was $833,977 for 2018 and (iii) continuing health benefits for one year or, if earlier, the date upon which Mr. Nia receives similar health benefits from another person. Pursuant to the terms of that certain Employee Transition Agreement, dated April 23, 2019, by and among NRE, the external manager of NRE and an affiliate of the external manager of NRE, which we refer to as the employee transition agreement, in the context of the mergers, affiliates of the external manager of NRE will be solely responsible for all cash severance payments payable to Mr. Nia and the payment of such cash severance is to be made concurrently with, or prior to, the receipt by the external manager of NRE of the termination fee payable in connection with the termination of the NRE management agreement and upon the closing of the mergers.

Pursuant to the employee transition agreement, the external manager of NRE agreed that either it or one of its affiliates would pay cash severance and a pro rata annual bonus to each of Keith A. Feldman, Chief Financial Officer and Treasurer of NRE, and Trevor K. Ross, Executive Vice President, General Counsel and Secretary of NRE, among others, in specified circumstances. These amounts will be owed in the event of a qualifying termination of employment by the external manager of NRE or one of its affiliates that occurs prior to the closing of the mergers or within nine months after the termination of the NRE management agreement upon the closing of the mergers. The minimum amount of cash severance payable would be determined based on a formula tied to years of service and base salary, which currently would amount to approximately $295,000 and $112,000 for Messrs. Feldman and Ross, respectively. The pro rata bonus would be based on minimum annual bonus amounts of $554,400 and $195,048 for Messrs. Feldman and Ross, respectively, and would be prorated based on the number of days worked in the year of termination and the prior year if bonuses for such year had not been paid.

Accelerated Vesting of Outstanding Equity Awards of Colony and Colony Credit Real Estate

Pursuant to provisions of the employee transition agreement, Colony and Colony Credit Real Estate agreed to amend the terms of outstanding equity awards previously made to NRE’s executive officers to provide for accelerated vesting upon a change in control of NRE, with minimum vesting of 100% of target for performance-based equity awards. Accordingly, the vesting of these equity awards held by NRE’s executive officers will be accelerated upon the consummation of the mergers.

The table below sets forth the number of outstanding, unvested shares of common stock or restricted stock units representing the right to receive an equal number of shares of common stock of Colony and Colony Credit Real Estate held by NRE’s executive officers as of the date hereof. As of August 13, 2019, the closing prices of shares of common stock of Colony and Colony Credit Real Estate were $4.71 and $14.01, respectively.

	Colony		Colony Credit Real Estate
Name	Restricted Shares of Common Stock (#)	Performance-Based Restricted Stock Units (# at 100% of target)	Restricted Shares of Common Stock (#)
Mahbod Nia	92,661	33,385	1,433
Keith A. Feldman	9,726	14,589	626
Trevor K. Ross	5,112	7,668	330

Directors’ and Officers’ Insurance and Indemnification

In connection with the mergers, NRE’s directors and officers will receive certain insurance and indemnification under the merger agreement. For specific terms, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 96 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Mergers

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of NRE common stock whose shares of common stock are surrendered in the merger in exchange for the per share consideration. The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code; final, temporary and proposed Treasury regulations; the legislative history of the Code; current administrative interpretations and practices of the Internal Revenue Service, which we refer to as the IRS; and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. NRE has not requested, and does not plan to request, any rulings from the IRS concerning the tax treatment of the merger. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary assumes that NRE common stock is held as a “capital asset” within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal circumstances. This summary does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements, in each case as applicable to the merger. In addition, this summary does not address the tax treatment of certain types of stockholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•

non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Material U.S. Federal Income Tax Consequences of the Mergers—Consequences of the Merger to Non-U.S. Stockholders of NRE Common Stock” below);

•	U.S. expatriates;

•	persons who mark-to-market NRE common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	stockholders who receive NRE common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding NRE common stock as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons subject to special tax accounting rules as a result of their use of “applicable financial statements” within the meaning of Section 451(b)(3) of the Code; and

•	persons holding NRE common stock through a partnership or similar pass-through entity.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds NRE common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding NRE common stock, you should consult your tax advisor regarding the consequences to you of the merger.

For purposes of this section, a “U.S. stockholder” means a beneficial owner of NRE common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (as defined in Code Section 7701(a)(30)) have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a United States person.

As used in this section, a “non-U.S. stockholder” means a beneficial owner of NRE common stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt stockholder.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND OF HOLDERS OF NRE COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Consequences of the Merger to NRE

For U.S. federal income tax purposes, NRE intends to treat the merger as if it had sold all of its assets to Merger Sub in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to the NRE stockholders in exchange for their NRE common stock. As a REIT, NRE generally is entitled to receive a deduction for liquidating distributions. NRE anticipates that its deemed liquidating distribution in connection with the merger will exceed its taxable income recognized as a result of the merger (together with any other undistributed taxable income recognized in the taxable year of the merger). Accordingly, NRE anticipates that it will not be subject to U.S. federal income or excise tax on any gain recognized (or deemed recognized) in connection with the merger and the other transactions contemplated by the merger agreement.

Consequences of the Merger to U.S. Stockholders of NRE Common Stock

General

A U.S. stockholder’s receipt of cash in exchange for NRE common stock will be treated as a taxable sale for U.S. federal income tax purposes. In general, a U.S. stockholder of NRE common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for such NRE common stock; and

•	the U.S. stockholder’s adjusted tax basis in its NRE common stock.

Gain or loss will be calculated separately for each block of NRE common stock, with a block consisting of multiple shares of NRE common stock acquired at the same cost in a single transaction. Generally, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the merger, the U.S. stockholder has held the related common stock for more than one year. An individual U.S. stockholder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 20%. Additionally, a 3.8% Medicare unearned income contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. stockholders generally are taxable at the regular U.S. federal income tax rates applicable to corporations

(currently 21%). The deductibility of capital losses is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a tax rate of 25% to a portion of long-term capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain”.

Special Rule for U.S. Stockholders Who Have Held NRE Common Stock for Less than Six Months

A U.S. stockholder who has held NRE common stock for less than six months at the effective time of the merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of NRE common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends previously received from NRE, or such U.S. stockholder’s share of any previously designated retained capital gains, with respect to such common stock.

Consequences of the Merger to Non-U.S. Stockholders of NRE Common Stock

A non-U.S. stockholder’s gain or loss from the merger will be determined in the same manner as that of a U.S. stockholder. Subject to the discussion of backup withholding described below, a non-U.S. stockholder generally will not be subject to U.S. federal income tax or U.S. federal withholding tax on any gain recognized from the merger, unless: (i) such non-U.S. stockholder’s common stock is treated as being effectively connected with a U.S. trade or business of such non-U.S. stockholder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. stockholder); or (ii) such non-U.S. stockholder is a non-resident alien individual who has been present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met.

A non-U.S. stockholder whose gain is effectively connected with the conduct of a trade or business in the United States of such non-U.S. stockholder will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. stockholder. In addition, a non-U.S. stockholder that is a corporation may be subject to a 30% branch profits tax (or lower applicable treaty rate) on such effectively connected gain.

A non-U.S. stockholder who is an individual who has been present in the United States for 183 days or more during the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the non-U.S. stockholder’s capital gain from the merger, which may be offset by U.S.-source capital losses of such non-U.S. stockholder. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum taxes.

If a non-U.S. stockholder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. stockholder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. stockholders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

The rules governing the U.S. federal income tax consequences of the receipt of the merger consideration are complex. Non-U.S. stockholders should consult with their tax advisors to determine the U.S. federal income tax consequences of the merger to them, as well as the applicability and impact of any U.S. tax laws other than those pertaining to income tax, as well as any state, local and non-U.S. tax laws.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of NRE common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. stockholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. stockholder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amounts withheld under these rules may be allowed as a credit or refund against the stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS OF THE MERGER TO THEIR SITUATION, INCLUDING THE APPLICATION OF STATE, LOCAL AND NON-U.S. TAX LAWS.

Regulatory Approvals

The completion of the mergers is subject to the receipt of the merger control clearance from the German FCO required as a result of acquisition of NRE by Parent. Parent and NRE received such clearance on August 6, 2019.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to, and is incorporated by reference into, this proxy statement. This summary does not purport to be complete and does not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about NRE contained in this proxy statement or in NRE’s public reports filed with the SEC may supplement, update or modify the factual disclosures about NRE contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by NRE, the Partnership, Partnership Merger Sub, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the NRE disclosure letter, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of by NRE, the Partnership, Partnership Merger Sub, Parent or Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Mergers; Member and Constituent Documents of the Surviving Entity

The merger agreement provides for the merger of NRE with and into Merger Sub, with Merger Sub as the Surviving Entity, upon the terms, and subject to the conditions, set forth in the merger agreement. Immediately prior to and in connection with the merger, Partnership Merger Sub will merge with and into the Partnership, with the Partnership as the Surviving Partnership. At the effective time of the merger, the separate corporate existence of NRE will cease. As the Surviving Entity, Merger Sub will continue to exist as a Maryland limited liability company following the mergers. As a result of the mergers, the Surviving Entity will be a wholly-owned subsidiary of Parent.

The merger agreement provides that, upon the consummation of the mergers, Parent shall be the sole member of the Surviving Entity and will be entitled to such rights, duties and obligations as more fully set forth in the operating agreement of the Surviving Entity.

The articles of organization and operating agreement of Merger Sub, each as in effect immediately prior to the effective time of the merger, will be the articles of organization and the operating agreement of the Surviving Entity until either is amended in accordance with its respective terms and applicable laws.

Closing and Effective Time of the Mergers

The mergers will occur only if the closing conditions contained in the merger agreement are satisfied or waived. The merger will be completed legally at the time the articles of merger have been duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland or at such other date and time as may be agreed by the parties and specified in the articles of merger (which may not be more than 30 days after the articles of merger have been accepted for record). The partnership merger will be completed legally at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or on such other date and time as may be agreed by the parties and specified in the certificate of merger, which nonetheless shall be immediately before the effective time of the merger.

Subject to the fulfillment or waiver of the conditions to the mergers, the mergers are expected to be completed at the end of September 2019 or as soon as reasonably practicable thereafter. However, there can be no assurance as to when or if the mergers or the other transactions contemplated by the merger agreement will occur.

Treatment of NRE Common Stock and Equity Awards

NRE Common Stock

At the effective time of the merger, each share of NRE common stock issued and outstanding immediately prior to such time (other than cancelled shares) will be converted automatically into the right to receive cash in an amount equal to the per share consideration, without interest. At the effective time of the merger, such shares of NRE common stock that have been converted into the right to receive the per share consideration shall no longer be outstanding and will be cancelled automatically and will cease to exist. At the effective time of the merger, cancelled shares will be cancelled without payment of any consideration for such shares, will cease to be outstanding and will cease to exist. Subject to certain exceptions set forth in the merger agreement (including NRE’s ability to pay the regular quarterly dividend for the fiscal quarter ended June 30, 2019 as described more fully in the section entitled “—Conduct of NRE’s Business Pending the Mergers” beginning on page 82 of this proxy statement), if NRE declares, sets aside or makes or pays any cash dividends or distributions on NRE common stock (whether to maintain NRE’s qualification as a REIT under the Code or otherwise), the per share consideration will be reduced by an amount equal to the per share amount of such dividend or distribution.

Restricted Shares of NRE Common Stock

At the effective time of the merger, any vesting conditions applicable to each outstanding restricted share of NRE common stock granted under NRE’s equity incentive plan will, automatically and without any action required on the part of the holder thereof, accelerate in full and each restricted share of NRE common stock will be converted automatically into the right to receive cash in an amount equal to the per share consideration, without interest and less any applicable withholding taxes.

Performance-Based Restricted Stock Units

Immediately prior to the effective time of the merger, any vesting conditions applicable to each outstanding RSU granted under NRE’s equity incentive plan will be treated in accordance with the terms set forth in the applicable award agreement; provided that the compensation committee of the NRE board may, in its sole discretion, cause these awards to be earned and vested at levels reflecting achievement of the applicable performance-based vesting conditions at the maximum level. At the effective time of the merger, all earned and vested RSUs will automatically and without any action required on the part of the holder thereof, be cancelled, and Parent will cause the Surviving Entity to pay each former holder of such cancelled RSUs cash in an amount equal to the per share consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement), without interest and less any applicable withholding taxes. Any RSU that does not become earned and vested will terminate without consideration immediately prior to the effective time of the merger.

Treatment of Interests in the Partnership

Limited Partnership Interests

At the effective time of the partnership merger, each common unit (other than common units of the Partnership held by NRE or its subsidiaries immediately prior to the effective time of the partnership merger) and each LTIP unit issued and outstanding immediately prior to the effective time of the partnership merger will be converted automatically into the right to receive cash in an amount equal to the per share consideration, without interest. Each common unit of the Partnership held by NRE immediately prior to the effective time of the partnership merger will be unaffected by the partnership merger and will remain outstanding as common units of the Surviving Partnership held by the Surviving Entity. This proxy statement does not constitute any solicitation of consents in respect of the partnership merger.

General Partnership Interests

The general partnership interest in the Partnership held by NRE immediately prior to the effective time of the partnership merger will be unaffected by the partnership merger and will remain outstanding as a general partnership interest in the Surviving Partnership held by the Surviving Entity. Immediately following the effective time of the merger, by virtue of the merger, Merger Sub will be the general partner and sole limited partner of the Surviving Partnership.

Exchange and Payment Procedures

Prior to the effective time of the merger and the partnership merger, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to NRE with a paying agent selected by Parent with NRE’s prior approval, which approval will not be unreasonably withheld, delayed or conditioned, for the payment of the merger consideration to NRE stockholders and payments to the holders of common units and LTIP units.

At or prior to the effective time of the merger, Parent shall deposit, or cause to be deposited, with DB AG London a cash amount in U.S. dollars, Euros and pounds sterling, that, when taken together with the available cash of NRE and its subsidiaries that is deposited with DB AG London at the effective time of the merger and partnership merger, is sufficient in the aggregate for the paying agent to make the payments of the merger consideration to NRE stockholders and payments to holders of common units and LTIP units, which we refer to as the exchange fund, as provided for in the merger agreement.

The U.S. dollar, Euro and pound sterling components of the funds deposited with DB AG London will be consistent with the relative portions of the per share consideration that are denominated in U.S. dollars, Euros and pounds sterling. In accordance with the hedging agreements entered into by NRE, Parent and NRE will cause DB AG London to convert the Euro and pound sterling components of the exchange fund into U.S. dollars. Any outstanding hedges relating to the mergers must be unwound prior to the effective time of the merger and mark-to-market present valued and settled net against the U.S. dollars being delivered to the exchange fund. Immediately following such conversion and at or prior to the effective time of the merger, Parent and NRE will cause DB AG London to deposit the exchange fund with the paying agent, in trust for the benefit of the holders of NRE common stock (other than cancelled shares and restricted shares of NRE common stock), common units and LTIP units outstanding immediately prior to the effective time of the merger or the partnership merger, as applicable.

Promptly after the effective time of the merger (and in any event within five business days thereafter), Parent and the Surviving Entity shall cause the paying agent to mail or otherwise provide to each holder of record of NRE common stock (other than cancelled shares and restricted shares of NRE common stock), common units or LTIP units:

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transmittal materials specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a NRE share certificate, or with respect to a book-entry share, only upon delivery of an “agents message” regarding the book entry transfer of book-entry shares, or, with respect to common units and LTIP units, a transfer form (or such other evidence, if any, of the transfer as the paying agent may reasonably request in the instructions described below); and

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instructions for use in effecting the delivery of (i) NRE share certificates or surrender of the book-entry shares in exchange for the portion of the merger consideration to which such holder of NRE share certificates or book-entry shares is entitled, or (ii) common units or LTIP units in exchange for the payment to which such common unit or LTIP unit is entitled to receive pursuant to the merger agreement.

Each NRE share certificate, book-entry share, common unit and LTIP unit shall be deemed at any time after the closing date to represent only the right to receive (with respect to each NRE share certificate, upon delivery thereof, with respect to each book-entry share, upon receipt by the paying agent of an “agent’s message” in customary form, and with respect to common units and LTIP units, upon receipt by the paying agent of a transfer form acceptable to the paying agent) the per share consideration. All payments made with respect to the merger consideration will be paid without interest. The per share consideration paid or delivered upon the surrender of NRE share certificates, book-entry shares, common units and LTIP units shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the shares of NRE common stock, common units and LTIP units represented thereby or exchanged therefor.

In the event of a transfer of ownership of shares of NRE common stock that is not registered in the transfer records of NRE or if payment of any portion of the merger consideration is to be made to a person other than the person in whose name the delivered NRE share certificate or the surrendered book-entry share is registered, the merger agreement provides that, upon due delivery of the NRE share certificate or due surrender of the book-entry share, payment of such portion of the merger consideration may be issued to such transferee or other person if the NRE share certificate or book-entry share formerly representing such shares of NRE common stock is properly presented to the paying agent accompanied by all documents required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Entity that any applicable transfer or other similar taxes have been paid or are not applicable.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of NRE common stock, common units or LTIP units for 18 months after the effective time of the merger will be delivered to the Surviving Entity (or its designee) upon demand. Thereafter, any such holders of shares of NRE common stock, common units or LTIP units will be entitled to look only to the Surviving Entity for payment of the portion of the merger consideration or payments to holders of common units or LTIP units payable in respect thereof. None of the Surviving Entity, Parent, NRE, the Surviving Partnership, the paying agent or any other person will be liable to any former holder of shares of NRE common stock, common units or LTIP units for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws.

From and after the effective time of the merger, the stock transfer books of NRE and the partnership interest records of the Partnership will be closed and there will be no transfers on the stock transfer books of the Surviving Entity or the records of the Partnership of NRE common stock, common units or LTIP units that were outstanding immediately prior to the effective time of the merger or the partnership merger, as applicable. If, after the effective time of the merger, any NRE share certificate or acceptable evidence of a book-entry share is presented to the Surviving Entity or the paying agent for transfer, it will be cancelled and exchanged for the portion of the merger consideration to which the holder of such share is entitled pursuant to the merger agreement (without interest). The portion of the merger consideration, without interest, paid or delivered upon the surrender for exchange of NRE share certificates or book-entry shares will be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the shares of NRE common stock represented thereby or exchanged therefor.

Each of Parent, Merger Sub, NRE, the Surviving Entity, the Partnership, the Surviving Partnership, or any affiliate thereof, or the paying agent, as the case may be, will be entitled to deduct or withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to the merger agreement to any person such amount as is required to deduct and withhold with respect to the making of such payment under applicable law (including, but not limited to, Section 1445 of the Code), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign law. To the extent that amounts are so deducted and withheld by the applicable payor in respect of any person and remitted to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to such person in respect of which such deduction and withholding was made.

Appraisal Rights

Pursuant to NRE’s charter and as permitted under Maryland law, no dissenters’ or appraisal rights are available to stockholders in connection with the mergers or the other transactions contemplated by the merger agreement.

Representations and Warranties

Representations and Warranties of NRE, the Partnership and Partnership Merger Sub

The merger agreement contains customary representations and warranties made by NRE, the Partnership and Partnership Merger Sub to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the NRE disclosure letter or in certain reports filed by NRE with the SEC. In particular, certain of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on NRE, as further described in the section entitled “––Representations and Warranties––Material Adverse Effect” beginning on page 80 of this proxy statement). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect if certain officers of NRE did not have actual knowledge after reasonable inquiry of such representations being untrue, inaccurate or incomplete.

In the merger agreement, NRE, the Partnership and Partnership Merger Sub, jointly and severally, made representations and warranties to Parent and Merger Sub regarding, among other things:

•	NRE’s and its subsidiaries’ due organization, valid existence, good standing and authority to carry on their businesses, and to own or lease their properties or assets;

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the capitalization and indebtedness of NRE and its subsidiaries, including restricted shares of NRE common stock and RSUs, the absence of certain restrictions or encumbrances with respect to the equity interests of NRE and its subsidiaries, and the absence of declared and unpaid dividends and distributions of NRE and its subsidiaries;

•	the validity and effectiveness of NRE’s and its subsidiaries’ governing documents;

•	that none of NRE or any of its subsidiaries has filed for bankruptcy, filed for reorganization, become insolvent or become subject to conservatorship or receivership;

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the corporate, partnership and limited liability company power and authority of each of NRE, the Partnership and Partnership Merger Sub, as applicable, to execute, deliver and perform its obligations under the merger agreement and, subject to the NRE stockholder approval, to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against NRE, the Partnership and Partnership Merger Sub;

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the SRC’s and the NRE board’s declaration of advisability of the merger agreement, approval of the merger agreement and the merger and the NRE board’s direction that the merger be submitted for consideration at the stockholders meeting;

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the vote of NRE stockholders necessary to approve the merger agreement and that there is no indebtedness of NRE or any of its subsidiaries issued and outstanding having the right to vote on any matters on which NRE stockholders may vote;

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consents or approvals of, or filings or registrations with, any governmental authorities required in connection with entering into or consummating the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws or organizational or governing documents and the absence of any conflicts with or defaults under contracts to which NRE or any of its subsidiaries is a party, in each case as a result of NRE, the Partnership or Partnership Merger Sub executing, delivering and performing, or consummating the transactions contemplated by, the merger agreement;

•	NRE’s filings with the SEC since January 1, 2017 and the accuracy of the information contained in those documents, including the conformity with GAAP of NRE’s financial statements filed with the SEC;

•	the absence of certain undisclosed liabilities or obligations of a type required to be recorded on a balance sheet under GAAP (including any notes related thereto);

•	internal controls over financial reporting and disclosure controls and procedures;

•	compliance with current NYSE listing requirements;

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the conduct of business in all material respects in the ordinary course of business consistent with past practice, the absence of a material adverse effect or certain other changes during the period between December 31, 2018 and July 3, 2019;

•	the absence of certain legal proceedings, investigations and governmental orders against NRE or its subsidiaries;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

•	the existence, effectiveness and status of necessary licenses and permits to own and lease properties and conduct business;

•	NRE’s and its subsidiaries’ material contracts and the absence of any breach or default under the terms of any material contract;

•	NRE’s and its subsidiaries’ employee benefit plans;

•	that NRE and its subsidiaries do not have, and have never had, any employees;

•	certain tax matters affecting NRE and its subsidiaries, including NRE’s qualification as a REIT;

•	certain environmental matters relating to NRE and its subsidiaries;

•	the absence of any broker’s or finder’s fees, with the exception of fees incurred by the SRC in its retention of Goldman Sachs in connection with the merger agreement;

•	the receipt of a fairness opinion from Goldman Sachs;

•	NRE’s and its subsidiaries’ rights to use intellectual property;

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matters relating to NRE’s and its subsidiaries’ owned and leased property, including the absence of any liens not permitted by the merger agreement, and the operating budget of NRE and its subsidiaries;

•	NRE’s and its subsidiaries’ insurance policies;

•	NRE’s and its subsidiaries’ status under the Investment Company Act of 1940, as amended; and

•	the inapplicability of any anti-takeover statutes, laws or regulations to the mergers and the merger agreement.

Material Adverse Effect

Many of the representations and warranties of NRE, the Partnership and Partnership Merger Sub in the merger agreement are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any effect, change, event, occurrence, circumstance or development (each of which we refer to as a Change) that, individually or in the aggregate with other effects, changes, events, occurrences, circumstances or developments, taken as a whole, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or assets of NRE and its subsidiaries, taken as a whole, or the ability of NRE to timely consummate the transactions contemplated by the merger agreement prior to December 15, 2019 (or, if applicable, March 1, 2020), but excluding any Change to the extent resulting from:

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Changes in laws of general applicability or the interpretation thereof, by governmental authorities, including any Changes in laws or the applicability of treatises resulting from the United Kingdom ceasing to be a member of the European Union and any transition arrangements related thereto;

•	Changes in GAAP or other accounting standards (or interpretations thereof);

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Changes in the conditions in the financial, credit, banking, capital or currency markets or interest rates or any suspension of trading in securities generally on any securities exchange or over-the-counter market;

•	Changes relating to factors affecting the real estate market generally;

•	actions or omissions by NRE or its subsidiaries that are (i) required or permitted by the merger agreement, or (ii) taken with the prior written consent of Parent;

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the negotiation, execution, announcement or existence of the merger agreement and the transactions contemplated thereby, including (i) the identity of Parent and its affiliates, (ii) by reason of any communication by Parent or its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of NRE and its subsidiaries following the closing date, (iii) the failure to obtain any third-party consents in connection with the transactions contemplated by the merger agreement, or (iv) the impact of any of the foregoing on any relationships, contractual or otherwise, with landlords, tenants, lenders, business partners, joint venturers or any other persons;

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Changes in global or national economic or political conditions, including, government shutdowns, civil or social unrest, labor strikes, revocation of treaties, trade disputes, war, or terrorism, including cyberterrorism;

•	Changes relating to natural or man-made disasters, outbreak of disease, acts of God or other force majeure events;

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any failure by NRE to meet, or changes to, any estimates of revenues, earnings or other financial performance generally or with respect to any property or assets (provided the underlying causes are not otherwise excluded from the definition of material adverse effect);

•	any claim or legal proceeding asserted or commenced by or on behalf of any of the current or former stockholders or equity holders of NRE or any of its subsidiaries; or

•	Changes in NRE’s trading volume or price of NRE common stock on the NYSE (provided the underlying causes are not otherwise excluded from the definition of material adverse effect);

except, with respect to the first, second, third, fourth, seventh and eighth bullet points above, to the extent that NRE and its subsidiaries, taken as a whole, are disproportionately adversely affected by such Change as compared to other participants in the real estate industry that own similar assets in jurisdictions in which NRE or any of its subsidiaries own assets.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub to NRE, the Partnership and Partnership Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter that Parent and Merger Sub delivered to NRE in connection with the merger agreement. In particular, certain of these representations and warranties are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on Parent or Merger Sub, as applicable). In addition, certain of these representations and warranties are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect if certain officers of Parent and Merger Sub did not have actual knowledge after reasonable inquiry of such representations being untrue or incorrect.

The representations and warranties of Parent and Merger Sub relate to, among other things:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing and authority to carry on their businesses, and own or lease their properties and assets;

•	the capitalization, ownership and operations of Merger Sub;

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the corporate (or comparable) power and authority of each of Parent and Merger Sub to execute, deliver, and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Parent and Merger Sub;

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consents or approvals of, or filings or registrations with, any governmental authorities required in connection with execution, delivery or performance of, or the consummation of the mergers and the transactions contemplated by the merger agreement;

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the absence of conflicts with, or violations of, laws or organizational or governing documents, in each case as a result of Parent or Merger Sub executing, delivering and performing, or consummating the transactions contemplated by, the merger agreement;

•	the absence of certain legal proceedings, investigations and governmental orders against Parent or Merger Sub;

•	compliance with applicable laws, including the Foreign Corrupt Practices Act of 1977, as amended;

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the validity and enforceability of the equity commitment letter and, taking into account the cash forecast contained in NRE’s operating budget, the availability to Parent of sufficient funds, taken together with cash on hand of NRE, to consummate the mergers and the other transactions contemplated by the merger agreement;

•	the absence of any broker’s or finder’s fees, with the exception of fees incurred by Parent and Merger Sub in their retention of DB in connection with the merger agreement;

•	the absence of ownership of any of NRE’s securities;

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the absence of any agreement between Parent, Merger Sub or any of their respective controlled affiliates and any director, officer, employee or stockholder of NRE relating to the transactions contemplated by the merger agreement or the operations of the Surviving Entity after the effective time of the merger; and

•	the solvency of the Surviving Entity and its subsidiaries.

The representations and warranties in the merger agreement of NRE, the Partnership and Partnership Merger Sub and Parent and Merger Sub will not survive the effective time of the merger.

Conduct of NRE’s Business Pending the Mergers

Under the merger agreement, NRE has agreed to certain restrictions on the operation of its business until the earlier of the effective time of the merger and the termination of the merger agreement. In general, NRE and its subsidiaries will use commercially reasonable efforts to conduct their businesses in the ordinary course of business consistent with NRE’s operating budget and past practice in all material respects and will maintain and preserve intact their respective current business organizations, preserve their assets and properties in good repair and condition (normal wear and tear excepted), preserve the goodwill and current relationships of the NRE and its subsidiaries with persons with which they have significant business relationships and maintain their material rights and authorizations.

Without limiting the foregoing, except as specifically disclosed in the NRE disclosure letter, as contemplated or required by the merger agreement or as required by applicable law or by any governmental authority, NRE will not, and will not permit any of its subsidiaries to do any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed:

•	enter into any new line of business or change its material operating policies, except as required by law;

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(i) issue, deliver, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional capital stock, partnership interests or other securities or rights of NRE or any of its subsidiaries, other than (1) the issuance of shares of NRE common stock upon settlement of RSUs outstanding as of the date of the merger agreement, (2) the issuance of shares of NRE common stock upon redemption of common units or LTIP units outstanding as of the date of the merger agreement, or (3) the withholding of shares of NRE common stock to satisfy tax withholding obligations with respect to restricted shares of NRE common stock or RSUs in the ordinary course, (ii) permit additional capital stock, partnership interests or other securities or rights of NRE or any of its subsidiaries to become subject to new grants, or (iii) amend terms of any security of NRE or any of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on (whether in cash, stock, property or otherwise) any capital stock of NRE or any partnership interests or other equity interests in any of NRE’s subsidiaries, other than (i) dividends or distributions declared, set aside or paid by any direct or indirect subsidiary of NRE to NRE or any other direct or indirect wholly-owned subsidiary of NRE, (ii) the authorization by the NRE board and the declaration and payment by NRE of the regular quarterly dividend per share of NRE common stock for the fiscal quarter ended June 30, 2019 with a declaration date of August 2, 2019 and an anticipated payment date of August 23, 2019, in accordance with past practice and in an amount of $0.15 per share of NRE common stock payable to stockholders of record as of the close of business on August 19, 2019, (iii) in the case of the Partnership, a quarterly distribution on common units and LTIP units for the fiscal quarter ended June 30, 2019 in the same amount as the dividend per share of NRE common stock permitted pursuant to (ii) or (iv) dividends or dividend equivalents accrued or paid with respect to NRE equity awards outstanding as of the date of the merger agreement under, and as required by the terms of NRE’s equity incentive plan and/or an applicable award agreement, each in effect on the date of the merger agreement; provided, however, that NRE will be permitted to make (and shall make) distributions, including under Sections 857, 858 or 860 of the Code, necessary for NRE to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise tax under the Code (and any corresponding dividend or distribution required to be paid in respect of common units or LTIP units);

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directly or indirectly, adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any capital stock of NRE or any partnership interests or other equity interests of any of NRE’s subsidiaries;

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directly or indirectly, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of NRE or any partnership interests or other equity interests of any of NRE’s subsidiaries (excluding common units issuable upon the conversion of outstanding LTIP units);

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sell, lease, license, pledge, transfer (subject to any voluntary lien), or otherwise dispose of or discontinue any material assets, business or properties, except other than (i) permitted liens, defined in the merger agreement to include, among other items, certain liens for taxes, mechanics’, carriers’ and workmen’s liens, and liens imposed by applicable law, (ii) other than with respect to any real property, sales, leases, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to NRE and its subsidiaries, taken as a whole, or (iii) pursuant to any contract existing and in effect as of the date of the merger agreement;

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authorize, recommend, propose, adopt or announce an intention to adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, provided, however, that a wholly-owned subsidiary of NRE shall be permitted to merge with and into, or liquidate into, another wholly-owned subsidiary of NRE resulting in a deemed liquidation of each such subsidiary;

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(i) acquire the business, assets, properties or capital stock of any person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice and that, individually, do not involve an amount that is material to NRE, or (ii) acquire any assets in the United States, whatsoever including, but not limited to, U.S. real property interests or any asset used in a U.S. trade or business (excluding any cash or cash items, including money market securities);

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amend the constituent documents of NRE or any of its subsidiaries (whether by merger, consolidation or otherwise), other than as may be required pursuant to a binding stockholder proposal opposed by NRE;

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implement or adopt any material change in NRE’s financial or regulatory accounting principles, practices or methods or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit arrangement, other than as may be required by GAAP or applicable regulatory accounting requirements;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the mergers not being satisfied in a reasonably timely manner, except (with prior notice to Parent) as may be required by applicable law;

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enter into any transactions or contracts with (i) any affiliates of NRE, (ii) any other person that would be required to be disclosed by NRE under Item 404 of Regulation S-K of the SEC, or (iii) the external manager of NRE or any of its affiliates;

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except as required by law or pursuant to the terms of NRE’s equity incentive plan or awards thereunder, (i) increase the fees, benefits, bonuses, severance or other compensation payable or to become payable to NRE’s current or former directors, (ii) enter into any employment, loan, retention, consulting, indemnification, change-in-control, termination, severance or similar agreement or establish, adopt, materially amend or terminate any company benefit plan, (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation under NRE’s equity incentive plan, or (iv) hire or engage any employee or independent contractor;

•

except, in the case of clauses (i), (ii) or (iii) below, as required by law or necessary to preserve NRE’s qualification for taxation as a REIT under the Code (and subject to certain notification requirements), (i) make or rescind any material election relating to taxes, (ii) file an amendment to any material tax return, (iii) settle or compromise any material federal, state, local or foreign tax liability or waive or extend the statute of limitations in respect of such material taxes, or (iv) take any actions that may compromise or change the tax residence of NRE or any of its subsidiaries;

•	(i) incur, assume or refinance any long-term or short-term indebtedness (including by entering into interest rate, currency or other swaps, hedges or similar derivative arrangements) or issue any debt securities, or guarantee such indebtedness to another person, except (1) for borrowings and guarantees under NRE’s or its subsidiaries current credit facilities in the ordinary course of business, and (2) in respect of indebtedness for borrowed money owing by any wholly-owned subsidiary of NRE to NRE or another wholly-owned subsidiary of NRE, (ii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, (iii) prepay any indebtedness including the termination of any interest rate, currency or other swaps, hedges or similar derivative arrangements (other than settlement at maturity of currency hedges existing as of the date of the merger agreement), except for (1) repayments of indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any NRE property), and (2) mandatory payments under the terms of any indebtedness in accordance with its terms, (iv) make loans, advances or capital contributions to or investments in any person other than (1) as required by any joint venture agreement or (2) certain capital or development expenditures related to any NRE property as permitted under the terms of the merger agreement, (v) enter into any amendment or other modification to the material terms of any material indebtedness of NRE or its subsidiaries, or (vi) create any lien over any material asset or assets (other than permitted liens) or in connection with refinancing any indebtedness permitted to be incurred pursuant to the merger agreement;

•

allocate or exchange existing or incoming cash from one currency to another currency (U.S. dollars, Euros and pounds sterling), except as set forth in the NRE operating budget and except for conversion of currencies in the ordinary course of business consistent with past practice;

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except as set forth in the NRE operating budget, make, enter into any contract for, or otherwise commit to (i) any capital or development expenditures on or relating to any of NRE’s properties, or (ii) any general and administrative expenses and other expenses; provided that, subject to the terms of the merger agreement, NRE and its subsidiaries shall be permitted to make, enter into contracts for or otherwise commit to: (1) capital and development expenditures as required by law; (2) emergency capital and development expenditures in any amount that NRE determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course; (3) capital and development expenditures in an aggregate amount up to 2% of the amount specified for capital expenditures in the NRE operating budget, taken as a whole; and (4) general and administrative expenses and other expenses in an aggregate amount not to exceed $750,000 in the aggregate;

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waive, compromise or settle any legal proceeding (whether or not commenced prior to the date of the merger agreement) to which NRE or any of its subsidiaries is a party for an amount in excess, individually, of $100,000, but in no event will NRE and its subsidiaries settle any litigation related to the mergers, except in accordance with the terms of the merger agreement;

•

fail to maintain in full force and effect the material insurance policies of NRE and its subsidiaries or comparable replacement policies covering NRE and its subsidiaries and their respective properties, assets and business with substantially the same coverage and amounts as currently maintained by NRE or any of its subsidiaries;

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(i) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, renew or extend any material lessor lease or lessee lease, (ii) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, renew or extend any other material contract, other than leases in the ordinary course of business or on NRE’s standard form, or (iii) enter into a new contract that, if entered into prior to the date of the merger agreement, would have been a material contract under the terms of the merger agreement; provided that NRE agrees it will not be unreasonable for Parent to withhold consent with respect to any contract that relates to a new development project that is contemplated to include capital expenditures in the aggregate for such project in excess of $100,000;

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except as may be required, or as to leases, permitted under the terms thereof or under any applicable law, (i) initiate or consent to any material zoning reclassification of any of the NRE properties or any material change to any approved site plan, special use permit or other land use entitlement affecting any material NRE properties in any material respect, or (ii) amend, modify, terminate, or consent to any person amending, modifying, terminating, or allowing to lapse any material permit of NRE or any of its subsidiaries;

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take any action, or fail to take any action, which action or failure would reasonably be expected to cause (i) NRE to fail to qualify as a REIT (without regard to availability for any “relief” provisions under the Code), or (ii) any U.S. subsidiary of NRE to be treated as anything other than a disregarded entity for U.S. federal income tax purposes immediately prior to the closing, and any subsidiary other than a U.S. subsidiary to be treated as other than a partnership, disregarded entity, qualified REIT subsidiary or taxable REIT subsidiary for U.S. federal income tax purposes;

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enter into a written agreement pursuant to which any liability to holders of limited partnership interests in a subsidiary of NRE that is a partnership for U.S. federal income tax purposes relating to taxes may arise, and/or in connection with the deferral of income taxes of a holder of limited partnership interests in a subsidiary of NRE that is a partnership for U.S. federal income tax purposes and under which NRE or its subsidiaries have agreed to (i) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a particular period of time that has not since expired, (iii) only dispose of assets in a particular manner, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect subsidiaries, and/or (v) use or refrain from using a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code;

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amend or modify the compensation terms or any other material obligations of NRE contained in any engagement letter with any financial advisor existing as of the date of the merger agreement that relates to the transactions contemplated by the merger agreement; or

•	enter any contract with respect to, or otherwise authorize, agree or commit to do, any of the foregoing.

The merger agreement is not intended to give any of the parties to the merger agreement, directly or indirectly, the right to control or direct another party’s operations prior to the effective time of the merger. Prior to the effective time of the merger, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over their respective operations.

Non-Solicitation of Acquisition Proposals

From the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, NRE is subject to restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions or negotiations with a third-party in relation to an alternative transaction (subject to certain exceptions prior to the time the NRE stockholder approval is obtained as described further below). Specifically, NRE and its subsidiaries and their respective officers and directors may not, and NRE must use its reasonable best efforts to cause its and its subsidiaries’ agents, advisors and affiliates, not to, directly or indirectly:

•

initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•	engage in or otherwise participate in any discussions or negotiations regarding an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•	provide any non-public information relating to NRE or its subsidiaries to any person relating to an acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•	enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or contract with respect to an acquisition proposal or requiring NRE to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal;

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terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which NRE is a party, except to the extent necessary to allow the counterparty thereof to make a private acquisition proposal to the NRE board;

•	provide any further information with respect to NRE or any acquisition proposal to any persons or their representatives;

•	approve or recommend an acquisition proposal or enter into any alternative acquisition agreement; or

•	resolve, propose or agree to do any of the foregoing.

Under the merger agreement, an acquisition proposal means any proposal or offer from any person (other than Parent and its subsidiaries) relating to, in a single transaction or series of transactions, involving (i) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, reorganization, sale of assets, equity investment, joint venture or similar transaction involving NRE as a result of which NRE stockholders immediately prior to such transaction would cease to own at least 80% of the total voting power of NRE or any surviving entity immediately following such transaction, (ii) the direct or indirect acquisition by any person or group of persons of more than 20% of the voting securities in NRE or more than 20% of the equity interests or general partner interests in the Partnership, including through a tender offer or exchange offer or other transaction, or (iii) the acquisition in any manner, directly or indirectly, of more than 20% of the fair market value of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of NRE and its subsidiaries in the aggregate.

Fiduciary Exception

Notwithstanding the foregoing restrictions, prior to the time the NRE stockholder approval is obtained, NRE may, after providing notice to Parent:

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provide information in response to a request therefor by a person who has made a bona fide written acquisition proposal that did not result from a solicitation made in breach of the merger agreement if, prior to providing any non-public information regarding NRE, NRE receives from such person an executed confidentiality agreement, and as promptly as practicable (and, in any event, within 24 hours) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; or

•	engage or participate in any discussions or negotiations with any person who has made such bona fide written acquisition proposal;

in each case, if and only to the extent that, prior to taking such action, the SRC:

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determines in good faith based on the information then available and after consultation with its financial advisors that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal; and

•	determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with each director’s duties under applicable law.

Promptly (and, in any event, within 24 hours) after providing any non-public information to such person, NRE will make such non-public information available to Parent to the extent not previously provided to Parent.

Under the merger agreement, a superior proposal means a bona fide written acquisition proposal that the SRC has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person(s) making the proposal and, if consummated, would be reasonably expected to result in a transaction that is more favorable to NRE stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction pursuant to the terms of the merger agreement and the time likely to be required to consummate such acquisition proposal). Solely with respect to the definition of “superior proposal”, all of the references to 20% and 80% included in the definition of “acquisition proposal” will be deemed to be references to 50%.

Existing Discussions

NRE agreed, upon execution of the merger agreement, to immediately cease and cause to be terminated all discussions, negotiations, solicitation or encouragement with any parties that may be ongoing with respect to an acquisition proposal as of the date of the merger agreement.

Notice

NRE will promptly (and, in any event, within 24 hours) notify Parent in writing (i) if any acquisition proposal is received by, or any discussions or negotiations are sought to be initiated regarding an acquisition proposal with, NRE or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any acquisition proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and (ii) if NRE provides non-public information to any person. Thereafter, NRE will keep Parent informed, on a reasonably current basis, of the status and terms of any such acquisition proposal (including any amendments to an acquisition proposal) and the status of any such discussions or negotiations, including by providing a copy of all written proposals, offer or drafts of proposed agreements.

No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events

No Change in Board Recommendation

In the merger agreement, the SRC and the NRE board agreed to recommend that NRE stockholders vote in favor of the approval of the merger. Subject to certain exceptions described below, the NRE board and each committee of the NRE board (including the SRC) may not:

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(i) withhold, withdraw, qualify or modify, in a manner adverse to Parent, the SRC or the NRE board recommendation or any other approval, recommendation or declaration of advisability by the NRE board or the SRC with respect to the merger agreement, the mergers or any of the other transactions contemplated thereby, (ii) approve, recommend, endorse or otherwise declare advisable any acquisition proposal, (iii) submit any acquisition proposal or any related matter to a vote of the NRE stockholders, (vi) fail to include the recommendation of NRE’s board in this proxy statement, (v) if an acquisition proposal has been made public, fail to publicly affirm or reaffirm the NRE board recommendation upon request of Parent within five business days after the date the acquisition proposal has been publicly announced, (vi) fail to publicly recommend against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the NRE stockholders) within 10 business days after the commencement of such tender or exchange offer, and (vii) publicly propose or publicly announce an intention to take any of the foregoing actions (we refer to each of the above actions as a change of recommendation); or

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approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend) or cause or permit NRE or any of its subsidiaries to enter into any alternative acquisition agreement or otherwise resolve to do so.

Alternative Acquisition Agreement; Intervening Event

Prior to the time that the NRE stockholder approval is obtained and so long as NRE is not in material breach of the non-solicitation obligations under the merger agreement, the NRE board or the SRC, as applicable, may make a change of recommendation in response to a superior proposal that was not withdrawn at the time of the change of recommendation or terminate, and cause or permit NRE to terminate, the merger agreement for the purpose of entering into an alternative acquisition agreement with respect to such superior proposal (subject to paying the required company termination fee to Parent with respect to such termination, as described in the sections entitled “—Termination Payments” and “—Expenses” beginning on pages 95 and 96 of this proxy statement, respectively), in each case if the SRC determines in good faith, after consultation with its financial advisors that such acquisition proposal constitutes a superior proposal, and determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with each director’s duties under applicable law. However, NRE, the NRE board and the SRC may not take any such actions unless:

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NRE provides prior written notice to Parent, at least four business days in advance, that the SRC and/or the NRE board intends to make a change of recommendation and/or authorize NRE to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal, specifying in such notice the terms and conditions of the applicable superior proposal (including the identity of the party making such superior proposal), and attaching the most current drafts of all definitive transaction agreements relating to such superior proposal;

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during the four-business-day period following Parent’s receipt of such notice, NRE negotiates with Parent in good faith (to the extent desired by Parent) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal (and any subsequent amendment to any material term of the applicable superior proposal triggers an additional notice requirement and two-day period for negotiation with Parent); and

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Parent has not, during this negotiation period, proposed in writing to modify the terms and conditions of the merger agreement in a manner that the SRC and the NRE board have in good faith determined (after consultation with its outside legal counsel and financial advisors) would result in the acquisition proposal ceasing to constitute a superior proposal.

Prior to the time that the NRE stockholder approval is obtained, the SRC or the NRE board may make a change of recommendation solely in response to an intervening event (as defined below) if the SRC determines in good faith, after consultation with its outside legal counsel, that the failure to make a change of recommendation in response to such intervening event would be inconsistent with each director’s duties under applicable law. However, the SRC and the NRE board may not take any such action unless:

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NRE provides prior written notice to Parent, at least four business days in advance, that the SRC and/or the NRE board intends to make a change of recommendation, specifying in detail the SRC’s and/or NRE board’s reason for proposing to make such change of recommendation (including a description of such intervening event in reasonable detail);

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during the four-business-day period following receipt by Parent of such notice, NRE negotiates with Parent in good faith (to the extent desired by Parent) to make such adjustments to the terms and conditions of the merger agreement in such a manner that would obviate the need for the SRC and the NRE board to make such change of recommendation; and

•

Parent has not, during this negotiation period, proposed in writing to modify the terms and conditions of the merger agreement in a manner that the SRC and the NRE board have in good faith determined (after consultation with its outside legal counsel) would obviate the need for the SRC and the NRE board to make such change of recommendation.

Under the merger agreement, an intervening event means any fact, circumstance, change, event, occurrence or effect that is material to NRE and its subsidiaries, taken as a whole (other than any event or circumstances resulting from a breach of the merger agreement by NRE), and that occurred or arose after the date of the merger agreement and that was not known by, nor reasonably foreseeable to, the NRE board or the SRC as of or prior to the date of the merger agreement and does not involve or relate to an acquisition proposal. The merger agreement expressly provides that none of the following will constitute, or be considered in determining whether there has been, an intervening event: (i) changes, in and of itself, in the market price or trading volume of NRE common stock; (ii) the fact that, in and of itself, NRE meets or exceeds internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period; or (iii) the timing of any required regulatory approvals related to the mergers (provided that, with respect to (i) and (ii), the underlying reasons for these changes may constitute an intervening event).

Certain Permitted Disclosure

Nothing in the merger agreement will prevent NRE, the SRC or the NRE board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations under applicable law with regard to an acquisition proposal; provided that if such disclosure has the effect of withdrawing or adversely modifying the SRC and/or the NRE board’s recommendation to vote in favor of approving the merger proposal, such disclosure will be made in compliance with the merger agreement provisions described above.

Stockholders Meeting

Pursuant to the merger agreement, as promptly as practicable following confirmation by the SEC that the SEC has no further comments to this proxy statement, NRE has agreed to take all action necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a stockholder meeting for the purpose of obtaining the requisite stockholder vote to approve the merger proposal. Unless a permitted change in the recommendation of the NRE board to approve the merger proposal has occurred as described above in the section entitled “—No Change in Board Recommendation; Alternative Acquisition Agreements and Intervening Events”, NRE has agreed to use its commercially reasonable efforts to solicit the requisite stockholder vote for approval, including by soliciting proxies from NRE stockholders.

Actions

General Obligations

As a general matter, each party to the merger agreement will cooperate fully with, and furnish information to, the other parties and use its reasonable best efforts to take or cause to be taken, in good faith, all actions and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the merger agreement, including preparing and filing as promptly as possible all documentation to effect all necessary permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the mergers or any of the other transactions contemplated by the merger agreement (and with respect to any required regulatory approvals from governmental entities, the parties have agreed to make appropriate filings within 15 business days of signing the merger agreement).

Competition Approval

Each party to the merger agreement must make appropriate filings in the relevant jurisdiction with respect to the transactions contemplated by the merger agreement as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested from an antitrust authority in the relevant jurisdiction and to take any and all other actions reasonably necessary to satisfy the merger clearance condition under the merger agreement as soon as practicable.

Financing

Debt Financing and Cooperation

Prior to the closing date, upon the request of NRE, Parent will keep NRE reasonably informed in reasonable detail of the status of its efforts to arrange debt financing, which is not a condition to closing. NRE will use its commercially reasonable efforts to provide to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of debt financing, reasonably requested in writing by Parent, including using commercially reasonable efforts to: (i) upon reasonable notice, direct management of NRE and its subsidiaries (including employees of the external manager of NRE) with appropriate seniority and expertise to participate in a reasonable number of meetings and presentations with prospective lenders at reasonable times and locations mutually agreed; (ii) assist with the preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the debt financing and provide reasonable cooperation with the due diligence efforts of any source of debt financing to the extent reasonable and customary; (iii) furnish Parent and its potential lenders reasonably promptly upon written request with such financial, statistical and other pertinent information and projections relating to NRE and its subsidiaries as reasonably requested by Parent, as is usual and customary for debt financings and reasonably available and prepared in the ordinary course of business; (iv) assist with the preparation of customary definitive loan documentation contemplated by Parent’s debt financing (including schedules), including any customary guarantee, pledge and security documents; (v) provide to Parent upon written request at least 14 business days prior to the closing date, all documentation and other information reasonably requested by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; (vi) cooperate in connection with the repayment or defeasance of any existing indebtedness of NRE or any of its subsidiaries, and the release of related liens following the repayment in full of such indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices under any existing loans of NRE or any of its subsidiaries as are reasonably requested by Parent; and (vii) cooperate with obtaining customary title insurance with respect to each material NRE property as requested by Parent.

The foregoing provisions represent the sole obligation of NRE and its subsidiaries and their respective affiliates with respect to cooperation in connection with debt financing and this obligation will be deemed satisfied for purposes of the closing condition related to NRE’s compliance with its covenants, unless NRE has materially and willfully breached the foregoing obligations, Parent has provided to NRE written notice of such breach within 10 business days of first becoming aware of such breach and NRE fails to cure such breach by 10 business days after notice is provided.

Parent and its representatives may not initiate contact with or pursue potential lenders in connection with the consummation of the transactions contemplated by the merger agreement without (i) the prior written consent of NRE, and (ii) the execution of an agreement binding the potential lender to the same confidentiality, use restrictions and other terms set forth in the confidentiality agreement.

Assumed Indebtedness

Parent has informed NRE that it expects NRE’s mortgage loans to remain outstanding. As of June 30, 2019, NRE had approximately $552 million in aggregate principal amount of consolidated indebtedness under its mortgage loans.

Prior to the date of the merger agreement, NRE had received all of the consents, approvals and waivers, as applicable, relating to certain existing indebtedness of NRE and its subsidiaries, which we refer to as the assumed indebtedness, as are required under the terms of the assumed indebtedness to permit the consummation of the mergers and such assumed indebtedness to be assumed by Parent or its designated affiliate at the effective time of the merger on substantially the same terms and conditions as currently in effect (subject to the terms and conditions set forth in such consents, approvals and waivers, as applicable, including, but not limited to, the execution and delivery of required documentation, the payment of any required fees, costs and expenses and the completion by the lenders of client identification procedures in compliance with applicable money laundering rules (including know your customer procedures (KYC)). In connection with any indebtedness that Parent intends not to repay, NRE and its subsidiaries will reasonably cooperate with Parent, at Parent’s sole cost and expense, in connection with maintaining such continuing indebtedness. In furtherance of the foregoing, at the option of Parent, Parent will have the right to discuss with any such lender maintaining the indebtedness (provided that NRE is provided a reasonable opportunity to participate in the discussions and Parent will provide NRE with updates on the status of discussions upon NRE’s reasonable request) and make all determinations and decisions regarding such indebtedness from and after the closing date and any payment of costs or fees relating thereto from or after the closing date.

Other Agreements

The merger agreement contains certain other covenants and agreements between the parties, including covenants and agreements relating to:

•	NRE’s agreement to provide Parent reasonable access to its books and records;

•	the parties’ compliance with the confidentiality agreement between NRE and Parent;

•	NRE’s agreement to take certain actions with regards to takeover statutes and regulations;

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each party’s agreement to notify the other of any fact, event or circumstance that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect or cause a material breach of any representation, warranty or covenant in the merger agreement;

•	cooperation between the parties to delist the shares of NRE common stock from NYSE and de-register the shares of NRE common stock under the Exchange Act;

•	cooperation between the parties in connection with public announcements relating to the mergers;

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NRE’s agreement to cause any dispositions of NRE equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NRE to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	cooperation between the parties with respect to any litigation arising out of or related to the merger agreement and the mergers;

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NRE’s agreement to conduct any direct, indirect or deemed asset dispositions for its 2019 taxable year, including those asset dispositions deemed to occur as a result of the mergers, to fall within the “safe harbor” of Section 857(b)(6) of the Code;

•	liquidation under Section 332 of the Code of all U.S. subsidiaries of NRE that are taxable as a qualified REIT subsidiary or a taxable REIT subsidiary;

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commercially reasonable efforts by NRE to arrange to deliver to Parent, at Parent’s sole cost and expense, reliance letters in favor of Parent from Arcadis Consulting (UK) Limited, certain environmental reports in a form to be agreed by NRE and Parent (both acting reasonably); and

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reasonable best efforts by NRE to deliver to Parent (i) written evidence that all French 3% annual tax returns required to be filed in relation to certain French properties have been validly filed with the French tax authority, and (ii) written confirmation that a copy of all French 3% annual tax returns filed in relation to certain French properties will be held in escrow for the benefit of Parent upon closing and until January 21, 2026.

Conditions to the Mergers

Each party’s obligation to consummate the mergers is subject to the fulfillment or written (to the extent permitted by law) waiver of the following conditions:

•	the NRE stockholder approval has been obtained;

•	all regulatory approvals have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated; and

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no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order binding on NRE, Parent or Merger Sub, which is in effect and enjoins or prohibits the consummation of the mergers.

On August 6, 2019, Parent and NRE received the merger control clearance of the mergers from the German FCO. Refer to the section entitled “The Mergers—Regulatory Approvals” beginning on page 73 of this proxy statement.

The obligation of NRE to consummate the mergers is also subject to the fulfillment, or written waiver by NRE, of each of the following conditions:

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that (i) each of the representations and warranties of Parent and Merger Sub (other than the representations and warranties described in (ii) of this paragraph) shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date, and (2) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect with respect to Parent, and (ii) the representations and warranties of Parent and Merger Sub relating to organization, standing and authority, enforceability and financial advisors shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date;

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that all of the covenants and agreements required by the merger agreement to be complied with and performed by Parent and Merger Sub on or before the closing shall have been duly complied with and performed in all material respects; and

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NRE having received at the closing a certificate dated the closing date and validly executed on behalf of Parent by an appropriate officer certifying that certain of the conditions in the merger agreement have been satisfied.

The obligations of Parent and Merger Sub to consummate the mergers are subject to the fulfillment or written (to the extent permitted by law) waiver of the following additional conditions:

•

that (i) each of the representations and warranties of NRE, the Partnership and Partnership Merger Sub (other than the representations and warranties described in (ii) – (iv) of this paragraph) shall be true and correct (determined without regard to any qualification by any of the terms “material” or “material adverse effect” therein) as of the date of the merger agreement and as of the closing date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date, and (2) where the failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to have, a material adverse effect with respect to NRE, (ii) the representations and warranties of NRE, the Partnership and Partnership Merger Sub relating to capital structure shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date, except that representations and warranties which address matters only as of a particular date shall be true and correct in all respects (other than de minimis inaccuracies) as of such particular date, (iii) certain representations and warranties of NRE, the Partnership and Partnership Merger Sub with respect to organization, standing and authority, capital structure, NRE subsidiaries, authority and enforceability, financial advisors, absence of certain changes and takeover laws shall be true and correct in all material respects (determined without regard to any qualification by any of the terms “material” or “material adverse effect” therein) as of the date of the merger agreement and as of the closing date, except that representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date, and (iv) certain representations and warranties of NRE, the Partnership and Partnership Merger Sub related to the absence of certain changes shall be true and correct in all respects as of the date of the merger agreement and as of the closing date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date;

•

that all of the covenants and agreements required by the merger agreement to be complied with and performed by NRE, the Partnership or Partnership Merger Sub on or before the closing shall have been duly complied with and performed in all material respects;

•	since the date of the merger agreement, a material adverse effect with respect to NRE has not occurred;

•

Parent having received a certificate dated the closing date and validly executed on behalf of NRE by an appropriate officer of NRE certifying that certain of the conditions in the merger agreement have been satisfied;

•

Parent having received an executed written opinion from V&E (or other counsel to NRE reasonably acceptable to Parent), dated as of the closing date and substantially in the form attached to the merger agreement, to the effect that, commencing with NRE’s initial taxable year ended December 31, 2015, NRE has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled NRE to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code; and

•

Parent having received an executed written opinion from V&E (or other counsel to NRE reasonably acceptable to Parent), dated as of the closing date and substantially in the form attached to the merger agreement, concluding that (i) the property sales by NRE through the end of 2017 (including an analysis as to whether any direct or indirect property disposition by NRE subsequent to 2017 (including, but not limited to, any property deemed sold as part of the mergers)) should not cause any property sold by NRE in 2015-2017 to be property that is held primarily for sale to customers in the ordinary course of business for purposes of the tax on prohibited transactions provided for in Section 857(b)(6)(A) of the Code, and (ii) NRE is within the “safe harbor” provided for in Section 857(b)(6)(C) of the Code with respect to taxable years 2018 and 2019, after giving effect to the mergers.

Termination

Termination by NRE and/or Parent

The merger agreement may be terminated at any time prior to the effective time of the partnership merger under the following circumstances:

•	by mutual written consent of Parent and NRE; or

•	by either Parent or NRE upon prior written notice to the other party, whether before or after the NRE stockholder approval has been obtained, if:

•	the effective time of the merger has not occurred by the close of business on December 15, 2019, which, subject to the terms and conditions of the merger agreement, may be extended by NRE or

Parent to March 1, 2020 (provided, however, that the right to terminate the merger agreement shall not be available to a party if the failure to consummate the mergers on or before such date is primarily caused by a material breach by such a party of any representation, warranty, covenant, or other agreement of such party set forth in the merger agreement);

•	the NRE stockholder approval is not obtained at the special meeting or at any adjournment or postponement at which a vote on the approval of the merger was taken; or

•

there has been a final, non-appealable denial of any requisite regulatory approval or a final, non-appealable governmental order has been entered permanently enjoining or prohibiting the consummation of the mergers, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to have such order lifted.

Termination by NRE

The merger agreement may be terminated by NRE, upon prior written notice to Parent, at any time prior to the effective time of the partnership merger, whether before or after the NRE stockholder approval has been obtained (except as otherwise expressly noted) under the following circumstances:

•

Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement (such that certain conditions to the merger agreement would not be satisfied) and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by NRE to Parent, and (ii) December 15, 2019 (or, if applicable March 1, 2020);

•

at any time before the NRE stockholder approval is obtained, the NRE board, upon the SRC’s recommendation, makes a change of recommendation with respect to a superior proposal and the NRE board approves and enters into a definitive agreement to implement such a superior proposal concurrently with the termination of the merger agreement; provided that NRE is not in material breach of the non-solicitation obligations described above and NRE pays the company termination fee; or

•

all of the applicable conditions have been satisfied or waived by Parent, (i) NRE has irrevocably confirmed in writing to Parent that (1) all of the conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or Parent has irrevocably waived in writing any such unsatisfied conditions, and (2) NRE, the Partnership and Partnership Merger Sub are ready, willing, and able to consummate the mergers, and (ii) Parent and Merger Sub fail to consummate the mergers within three business days after the delivery by NRE to Parent of such notice.

Termination by Parent

The merger agreement may be terminated by Parent, upon prior written notice to NRE, at any time prior to the effective time of the partnership merger under the following circumstances:

•

NRE has breached any representation, warranty, covenant or agreement made by NRE in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement (such that certain conditions to the merger agreement would not be satisfied) and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by Parent to NRE, and (ii) December 15, 2019 (or, if applicable, March 1, 2020); or

•	the NRE board, upon the SRC’s recommendation, makes a change of recommendation or NRE or any of its subsidiaries enters into any alternative acquisition agreement.

Termination Payments

Company Termination Fee Payable by NRE

NRE will be required to pay Parent the company termination fee of $31 million if:

•

Parent terminates the merger agreement based on the NRE board, upon the SRC’s recommendation, making a change of recommendation or NRE or any of its subsidiaries entering into an alternative acquisition agreement;

•

NRE terminates the merger agreement based on the NRE board, upon the SRC’s recommendation, making a change of recommendation or NRE or any of its subsidiaries entering into a definitive agreement with a party offering a superior proposal; or

•

if (i) either Parent or NRE terminates the merger agreement because the effective time of the merger has not occurred by the close of business on December 15, 2019 (or, if applicable, March 1, 2020) or the NRE stockholder approval has not been obtained, or Parent terminates the merger agreement because of a breach by NRE of the representations, warranties, covenants or agreements made by NRE in the merger agreement, (ii) an acquisition proposal has been received by NRE or its representatives or any person has publicly proposed or publicly announced an intention (whether or not conditional) to make an acquisition proposal, and, in the case of a termination because the NRE stockholder approval has not been obtained, such acquisition proposal or publicly proposed or announced intention shall have been made prior to the special meeting or the termination of the merger agreement, as applicable, and (iii) within 12 months following termination of the merger agreement, NRE enters into a definitive written agreement relating to an acquisition proposal or consummates an acquisition proposal.

If the merger agreement is terminated pursuant to the first bullet above, the company termination fee must be paid within two business days of such termination. If the merger agreement is terminated pursuant to the second bullet above, the company termination fee must be paid prior to or concurrently with such termination. If the merger agreement is terminated pursuant to the third bullet above, the company termination fee must be paid within two business days after the earlier of NRE entering into a definitive agreement providing for an acquisition proposal or the consummation of the acquisition proposal. NRE will not be required under any circumstances to pay the company termination fee on more than one occasion.

Parent Termination Fee Payable by Parent

Parent will be required to pay NRE the parent termination fee of $53 million if:

•

NRE terminates the merger agreement because Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement (such that certain conditions to the merger agreement would not be satisfied) and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by NRE to Parent, and (ii) December 15, 2019 (or, if applicable March 1, 2020); or

•

NRE terminates the merger agreement because all of the applicable conditions have been satisfied or waived by Parent, (i) NRE has irrevocably confirmed in writing to Parent that (1) all of the conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or Parent has irrevocably waived in writing any such unsatisfied conditions, and (2) NRE, the Partnership and Partnership Merger Sub are ready, willing, and able to consummate the mergers, and (ii) Parent and Merger Sub fail to consummate the mergers within three business days after the delivery by NRE to Parent of such notice.

If the merger agreement is terminated pursuant to either the first or second bullet above, the parent termination fee must be paid within two business days of such termination. Parent will not be required under any circumstances to pay the parent termination fee on more than one occasion.

Expenses

Subject to certain exceptions, including the parties obligations to make the termination payments or NRE’s obligation to reimburse certain of Parent’s and its affiliates’ expenses under certain circumstances as described above, all expenses incurred in connection with the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, whether or not the mergers are consummated.

Specific Performance

Each party is entitled to seek specific performance and injunctive relief to prevent breaches of the merger agreement and to enforce the terms of the merger agreement in addition to any other remedy to which the parties are entitled at law or in equity. If NRE has the right to terminate the merger agreement by reason of Parent’s failure to close after all conditions to its obligation have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which is then capable of being satisfied), NRE shall be entitled to injunctive relief and specific performance to enforce the obligation of Parent to consummate the mergers and the other transactions contemplated by the merger agreement and to enforce the obligations of Parent and the Sponsor under the equity commitment letter. NRE shall be entitled to injunction, specific performance and other equitable relief to specifically enforce Parent’s and Merger Sub’s obligations to effect the closing on the terms and conditions set forth in the merger agreement (as opposed to injunction, specific performance and other equitable relief to force Parent and Merger Sub to comply with their other obligations) only in the event that all conditions to the obligation of Parent and Merger Sub have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which is then capable of being satisfied) at the time when the closing would have occurred but for the failure of Parent to comply with its obligations to effect the closing pursuant to the terms of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, the Surviving Entity and Parent will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of NRE and its subsidiaries (in each case, only in connection with such person’s service as a director or officer of NRE or any of its subsidiaries), whom we collectively refer to as the indemnified parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Prior to the effective time of the merger, NRE will and, if NRE is unable to, Parent will cause the Surviving Entity to, as of the effective time of the merger, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as NRE’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage that are at least as favorable as NRE’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement). If NRE and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the Surviving Entity will, and Parent will cause the Surviving Entity to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger, the directors’ and officers’ liability insurance and fiduciary liability insurance in place as of the date of the merger agreement with benefits and levels of coverage that are at least as favorable as the coverage provided in NRE’s existing policies as of the date of the merger agreement, or the Surviving Entity will, and Parent will cause the Surviving Entity to, use reasonable best efforts to purchase comparable directors’ and officers’ liability insurance and fiduciary liability insurance for such six-year period with benefits and levels of coverage that are at least as favorable as the coverage provided in NRE’s existing policies as of the date of the merger agreement.

Each of the indemnified parties will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Amendment and Waiver

The parties to the merger agreement may amend or modify the merger agreement in writing at any time prior to the effective time of the mergers. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in writing in whole or in part to the extent permitted by applicable laws.

MARKET INFORMATION

Market Price of NRE Common Stock

NRE common stock is listed on the NYSE under the symbol “NRE”.

The closing price of NRE common stock on the NYSE on July 2, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $16.37 per share of NRE common stock. The closing price of NRE common stock on the NYSE on November 6, 2018, the last trading day before NRE announced its strategic review process, was $14.63 per share of NRE common stock. On August 13, 2019 the most recent practicable date before this proxy statement was mailed to NRE stockholders, the closing price of NRE common stock on the NYSE was $17.05 per share of NRE common stock. You are encouraged to obtain current market quotations for NRE common stock in connection with voting your shares of NRE common stock.

Holders

As of August 12, 2019, the record date for the special meeting, there were approximately 3,046 holders of record of NRE common stock.

Dividends

On March 7, 2019, NRE declared a dividend of $0.15 per share of NRE common stock. The NRE common stock dividend was paid on March 29, 2019 to stockholders of record as of the close of business on March 25, 2019. On August 2, 2019, NRE declared a dividend of $0.15 per share of NRE common stock. The NRE common stock dividend is expected to be paid on August 23, 2019 to stockholders of record as of the close of business on August 19, 2019.

Pursuant to the merger agreement, NRE may not make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on (whether in case, stock, property or otherwise) any capital stock of NRE or any partnership interests or other equity interests in any of NRE’s subsidiaries, other than (i) dividends or distributions declared, set aside or paid by a wholly-owned subsidiary to NRE or another wholly-owned subsidiary, (ii) the authorization by the NRE board and the declaration and payment by NRE of the regular quarterly dividend per share of NRE common stock for the fiscal quarter ended June 30, 2019, with a declaration date of August 2, 2019 and an anticipated payment date of August 23, 2019, in accordance with past practice and in the amount of $0.15 per share payable to stockholders of record as of the close of business on August 19, 2019, (iii) a quarterly distribution on common units and LTIP units for the fiscal quarter ended June 30, 2019 in the same amount pursuant to (ii), or (iv) dividends or dividend equivalents accrued or paid with respect to outstanding equity awards. Further, NRE will be permitted to make (and will make) distributions, including under Section 857, 858 or 860 of the Code, necessary for NRE to maintain its status as a REIT under the Code or avoid or reduce the imposition of any entity level income or excise tax under the Code (and any corresponding dividend or distribution required to be paid in respect on common units or LTIP units). In the event that NRE declares, sets aside or makes or pays any cash dividends or distributions on NRE common stock (whether to maintain NRE’s qualification as a REIT under the Code or otherwise), the per share consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided that any dividends or distributions made pursuant to (i)-(iv) above shall not result in any such adjustment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stock

The following table set forth as of August 2, 2019, the number and percentage of shares of NRE common stock beneficially owned by:

•	each of NRE’s directors;

•	each of NRE’s named executive officers; and

•	all of NRE’s directors and executive officers as a group.

The following table also sets forth the number and percentage of shares of NRE common stock beneficially owned by each person, known to NRE, to be the beneficial owner of more than 5% of the outstanding shares of NRE common stock in each case, based solely on, and as of the date of, such person’s filing of Schedule 13D, Schedule 13F and Schedule 13G (or an amendment thereto) with the SEC:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)(2)	Number		Percentage(3)
Principal Stockholders
Colony Capital Operating Company, LLC
Colony Capital, Inc.	5,636,537	(4)	11.2%
The Vanguard Group	4,287,135	(5)	8.5%
Senvest Management, LLC
Richard Mashaal	4,266,674	(6)	8.5%
BlackRock, Inc.	5,934,980	(7)	11.8%
Directors and Executive Officers:
Thomas J. Barrack, Jr.	38,084	(8)	*
Mario Chisholm	38,346		*
Judith A. Hannaway	39,323	(9)	*
Dianne Hurley	34,236		*
Oscar Junquera	41,336	(10)	*
Wesley D. Minami	46,538	(11)	*
Mahbod Nia	630,894	(12)	1.3%
Keith A. Feldman	213,298	(13)	*
Trevor K. Ross	120,547	(14)	*

All directors and executive officers as a group	1,202,602	(15)	2.4%

*	Less than one percent.
(1)

Each listed person’s beneficial ownership includes: all shares of NRE common stock and vested common units in the Partnership over which the person has or shares direct or indirect voting or dispositive control and all other shares of NRE common stock over which the person has the right to acquire direct or indirect voting or dispositive control within 60 days. Unless otherwise described in a footnote below, each person has sole voting and dispositive control over the securities beneficially owned.

(2)	The address of each of the directors and executive officers is 590 Madison Avenue, 34th Floor, New York, NY 10022.
(3)	Percentages are based on 50,289,245 shares of NRE common stock outstanding as of August 2, 2019.
(4)

Based on information included in the Schedule 13D/A filed by Colony Capital Operating Company, LLC and Colony Capital, Inc. on December 1, 2017, which we refer to as the CLNY 13D. According to the CLNY 13D, each of Colony Capital Operating Company, LLC and Colony Capital, Inc. beneficially owns 5,636,537 shares of NRE common stock and have shared voting power and shared dispositive power over such shares. The address of each of Colony Capital Operating Company, LLC and Colony Capital, Inc. is 515 S. Flower Street, 44th Floor, Los Angeles, California 90071.

(5)

Based on information included in the Schedule 13F filed by The Vanguard Group on May 5, 2019, which we refer to as the Vanguard 13F. According to the Vanguard 13F, The Vanguard Group beneficially owns 4,287,135 shares of NRE common stock, with sole voting power over 47,319 shares, shared voting power over 0 shares, sole dispositive power over 4,246,372 shares and shared dispositive power over 40,763 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)

Based on information included in the Schedule 13G filed by Senvest Management, LLC and Richard Mashaal on March 15, 2019, which we refer to as the Senvest 13G. According to the Senvest 13G, each of Senvest Management, LLC and Richard Mashaal beneficially owns 4,266,674 shares of NRE common stock and have shared voting power and shared dispositive power over such shares. The address of each of Senvest Management, LLC and Richard Mashaal is 540 Madison Avenue, 32nd Floor, New York, NY 10022.

(7)

Based on information included in the Schedule 13G/A filed by BlackRock, Inc. on March 8, 2019, which we refer to as the BlackRock 13G. According to the BlackRock 13G, BlackRock, Inc. beneficially owns 5,934,980 shares of NRE common stock, with sole voting power over 5,822,057 shares and sole dispositive power over 5,934,980 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)	Consists of shares of NRE common stock held in a family trust of which Mr. Barrack is trustee. Excludes shares of NRE common stock subject to RSUs previously issued by NRE.
(9)	Includes: (i) 2,383 common units and (ii) 17,528 LTIP units.
(10)	Includes 17,528 LTIP units.
(11)	Includes: (i) 2,383 common units and (ii) 17,528 LTIP units.
(12)	Excludes shares of NRE common stock subject to RSUs previously issued by NRE.
(13)	Includes 5,780 common units. Excludes shares of NRE common stock subject to RSUs previously issued by NRE.
(14)	Includes 1,773 common units. Excludes shares of NRE common stock subject to RSUs previously issued by NRE.
(15)	See footnotes (8)-(14).

APPRAISAL RIGHTS

Pursuant to NRE’s charter and as permitted under Maryland law, no dissenters’ or appraisal rights are available to stockholders in connection with the merger or the other transactions contemplated by the merger agreement.

DELISTING AND DEREGISTRATION OF NRE COMMON STOCK

If the mergers are completed, NRE will cease to exist as a separate legal entity. NRE common stock will be delisted from the NYSE and deregistered under the Exchange Act and NRE will no longer file periodic reports with the SEC.

OTHER MATTERS

As of the date of this proxy statement, the NRE board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

NRE held the 2019 annual meeting on August 14, 2019.

Under SEC rules, NRE stockholders that intend to present a proposal at the annual meeting of stockholders in 2020, if it is held, which we refer to as the 2020 annual meeting, and have it included in NRE’s proxy materials must submit the proposal in writing to NRE’s General Counsel and Secretary at 590 Madison Avenue, 34th Floor, New York, New York 10022. If the date of the 2020 annual meeting is not more than 30 days before or after August 14, 2020, stockholder proposals for inclusion in NRE’s proxy statement for the 2020 annual meeting must be received on or before March 13, 2020.

In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely”, such proposal or director nomination must have been received by NRE within the timeframe for submission of stockholder proposals and director nominations under NRE’s bylaws. In order for a proposal to be “timely” under NRE’s bylaws, proposals of stockholders and director nominations must be submitted not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Because NRE commenced mailing its proxy statement for the 2019 annual meeting on July 11, 2019, NRE must receive notice of a stockholder proposal or director nomination for the 2020 annual meeting pursuant to the advance notice bylaw provision no sooner than February 12, 2020 and no later than 5:00 p.m., Eastern Time, on March 13, 2020.

You are advised to review the NRE bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You can obtain a copy of the bylaws by writing to NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022, Telephone (212) 547-2600.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to NRE stockholders residing at the same address, unless such stockholders have notified NRE of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact NRE at the address identified below. NRE will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: NorthStar Realty Europe Corp., Attention: General Counsel and Secretary, 590 Madison Avenue, 34th Floor, New York, New York 10022, Telephone (212) 547-2600.

WHERE YOU CAN FIND MORE INFORMATION

NRE files annual, quarterly and current reports, proxy statements and other information with the SEC. NRE’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review NRE’s SEC filings on its web site at www.nrecorp.com. Information included on NRE’s website is not a part of this proxy statement.

The SEC allows NRE to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that NRE has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about NRE and its financial condition.

The following documents listed below that NRE has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2018, filed with the SEC on March 13, 2019;

•

Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019 and for the quarterly period ended June 30, 2019, filed with the SEC on August 7, 2019; and

•	Current Reports on Form 8-K, filed with the SEC on April 26, 2019, July 3, 2019, July 8, 2019, July 17, 2019, August 8, 2019 and August 14, 2019.

All documents that NRE files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of NRE’s Current Reports on Form 8-K and any other information which is furnished to, but not filed with, the SEC, including the related exhibits, is not deemed to be incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from NRE without charge, upon request in writing or by telephone at the following address and telephone number:

NorthStar Realty Europe Corp.

590 Madison Avenue

34th Floor

New York, New York 10022

Attn: General Counsel and Secretary

Telephone: (212) 547-2600

If you would like to request documents, please do so by September 18, 2019 to receive them before the special meeting. If you request any incorporated documents, NRE will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations should not be relied upon as having been authorized by NRE or any other person. This proxy statement is dated August 14, 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated July 3, 2019, by and among CoRE PANEURO 2019 13 S.à.r.l., Nighthawk Merger Sub LLC, NorthStar Realty Europe Corp., Nighthawk Partnership Merger Sub LLC, and NorthStar Realty Europe Limited Partnership

Annex B	Opinion of Goldman Sachs & Co., LLC, dated July 3, 2019

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated July 3, 2019

among

CORE PANEURO 2019 13 S.À.R.L.,

NIGHTHAWK MERGER SUB LLC,

NORTHSTAR REALTY EUROPE CORP.,

NORTHSTAR REALTY EUROPE LIMITED PARTNERSHIP

and

NIGHTHAWK PARTNERSHIP MERGER SUB LLC

Page
ARTICLE I

DEFINITIONS; INTERPRETATION

1.01.	Definitions	A-6
1.02.	Interpretation	A-17

ARTICLE II

THE MERGERS

2.01.	The Mergers	A-18
2.02.	Closing	A-18
2.03.	Merger Effective Time	A-19
2.04.	Tax Consequences	A-19
2.05.	Constituent Documents	A-19
2.06.	Member of the Surviving Entity	A-20
2.07.	General Partner of the Partnership Surviving Entity	A-20
2.08.	Carve-Out Option	A-20

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.	Merger Consideration	A-20
3.02.	Treatment of Partnership Interests	A-21
3.03.	Treatment of Company Equity Awards	A-21
3.04.	Surrender of Shares and Units	A-23
3.05.	Appraisal Rights	A-26
3.06.	Adjustments	A-26
3.07.	Withholding	A-26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01.	Representations and Warranties of the Company, the Partnership and Partnership Merger Sub	A-26
4.02.	Representations and Warranties of Parent and Merger Sub	A-40
4.03.	Access to Information; Disclaimer	A-42
4.04.	No Other Representations or Warranties	A-43

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

5.01.	Forbearances of the Company	A-43
5.02.	Forbearances of Parent	A-47
5.03.	No Control of Other Party’s Business	A-47

ARTICLE VI

COVENANTS

6.01.	Acquisition Proposals	A-47
6.02.	Proxy Statement	A-51
6.03.	Stockholders Meeting	A-52

(continued)

(continued)

Page
9.09.	Assignment	A-69
9.10.	Transfer Taxes	A-69
9.11.	Counterparts	A-69
9.12.	Severability	A-69

Exhibits

Exhibit A—Form of REIT Status Opinion and Certificate
Exhibit B—2017 Dealer Property Opinion
Exhibit C—Form of Dealer Property Opinion and Certificate

AGREEMENT AND PLAN OF MERGER, dated July 3, 2019 (this “Agreement”), among (i) CoRE PANEURO 2019 13 S.à.r.l., a Luxembourg S.á.r.l. (“Parent”), (ii) Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), (iii) NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), (iv) NorthStar Realty Europe Limited Partnership, a Delaware limited partnership and whose sole general partner is the Company (the “Partnership”), and (v) Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Partnership Merger Sub”).

RECITALS

A. Parent, in its capacity as such and as the sole member of Merger Sub, has approved this Agreement and determined that it is advisable and in the best interests of Merger Sub to enter into this Agreement and consummate the merger of the Company with and into Merger Sub (the “Company Merger”), with Merger Sub as the surviving entity (the “Surviving Entity”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”), pursuant to which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Shares”) shall be converted into the right to receive cash as set forth herein, upon the terms and conditions of this Agreement.

B. Parent, in its capacity as such and as the sole member of Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by Parent and Merger Sub and adopted and approved this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Company Merger and the other transactions contemplated by this Agreement.

C. The Board of Directors of the Company (the “Company Board”), upon the unanimous recommendation of a strategic review committee consisting solely of independent directors of the Company (the “SRC”), at a duly called and held meeting has (1) duly and validly authorized the execution and delivery of this Agreement, (2) approved and declared advisable and in the best interests of the Company the adoption of this Agreement and, on the terms and subject to the conditions set forth in this Agreement, the Mergers (as defined below) and the other transactions contemplated by this Agreement, (3) directed that the Company Merger be submitted for consideration at the Stockholders Meeting and (4) subject to Section 6.01, resolved to recommend that the holders of the Company Shares vote in favor of the approval of the Company Merger (the “Company Recommendation”) and to include such recommendation in the Proxy Statement (as defined below).

D. The Company, in its capacity as the sole general partner of the Partnership and as the sole member of Partnership Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by the Partnership and Partnership Merger Sub and determined that it is advisable and in the best interests of their respective limited partners and members to consummate the merger of Partnership Merger Sub with and into the Partnership (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with the Partnership continuing as the surviving entity and a subsidiary of the Company (the “Partnership Surviving Entity”), pursuant to which each outstanding Minority LP Unit (as defined below) shall be converted into the right to receive cash as set forth herein, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), and the Delaware Limited Liability Company Act (the “DLLCA”).

E. Concurrently with the execution and delivery of this Agreement, and as a an inducement to each Party’s willingness to enter into this Agreement, Parent has delivered to the Company an equity financing commitment letter dated as of the date of this Agreement (together with each related fee letter, the “Equity Commitment Letter”), pursuant to which AXA CoRE Europe Fund SCS SICAV-SIF, a Luxembourg common limited partnership (société en commandite simple) established as an investment company with variable capital qualifying as a specialized investment fund (société d’investissement à capital variable-fonds d’investissement spécialisé) (the “Sponsor”) has, among other things, committed, subject only to the terms and conditions therein, to invest (or cause to be invested) in the equity capital of Parent the amount set forth therein.

F. In accordance with the Management Agreement (as defined below), upon the closing of an NRE Change of Control (as defined therein), the Management Agreement shall automatically terminate without further action of either party thereto, following which each of the Company and the External Manager (as defined below) shall have no further rights or obligations under the Management Agreement other than the payment of the Termination Payment (as defined therein).

G. NOW, THEREFORE, Parent, Merger Sub, the Company, the Partnership and Partnership Merger Sub agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01. Definitions. This Agreement uses the following definitions:

“2017 Dealer Property Opinion” has the meaning assigned in Section 7.03(f).

“Acquired Companies” means the Company and each of the Company Subsidiaries, including, for the avoidance of doubt, the Partnership and Partnership Merger Sub, collectively.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Subsidiaries) relating to, in a single transaction or series of transactions, (a) a merger, consolidation, dissolution, liquidation, recapitalization, share exchange, business combination, reorganization, sale of assets (excluding sales currently contemplated as set forth in Section 5.01(d) of the Disclosure Letter), equity investment, joint venture or similar transaction involving the Company as a result of which the stockholders of the Company immediately prior to such transaction would cease to own at least 80% of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction, (b) the direct or indirect acquisition by any Person or group of Persons of more than 20% of the voting securities in the Company or more than 20% of the equity interests or general partner interests in the Partnership, (c) a tender offer or exchange offer or other transaction which, if consummated, would result in a direct or indirect acquisition by any Person or group of Persons of more than 20% of the voting securities in the Company or more than 20% of the equity interests or general partner interests in the Partnership, or (d) the acquisition in any manner, directly or indirectly, of more than 20% of the fair market value of the consolidated assets, or assets generating more than 20% of the consolidated net revenue or consolidated net income of the Acquired Companies in the aggregate.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, and for purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (other than solely by revocable proxy), whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, in the case of the Company, the term “Affiliate” shall not include Colony Capital, Inc. or any of its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Alternative Acquisition Agreement” has the meaning assigned in Section 6.01(a)(1).

“Arcadis” has the meaning assigned in Section 6.22.

“Articles of Merger” has the meaning assigned in Section 2.03(a).

“Assumed Indebtedness” has the meaning assigned in Section 6.19(a).

“Book-Entry Share” has the meaning assigned in Section 3.01(a).

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York or Luxembourg are authorized or obligated by Law or executive order to be closed.

“Capital Expenditures” has the meaning assigned in Section 5.01(o).

“Cancelled Shares” has the meaning assigned in Section 3.01(a).

“Carve-Out Notice” has the meaning assigned in Section 2.08(a)(2).

“Cash Equity” has the meaning assigned in Section 4.02(g).

“Change of Recommendation” has the meaning assigned in Section 6.01(b)(1).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned in the Preamble.

“Company Board” has the meaning assigned in the Recitals.

“Company Equity Awards” means the Company Restricted Shares, Company PSUs and LTIP Units.

“Company Financial Statements” has the meaning assigned in Section 4.01(h)(2).

“Company Leased Property” has the meaning assigned in Section 4.01(t)(2).

“Company Merger” has the meaning assigned in the Recitals.

“Company Owned Properties” has the meaning assigned in Section 4.01(t)(1).

“Company Plan” has the meaning assigned in Section 4.01(n)(1).

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Properties” means Company Owned Properties and Company Leased Properties, collectively.

“Company PSU” has the meaning assigned in Section 3.03(b).

“Company Recommendation” has the meaning assigned in the Recitals.

“Company Regulatory Approvals” has the meaning assigned in Section 4.01(g)(1).

“Company Restricted Share” has the meaning assigned in Section 3.03(a).

“Company SEC Documents” has the meaning assigned in Section 4.01(h)(1).

“Company Share Certificate” has the meaning assigned in Section 3.01(a).

“Company Shares” has the meaning assigned in the Recitals.

“Company Stock Plan” means the Company 2015 Omnibus Stock Incentive Plan.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Subsidiary Partnership” has the meaning assigned in Section 4.01(p)(9).

“Company Tax Protection Agreements” has the meaning assigned in Section 4.01(p)(9).

“Confidentiality Agreement” means the Confidentiality Agreement, dated January 8, 2019, between AXA Real Estate Investment Managers UK Limited and the Company.

“Constituent Documents” with respect to a Person, means the charter, bylaws, partnership agreement or comparable organizational documents of such Person.

“Contract” means any legally binding agreement, contract, subcontract, lease (whether for real or personal property), commitment, understanding, instrument, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, warrant, warranty, purchase order, license, permit, franchise, sublicense or insurance policy, to which a Person is a party or to which the properties or assets of such Person are subject.

“Dealer Property Opinion” has the meaning assigned in Section 7.03(f).

“Debt Financing” has the meaning assigned in Section 6.18(b).

“Debt Instruments” means (a) the Amended and Restated Credit Agreement, dated as of April 6, 2017, among the Partnership, as Borrower, the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, (b) the Amendment and Restatement Agreement, dated as of July 1, 2015, among Prime Holdco C-T, S.á.r.l., the companies listed in Part 1 of Schedule 1 thereto, as Borrowers, the companies listed in Part 2 of Schedule 1 thereto, as Guarantors, Aareal Bank AG, as Arranger, and Capita Trust Company Limited, as English Security Agent, (c) the French/Dutch Common Terms and Facilities Agreement, dated as of April 6, 2015, among Trias Holdco E III/VIII-T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent, and CBRE Loan Services GMBH, as the Security Agent, (d) the German Facility Agreement, dated as of April 6, 2015, among Trias GER Uhlandstrasse—T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent, and CBRE Loan Services GMBH, as the Security Agent, (e) the Second Amendment and Restatement Agreement dated as of May 15, 2018 in relation to the Loan Agreement dated December 10, 2015, among the parties listed in Schedule 1 thereto, as Borrowers, Trias Pool I-S.á.r.l., as Guarantor, and Landesbank Hessen-Thüringen Girozentrale, as Lender and (f) the Facility Agreement, dated as of December 17, 2015, among Trias Pool VI-T S.á.r.l., as Borrower, GE Real Estate Loans Limited, as Arranger, CBRE Loan Servicing Limited, as the Agent and CBRE Loan Servicing limited, as the Security Agent.

“Disclosure Letter” means, with respect to Parent or the Company, a letter delivered by it to the other on or before the execution of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided, that the mere inclusion of an item in a Disclosure Letter as an exception to a representation shall not be considered an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) is required to be disclosed, represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect with respect to the disclosing Party.

“DLLCA” has the meaning assigned in the Recitals.

“DRULPA” has the meaning assigned in the Recitals.

“D&O Insurance” has the meaning assigned in Section 6.09(c).

“Earned Company PSU” has the meaning assigned in Section 3.03(b).

“Environment” means ambient air, indoor air, surface water, groundwater, soil, sediment, substrata or surface land, flora, fauna or any other biota living in or on such media.

“Environmental Laws” means any and all applicable Laws relating to Environmental Matters, but excluding (a) any Laws relating to workplace health and safety and (b) Laws relating to planning or zoning.

“Environmental Matters” means (a) pollution of the Environment, (b) the protection, preservation or restoration of the Environment, (c) exposure of any individual to Hazardous Substances or (d) otherwise the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, cleanup, removal or other remediation thereof.

“Equity Commitment Letter” has the meaning assigned in the Recitals.

“Equity Financing” has the meaning assigned in Section 4.02(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“External Manager” means CNI NRE Advisors, LLC, a Delaware limited liability company, or any successor asset manager of the Company.

“Financing Indemnified Parties” has the meaning assigned in Section 6.18(c).

“G&A and Other Expenses” has the meaning assigned in Section 5.01(o).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority (including without limitation any taxing or other authority, body or official competent to administer, collect or impose Tax).

“Hazardous Substance” means any substance, material or waste that is listed, characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic,” “radioactive” or words of similar meaning or effect, including, without limitation, petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, mold or polychlorinated biphenyls, in each case as in effect at the date of this Agreement.

“Indebtedness” means, as to the Acquired Companies, without duplication, as of the date of determination, all (a) indebtedness created, issued or incurred by the Acquired Companies for borrowed money (whether by loan or the issuance and sale of debt securities evidenced by notes, debentures or similar instruments), (b) obligations of the Acquired Companies to pay the deferred purchase or acquisition price for any property of such person, including earn-outs, (c) obligations of the Acquired Companies in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (d) obligations of the Acquired Companies in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any of the Acquired Companies, (e) obligations of the Acquired Companies to pay rent or other amounts under leases (or other agreement conveying the right to use) to the extent such obligations are required to be classified and accounted for as capital leases in accordance with GAAP, (f) indebtedness of others as described in clauses (a) through (e) above in any manner guaranteed by the Acquired Companies and (g) outstanding prepayment premium obligations of the Acquired Companies, if any, and accrued interest, fees and expenses related to any indebtedness described in clauses (a) through (f) above; provided, that for the avoidance of doubt, “Indebtedness” shall not include (x) any liabilities related to Tax, (y) trade accounts payable or similar obligations to creditors for goods or services, operating leases and other customary reservations or retentions under agreements with suppliers, and (z) any intercompany obligations between or among the Acquired Companies.

“Indemnified Parties” has the meaning assigned in Section 6.9(a).

“Initial Outside Date” has the meaning assigned in Section 8.02(a).

“Intellectual Property” means all (a) Trademarks, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists and (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Intervening Event” means any fact, circumstance, change, event, occurrence or effect that is material to the Acquired Companies, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company) that occurred or arose after the date hereof and that (a) was not known by, nor reasonably foreseeable to, the Company Board or the SRC as of or prior to the date of this Agreement and (b) does not involve or relate to an Acquisition Proposal; provided, however, that none of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (1) changes, in and of itself, in the market price or trading volume of the Company Shares, (2) the fact that, in and of itself, the Company meets or exceeds internal or public projections or forecasts or estimates of revenues, earnings or other financial results for any period, or (3) the timing of any Requisite Regulatory Approvals; provided, however, the underlying reasons for such changes in the foregoing (1) and (2) may constitute an Intervening Event.

“Intervening Event Notice Period” has the meaning assigned in Section 6.01(c)(2)(i).

“IRS” means the U.S. Internal Revenue Service.

“Isssy-Les-Moulineaux Property” means the Company’s property located in Issy-Les Moulineaux Paris, France held by SCI Prime FRA Issy-T, a Company Subsidiary.

“Joubert Property” means the property located in Rue Joubert, Paris, France held by Trias FRA Joubert-T SAS, a Company Subsidiary.

“Knowledge” means (a) with respect to the Company and the Company Subsidiaries, the actual knowledge of the individuals listed in Section 1.01(a) of the Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Section 1.01(b) of the Disclosure Letter.

“Law” means any federal, state, local, provincial or foreign law, statute or ordinance, rule of common law, or any rule, regulation, directive, standard, judgment, Order, decision, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any judicial or administrative interpretation thereof.

“Legal Proceeding” means any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lenders” has the meaning assigned in Section 6.18(b)(3).

“Lessee Leases” means all leases, subleases or other arrangements of real property under which any of the Acquired Companies is a party as tenant or subtenant (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental and collateral thereto).

“Lessor Leases” means all leases, subleases or other arrangements of real property under which any of the Acquired Companies is a party as lessor or sublessor or serves in a similar capacity (including all variations, amendments, modifications, supplements, renewals, exercise of options and extensions in each case, supplemental or collateral thereto).

“Lien” means any charge, mortgage, pledge, deed of trust, easement, encroachment, security interest, restriction, claim, lien or encumbrance.

“LTIP Units” means each limited partner interest in the Partnership that is designated as an “LTIP Unit” in the Partnership Agreement.

“MacDonald Property” means the property located in Boulevard MacDonald, Paris, France held by SCI Prime FRA MacDonald-T, a Company Subsidiary.

“Management Agreement” means the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of November 9, 2017, as amended by Amendment No. 1 to the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of November 7, 2018, and as further amended by Amendment No 2. to the Amended and Restated Asset Management Agreement between the Company and the External Manager, dated as of April 23, 2019, as it may be amended from time to time.

“Management Agreement Documents” means the management agreements entered into by any of the Acquired Companies pursuant to which any third party management company manages or operates any of the Company Properties on behalf of any of the Acquired Companies and each material amendment or guarantee (whether with the management company or any Affiliate thereof).

“Marceau Property” means the property located in 58 Avenue Marceau, Paris, France held by Trias FRA Marceau-T SCI, a Company Subsidiary.

“Material Adverse Effect” means, (a) with respect to Parent or Merger Sub, any effect that has a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the transactions contemplated hereby prior to the Initial Outside Date (or, if applicable, the Outside Date) in accordance with the terms hereof, including the Mergers and (b) with respect to the Company, any effect, change, event, occurrence, circumstance or development that, individually or in the aggregate with other effects, changes, events, occurrences, circumstances or developments taken as a whole, has had or would reasonably be expected to have a material adverse effect on (1) the financial condition, results of operations, business or assets of the Acquired Companies, taken as a whole, or (2) the ability of the Company to timely consummate the transactions contemplated by this Agreement prior to the Initial Outside Date (or, if applicable, the Outside Date) in accordance with the terms hereof, including the Mergers; provided, that, for the purpose of clause (b)(1) above, in no event shall any of the following, alone or in combination, be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur: (i) changes in Laws of general applicability in any jurisdiction or changes in the interpretation thereof by Governmental Authorities, including changes in Laws or the applicability of treaties resulting from the United Kingdom ceasing to be a member of the European Union and any temporary or permanent transition arrangements related thereto, (ii) changes in GAAP or other accounting standards (or interpretations thereof), (iii) conditions in the financial, credit, banking, capital or currency markets in the United States, or any other country or region of the world, or changes therein, including (A) changes in interest rates in the United States or any country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, (iv) changes relating to factors affecting the real estate market generally or in the jurisdictions in which the Acquired Companies operate or own assets, (v) actions or omissions of any of the Acquired Companies required or permitted by this Agreement or taken with the prior written consent of Parent, (vi) the negotiation, execution or announcement or existence of this Agreement and the transactions contemplated hereby, including (A) the identity of Parent and its Affiliates, (B) by reason of any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies following the Closing, (C) the failure to obtain any third-party consents in connection with the transactions contemplated hereby or (D) the impact of any of the foregoing on any relationships, contractual or otherwise, with landlords, tenants, lenders, business partners, joint venturers or any other Persons), (vii) changes in global or national economic or political conditions (including any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by any Governmental Authority, civil or social unrest, labor strikes, revocation of treaties, trade disputes, the outbreak of war or acts of terrorism, including cyber terrorism, or the worsening of existing hostilities or other conflicts), (viii) changes relating to natural or man-made disasters, outbreak of disease, acts of God or other force majeure events, or any escalation of the foregoing, (ix) any failure by the Company to meet, or changes to, any estimates of revenues, earnings or other financial performance generally or with respect to any property or assets (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect has occurred), (x) any claim or Legal Proceeding asserted or commenced by or on behalf of any of the current or former stockholders or equity holders of the Company or any of the Company Subsidiaries (or on behalf of the Company or any of the Company Subsidiaries, but in any event only in their capacities as current or former stockholders or equity holders) or (xi) changes in the trading volume or price of the Company Shares on the NYSE (but not the underlying causes thereof to the extent consideration of such impacts may be considered pursuant to this definition in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur); provided, that (X) any change or effect referred to in clause (i), (ii), (iii), (iv), (vii) or (viii) occurring in any jurisdiction in which any of the Acquired Companies owns assets may be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur, but only to the extent such change or effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to other participants in the real estate industry that own similar assets in such jurisdiction and (Y) clause (vi) shall not apply to the use of Material Adverse Effect in Section 4.01(g) (or Section 7.03 as it relates to Section 4.01(g)).

“Material Contract” has the meaning assigned in Section 4.01(m)(2).

“Material Lessor Leases” means all Lessor Leases providing for annual lease payments of $300,000 or more, in each case other than agreements exclusively among the Acquired Companies.

“Mergers” has the meaning assigned in the Recitals.

“Merger Clearance Condition” means the condition which is satisfied on the date on which either (a) Parent receives the decision from the German Federal Cartel Office, confirming the approval of the Merger, or (b) if the German Federal Cartel Office has not taken a decision in accordance with the relevant antitrust laws, and the Company Mergers by Parent and the Company is thus deem to have been declared compatible.

“Merger Consideration” has the meaning assigned in Section 3.01(a).

“Merger Effective Time” has the meaning assigned in Section 2.03(a).

“Merger Sub” has the meaning assigned in the Preamble.

“MGCL” has the meaning assigned in the Recitals.

“Minority Limited Partners” means the holders of Partnership Common Units (other than the Company or any wholly-owned Company Subsidiary) and LTIP Units.

“Minority LP Unit” means each Partnership Common Unit and each LTIP Unit held by a Minority Limited Partner.

“MLLCA” has the meaning assigned in the Recitals.

“Notice Period” has the meaning assigned in Section 6.01(c)(1)(i).

“NYSE” means the New York Stock Exchange.

“Operating Budget” has the meaning assigned in Section 4.01(t)(3).

“Order” means any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning assigned in Section 8.02(a).

“Parent” has the meaning assigned in the Preamble.

“Parent Nominated Person” means a Person that is nominated by Parent in the Carve-Out Notice to accept a transfer of all or part of the Prime Holdco A-T Shares and/or the Trias Holdco C-T Shares, as applicable, pursuant to the terms and conditions of Section 2.08.

“Parent Regulatory Approvals” has the meaning assigned in Section 4.02(d)(1).

“Parent Termination Fee” has the meaning assigned in Section 8.05(e).

“Participation Agreements” has the meaning assigned in Section 4.01(t)(4).

“Participation Interest” has the meaning assigned in Section 4.01(t)(4).

“Participation Party” has the meaning assigned in Section 4.01(t)(4).

“Partnership” has the meaning assigned in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 31, 2015.

“Partnership Common Unit” means each common unit representing limited partnership interests in the Partnership.

“Partnership Merger” has the meaning assigned in the Recitals.

“Partnership Merger Certificate” has the meaning assigned in Section 2.03(b).

“Partnership Merger Effective Time” has the meaning assigned in Section 2.03(b).

“Partnership Merger Sub” has the meaning assigned in the Preamble.

“Partnership Surviving Entity” has the meaning assigned in the Recitals.

“Party” means Parent, Merger Sub, the Partnership, Partnership Merger Sub or the Company.

“Paying Agent” has the meaning assigned in Section 3.04(a).

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, (b) any mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Company Financial Statements in accordance with GAAP, the existence of which does not, and would not reasonably be expected to, materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect, (c) Liens imposed by applicable Law (other than Tax Law), (d) pledges, deposits and guarantees to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, incurred in the ordinary course of business consistent with past practice and which are not yet due and payable, (e) minor defects, imperfections or irregularities in title, easements, covenants and rights of way of record, restrictive covenants, encroachments, protrusions, and other similar restrictions affecting title to any real property owned or leased by the Acquired Companies, which are disclosed on existing title reports or existing surveys or which would be disclosed by an accurate survey or a personal inspection of the properties (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (f) zoning, planning, building and other similar codes or restrictions regulating the ownership, use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property, in each case, that are not materially contravened by the current use or occupancy of real property or the operation of the business thereon, and that do not adversely affect in any material respect the current use, or materially detract from the value, of the applicable property owned, leased, used or held for use by the Acquired Companies, (g) (1) statutory or common law Liens of landlords or (2) contractual Liens of landlords incurred in the ordinary course of business consistent with past practice, each of which is not yet due and payable, (h) Liens described in Section 1.01(c) of the Disclosure Letter, as appropriate, (i) any other easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which are not materially contravened by the current use of the applicable real property and do not materially detract from the value of the real property subject thereto or materially impair the intended use thereof, and (j) rights of tenants, sub-tenants and sub-sub-tenants under the Lessor Leases.

“Per Share Consideration” means an amount per Company Share equal to the sum of $1.68, plus €9.26 plus £3.82; it being understood that the Euro and British pound portions of the Per Share Consideration shall be converted to U.S. dollars at Closing in the manner set forth in Section 3.04(a) and that payment of the Per Share Consideration to holders of Company Shares shall be made solely in U.S. dollars.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization or other entity.

“Previously Disclosed” means, as of any given date, that the existence of a fact or condition was disclosed by the Company to Parent (a) through the Disclosure Letter or (b) as set forth in the Company SEC Documents furnished or filed at any time on or after January 1, 2018 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” (but excluding any description of historical facts or events included therein) or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). The information and disclosures contained in any section of the Disclosure Letter or the Company SEC Documents shall be deemed to be disclosed for all purposes in this Agreement (including against any representation, warranty or covenant) and incorporated by reference in any other section of the Disclosure Letter as though fully set forth therein, in each case, to the extent the relevance of such information or disclosure is reasonably apparent from the text of such disclosure.

“Prime Holdco A-T Shares” means the outstanding equity interests in Prime Holdco A-T S.á.r.l., a Luxembourg S.á.r.l. which is 94.9% owned by Prime Holdings-T (US) LLC, a Delaware limited liability company and wholly-owned U.S. Subsidiary, and 5.1% owned by CSI Europe S.á.r.l., a Luxembourg S.á.r.l., a third party investor.

“Prior Sale Agreement” means any purchase or sale Contract relating to any conveyance, transfer, assignment or other disposition of title to, or a ground lease of, real property by the Acquired Companies since November 1, 2015.

“Proxy Statement” means the proxy statement in preliminary and definitive form relating to the Stockholders Meeting to be held in connection with this Agreement and the other transactions contemplated hereby (including the letter to the holders of the Company Shares, notice of meeting and form of proxy and any amendment or supplement thereto).

“Qualified REIT Subsidiary” has the meaning assigned in Section 4.01(p)(4).

“REIT” has the meaning assigned in Section 4.01(p)(4).

“REIT Status Opinion” has the meaning assigned in Section 7.03(e).

“Relevant Jurisdiction” means the Federal Republic of Germany.

“Rent Rolls” has the meaning assigned in Section 4.01(t)(3).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.

“Required Indebtedness Consents” has the meaning assigned in Section 6.19(a).

“Requisite Company Vote” has the meaning assigned in Section 4.01(e)(1).

“Requisite Regulatory Approvals” means the Company Regulatory Approvals and the Parent Regulatory Approvals.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other equity securities of such first Person.

“Sanctioned Country” means any country or territory that is itself subject to comprehensive U.S. sanctions, currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

“Sanctioned Person” means (a) any Person that is the subject or target of Sanctions including, without limitation, any Person listed in any Sanctions-related list of designated Persons or other restricted party list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any member state thereof, or any other applicable Sanctions authority, (b) any Person located, organized, or resident in a country or territory that is itself the target of Sanctions, and (c) any Person 50% or greater owned or otherwise controlled by or acting for or on behalf of any such Person or Persons.

“Sanctions” means all Laws related to economic sanctions administered or enforced by any applicable Governmental Authority, including, without limitation, OFAC, the U.S. Department of State, the United Nations Security Council, the European Union and any member state thereof.

“SDAT” has the meaning assigned in Section 2.03(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning assigned in Section 4.02(k).

“Sponsor” has the meaning assigned in the Recitals.

“SRC” has the meaning assigned in the Recitals.

“Stockholders Meeting” means a meeting of the holders of the Company Shares for the purpose of the consideration and approval of the Company Merger and any other matters required to be voted on by the holders of the Company Shares in connection with the Company Merger (including any postponement or adjournment thereof).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting securities or total equity interest of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal that the SRC has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or Persons making the proposal and, if consummated, would be reasonably expected to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction pursuant to Section 6.01(c) and the time likely to be required to consummate such Acquisition Proposal); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

“Surviving Entity” has the meaning assigned in the Recitals.

“Takeover Laws” means any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar Law applicable to the Company or any of the Company Subsidiaries (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL).

“Tax” and “Taxes” means all U.S. federal, state, provincial or local, or United Kingdom, Luxembourg, French, German or other foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Tax.

“Taxable REIT Subsidiary” has the meaning assigned in Section 4.01(p)(4).

“Termination Fee” has the meaning assigned in Section 8.05(b).

“Trademarks” means trademarks, service marks, certification marks, collective marks, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all common law rights and goodwill associated therewith and symbolized thereby.

“Transaction Litigation” means any claim or Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving any of the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Mergers or any of the transactions contemplated hereby (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the transactions contemplated hereby constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transfer Right” means, with respect to the Acquired Companies, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which any of the Acquired Companies, on the one hand, or another Person, on the other hand, could be required to purchase or sell the applicable equity interests of any Person or any real property.

“Trias Holdco C-T Shares” means the outstanding equity interests in Trias Holdco C-T S.á.r.l., a Luxembourg S.á.r.l., which is wholly-owned by Trias Holdco B-T S.á.r.l., a Luxembourg S.á.r.l. and wholly-owned Company Subsidiary.

“U.S. Subsidiary” means a Company Subsidiary organized under the laws of the United States or any State thereof, and beneficially owned directly or indirectly, in whole or in part, by the Company.

1.02. Interpretation.

(a) In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement, (2) to this Agreement are to this Agreement, and the Annexes, Schedules and Disclosure Letters to it, taken as a whole, (3) to any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof), and to any section of any statute or regulation include any successor to the section, (4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it, (5) to any Governmental Authority include any successor to that Governmental Authority, (6) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section, (7) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (8) to the terms “dollars,” “cents” and “$” mean U.S. Dollars and Cents, (9) to the phrases “date of this Agreement” or “date hereof” are to July 3, 2019, (10) to the words “herein,” “hereof” or “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section; and (11) to the words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b) This Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other.

ARTICLE II

THE MERGERS

2.01. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA, Partnership Merger Sub will, immediately prior to the Merger Effective Time, merge with and into the Partnership at the Partnership Merger Effective Time. The separate existence of Partnership Merger Sub will terminate and the Partnership will continue as the Partnership Surviving Entity, and will continue its existence under the name of “NorthStar Realty Europe Limited Partnership” under the laws of the State of Delaware. The Partnership Merger shall have the effects specified in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing and subject thereto, from and after the Partnership Merger Effective Time, the Partnership Surviving Entity will possess all properties, rights, privileges, immunities, powers and franchises of the Partnership and Partnership Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Partnership and Partnership Merger Sub will become the claims, obligations, liabilities, debts and duties of the Partnership Surviving Entity. Following the Partnership Merger, the Company will be the sole holder of all Minority LP Units.

(c) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the MLLCA, the Company will merge with and into Merger Sub at the Merger Effective Time. The separate corporate existence of the Company will terminate at the Merger Effective Time, and Merger Sub will be the Surviving Entity, and will continue its limited liability company existence under the name of “Nighthawk Merger Sub LLC” under the laws of the State of Maryland. The Company Merger shall have the effects provided in this Agreement and as specified in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing and subject thereto, from and after the Merger Effective Time, the Surviving Entity will possess all properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

2.02. Closing. The closing of the Mergers (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, or by electronic exchange of documents, at 10:00 a.m. Eastern Time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions, or at such other time as Parent and the Company may agree (the date on which the Closing actually occurs, the “Closing Date”).

2.03. Merger Effective Time.

(a) On the Closing Date, the Parties to the Company Merger shall (1) duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA, and (2) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the MLLCA in connection with the Company Merger. The Company Merger shall become effective upon the acceptance for record of the Articles of Merger by the SDAT or at such other date and time (promptly but not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the Articles of Merger (the time the Company Merger becomes effective being the “Merger Effective Time”). Unless otherwise agreed, the parties shall cause the Merger Effective Time to occur on the Closing Date.

(b) On the Closing Date, the Parties to the Partnership Merger will (1) duly execute and file a certificate of merger (the “Partnership Merger Certificate”) with the Secretary of State of the State of Delaware (the “SOS”) in accordance with the DRULPA and the DLLCA and (2) make any other filings, recordings or publications required to be made by the Partnership or Partnership Merger Sub under the DRULPA or the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective upon the date and time the Partnership Merger Certificate is filed with the SOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the Partnership Merger Certificate, but which nonetheless shall be immediately before the Merger Effective Time (the time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

2.04. Tax Consequences. The Parties intend that, for U.S. federal, and applicable state, income tax purposes (a) the Partnership Merger shall be treated as the sale of the Minority LP Units by the Minority Limited Partners to the Company in exchange for cash in accordance with Revenue Ruling 99-6 (Situation 1) and Section 3.02(a) hereof and (b) after the completion of (a), the Company Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Merger Sub in exchange for the Merger Consideration to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, followed by a distribution of such consideration to the holders of equity interests in the Company in liquidation of the Company pursuant to Sections 331 and 562 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the Parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.04, and no Party shall take a position inconsistent with such treatment.

2.05. Constituent Documents.

(a) The articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the articles of organization of the Surviving Entity immediately following the Merger Effective Time until amended in accordance with the provisions thereof and applicable Law. The operating agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the operating agreement of the Surviving Entity immediately following the Merger Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) The partnership agreement of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the partnership agreement of the Partnership Surviving Entity immediately following the Partnership Merger Effective Time until thereafter amended in accordance with the provisions thereof and applicable Law.

2.06. Member of the Surviving Entity. Parent shall be the sole member of the Surviving Entity following the Merger Effective Time and entitled to such rights, duties and obligations as are more fully set forth in the operating agreement of the Surviving Entity.

2.07. General Partner of the Partnership Surviving Entity. The Surviving Entity will, from and after the Partnership Merger Effective Time, be the general partner and sole limited partner of the Partnership Surviving Entity

2.08. Carve-Out Option.

(a) Notwithstanding any other provision of this Agreement, if the Merger Effective Time has not occurred by the close of business on the Initial Outside Date and either the Company or Parent elects to extend the Initial Outside Date to the Outside Date pursuant to terms and conditions set forth Section 8.02(a), then the following terms and conditions shall apply to the Closing:

(1) the Merger Effective Time shall occur on or after January 2, 2020 (in no event shall the Closing Date occur between December 16, 2019 and December 31, 2019); and

(2) Parent shall have the right (but, for the avoidance of doubt, shall not be required) no later than three (3) Business Days prior to the Closing Date to deliver a written notice (the “Carve-Out Notice”) to the Company requiring, in connection with the Closing, that the Company transfer (i) the Prime Holdco A-T Shares and/or (ii) the Trias Holdco C-T Shares to Parent or to a Parent Nominated Person in such proportions as stated by Parent in the Carve-Out Notice, with such transfer to take effect immediately prior to the Partnership Merger Effective Time.

(b) If Parent delivers the Carve-Out Notice to the Company, then immediately prior to the Partnership Merger Effective Time:

(1) the Prime Holdco A-T Shares shall be transferred to Parent and/or to a Parent Nominated Person, in such proportions as stated in the Carve-Out Notice, in consideration for a fair market value price which shall be left outstanding as a debt or debts payable on demand of the creditor after the Closing Date; and/or

(2) the Trias Holdco C-T Shares shall be transferred to Parent and/or to a Parent Nominated Person in such proportions as stated in the Carve-Out Notice in consideration for a fair market value price which shall be left outstanding as a debt or debts payable on demand of the creditor after the Closing Date.

(c) The provisions set forth in this Section 2.08 shall only apply in the event the Closing occurs after December 31, 2019.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Merger Consideration. At the Merger Effective Time, by virtue of the Company Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any Company Shares:

(a) Company Share. Subject to Section 3.04, Section 3.06 and the terms and conditions set forth herein, each Company Share issued and outstanding immediately prior to the Merger Effective Time (other than (1) Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Merger Effective Time and Company Shares owned by any direct or indirect wholly-owned Company Subsidiary, and in each case, not held on behalf of third parties (collectively, the

“Cancelled Shares”) and (2) the Company Restricted Shares (which shall be treated in accordance with Section 3.03(a))) shall be converted automatically into and shall thereafter represent the right to receive the Per Share Consideration in cash, without interest, upon delivery of a certificate representing such Company Share (each, a “Company Share Certificate”) or the surrender of any non-certificated shares represented by a book entry (each, a “Book-Entry Share”), as applicable in the manner provided in this ARTICLE III. The aggregate amount of cash payable as the Per Share Consideration is hereinafter referred to as the “Merger Consideration.” At the Merger Effective Time, all Company Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist. Each former holder of a Company Share that was outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Share, except for the right to receive the Merger Consideration to be paid in consideration therefor upon delivery of the Company Share Certificates or the surrender of the Book-Entry Shares, as applicable, in accordance with this ARTICLE III. Any Merger Consideration paid upon delivery of any Company Share Certificate or the surrender of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Share. In the event that, after the date hereof and prior to the Merger Effective Time, the Company shall declare, set aside or make or pay any cash dividends or distributions on the Company Shares (whether to maintain the Company’s qualification as a REIT under the Code or otherwise), the Per Share Consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided, that any dividends or distributions made in accordance with Sections 5.01(c)(1)(A), (B), (C) or (D) shall not result in any such adjustment.

(b) Cancellation of Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each membership interest in Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding and shall constitute the only outstanding interests of the Surviving Entity.

3.02. Treatment of Partnership Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of any of the Parties or the holders of any interests in the Partnership:

(a) Minority LP Units. Each Minority LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions set forth herein, shall be converted automatically into and shall thereafter represent the right to receive an amount equal to the Per Share Consideration in cash, without interest, and all Minority LP Units that are so converted as provided in this Section 3.02(a) shall no longer be outstanding and shall be cancelled and extinguished automatically and shall cease to exist.

(b) Partnership Common Units. Each Partnership Common Unit held by the Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as Partnership Common Units of the Partnership held by the Surviving Entity.

(c) General Partnership Interests. The general partnership interest in the Partnership held by the Company immediately prior to the Partnership Merger Effective Time shall be unaffected by the Partnership Merger and shall remain outstanding as a general partnership interest in the Partnership Surviving Entity held by the Surviving Entity.

3.03. Treatment of Company Equity Awards.

(a) Company Restricted Shares. At the Merger Effective Time, any vesting conditions applicable to each outstanding award of restricted Company Shares (a “Company Restricted Share”) granted under the Company Stock Plan shall, automatically and without any action required on the part of the holder thereof, accelerate in full and each Company Restricted Share shall be converted into and shall thereafter represent the right to receive as of the Merger Effective Time an amount equal to the Per Share Consideration in cash, without interest (less applicable Taxes required to be withheld with respect to such vesting).

(b) Company PSUs. Immediately prior to the Merger Effective Time, any vesting conditions applicable to each outstanding award of restricted stock units subject to performance-based vesting conditions (a “Company PSU”) granted under the Company Stock Plan shall be treated in accordance with the terms set forth in the applicable award agreement and each Company PSU that is vested as of the Merger Effective Time (after taking into account any vesting resulting from the terms of the applicable award agreement, provided, that the compensation committee of the Company Board may, in its sole discretion, deem Company PSUs to be earned and vested at maximum levels) (each such earned and vested Company PSU, an “Earned Company PSU”) shall, at the Merger Effective Time, automatically and without any action required on the part of the holder thereof, be cancelled and, in exchange therefor, Parent shall cause the Surviving Entity to pay to each former holder of any such cancelled Earned Company PSU an amount in cash equal to the Per Share Consideration (plus any amount owed with respect to past dividends in accordance with the terms set forth in the applicable award agreement) for each Earned Company PSU, without interest (less applicable Taxes required to be withheld with respect to such vesting or payment). For the avoidance of doubt, each Company PSU that does not become an Earned Company PSU in accordance with this Section 3.03(b) shall terminate without consideration immediately prior to the Merger Effective Time.

(c) Payment in Respect of Company Equity Awards. In accordance with Section 3.04(a), at the Merger Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, the aggregate amount of cash payable in respect of the Company Restricted Shares and the Earned Company PSUs pursuant to Section 3.03(a) and Section 3.03(b), as applicable. Any payment to which a holder of Company Equity Awards is entitled to pursuant to this Section 3.03 shall be made, without interest, through the Paying Agent as soon as reasonably practicable after the Merger Effective Time (or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code). Subject to Section 3.07, the Paying Agent shall pay with respect to each outstanding award of Company Restricted Shares and Earned Company PSUs an amount, without interest, determined in accordance with Sections 3.03(a) and 3.03(b), with such amount to be paid as follows: (1) the amount in respect of applicable Taxes required to be withheld with respect to the vesting and payment in respect of each such award of Company Restricted Shares and Company Earned PSUs, as set forth in a schedule provided by the Company, shall be paid to the External Manager, subject to the External Manager agreeing, in writing, that it will remit the amounts set forth in the applicable schedule to the IRS or other applicable Governmental Authority on behalf of each of the holders of the Company Restricted Shares and Earned Company PSUs in a timely manner and (2) the remaining amount payable in respect of each such award pursuant to Sections 3.03(a) and 3.03(b) to the holder of the applicable award in the amounts set forth on the schedule provided by the Company as soon as reasonably practicable after the Merger Effective Time (or at such later time as necessary to avoid a violation and/or adverse Tax consequences under Section 409A of the Code).

(d) Company Actions. At or prior to the Merger Effective Time, the Company and the Partnership, as applicable, shall take any actions that are necessary to (1) effectuate the treatment of the Company Equity Awards pursuant to this Section 3.03 and Section 3.02(a) (with respect to LTIP Units) and (2) cause the Company Stock Plan and any agreements thereunder to terminate as of the Merger Effective Time. The Company and the Partnership, as applicable, shall take all actions necessary to ensure that, from and after the Merger Effective Time, no holder of a Company Equity Award or any participant in the Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire, or other rights in respect of, any equity securities of the Company, the Partnership, Parent, the Surviving Entity or any subsidiary thereof, except the right to receive the payments contemplated by this Section 3.03 in the case of Company Restricted Shares and Earned Company PSUs and Section 3.02(a) in the case of LTIP Units. Prior to the Merger Effective Time, the Company shall deliver all notices, if required (which notices shall have been approved by Parent, in its reasonable discretion), to each holder of Company Restricted Shares, Company PSUs or LTIP Units setting forth each holder’s rights pursuant to the Company Stock Plan and, as applicable, the Partnership Agreement, and stating that such Company Restricted Shares, Company PSUs and LTIP Units shall be treated in the manner set forth in Section 3.03(a), 3.03(b) or 3.02(a), respectively.

3.04. Surrender of Shares and Units.

(a) Paying Agent. Prior to the Merger Effective Time and the Partnership Merger Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent (the “Paying Agent”) selected by Parent with the Company’s prior approval, which approval shall not be unreasonably withheld, delayed or conditioned, for the payment in accordance with this ARTICLE III of the Merger Consideration and payments to the holders of Minority LP Units. At or prior to the Merger Effective Time, Parent shall deposit, or cause to be deposited with DB, AG London branch a cash amount in U.S. dollars, Euros and British pounds, that when taken together with available cash of the Acquired Companies that is deposited with DB AG, London branch at the Merger Effective Time and the Partnership Merger Effective Time, is sufficient in the aggregate for the Paying Agent to make the payments of the Merger Consideration and payments to holders of Minority LP Units as provided pursuant to Section 3.01 and Section 3.02(a), as applicable (such cash being hereinafter referred to as the “Exchange Fund”). The U.S. dollar, Euro and British pound components of the funds deposited with DB AG, London branch shall be consistent with the relative portions of the Per Share Consideration that are denominated in U.S. dollars, Euros and British pounds. In accordance with the hedging agreements described in Section 3.04 of the Disclosure Letter, the Parties shall cause DB AG, London branch to convert the Euro and British pound components of the Exchange Fund into U.S. dollars. Any outstanding hedges relating to the merger must be unwound prior to the Merger Effective Time and the mark-to-market present valued and settled net against the U.S. dollars being delivered to the Exchange Fund. Immediately following such conversion and at or prior to the Merger Effective Time and the Partnership Merger Effective Time, the Parties shall cause DB AG, London branch to deposit the Exchange Fund with the Paying Agent, in trust for the benefit of the holders of Company Shares (other than Cancelled Shares and Company Restricted Shares) and Minority LP Units outstanding immediately prior to the Merger Effective Time or Partnership Merger Effective Time, as applicable. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be invested by the Paying Agent in (1) short-term direct obligations of the United States of America, (2) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (3) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or (4) money market funds investing solely in a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent and may be paid to Parent from time to time in Parent’s sole discretion. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration and payments to holders of Minority LP Units as contemplated hereby, Parent shall reasonably promptly replace or restore, or shall cause to be replaced or restored, the portion of the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(b) Exchange Procedures.

(1) Transmittal Materials. Promptly after the Merger Effective Time and Partnership Merger Effective Time (and in any event within five (5) Business Days thereafter), Parent and the Surviving Entity shall cause the Paying Agent to mail or otherwise provide to each holder of record of Company Shares (other than holders of Cancelled Shares and Company Restricted Shares) or Minority LP Units immediately prior to the Merger Effective Time, as applicable, pursuant to Section 3.01 and 3.02(a), as applicable: (A) transmittal materials specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of a Company Share Certificate, or with respect to a Book-Entry Share, only upon delivery of an “agents message” regarding the book entry transfer of Book-Entry Shares or, with respect to a Minority LP Unit, a transfer form (or such other evidence, if any, of the transfer as the

Paying Agent may reasonably request in the instructions described in clause (B)), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the delivery of (x) Company Share Certificates or surrender of the Book-Entry Shares in exchange for the portion of the Merger Consideration to which such holder of Company Share Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares is entitled pursuant to Section 3.01 or (y) Minority LP Units in exchange for the payment to which such Minority LP Unit is entitled pursuant to Section 3.02(a).

(2) No Further Ownership Rights in the Company Shares or Minority LP Units.

(a) Each Company Share Certificate and Book-Entry Share shall be deemed at any time after the Closing Date to represent only the right to receive (with respect to each Company Share Certificate, upon delivery thereof, and with respect to each Book-Entry Share, upon receipt by the Paying Agent of an “agent’s message” in customary form) the Per Share Consideration, as applicable, as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable hereunder for any Company Share Certificate or any Book-Entry Share.

(b) At the Merger Effective Time, holders of Company Shares (that are converted into the right to receive Per Share Consideration) shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Per Share Consideration provided under this ARTICLE III. The Per Share Consideration paid or delivered upon the surrender of Company Share Certificates representing Company Shares or Book-Entry Shares representing Company Shares, in each case, in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares represented thereby or exchanged therefor.

(c) Each Minority LP Unit shall be deemed at any time after the Closing Date to represent only the right to receive (with respect to such Minority LP Unit, upon receipt by the Paying Agent of a transfer form acceptable to the Paying Agent) the Per Share Consideration, as contemplated by this ARTICLE III. No interest shall be paid or accrue on any cash payable hereunder for any Minority LP Unit.

(d) At the Partnership Merger Effective Time, holders of Minority LP Units (that are converted into the right to receive Per Share Consideration) shall cease to be, and shall have no rights as, limited partners of the Partnership other than the right to receive the Per Share Consideration provided under this ARTICLE III. The Per Share Consideration paid or delivered in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Minority LP Units represented thereby or exchanged therefor.

(3) DTC. To the extent applicable, Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent and with The Depository Trust Company with respect to shares held of record by The Depository Trust Company.

(4) Unrecorded Transfers; Other Payments.

(a) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, or if payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the delivered Company Share Certificate or the surrendered Book-Entry Share is registered, upon due delivery of the Company Share Certificate or due surrender of the Book-Entry Share in accordance with this ARTICLE III, payment of such portion of the Merger Consideration may be issued to such transferee or other Person if the Company Share Certificate or Book-Entry Share formerly representing such Company Shares is properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Entity that any applicable transfer or other similar Taxes have been paid or are not applicable.

(b) In the event of a transfer of ownership of Minority LP Units that are not registered in the transfer records of the Partnership, or if payment of any portion of the payment to be made to the Minority LP Units is to be made to a Person other than the Person whose name is reflected in the records of the Partnership, in accordance with this ARTICLE III, payment of such portion of the amount owed to the holders of Minority LP Units may be issued to such transferee or other Person if appropriate evidence is properly presented to the Paying Agent required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Entity that any applicable transfer or other similar Taxes have been paid or are not applicable.

(5) Lost, Stolen or Destroyed Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon (A) the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed to the reasonable satisfaction of Parent and the Paying Agent and (B) if reasonably required by Parent, the posting by such holder of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it with regard to such Company Share Certificate, the Paying Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 3.04(c), the Surviving Entity) shall issue, in exchange for such lost, stolen or destroyed certificate, the portion of the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(c) Termination of Exchange Fund; No Liability. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Company Shares (or the holders of Minority LP Units) for 18 months after the Merger Effective Time shall be delivered to the Surviving Entity (or its designee) upon demand. Any such holders of Company Shares or Minority LP Units prior to the Company Merger or Partnership Merger, as applicable, who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Entity for payment of the portion of the Merger Consideration or payments to holders of Minority LP Units payable in respect thereof. Notwithstanding anything to the contrary herein, none of the Surviving Entity, Parent, the Company, the Partnership Surviving Entity, the Paying Agent or any other Person shall be liable to any former holder of Company Shares or Minority LP Units for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Entity, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfer Books. From and after the Merger Effective Time, the stock transfer books of the Company and the partnership interest records of the Partnership shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Entity or the records of the Partnership of Company Shares or Minority LP Units that were outstanding immediately prior to the Merger Effective Time or the Partnership Merger Effective Time, as applicable. From and after the Merger Effective Time, the Company Share Certificates shall be cancelled, and any Book-Entry Shares, in each case, outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement. If, after the Merger Effective Time, any Company Share Certificate or evidence of a Book-Entry Share is presented, and acceptable, to the Surviving Entity or the Paying Agent for transfer, subject to compliance with the procedures set forth in this ARTICLE III, it shall be cancelled and exchanged for the portion of the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a) (without interest). The portion of the Merger Consideration, without interest, paid or delivered upon the surrender for exchange of Company Share Certificates or Book-Entry Shares in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to the Company Shares represented thereby or exchanged therefor. From and after the Partnership Merger Effective Time, the Minority LP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have rights, except as otherwise provided for in this Agreement. If, after the Partnership Merger Effective Time, any Minority LP Unit is presented, and acceptable, to the Partnership Surviving Entity or the Paying Agent

for transfer, subject to compliance with the procedures set forth in this ARTICLE III, it shall be cancelled and exchanged for the Per Share Consideration to which the holder thereof is entitled pursuant to Section 3.02(a) (without interest). The Per Share Consideration, without interest, paid or delivered upon the surrender for exchange of a Minority LP Unit in accordance with the terms of this ARTICLE III, shall be deemed to have been paid or delivered, as the case may be, in full satisfaction of all rights and privileges pertaining to such Minority LP Unit.

3.05. Appraisal Rights. Pursuant to the charter of the Company, no dissenters’ or appraisal rights shall be available with respect to the Company Merger or other transactions contemplated hereby.

3.06. Adjustments. In the event that, subsequent to the date of this Agreement but prior to the Merger Effective Time, the number of outstanding Company Shares or Partnership Common Units issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company or the Partnership, as applicable, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then the Per Share Consideration, shall be equitably adjusted to provide to Parent and the holders of Company Shares and Partnership Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.06 shall be construed to permit any of the Acquired Companies or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

3.07. Withholding. All amounts payable pursuant to this ARTICLE III shall be paid without interest (unless otherwise noted). Each of Parent, Merger Sub, the Company, the Surviving Entity, the Partnership, the Partnership Surviving Entity, any Affiliate thereof or the Paying Agent, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amount as Parent, the Company, the Surviving Entity, the Partnership, the Partnership Surviving Entity, any Affiliate thereof or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under applicable Law (including, but not limited to, Section 1445 of the Code), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld by the applicable payor in respect of any Person and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01. Representations and Warranties of the Company, the Partnership and Partnership Merger Sub. Except as Previously Disclosed, the Company, the Partnership and Partnership Merger Sub jointly and severally represent and warrant to Parent and Merger Sub as follows:

(a) Organization, Standing and Authority. The Company (1) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, (2) has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, and (3) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires the Company to be so qualified, except, with respect to clauses (2) and (3), where the failure to have such power and authority or be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) Capital Structure.

(1) The authorized capital stock of the Company consists of 1,000,000,000 Company Shares and 200,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (A) 50,289,639 Company Shares were issued and outstanding (including 911,483 Company Restricted Shares), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 1,485,997 Company Shares are issuable in respect of the Company PSUs outstanding as of the date hereof (assuming the achievement of performance at the maximum level), (D) 262,850 Company Shares are issuable upon exchange of Partnership Common Units held by Minority Limited Partners outstanding as of the date hereof, and (E) 52,584 Company Shares are issuable upon exchange of Partnership Common Units that are issuable upon conversion of LTIP Units outstanding as of the date hereof. All outstanding Company Shares, and all Company Shares issuable under the circumstances referred to in clauses (C), (D) and (E) of the foregoing sentence, are or will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were and will not be issued in violation of any preemptive rights). None of the Company Subsidiaries owns any Company Shares. Except for Company Shares issuable pursuant to the Company Stock Plan and outstanding Partnership Common Units and LTIP Units, as of the date of this Agreement, there are no Company Shares reserved for issuance, the Company does not have any Rights outstanding with respect to Company Shares, and the Company does not have any commitment to authorize, issue or sell any Company Shares or Rights. As of the date of this Agreement, the Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any Company Shares.

(2) As of the date of this Agreement, 262,850 Partnership Common Units were outstanding (other than Partnership Common Units owned by the Company or any Company Subsidiary), each of which is redeemable by the holder in exchange for an amount in cash calculated pursuant to the Partnership Agreement or, at the election of the Company, one Company Share, subject to the terms and conditions of the Partnership Agreement. As of the date of this Agreement, 52,584 LTIP Units were outstanding pursuant to the Partnership Agreement. All of the outstanding Partnership Common Units and LTIP Units have been duly authorized and validly issued. The Company is the sole general partner of the Partnership and a limited partner of the Partnership, and as of the date of this Agreement, owns the general partnership interest and approximately 99.38% of the outstanding Partnership Common Units. Except for Partnership Common Units issuable upon the conversion of LTIP Units, as of the date of this Agreement, there are no Partnership Common Units reserved for issuance, and the Partnership does not have any commitment to authorize, issue or sell any Partnership Common Units or Rights.

(3) Section 4.01(b)(3) of the Disclosure Letter sets forth a list of all the holders of the Minority LP Units, such holder’s most recent address and the exact number of Partnership Common Units or LTIP Units held. The partnership interests held by the Company are free and clear of any Liens and subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable Law.

(4) Section 4.01(b)(4) of the Disclosure Letter sets forth a list of all the holders of the Company PSUs, the exact number of Company Shares subject to the Company PSUs held by such holder, the date on which each Company PSU was granted under the Company Stock Plan, and the extent to which each Company PSU is vested and/or non-forfeitable, as of the date of this Agreement, and the times and extent to which each Company PSU (assuming achievement based on maximum performance) is scheduled, notwithstanding anything to the contrary in this Agreement, to become vested and/or non-forfeitable thereafter.

(5) All dividends and other distributions on the Company Shares, Partnership Common Units and LTIP Units and any dividends or other distributions on any securities of any of the Company Subsidiaries that have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet payable).

(6) As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money of the Acquired Companies in excess of $1,000,000 in principal amount, other than the Indebtedness outstanding under the Debt Instruments in the principal amounts identified by instrument in Section 4.01(b)(6) of the Disclosure Letter.

(c) Company Subsidiaries.

(1) Section 4.01(c) of the Disclosure Letter sets forth each of the Company Subsidiaries and indicates its jurisdiction of organization or incorporation. Each of the Company Subsidiaries is duly qualified to do business and, to the extent such concept is applicable, in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. Each of the Company Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(2) Section 4.01(c) of the Disclosure Letter (i) confirms the Partnership owns 100% of each of the U.S. Subsidiaries (other than the Partnership) and (ii) confirms the Company owns, directly or indirectly, its outstanding equity securities of each of the Company Subsidiaries and sets forth the ownership interest (and percentage interest) of the Company or any of the Company Subsidiaries, as applicable, in each Company Subsidiary.

(3) The Company owns, directly or indirectly, its outstanding equity securities of each of the Company Subsidiaries as set forth in Section 4.01(c) of the Disclosure Letter free and clear of any Liens, other than Permitted Liens, and other than restrictions on transfer set forth in the Constituent Documents of the Company Subsidiaries, there are no Contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities. All of the outstanding shares or other equity securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (as applicable) and free of preemptive rights.

(d) Constituent Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) accurate and complete copies of the Constituent Documents of the Company, the Partnership and each other material Company Subsidiary, each as amended or supplemented to date, and each as so provided was duly adopted and is in full force and effect. Neither the Company nor the Partnership, as applicable, is in violation of any of the provisions of its Constituent Documents. As of the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Disclosure Letter, none of the Acquired Companies has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

(e) Authority; Binding Nature of Agreement.

(1) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the affirmative approval of the Company Merger by a majority of the votes entitled to be cast on the matter by the holders of outstanding Company Shares (“Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. Each of the Partnership and Partnership Merger Sub has the partnership and limited liability company power, as applicable, and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(2) Each of the Company, the Partnership and Partnership Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate, partnership or limited liability company action, as applicable, necessary in order to execute and deliver this Agreement. Subject only to the receipt of the Requisite Company Vote, this Agreement and the transactions contemplated hereby have been authorized by all corporate, partnership and limited liability action necessary on the part of the Company, the Partnership and Partnership Merger Sub, as applicable. Assuming due execution by each of Parent and Merger Sub, this Agreement is a valid and legally binding obligation of each of the Company, the Partnership and Partnership Merger Sub, enforceable against each of the Company, the Partnership and Partnership Merger Sub in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(3) The Company Board, upon the unanimous recommendation of the SRC, at a duly called and held meeting has duly adopted resolutions unanimously (1) approving the execution, delivery and performance of this Agreement and, subject to obtaining the Requisite Company Vote, the consummation by the Company of the transaction contemplated by this Agreement, including the Mergers, (2) approving and declaring advisable and in the best interests of the Company the adoption of this Agreement, the Company Merger and the other transactions contemplated by this Agreement, (3) directing that the Company Merger be submitted for consideration at the Stockholders Meeting and (4) subject to Section 6.01, resolving to make the Company Recommendation and to include such recommendation in the Proxy Statement, which resolutions, except as permitted under Section 6.01, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(f) Vote Required. The Requisite Company Vote is the only vote or consent of the holders of any class of securities of the Company necessary to approve this Agreement, the Mergers and the other transactions contemplated hereby. The Company, as the sole general partner and as a limited partner of the Partnership and as the sole member of Partnership Merger Sub, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and such approval is the only approval necessary from the holders of any class of securities of the Partnership or Partnership Merger Sub for the approval of this Agreement, the Partnership Merger and the other transactions contemplated hereby. There is no Indebtedness of the Acquired Companies issued and outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(g) Approvals; No Defaults.

(1) Except as set forth on Section 4.01(g)(1) of the Disclosure Letter (the “Company Regulatory Approvals”) and as may be required by the MGCL, the MLLCA, the DRULPA, the DLLCA, the Exchange Act, the listing requirements of the NYSE and such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Mergers, including the Proxy Statement, no consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Acquired Companies in connection with the execution, delivery or performance by each of the Company, the Partnership and Partnership Merger Sub of this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and assuming the required filings and registrations referred to in the preceding paragraph have been made, the execution, delivery and performance of this Agreement by the Company, Partnership and Partnership Merger Sub and the consummation of the transactions contemplated, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of the Acquired

Companies or to which any of the Acquired Companies or Company Properties is subject or bound; (B) constitute a breach or violation of, or a default under, the Constituent Documents of any of the Acquired Companies; or (C) require any of the Acquired Companies to obtain any consent or approval under any such Law, Contract or other instrument or agreement, except, in the case of clauses (A) or (C), for any such breach, violation, default, consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(h) Company SEC Documents and Financial Statements.

(1) The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2017 and 2018, and all other reports, registration statements, definitive proxy statements or information statements filed by the Company subsequent to January 1, 2017 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (such documents, collectively, the “Company SEC Documents”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, together with the rules and regulations thereunder.

(2) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules, the “Company Financial Statements”)) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presented in all material respects, the consolidated results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods to which those statements relate, in each case, in accordance with GAAP consistently applied during the periods involved (except, in each case, as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act in the case of unaudited statements). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(3) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. The Company has made available to Parent complete and correct copies of all material written correspondence between the SEC, on one hand, and the Company, on the other hand, since January 1, 2017, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC. As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of an ongoing SEC review.

(4) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the

SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

(5) The Company is in compliance in all material respects with all current listing requirements of the NYSE.

(6) None of the Acquired Companies has entered into or created (A) any securitization transaction or “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (B) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among any of the Acquired Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, in each case where the result, purpose or effect of such transaction, commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Acquired Companies in Company Financial Statements or other Company SEC Document.

(i) No Undisclosed Liabilities. As of the date hereof, none of the Acquired Companies has any liabilities or obligations, contingent or otherwise, of a type required by GAAP as in effect on the date hereof to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except for: (i) liabilities reflected or adequately reserved against on the consolidated balance sheet of the Company as of March 31, 2019 (including any notes related thereto) contained in the Company SEC Documents filed with the SEC before the date of this Agreement; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2019; (iii) liabilities that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect with respect to the Company; and (iv) liabilities and obligations contemplated by this Agreement or in connection with this Agreement or in connection with the transactions contemplated hereby.

(j) Absence of Certain Changes. Since December 31, 2018 through the date hereof, (1) the Acquired Companies have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (2) no event has occurred or circumstance arisen that, individually or taken together with all other circumstances and events (described in any paragraph of Section 4.01 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, and (3) except for regular quarterly cash dividends and distributions on the Company Shares, Partnership Common Units and LTIP Units, there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Shares, Partnership Common Units or LTIP Units.

(k) Litigation. Except for Transaction Litigation and except as disclosed on Section 4.01(k) of the Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies, nor is there any material Order or arbitration outstanding against any of the Acquired Companies, in each case, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. To the Company’s Knowledge, there is no pending or threatened investigation by any Governmental Authority with respect to any of the Acquired Companies that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(l) Compliance with Laws. Each of the Acquired Companies:

(1) has conducted its business in compliance with all applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;

(2) has all permits, licenses, authorizations, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; and

(3) (A) has not received, since January 1, 2018, any written notification from any Governmental Authority (i) of any material violation by any of the Acquired Companies of any Law, which notification remains outstanding or unresolved as of the date hereof, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (B) has not provided, since January 1, 2018, any written notification to any Governmental Authority regarding any material violation by any of the Acquired Companies of any Law, which notification remains outstanding or unresolved as of the date hereof, except, in each case of (A) and (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;

(4) has not violated any provision of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other applicable laws or regulations relating to bribery or corruption, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; and

(5) is not a party to any Contract or bid with or has conducted any business directly or indirectly involving (A) any Sanctioned Country or (B) any Sanctioned Person, to the extent in violation of Sanctions, except, in the case of clause (A) or (B), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(m) Material Contracts; Defaults.

(1) Section 4.01(m)(1) of the Disclosure Letter sets forth a list of each Contract, including all amendments, supplements, exhibits and side letters thereto that modify each such Contract in any material respect, to which any of the Acquired Companies is a party or by which any of its properties or assets are bound and which remains in effect (provided, that equity interests in any Person shall not be deemed to be the properties or assets of the Acquired Companies), which as of the date of this Agreement (provided, that the Company shall not be required to list those agreements and other documents filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2017 or December 31, 2018):

(a) is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(b) purports to restrict, in any material respect, the conduct of any line of business by any of the Acquired Companies or its or their ability to compete in any line of business or geographical area;

(c) relates to the employment of an officer or director;

(d) is between or among any of the Acquired Companies, on the one hand, and the External Manager, or any officer, director or affiliate (other than a wholly-owned Company Subsidiary) of any of the Acquired Companies or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) or of the External Manager, on the other hand;

(e) establishes a material partnership, joint venture or similar Contract,

(f) is a Management Agreement Document, Lessee Lease or Material Lessor Lease;

(g) evidences Indebtedness for borrowed money in excess of $1,000,000 of any of the Acquired Companies, whether secured or unsecured (further Section 4.01(g)(2) of the Disclosure Letter shall specifically note if the consummation of the transactions contemplated hereby, absent a consent from the counterparty to such Contract, results in a right of termination, cancellation, acceleration or amendment of, triggers any payments or results in any violation of or constitutes a breach or default of such Contract);

(h) (i) any Prior Sale Agreement relating to real property for consideration in excess of $2,000,000 or more, (ii) any pending Contract for the purchase, sale, assignment, ground lease or disposition of any real property (including any of the Company Properties or any portion thereof) and (iii) any pending Contract which contains any option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, any real property (including any of the Company Properties or any portion thereof), in each case, whether by merger, purchase or sale of assets or stock or otherwise (for the avoidance of doubt, leasing of real property as lessor does not constitute a “disposition” within the meaning of this clause (h));

(i) other than the Partnership Agreement, contains a put, call or similar right pursuant to which any of the Acquired Companies could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $500,000;

(j) (i) requires any of the Acquired Companies to provide funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) the Company, any Company Subsidiary or other Person, in excess of $500,000, or (ii) evidences a loan (whether secured or unsecured), other than intercompany loans, made by any of the Acquired Companies to any other Person in excess of $500,000;

(k) relates to the settlement (or proposed settlement) of any pending or threatened Legal Proceeding, other than any settlement that provides solely for the payment of less than $500,000;

(l) except to the extent such Contract is described in the clauses above or is terminable by the Acquired Companies within 90 days, calls for annual aggregate payments by, or other consideration from, any of the Acquired Companies of more than $1,000,000.

(2) Each Contract of the type described above in Section 4.01(m)(1), whether or not set forth in Section 4.01(m)(1) of the Disclosure Letter, is referred to herein as a “Material Contract.” Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect with respect to the Company, each Material Contract is legal, valid, binding and enforceable in accordance with its terms on each of the Acquired Companies that is a party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(3) None of the Acquired Companies, on the one hand, or, to the knowledge of the Company, any other party, on the other hand, is in default under any Material Contract to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(4) The Company has made available to Parent accurate and complete copies of all of the Material Contracts as of the date hereof, including all amendments, supplements, exhibits and side letters thereto that modify each such Contract in any material respect.

(n) Employee Benefit Plans.

(1) Other than the Company Stock Plan, none of the Acquired Companies maintains, sponsors or contributes to, nor has ever maintained, sponsored or been required to contribute to any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded (a “Company Plan”).

(2) The Company has made available to Parent accurate and complete copies of the Company Stock Plan and each form of award agreement thereunder, including amendments and supplements thereto.

(3) Neither the Company nor any ERISA Affiliate, in the last six years, has contributed to (or had any obligation under) a plan that is subject to Sections 412 or 302 of the Code or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA in the last six years.

(4) Except as set forth in Section 4.01(n)(4) of the Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, condition or circumstance) would (A) result in any compensatory payment (including any severance, unemployment compensation, bonus or otherwise) becoming due from any of the Acquired Companies to any director, officer, employee or consultant of any of the Acquired Companies or the External Manager, (B) materially increase any compensatory or severance payment due from any of the Acquired Companies to any Person or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits owed by any of the Acquired Companies.

(o) Labor Matters. None of the Acquired Companies has, or has ever had, any employees.

(p) Taxes.

(1) Each Acquired Company has timely filed with the appropriate Governmental Authority all United States federal income and state income Tax Returns and all other material Tax Returns (including in non-U.S. jurisdictions) required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Accurate and materially complete copies of all U.S. federal income Tax Returns and other material income Tax Returns have been provided or made available to Parent. Neither the Company nor any U.S. Subsidiary files Tax Returns in the United States other than (i) IRS Form 1120-REIT and associated Maryland state Tax Returns with respect to the Company, and (ii) IRS Form 1065 and associated Delaware state Tax Returns with respect to the Partnership.

(2) All material Taxes, whether or not shown to be due on the Tax Returns referred to in clause (1) above, have been fully and timely paid or adequately provided for in accordance with GAAP, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing or for which Taxes are being contested in good faith.

(3) No extensions or waivers of statutes of limitation have been given by or requested in writing with respect to any material U.S. federal income Taxes or material non-U.S. Taxes of the Company or of the Company Subsidiaries.

(4) The Company (A) for all taxable years commencing with its first taxable year ended December 31, 2015, and through its taxable year ended December 31, 2018, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has been organized and operated in conformity with all requirements to qualify as a REIT for such years; (B) has operated since January 1, 2019 and intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) until the Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT and (C) no challenge from the IRS or any other Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to the Company’s status as a REIT. No Company Subsidiary and no other entity in which the Company owns an interest is or has been since its formation a corporation for U.S. federal income tax purposes, other than a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a REIT. Section 4.01(p)(4) of the Disclosure Letter sets forth a list of each Qualified REIT Subsidiary, Taxable REIT Subsidiary, and REIT owned directly or indirectly by the Company, and each Company Subsidiary not set forth in Section 4.01(p)(4) of the Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from the Company or a Company Subsidiary for U.S. federal income tax purposes.

(5) None of the Acquired Companies holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset at any time.

(6) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(7) (A) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any amounts of Taxes or Tax Returns of the Company or any of the Company Subsidiaries and none of the Acquired Companies is a part of any Legal Proceeding relating to Taxes; (B) the Acquired Companies have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (C) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company; and (D) none of the Acquired Companies has in the past three years received a claim in writing by a Governmental Authority in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to taxation by that jurisdiction.

(8) The Company and the Company Subsidiaries (as applicable) have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(9) There are no Company Tax Protection Agreements (as hereinafter defined) (A) in force at the date hereof or (B) on the basis of which a claim could be asserted. As used herein, “Company Tax Protection Agreements” means any written agreement to which any of the Acquired Companies is a party pursuant to which: (A) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated hereby; and/or (B) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) only dispose of assets in a particular manner, (iv) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (v) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for U.S. federal income tax purposes.

(10) There are no material Tax Liens upon any property or assets of any of the Acquired Companies except for Permitted Liens.

(11) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving any of the Acquired Companies, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date, none of the Acquired Companies shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(12) Since the Company’s formation (A) none of the Acquired Companies has incurred any liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, (B) neither Company nor any Company Subsidiary has engaged in any transaction that reasonably would be expected to result in “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” in each case as defined in Section 857(b)(7) of the Code and (C) none of the Acquired Companies has incurred any liability for Taxes other than (x) in the United States, either at a Federal or state level, as shown on the Company’s Form 1120-REIT and associated Maryland state Tax Returns, (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property or (z) in the case of Acquired Companies that hold interests in real estate assets directly, Taxes imposed on the income, or the net wealth of such companies by the jurisdiction in which the relevant real estate assets are located or by their jurisdiction of incorporation. To the knowledge of the Company, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a risk that any Tax described in the preceding sentence will be imposed upon any of the Acquired Companies.

(13) Except as set forth in Section 4.01(p)(13) of the Disclosure Letter, (A) none of the Acquired Companies has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that has not since expired, and (B) none of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.

(14) None of the Acquired Companies has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and none of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(15) None of the Acquired Companies has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(16) None of the Acquired Companies holds (or has held at any time since its respective formation) any asset that is or was (A) a U.S. real property interest under Section 897(c) of the Code, (B) used in the conduct of a U.S. trade or business, (C) held primarily for sale to customers in the ordinary course of business, or (D) held for other than investment purposes.

(17) Neither the Company nor any U.S. Subsidiary has, or has had at any time, any employees located in the United States.

(18) The Company is not, and has not been at any time since its formation, a “United States real property holding corporation” as defined pursuant to Section 897(c)(2) of the Code.

(19) None of the Acquired Companies has been a “captive REIT” for U.S. state tax purposes.

(20) The Company does not have any liability for the Taxes of any person other than the Acquired Companies, and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Acquired Companies, (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by Contract or (D) otherwise.

(21) The Company is not a successor corporation, trust, or association to any entity which has had its election to be taxable as a REIT terminated or revoked.

(22) As of the close of each of its taxable years, Company has never had any earnings and profits accumulated in any non-REIT year for U.S. federal income tax purposes.

(23) Each of the Acquired Companies has, since the date of its formation, been resident solely in the jurisdiction in which it was formed for tax purposes and has not, at any time since the date of its formation, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other tax purpose.

(q) Environmental Matters.

(1) The Acquired Companies are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses, authorizations, Orders and approvals required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(2) To the Company’s Knowledge, there have been no releases or presence of Hazardous Substances into the Environment at, on, under or from the Company Properties or properties formerly owned or leased by any of the Acquired Companies, in a manner that could reasonably be expected to result in a claim against or liability of any of the Acquired Companies pursuant to any Environmental Law, except for releases that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company.

(3) None of the Acquired Companies is a party to, or is the subject of, any pending or, to the Company’s Knowledge, threatened written Legal Proceeding (A) alleging non-compliance with any applicable Environmental Law or seeking to impose any liability or financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law or (B) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. None of the Acquired Companies is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(4) All environmental reports, assessments and audits prepared by, or on behalf of, the Acquired Companies, in each case containing information that would reasonably be expected to be material to the Acquired Companies, taken as a whole, have been made available to Parent.

(5) Notwithstanding any other provision in this Agreement, this Section contains the sole and exclusive representations and warranties with regard to the Environment, Environmental Laws, Hazardous Substances and other Environmental Matters.

(r) Financial Advisors. None of the Acquired Companies or any of their directors, officers or employees has employed any broker or finder or incurred (or will incur) any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the SRC has retained Goldman Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof. As of the date of this Agreement, the Company has received an opinion of Goldman Sachs & Co., issued to the SRC, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Company Shares. A signed copy of such opinion shall be made available to Parent as soon as practicable after receipt thereof by the Company, for information purposes only.

(s) Intellectual Property. The Acquired Companies have sufficient rights to use all material Intellectual Property used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement, except for any changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(t) Company Properties.

(1) Section 4.01(t)(1) of the Disclosure Letter sets forth an accurate and complete list of all real property owned by the Acquired Companies as of the date of this Agreement, and sets forth the Company or the applicable Company Subsidiary owning, such property (such real property collectively, the “Company Owned Properties”). The Acquired Companies have a fee simple title (or an equivalent form of title under any applicable non-U.S. Law) to the Company Owned Properties, free and clear of all Liens, other than Permitted Liens.

(2) Section 4.01(t)(2) of the Disclosure Letter sets forth an accurate and complete list of all real property in which any of the Acquired Companies holds as a lessee or sublessee a leasehold or sublease interest (as the context may require, individually or collectively, the “Company Leased Property”) and each Lessee Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the Company or a Company Subsidiary holds a valid leasehold or subleasehold interest as a lessee or sublessee in the Company Leased Property free and clear of all Liens except for Permitted Liens.

(3) The operating cash flow statement set forth in Section 4.01(t)(3) of the Disclosure Letter (the “Operating Budget”) reflects, as of the date hereof, the budgeted operating expenses of the Acquired Companies through December 31, 2019, including, without limitation, all (i) operating expenses, (ii) interest expense, (iii) capital expenditures and commitments, (iv) development expenditures related to renovations, construction projects, restorations, developments and redevelopments and any projects that are in pre-development on any property, and (v) general and administrative and other expenses. Section 4.01(t)(3) of the Disclosure Letter sets forth the amount of brokerage commissions or fees per Company Property that are now due or which would reasonably be expected to become due from any of the Acquired Companies with respect to any individual Lessee Lease or Material Lessor Lease as of the date hereof.

(4) Except for such discrepancies, errors or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, the rent rolls for the Company Properties, dated as of March 31, 2019 (the “Rent Rolls”), which have previously been made available to Parent, as such Rent Rolls have been supplemented by the information set forth in Section 4.01(t)(4) of the Disclosure Letter, list each Lessor Lease. The Company has made available to Parent correct and complete copies of all Lessor Leases as of the date hereof. As of the date hereof, no termination option has been exercised in writing under any of the Material Lessor Leases that would result in a full or partial termination of such Material Lessor Lease after the date hereof except as disclosed in Section 4.01(t)(4) of the Disclosure Letter.

(5) Except for those contracts or agreements set forth in Section 4.01(t)(4) of the Disclosure Letter and the Material Contracts, none of the Acquired Companies has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person other than the Company or a wholly-owned Company Subsidiary (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, or otherwise have any material interest in (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which any of the Acquired Companies has or will have a material interest, including those transactions or properties identified, sourced, produced or developed by such Participation Party (a “Participation Interest”). Section 4.01(t)(4) of the Disclosure Letter sets forth all of the Company Properties (or transactions) in which any Participation Party currently has a Participation Interest.

(6) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, to the Company’s Knowledge, as of the date hereof, none of the Acquired Companies has received any written notice to the effect that any condemnation or compulsory purchase proceedings are pending or threatened, with respect to any of the Company Properties.

(7) As of the date hereof, (i) none of the Acquired Companies has exercised any Transfer Right with respect to any real property or Person which transaction has not yet been consummated and (ii) to the Company’s Knowledge, the Company has not received any written exercise by any third party of any Transfer Right with respect to any Company Subsidiary or Company Property, which transaction has not yet been consummated.

(8) Section 4.01(t)(7) of the Disclosure Letter lists each real property or leasehold interest in any ground lease (or sublease) conveyed, transferred, assigned or otherwise disposed of by the Acquired Companies since November 1, 2015, except for easements or similar interests. Other than as set forth in Section 4.01(t)(7) of the Disclosure Letter, to the Company’s Knowledge, as of the date hereof, none of the Acquired Companies has received written notice of any outstanding claims under any Prior Sale Agreement which would reasonably be expected to result in a liability to the Acquired Companies in an amount, in the aggregate, in excess of $500,000.

(u) Insurance. The Company has made available to Parent the material insurance policies held by, or for the benefit of the Acquired Companies as of the date of this Agreement. With respect to each insurance policy owned or held by the Acquired Companies: (1) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (2) none of the Acquired Companies is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with the notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, (3) as of the date of this Agreement, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (4) as of the date of this Agreement, no notice of cancellation or termination (whether written or oral) has been received, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. From January 1, 2018 through the date hereof, none of the Acquired Companies has received any written communication notifying any of the Acquired Companies of any (1) premature cancellation or invalidation of any insurance policy held by any of the Acquired Companies (except with respect to policies that have been replaced with similar policies), (2) written refusal of any material coverage or rejection of any material claim under any material insurance policy held by any of the Acquired Companies or (3) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by any of the Acquired Companies. Except as set forth in Section 4.01(u) of the Disclosure Letter, as of the date hereof, there is no pending material claim by any of the Acquired Companies against any insurance carrier under any insurance policy held by any of the Acquired Companies.

(v) Investment Company Act. Neither the Company, nor any of the Company Subsidiaries, is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w) Takeover Laws. The Company Board has taken all action necessary to render inapplicable to the Company Merger and other transactions contemplated by this Agreement the applicable provisions of any Takeover Law.

4.02. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub jointly and severally represent and warrant to the Company, the Partnership and the Partnership Merger Sub as follows:

(a) Organization, Standing and Authority. Each of Parent and Merger Sub (1) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, (2) has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and (3) is duly qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign entity in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except, with respect to clauses (2) and (3), where the failure to have such power and authority or be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.

(b) Merger Sub. All of the issued and outstanding limited liability interests of Merger Sub are owned directly or indirectly by Parent or a Subsidiary thereof. Merger Sub does not have any outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Merger Effective Time, shall have engaged in no other business activities and shall have no assets, liabilities or obligations of any nature, other than (1) as expressly contemplated herein and (2) liabilities and obligations incidental to its formation and the maintenance of its existence.

(c) Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly authorized, executed and delivered this Agreement and has taken all corporate action necessary in order to execute and deliver this Agreement. This Agreement and the transactions contemplated hereby have been authorized by all corporate action necessary on the part of each of Parent and Merger Sub. Assuming due execution by the Company, this Agreement is a valid and legally binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(d) Approvals; No Defaults.

(1) Except as set forth on Section 4.02(d) of the Disclosure Letter (the “Parent Regulatory Approvals”) and as may be required by the MGCL, the MLLCA and the Exchange Act, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or Merger Sub in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation of the Mergers and the other transactions contemplated by this Agreement, except those that the failure to make or obtain have not resulted in or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and assuming the required filings and registrations referred to in the preceding paragraph have been made, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby do not and will not (A) constitute a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, or (B) constitute a breach or violation of, or a default under, the Constituent Documents of Parent or Merger Sub, except, in the case of clauses (A) or (B), for any such breach, or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.

(e) Litigation. There is no Legal Proceeding pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub nor is there any material Order outstanding against Parent or Merger Sub, in each case, except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub, as applicable.

(f) Compliance with Laws. Each of Parent and Merger Sub:

(1) has conducted its business in compliance with all applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub; and

(2) (A) has not received, since January 1, 2017, any written notification from any Governmental Authority (i) of any violation by Parent or Merger Sub of any Law, which notification remains outstanding or unresolved as of the date hereof, or (ii) threatening to revoke any license, franchise, permit or governmental authorization, or (B) has not provided, since January 1, 2017, any written notification to any Governmental Authority regarding any violation by Parent or Merger Sub of any Law, which notification remains outstanding or unresolved as of the date hereof, except, in each case of (A) and (B), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub;

(3) has not violated any provision of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other applicable laws or regulations relating to bribery or corruption, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub; and

(4) to Parent’s Knowledge, is not a party to any Contract or bid with or has conducted any business directly or indirectly involving (A) any Sanctioned Country or (B) any Sanctioned Person, to the extent in violation of Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub.

(g) Merger Consideration. Parent has received and accepted, and has delivered to the Company, a true, correct and complete fully executed copy of the Equity Commitment Letter from the Sponsor to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (being referred to as the “Equity Financing”). As of the date hereof, the Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent and the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally. The Equity Commitment Letter has not been amended, supplemented or otherwise modified in any respect, no amendment, supplement or modification is contemplated and the commitments thereunder have not been withdrawn, terminated or rescinded in any respect. No event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, or any other parties thereto under any term or condition of the Equity Commitment Letter. Taking into account the cash forecast contained in the Company’s Operating Budget, the Equity Financing, when funded in accordance with the Equity Commitment Letter, taken together with cash on hand of the Company, will provide Parent with cash proceeds on the Closing Date, sufficient to consummate the transactions contemplated by this Agreement and satisfy all of its obligations under this Agreement, including the payment of the Merger Consideration, any payments to holders of Minority LP Units required to be made in connection with the Mergers, any fees and expenses of or payable by Parent, Merger Sub or the Surviving Entity, any payments in respect of the Company Equity Awards required to be made in connection with the Mergers, and any repayment or refinancing of any outstanding Indebtedness of Parent, the Company and their respective Subsidiaries required in connection therewith. Parent has no reason to believe that it will be unable to satisfy any term or condition of closing set forth in the Equity Commitment Letter at or prior to Closing, or that any portion of the Equity Financing to be made thereunder will otherwise not be available to Parent to consummate the Mergers and the other transactions contemplated by this Agreement at the time required pursuant to this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity

Commitment Letter are not subject to any conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date of this Agreement, there are no agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent is a party related to the Equity Financing other than as expressly contained in the Equity Commitment Letter and delivered to the Company prior to the date hereof. For the avoidance of doubt, it is not a condition to Closing under this Agreement for Parent to obtain the Equity Financing or any other financing.

(h) Financial Advisors. Neither Parent or Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Parent has retained Deutsche Bank Securities Inc. as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

(i) Ownership of Shares. Within the last five years, none of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Company Shares or Partnership Common Units or any securities that are convertible into or exchangeable or exercisable for Company Shares or Partnership Common Units, or holds any rights to acquire or vote any Company Shares or Partnership Common Units (other than pursuant to this Agreement). None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or, to Parent’s Knowledge, the Representatives of such Person, within the past five years, has been an “interested stockholder” of the Company, in each case, as defined in Section 3-601 of the MGCL.

(j) Certain Arrangements. As of the date hereof, none of Parent, Merger Sub or any of their respective controlled Affiliates has entered into any Contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any director, officer, employee or stockholder of the Company relating to the transactions contemplated by this Agreement or the operations of the Surviving Entity after the Merger Effective Time.

(k) Solvency. As of the Merger Effective Time, assuming the satisfaction or waiver of the conditions set forth in Sections 7.01 and 7.03 and after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent and Parent and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.02(k), the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (i) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (ii) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (iii) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.02(k), “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.02(k), the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, would reasonably be expected to become an actual or matured liability.

4.03. Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Acquired Companies with the management of the Company, (b) has had reasonable access to (1) the books and records of the Acquired Companies and (2) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Acquired Companies, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Acquired Companies, other than the representations and warranties of the Company, the Partnership and Partnership Merger Sub contained in Section 4.01 of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Section 4.01 of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company, the Partnership and Partnership Merger Sub or any of the Company’s stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Acquired Companies or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub shall have no claim against the Company, the Partnership or Partnership Merger Sub or any of the Company’s stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

4.04. No Other Representations or Warranties.

(a) Except as expressly set forth in Section 4.01, none of the Company, the Partnership and Partnership Merger Sub nor any other Person on behalf of the Company, the Partnership or Partnership Merger Sub has made or makes any express or implied representations or warranties. Each of the Company, the Partnership and Partnership Merger Sub represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of Parent and Merger Sub set forth in Section 4.02.

(b) Except as expressly set forth in Section 4.02, none of Parent, Merger Sub or any other Person on their behalf, has made or makes any express or implied representations or warranties. Each of Parent and Merger Sub represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of the Company set forth in Section 4.01.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

5.01. Forbearances of the Company. The Company agrees as to itself and the Company Subsidiaries that from the date hereof until the Merger Effective Time, except (a) as expressly contemplated by this Agreement, (b) as Previously Disclosed, (c) as required by applicable Law, or (d) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), it shall, and shall cause each of the Company Subsidiaries to use commercially reasonable efforts (1) to conduct its business and the business of the Acquired Companies in the ordinary course of business consistent with the Operating Budget and past practice in all material respects (but subject to the provisions set forth in Section 5.01(o)), (2) to maintain and preserve intact their respective current business organizations, (3) to preserve their assets and properties in good repair and condition (normal wear and tear excepted), (4) to preserve the goodwill and current relationships of the Acquired Companies with Persons with which they have significant business relationships, and (5) to maintain their material rights and authorizations. Without limiting the foregoing, except as set forth in Section 5.01 of the Disclosure Letter, as contemplated or required by any other provision of this Agreement or as required by applicable Law, or by any Governmental Authority, the Company shall not, nor shall it permit any of the Company Subsidiaries to, from the date hereof until the Merger Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) Operations. Enter into any new line of business outside the businesses being conducted by the Acquired Companies on the date hereof or change its material operating policies, except as required by applicable Law.

(b) Capital Stock. (1) issue, deliver (whether through the issuance of granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional capital stock, partnership interests or other securities or Rights of the Company or any of the Company Subsidiaries, other than (A) the issuance of Company Shares upon the settlement of Company PSUs that are outstanding on the date hereof, (B) the issuance of Company Shares upon redemption of Partnership Common Units or LTIP Units outstanding on the date hereof, in accordance with their respective terms existing as of the date hereof or (C) the withholding of Company Shares to satisfy Tax withholding obligations with respect to Company Restricted Shares or Company PSUs in the ordinary course (2) permit any additional capital stock, partnership interests or other securities or Rights of the Company or any of the Company Subsidiaries to become subject to new grants, or (3) amend any terms of any security of the Company or any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise).

(c) Dividends, Distributions, Repurchases:

(1) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on (whether in cash, stock, property or otherwise) any capital stock of the Company or any partnership interests or other equity interests in any of the Company Subsidiaries, other than (A) dividends or distributions declared, set aside or paid by any direct or indirect Company Subsidiary to the Company or any other direct or indirect Company Subsidiary that is wholly-owned by the Company, (B) the authorization by the Company Board and the declaration and payment by the Company of the regular quarterly dividend per Company Share for the fiscal quarter ended June 30, 2019 with an anticipated declaration date on or about August 2, 2019, in accordance with past practice and in an amount not to exceed $0.15 per Company Share, (C) in the case of the Partnership, (i) a quarterly distribution on Partnership Common Units for the fiscal quarter ended June 30, 2019 in the same amount as the dividend per Company Share permitted pursuant to (B), and (ii) a quarterly distribution on LTIP Units for the fiscal quarter ended June 30, 2019 in the same amount as the dividend per Company Share permitted pursuant to (B), in accordance with the terms of the Partnership Agreement, or (D) dividends or dividend equivalents accrued or paid with respect to Company Equity Awards outstanding as of the date of this Agreement under, and as required by the terms of, the Company Stock Plan and/or an applicable award agreement, each as in effect on the date of this Agreement, as set forth in Section 4.01(b)(5) of the Disclosure Letter; provided, however, that notwithstanding the restriction on dividends and other distributions in this Section 5.01(c), the Company shall be permitted to make (and shall make) distributions, including under Section 857, 858 or 860 of the Code, necessary for the Company to (x) maintain its status as a REIT under the Code or (y) avoid or reduce the imposition of any entity level income or excise Tax under the Code (and any corresponding dividend or distribution required to be paid in respect of Partnership Common Units or LTIP Units);

(2) directly or indirectly, adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire, any capital stock of the Company or any partnership interests or other equity interests of any of the Company Subsidiaries; or

(3) directly or indirectly, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any partnership interests or other equity interests of any of the Company Subsidiaries, excluding the issuance of Partnership Common Units upon the conversion of outstanding LTIP Units.

(d) Dispositions. Sell, lease, license, pledge, transfer, subject to any Lien (excluding involuntary Liens), or otherwise dispose of or discontinue any of its material assets, business or properties, except for (1) Permitted Liens, (2) other than with respect to any real property (including the Company Properties), sales, leases, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to the Acquired Companies, taken as a whole, or (3) pursuant to any Contract existing and in effect as of the date hereof.

(e) Liquidation. Authorize, recommend, propose, adopt or announce an intention to adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to any of the Acquired Companies; provided, however, that a wholly-owned Company Subsidiary shall be permitted to merge with and into, or liquidate into, another wholly-owned Company Subsidiary resulting in a deemed liquidation of each such Company Subsidiary.

(f) Acquisitions. (1) Acquire the business, assets, properties or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions of personal property (and not real property) in the ordinary course of business consistent with past practice and that, individually, do not involve an amount that is material to the Company or (2) acquire any assets in the United States, whatsoever including, but not limited to, U.S. real property interests or any asset used in a U.S. trade or business (excluding, for the avoidance of doubt, any cash or cash items, including money market securities).

(g) Constituent Documents. Other than as may be required pursuant to a binding stockholder proposal opposed by the Company, amend the Constituent Documents of the Acquired Companies (whether by merger, consolidation or otherwise).

(h) Accounting Methods. Implement or adopt any material change in its financial or regulatory accounting principles, practices or methods or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit arrangement, other than as may be required by GAAP or applicable regulatory accounting requirements.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied in a reasonably timely manner, except (with prior notice to Parent) as may be required by applicable Law.

(j) Related Party Transactions. Enter into any transactions or Contracts with (1) any Affiliates, (2) any other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, or (3) the External Manager or any of its Affiliates.

(k) Compensation and Benefits. Except as required pursuant to the terms of the Company Stock Plan and awards thereunder, each as in effect as of the date hereof, or as otherwise required by applicable Law, in each case as expressly identified in Section 5.01(k) of the Disclosure Letter, (1) increase the fees, benefits, bonuses, severance or other compensation payable or to become payable to the Company’s current or former directors, (2) enter into any employment, loan, retention, consulting, indemnification, change-in-control, termination, severance or similar agreement or establish, adopt, materially amend or terminate any Company Plan (or any plan, program, policy, practice, agreement, contract, arrangement or other obligation that would be a Company Plan), (3) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation under the Company Stock Plan, or (4) hire any employee or engage any independent contractor (who is a natural Person).

(l) Taxes. (1) Make or rescind any material election relating to Taxes, (2) file an amendment to any material Tax Return, (3) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such material Taxes; provided, however, if an action described in clause (1), (2) or (3) is required by Law or is necessary to preserve the Company’s qualification for taxation as a REIT under the Code, the Company shall (A) promptly notify Parent, (B) make reasonable efforts to permit Parent to review and comment on all such action and (C) take such action, or (4) take any actions that may compromise or change the Tax residence of any Acquired Company.

(m) Debt. (1) Incur, assume or refinance any long-term or short-term Indebtedness (including, for the avoidance of doubt, by entering into interest rate, currency or other swaps, hedges or similar derivative arrangements) or issue any debt securities, or guarantee such Indebtedness to another Person, except (A) for borrowings and guarantees under the Acquired Companies’ current credit facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by Section 5.01(c)), and (B) in respect of Indebtedness for borrowed money owing by any wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than the Acquired Companies), (3) prepay any Indebtedness (including, for the avoidance of doubt, the termination of any interest rate, currency or other swaps, hedges or similar derivative arrangements (other than settlement at maturity of currency hedges existing as of the date of this Agreement)), except for (A) repayments of Indebtedness in the ordinary course of business (specifically excluding the loans secured, directly or indirectly, by any Company Property), and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, (4) make loans, advances or capital contributions to or investments in any Person, other than (i) as required by any joint venture agreement or (ii) as permitted pursuant to Section 5.01(o); (5) enter into any amendment or other modification to the material terms of any material Indebtedness of the Acquired Companies, or (6) create any Lien over any material asset or assets, other than Permitted Liens, or in connection with refinancing any Indebtedness permitted to be incurred hereunder.

(n) Allocation of Cash. Except as set forth in the Operating Budget and except for conversion of currencies in the ordinary course of business consistent with past practice, allocate or exchange existing or incoming cash from one currency to another currency (U.S. dollars, Euros and British pounds).

(o) Capital Expenditures and Other Expenses. Except as set forth in the Operating Budget, make, enter into any Contract for, or otherwise commit to, (1) any capital expenditures or development expenditures on or relating to any Company Property (collectively, “Capital Expenditures”) or (2) any general and administrative expenses and other expenses (“G&A and Other Expenses”); provided, however, that notwithstanding the foregoing, but subject to the provisions of Section 5.01(m) above, the Acquired Companies shall be permitted to make, enter into Contracts for or otherwise commit to: (i) Capital Expenditures as required by Law, (ii) emergency Capital Expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course, (iii) Capital Expenditures in an aggregate amount up to 2% of the amount specified for Capital Expenditures in the Operating Budget (referred to as “9M 2019 Capex” in the Operating Budget), taken as a whole, and (iv) G&A and Other Expenses in an aggregate amount not to exceed $750,000 in the aggregate.

(p) Litigation. Waive, compromise or settle any Legal Proceeding (whether or not commenced prior to the date of this Agreement) to which any of the Acquired Companies is a party for an amount in excess, individually, of $100,000, but in no event shall the Acquired Companies settle any Transaction Litigation except in accordance with Section 6.17.

(q) Insurance. Fail to maintain in full force and effect the material insurance policies of the Acquired Companies or comparable replacement policies covering the Acquired Companies and their respective properties, assets and business with substantially the same coverage and amounts as currently maintained by the Acquired Companies.

(r) Material Contracts. Except as set forth in Section 5.01(r) of the Disclosure Letter, (1) amend in any material respect or terminate, or waive compliance with the material terms of or material breaches under, or assign, or renew or extend (except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law) any Material Lessor Lease or Lessee Lease, (2) enter into, amend, terminate, or waive compliance with the terms of or breaches under, or assign, or renew or extend (except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law) any other Material Contract, other than leases in the ordinary course of business or on the Company’s standard form or (3) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract; provided, that the Company agrees it shall not be unreasonable for Parent to withhold consent, subject to Section 5.03 hereto, with respect to any Contract that relates to a new development project that is contemplated to include capital expenditures in the aggregate for such project in excess of $100,000.

(s) Zoning Matters. Except as may be required, or as to leases, permitted under the terms thereof or under any Applicable Law (1) initiate or consent to any material zoning reclassification of any of the Company Properties or any material change to any approved site plan (in each case, that is material to such Company Properties or plan, as applicable), special use permit or other land use entitlement affecting any material Company Properties in any material respect or (2) amend, modify or terminate, or consent to any Person to amend, modify, terminate or allow to lapse, any material permits of the Acquired Companies.

(t) REIT Qualification. Take any action, or fail to take any action, which action or failure would reasonably be expected to cause (1) the Company to fail to qualify as a REIT (without regard to availability for any “relief” provisions under the Code), or (2) any U.S. Subsidiary to be treated as anything other than a disregarded entity for U.S. federal income tax purposes immediately prior to the Closing, and any subsidiary other than a U.S. Subsidiary to be treated as other than a partnership, a disregarded entity, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary for U.S. federal income tax purposes.

(u) Company Tax Protection Agreement. Enter into a Company Tax Protection Agreement.

(v) Engagement Letters. Amend or modify the compensation terms or any other material obligations of the Company contained in any engagement letter with any financial advisor existing as of the date of this Agreement that relates to the transactions contemplated hereby.

(w) Commitments. Enter into any Contract with respect to, or otherwise authorize, agree or commit to do, any of the foregoing.

5.02. Forbearances of Parent. Notwithstanding anything herein to the contrary, Parent agrees that from the date hereof until the Merger Effective Time, except as required by applicable Law, without the prior written consent of the Company, it shall not, and shall cause Merger Sub and each of its Affiliates not to take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in ARTICLE VII not being satisfied in a reasonably timely manner.

5.03. No Control of Other Party’s Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Acquired Companies’ operations prior to the Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

COVENANTS

6.01. Acquisition Proposals.

(a) No Solicitation or Negotiation.

(1) Except as otherwise permitted by this Section 6.01, (A) the Company shall not, and shall cause each of the Company Subsidiaries and its and their officers and directors not to, and will not authorize and shall use reasonable best efforts to cause its or their agents, advisors and Affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, requests for information, discussions, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (including by approving any transaction, or approving any Person acquiring Company Shares such that the Person does not become an “interested stockholder” for purposes of the MGCL), (ii) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (other than, in response to an unsolicited inquiry, to ascertain facts from the Person making such Acquisition Proposal for the purpose of informing itself about such Acquisition Proposal and the Person that made it and to refer the inquiring Person to this Section 6.01), (iii) provide (including through access to any data room) any non-public information relating to the Acquired Companies to any Person relating to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or Contract (other than an acceptable confidentiality agreement entered into in accordance with the terms of this Agreement) with respect to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (each, an “Alternative Acquisition Agreement”), (v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, (vi) terminate, waive, amend, release or modify any provision of, grant permission under, or take any other action having a similar effect with respect to, any standstill, confidentiality or similar agreement to which the Company is a party, except to the extent necessary to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement, (vii) provide any further information with respect to the Company or any Acquisition Proposal (and shall turn off any data rooms maintained by the Company) to any Persons or their Representatives, (viii) approve or recommend an Acquisition Proposal or enter into any Alternative Acquisition Proposal, or (v) resolve, propose or agree to do any of the foregoing, and (B) immediately cease and cause to be terminated all discussions, negotiations, solicitation or encouragement with any Persons that may be ongoing with respect to an Acquisition Proposal as of the date hereof.

(2) Notwithstanding anything in this Agreement to the contrary, but subject to the Company’s compliance with the provisions of this Section 6.01, prior to the time that the Requisite Company Vote is obtained, but not after, the Company may (A) provide information in response to a request therefor by a Person or Persons who have made a bona fide written Acquisition Proposal that did not result from a solicitation made in breach of this Agreement if, prior to providing any non-public information regarding the Company, the Company receives from such Person or Persons an executed confidentiality agreement, and as promptly as practicable (and, in any event, within twenty-four (24) hours) discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent or (B) engage or participate in any discussions or negotiations with any Person who has made such bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the SRC (x) determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (y) determines in good faith after consultation with its outside legal counsel that failure to take such action would likely be inconsistent with each director’s duties under applicable Law. Promptly (and, in any event, within twenty-four (24) hours) after providing any non-public information to such Person, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available to Parent).

(b) No Change of Recommendation. Neither the Company Board, nor any committee thereof, including the SRC, shall:

(1) (A) withhold, withdraw, qualify or modify, in a manner adverse to Parent, the Company Recommendation or any other approval, recommendation or declaration of advisability by the

Company Board or SRC with respect to this Agreement, the Mergers or any of the other transactions contemplated hereby, (B) approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal, (C) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (D) fail to include the Company Recommendation in the Proxy Statement, (E) if any Acquisition Proposal (other than an Acquisition Proposal in the circumstances described in clause “(F)” below) has been made public, fail to publicly affirm or reaffirm the Company Recommendation upon request of Parent within five (5) Business Days after the date an Acquisition Proposal shall have been publicly announced (or if the Stockholders Meeting is scheduled to be held within five (5) Business Days from the date an Acquisition Proposal is publicly announced, promptly and in any event prior to the date on which the Stockholders Meeting is scheduled to be held); provided, that Parent may make any such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Parent may make such request once each time such material modification is made is; (F) fail to publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender or exchange offer; and (G) publicly propose or publicly announce an intention to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”); or

(2) except as permitted by Section 6.01(c), approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit any of the Acquired Companies to enter into any Alternative Acquisition Agreement or otherwise resolve to do so.

(c) Alternative Acquisition Agreement; Intervening Event.

(1) Notwithstanding anything to the contrary contained in this Section 6.01, if (A) the Company has received a bona fide written Acquisition Proposal from a Person or Persons that did not result from a solicitation made in breach of this Agreement, (B) the SRC determines in good faith based on the information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal, (C) the SRC determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (absent revision of the terms of this Agreement as contemplated in this Section 6.01(c)(1)) would reasonably be expected to be inconsistent with each director’s duties under applicable Law, and (D) such Acquisition Proposal is not withdrawn and the Company is not in material breach of this Section 6.01, then, prior to the time (but not after) the Requisite Company Vote is obtained, the Company Board, the SRC and/or the Company, as applicable, may take the following actions: (x) make a Change of Recommendation or (y) terminate, and cause or permit the Company to terminate, this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) will be void and of no force or effect, unless and until the Company complies with the requirements of Section 8.03(b) and pays the Termination Fee in accordance with Section 8.05(c); and provided, further, that the Company Board and the SRC may not effect a Change of Recommendation pursuant to the foregoing clause (x) and the Company may not, and the Company Board and the SRC may not permit or cause the Company to, terminate this Agreement pursuant to the foregoing clause (y) unless:

(i) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Notice Period”), of the SRC and/or the Company Board’s intention to make a Change of Recommendation and/or authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Recommendation), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company shall have contemporaneously provided a copy of the then-latest drafts of all definitive transaction agreements with respect to such Superior Proposal;

(ii) the Company shall have, and shall have caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the price or other material terms of the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.01(c)(1) with respect to such new written notice; provided, that references to the four (4) Business Day period above shall be deemed to be references to a two (2) Business Day period; and

(iii) Parent shall not have, within the Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the SRC and the Company Board have in good faith determined (after consultation with its outside legal counsel and its financial advisors) would result in the Acquisition Proposal ceasing to constitute a Superior Proposal.

(2) Notwithstanding anything to the contrary contained herein, prior to the time (but not after) the Requisite Company Vote is obtained, solely in response to an Intervening Event, the SRC and the Company Board may make a Change of Recommendation if the SRC determines in good faith after consultation with its outside legal counsel that failure to make a Change of Recommendation in response to such Intervening Event would be inconsistent with each director’s duties under applicable Law; provided, however, that the SRC and the Company Board may not make a Change of Recommendation pursuant to the foregoing unless:

(i) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of the SRC and/or the Company Board’s intention to make a Change of Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Recommendation), which notice shall specify in detail the SRC and/or the Company Board’s reason for proposing to make such Change of Recommendation (including a description of such Intervening Event in reasonable detail);

(ii) the Company shall, and shall have caused the Company’s Representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement in such a manner that would obviate the need for the SRC and the Company Board to make such Change of Recommendation; and

(iii) Parent shall not have, within the Intervening Event Notice Period, proposed in writing to modify the terms and conditions of this Agreement in a manner that the SRC and the Company Board has in good faith determined (after consultation with its outside legal counsel) would obviate the need for the SRC and the Company Board to make such Change of Recommendation.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall prevent the Company, the SRC or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or otherwise complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal; provided, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be made in compliance with this Section 6.01.

(e) Limits on Release of Standstill. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person to allow the counterparty thereof to make a private Acquisition Proposal to the Company Board in accordance with this Agreement if the SRC determines in good faith, after consultation with its outside legal counsel, that failure to take such action (or taking action) would likely be inconsistent with each director’s duties under applicable Law; provided, that the Company promptly advises Parent that it is taking such action or its failure to take action and the identity of the party or parties with respect to which it is taking such action or it failed to take action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(f) Notice. The Company agrees that it shall (1) promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if any Acquisition Proposal is received by, or any such discussions or negotiation are sought to be initiated regarding an Acquisition Proposal with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), (2) promptly (and, in any event, within twenty-four (24) hours) notify Parent in writing if the Company provides non-public information to any Person in accordance with this Section 6.01 and (3) keep Parent informed, on a reasonably current basis, of the status and terms of any such Acquisition Proposal (including any amendments thereto), including by providing a copy of all written proposals, offers or drafts of proposed agreements, and the status of any such discussions or negotiations.

6.02. Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement (but no later than forty-five (45) days after the execution of this Agreement), a preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Mergers and the other transactions contemplated hereby, and Parent, Merger Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any such other filings.

(b) Subject to applicable Law, and notwithstanding anything in this Agreement to the contrary, prior to the filing of the preliminary Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the Company stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith and include in such filing, document or response any reasonable comments reasonably proposed by Parent and its Representatives. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of (1) all material correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement and (2) all written comments with respect to the Proxy Statement received from the SEC. The Company shall use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement, and respond to and resolve any comments made by the SEC as promptly as practicable after receipt thereof. The Company shall cause the definitive Proxy Statement to be mailed to holders of Company Shares as of the record date established for the Stockholders Meeting promptly (but in any event no more than five (5) Business Days after the earlier of (1) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (2) date on which the SEC confirms that it has no further comments on the preliminary Proxy Statement).

(c) If at any time prior to the Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party, and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (1) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (2) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders of record as of the record date established for the Stockholders Meeting, in each case, as and to the extent required by applicable Law.

6.03. Stockholders Meeting. Subject to the duties of each of the Company’s directors under applicable Law, the Company, acting through the Company Board (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement, take all action required under the MGCL and its Constituent Documents and the applicable requirements of the NYSE necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable the Stockholders Meeting; provided, that the Company may postpone or adjourn such meeting solely (a) to the extent required by applicable Law, (b) with the written consent of Parent, (c) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Requisite Company Vote or (d) in the absence of a quorum; provided, that in the case of clause (c) or (d), without the written consent of Parent, in no event shall the Stockholders Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled. Unless the Company Board or any committee thereof has withdrawn the Company Recommendation in compliance with Section 6.01, the Company, through the Company Board, shall recommend to holders of the Company Shares that they vote in favor of the Company Merger and the Company shall use commercially reasonable efforts to solicit the Requisite Company Vote (including by soliciting proxies from the Company’s stockholders). The Company shall keep Parent reasonably informed with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with ARTICLE VIII, (x) the Company shall not submit to the vote of its stockholders any Acquisition Proposal and (y) the obligation of the Company to duly call, give notice of, convene and hold the Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement thereto that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation.

6.04. Actions.

(a) Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each shall cooperate fully with, and furnish information to, the other Party to those ends.

(b) Parent and the Company shall, and each shall cause its respective Subsidiaries and Affiliates to, cooperate and use reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to be obtained by Parent, the Company and their respective Subsidiaries and Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including Requisite Regulatory Approvals) and shall make all necessary filings in respect of the Requisite Regulatory Approvals as soon as practicable. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case, subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each Party agrees that it shall consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and each Party shall keep the other Party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Parent and the Company shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries and Affiliates, and its and their directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries or Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

(d) Without limiting the foregoing, each Party hereto agrees to:

(1) make appropriate filings in the Relevant Jurisdiction with respect to the transactions contemplated hereby as promptly as practicable following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested from an antitrust authority in the Relevant Jurisdiction and to take any and all other actions reasonably necessary to satisfy the Merger Clearance Condition as soon as practicable; and

(2) make appropriate filings with respect to any other Requisite Regulatory Approvals, in each case, as promptly as practicable and in any event within fifteen (15) Business Days of the date hereof.

(e) To the extent reasonably requested by Parent, each of the Company, the Company Subsidiaries and their Affiliates shall, and the Company shall use reasonable best efforts to cause the External Manager to, cooperate with Parent and its advisors to timely provide all information and/or documentation reasonably required to prepare any Tax Return of the Company or any Company Subsidiary due to be filed after the Closing related to any taxable period.

6.05. Press Releases. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release, written and broadly disseminated communication or other written stockholder communication with respect to the Mergers or this Agreement and shall not issue any such stockholder communication or make any such public statement with respect to the Mergers or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances and permitted by applicable law), issue such communication or make such public statement as may be required by applicable Law or securities exchange rules in furtherance of the foregoing. Parent and the Company shall cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party; provided, further, that, subject to the terms and conditions set forth in Section 6.01, Parent’s consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Acquisition Proposal or with respect to any actions contemplated by Section 6.01(b) or Section 6.01(c). Notwithstanding the foregoing, the Parties may, without the prior consent of the other Party, reasonably disseminate information previously included in a press release or other public disclosure made pursuant to this Section 6.05.

6.06. Access; Information.

(a) Subject to applicable Law, between the date of this Agreement and the earlier of the Merger Effective Time or the termination of the Agreement pursuant to ARTICLE VIII, upon reasonable advance notice, the Company shall, and shall cause the Company Subsidiaries to, (1) provide to Parent and its Representatives access during normal business hours of the Company and/or the Company Subsidiaries, as applicable, upon prior written notice, to the officers, employees, properties (subject to the terms of the relevant leases), books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies (other than any of the foregoing that relate to the negotiation and execution of this Agreement, the process that led to the negotiation and execution of this Agreement or, subject to the disclosure requirements set forth in Section 6.01, to any Acquisition Proposal) and (2) furnish promptly such information concerning officers, employees, properties, books and records (including Tax Returns and information relating to Taxes) of the Acquired Companies as Parent may reasonably request; provided, that any such access shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company or its Representatives or applicable Company Subsidiaries and in such a manner as not to interfere unreasonably with the normal business or operations of the Company or any of the Company Subsidiaries. Nothing herein shall require the Acquired Companies to disclose any information to the extent such disclosure (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (B) would reasonably be expected to violate any applicable Law or any written agreement, undertaking, lease, license, Contract, note, mortgage, indenture, arrangement or other written obligations or fiduciary duties of such Party; provided, further, that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent that the Company determines in consultation with its outside legal counsel that doing so is reasonably expected to be required for the purpose of complying with applicable Laws or preparing any filing or submission with a Governmental Authority relating to the transactions contemplated by this Agreement and in connection with any investigation, litigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement (including any proceeding initiated by a private Person).

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed under this Section 6.06 and otherwise pursuant to this Agreement, with such obligations thereunder being deemed to survive until the Merger Effective Time.

(c) Nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, rights to conduct or cause to be conducted any environmental investigation of the current or former operations or facilities of the Acquired Companies without the prior written consent of the Company in its sole discretion.

(d) Prior to the Closing, the Company shall use reasonable best efforts to cause the External Manager and each Affiliate of the External Manager to deliver to the Company all Contracts and records in the External Manager’s or any of its Affiliates’ possession or control to the extent (with respect to Contracts) they are Contracts to which the Company or any of the Company Subsidiaries is a party, and with respect to records, to the extent they pertain to the business of the Company or any of the Company Subsidiaries, provided, that, for the avoidance of doubt, such records shall not include records that are the owned property of the External Manager and are not owned property of the Company or any of the Company Subsidiaries.

6.07. Takeover Laws. The Company shall not, and shall cause the Company Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Laws to become applicable to this Agreement, the Mergers or any of the transactions contemplated hereby. If any Takeover Laws is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and the members of the Company Board shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.07 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

6.08. Management Agreement and Employee Matters.

(a) Prior to the date hereof, the Company and the External Manager entered into an amendment to the Management Agreement providing for the termination of the Management Agreement effective upon Merger Effective Time, and such termination shall be without any liability to any of the Acquired Companies, Parent, any Affiliate of Parent or the Surviving Entity. Immediately prior to the Merger Effective Time, the Company shall deliver to the External Manager all amounts owed to the External Manager under the Management Agreement, as set forth in Section 6.08(a) of the Disclosure Letter. Effective as of the Merger Effective Time, the Company shall cause the External Manager and its Affiliates to fully and unconditionally release any claims or liabilities whatsoever that they may have against any of the Acquired Companies, Parent, any Affiliate of Parent, or the Surviving Entity under the Management Agreement, except with respect to those rights which, pursuant to the express terms of the Management Agreement, survive the termination of the Management Agreement. Notwithstanding anything in the Management Agreement to the contrary, in no event shall the Company pay the External Manager any amounts in excess of the amounts set forth in Section 6.08(a) of the Disclosure Letter. Notwithstanding anything in this Section 6.08(a) or the Management Agreement to the contrary, the Parties agree that the rights of the External Manager under Section 8 of the Management Agreement shall survive termination of the Management Agreement.

(b) Nothing contained in this Agreement is intended to (1) be treated as an amendment of any particular Company Plan, (2) prevent Parent, the Surviving Entity or any of their Affiliates from amending or terminating any of their compensation or benefit plans, or (3) create a right in any employee of the External Manager or any of its Affiliates to employment with Parent, the Surviving Entity or any of their Affiliates.

6.09. Indemnification.

(a) From and after the Merger Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity and its Subsidiaries to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Entity shall, and Parent shall cause the Surviving Entity and its Subsidiaries to, also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Acquired Companies (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, including the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, for a period of six years from and after the Merger Effective Time, the Surviving Entity shall not, and Parent shall not permit the Surviving Entity or any of its Subsidiaries to, amend, repeal or otherwise modify any provision of the Constituent Documents of the Surviving Entity or any of its Subsidiaries relating to the exculpation or indemnification (including advancement of expenses) of any Indemnified Parties in any manner that would adversely affect the rights thereunder of any Indemnified Party, it being the intent of the Parties that the Indemnified Parties shall continue to be entitled to such exculpation and indemnification (including advancement of expenses) to the fullest extent permitted under applicable Law as provided in Section 6.09(a). Parent and the Surviving Entity shall, and shall cause the Surviving Entity and its Subsidiaries to, honor and perform under all indemnification and expense advancement obligations owed to any of the Indemnified Parties.

(c) Prior to the Merger Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Entity as of the Merger Effective Time to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Merger Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Merger Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect for a period of at least six years from and after the Merger Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Entity shall, and Parent shall cause the Surviving Entity to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(d) In the event that that Parent or the Surviving Entity or any of their respective successors or assigns (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any Person, or if Parent dissolves the Surviving Entity or any of the Surviving Entity’s successors or assigns undertakes any complete or partial liquidation, dissolution or winding up, then, and in each such case, Parent and the Surviving Entity will cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.09.

(e) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her Representatives. The obligations of Parent and the Surviving Entity under this Section 6.09 shall not be terminated or modified in such a manner as to adversely affect in any material respect the rights of any Indemnified Parties unless (1) such termination or modification is required by applicable Law or (2) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.09.

(f) The rights of the Indemnified Parties under this Section 6.09 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Acquired Companies, or under any applicable Contracts or Laws. Further, nothing in this Agreement, including this Section 6.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to, or in substitution for, any such claims under any such policies.

6.10. Notification of Certain Matters. Parent and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to Parent or the Company, as applicable, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII.

6.11. Section 16 Matters. Prior to the Merger Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause any dispositions of any securities of the Company or the Partnership (including derivative securities) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

6.12. REIT Opinion Officer’s Certificate. The Company shall deliver to Vinson & Elkins L.L.P. (or other counsel to the Company) the officer’s certificate described in Section 7.03(e) in the form attached as Exhibit A hereto, with such factual updates as appropriate, provided that Parent is given a reasonable opportunity to review any such updates and finds them reasonably acceptable.

6.13. Dealer Property Representation Letter. The Company shall deliver to Vinson & Elkins L.L.P. (or other counsel to the Company) the representation letter described in Section 7.03(f) in the form attached as Exhibit C hereto.

6.14. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement.

6.15. Dividends. From the date hereof and through the Merger Effective Time, the Company may make (and shall make) distributions, including under Section 857, 858 or 860 of the Code, necessary for the Company to (a) maintain its status as a REIT under the Code or (b) avoid or reduce the imposition of any entity level income or excise Tax under the Code (and any corresponding dividend or distribution in respect of Partnership Common Units or LTIP Units). If the Company declares, sets aside or makes or pays any cash dividends or distributions on the Company Shares (whether to maintain the Company’s qualification as a REIT under the Code or otherwise), the Per Share Consideration shall be reduced by an amount equal to the per share amount of such dividend or distribution; provided, that any dividends or distributions made in accordance with Sections 5.01(c)(1)(A), (B), (C) or (D) shall not result in any such adjustment. In the event that a distribution with respect to the Company Shares permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such Company Shares as of such record date immediately prior to the Merger Effective Time.

6.16. Stock Exchange Delisting. Prior to the Merger Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Company of the Company Shares from NYSE as promptly as practicable after the Merger Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

6.17. Transaction Litigation. Prior to the earlier of the Merger Effective Time or the termination of this Agreement pursuant to ARTICLE VIII, (a) the Company shall, as promptly as reasonably practicable after obtaining Knowledge that any such Transaction Litigation is instituted (or threatened to be instituted), notify Parent in writing of any such Transaction Litigation, (b) Parent and the Company shall reasonably cooperate and consult each other in good faith on any material decisions in the defense and settlement of any Transaction Litigation (including any class action or derivative litigation), (c) the Company shall keep Parent reasonably informed with respect to the status of any such Transaction Litigation and shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation, and (d) the Company shall give Parent and its Representatives a reasonable opportunity to review, as practicable, material filings or responses to be given to any third party or Governmental Authority in connection therewith; provided, that no compromise, settlement, arrangement regarding or agreement to compromise, settle or come to an arrangement regarding any Transaction Litigation shall be made without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

6.18. Debt Financing and Cooperation.

(a) Prior to the Closing Date, upon the request of the Company, Parent shall keep the Company reasonably informed in reasonable detail of the status of its efforts to arrange the Debt Financing (as defined below). Parent acknowledges and agrees that the obtaining of the Debt Financing is not a condition to Closing and that the consummation of the transactions contemplated by this Agreement shall not be conditioned on, or delayed or postponed as a result of the obtaining of (or the failure to obtain) the Debt Financing.

(b) Prior to the Closing Date, the Company shall use its commercially reasonable efforts to provide, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably necessary and customary in connection with the arrangement of debt financing with respect to the Acquired Companies or the Company Property (collectively, the “Debt Financing”), reasonably requested in writing by Parent, including using commercially reasonable efforts to:

(1) upon reasonable notice, the Company shall direct management of the Acquired Companies (including employees of the External Manager) with appropriate seniority and expertise to participate in a reasonable number of meetings and presentations with prospective lenders at reasonable times and locations mutually agreed;

(2) assist with the preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing and provide reasonable cooperation with the due diligence efforts of any source of any Debt Financing to the extent reasonable and customary; in each case in this clause: (A) subject to customary confidentiality provisions and disclaimers, (B) as reasonably requested by Parent and (C) limited to information to be contained therein with respect to the Company and the Company Subsidiaries;

(3) furnish Parent and its potential debt financing sources for the Debt Financing (the “Lenders”) reasonably promptly upon written request with such financial, statistical and other pertinent information and projections relating to the Acquired Companies as may be reasonably requested by Parent, as is usual and customary for Debt Financings and reasonably available and prepared by or for the Acquired Companies in the ordinary course of business;

(4) assist with the preparation of customary definitive loan documentation contemplated by the Debt Financing (including schedules), including any customary guarantee, pledge and security documents;

(5) provide to Parent upon written request all documentation and other information with respect to the Acquired Companies reasonably requested by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act in connection with the Debt Financing, that has in each case been requested in writing at least fourteen (14) Business Days prior to the Closing Date;

(6) cooperate in connection with the repayment or defeasance of any existing Indebtedness of the Company or any Acquired Companies as of, and subject to occurrence of, the Closing and the release of related Liens following the repayment in full of such Indebtedness, including using commercially reasonable efforts to deliver such customary payoff, defeasance or similar notices under any existing loans of the Company or any of Acquired Companies as are reasonably requested by Parent (provided, that the Company and the Acquired Companies shall not be required to deliver any notices that are not conditioned on, and subject to the occurrence of, the Closing); and

(7) cooperate with obtaining customary title insurance with respect to each material Company Property as requested by Parent.

The Company shall have satisfied its obligations set forth in Sections 6.18(b) if the Company shall have used its commercially reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. Notwithstanding the foregoing, the Company shall not be required to provide, or cause its Subsidiaries or Representatives to provide, cooperation under this Section 6.18 to the extent that it: (A) unreasonably interferes with the ongoing business of the Acquired Companies; (B) requires the Acquired Companies to incur any Liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Debt Financing prior to the Closing; (C) requires the Acquired Companies or their respective directors, trustees, officers, managers or employees to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to bank information memoranda) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained; (D) requires the Acquired Companies or their counsel to give any legal opinion; (E) requires the Acquired Companies to provide any information that is prohibited or restricted by applicable Law; (F) provide access to or disclose information that the Company or any of its Subsidiaries determines would reasonably be expected to result in a loss or waiver of or jeopardize any attorney-client privilege, attorney work product or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in this clause (F)); (G) requires the Acquired Companies to take any action that is prohibited or restricted by, or would reasonably be expected to conflict with or violate, its organizational documents, or would reasonably be expected to result in a violation or breach of, or default under, any Material Contract to which any of the Acquired Companies is a party or any applicable Laws; (H) would reasonably be expected to result in any officer or director of the Acquired Companies incurring personal liability with respect to any matter relating to the Debt Financing or requires any officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate that such officer, director or other Representative reasonably believes, in good faith, contains any untrue certifications; (I) requires the Acquired Companies or their Representatives, as applicable, to waive or amend any terms of this Agreement; or (J) such cooperation causes any representation, warranty, covenant or other term in this Agreement to be breached or causes any Closing condition set forth in Article VII to fail to be satisfied. In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Acquired Companies (other than information which an Acquired Company is entitled to receive and actually receives following request pursuant to Management Agreement Documents) on the date hereof or is not otherwise prepared in the ordinary course of business of Acquired Companies at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants. In no event shall the Acquired Companies be required to pay any commitment or other fee or give an indemnity or incur any Liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company, any of the Company Subsidiaries, or any of their respective Representatives at the request of Parent pursuant to Section 6.18. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.18(b) represent the sole obligation of the Acquired Companies and their respective Affiliates with respect to cooperation in connection with the Debt Financing. Notwithstanding anything to the contrary, the condition precedent set forth in Section 7.03(b), as it applies to the Company’s obligations under Section 6.18, shall be deemed satisfied, unless the Company has materially and willfully breached its obligations under Section 6.18, Parent has provided to the Company written notice of such breach within ten (10) Business Days of first becoming aware of such breach and the Company fails to cure such breach by ten (10) Business Days after such notice is provided.

(c) Parent shall reimburse the Acquired Companies promptly upon demand for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Acquired Companies and its Representatives in connection with the cooperation under Section 6.18, any action taken by them at the request of Parent pursuant to Section 6.18 (including the dissolution and termination of any subsidiaries formed and documentation entered into pursuant to Section 6.18), and shall indemnify and hold harmless the Acquired Companies and their Representatives and each of the Acquired Companies’ and their Representatives’ respective present and former directors, officers, employees and agents (collectively, the “Financing Indemnified Parties”) from and against any and all out-of-pocket costs, expenses, losses, damages, claims, judgments, fines, penalties, interest, settlements, awards and Liabilities suffered or incurred by any of them in connection with the arrangement and consummation of the Debt Financing and any information used in connection therewith. The provisions of this Section 6.18(c) are intended to be for the benefit of, and shall be enforceable by, each of the foregoing Indemnified Parties. This Section 6.18(c) shall survive the termination of this Agreement (and in the event the Mergers and the other transactions contemplated hereby are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company and its Subsidiaries in connection with the cooperation under this Section 6.18 and not previously reimbursed).

(d) Notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and its Representatives may not initiate contact with or pursue potential Lenders in connection with the consummation of the transactions contemplated by this Agreement without (1) the prior written consent of the Company and (2) the execution of an agreement binding the potential Lender to the same confidentiality, use restrictions and other terms set forth in the Confidentiality Agreement. For the avoidance of doubt, without the prior written consent of the Company, in no event will Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub) enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential debt financing source or sources that would reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such debt financing source or sources (including any Lender) to provide debt financing or other assistance to any other party in any other transaction involving the Acquired Company (provided that the foregoing shall not prohibit the establishment of customary “tree” arrangements).

6.19. Assumed Indebtedness.

(a) Prior to the date hereof, the Company has received all of the consents, approvals and waivers, as applicable, relating to the Indebtedness of the Company and the Company Subsidiaries set forth on Section 4.01(b)(6) of the Disclosure Letter (the “Assumed Indebtedness”), as are required under the terms of the Assumed Indebtedness to permit the consummation of the Mergers and such Assumed Indebtedness to be assumed by Parent or its designated Affiliate (including the change in control of the applicable Company Subsidiary) at the Merger Effective Time on substantially the same terms and conditions as currently in effect (subject to the terms and conditions set forth in such consents, approvals and waivers, as applicable, including, but not limited to, the execution and delivery of required documentation, the payment of any required fees, costs and expenses and the completion by the lenders of client identification procedures in compliance with applicable money laundering rules (including know your customer procedures (KYC)) (such consents, approvals and waivers, collectively, the “Required Indebtedness Consents”). Without limiting the foregoing, in connection with any Indebtedness that Parent intends not to repay or not to cause the Company or any of the Company Subsidiaries to repay at the Closing, the Company and each of the Company Subsidiaries shall reasonably cooperate with Parent, at Parent’s sole cost and expense, in connection with maintaining such continuing Indebtedness. In furtherance of the foregoing, at the option of Parent, Parent shall have the right to discuss with any such lender maintaining the Indebtedness (provided that the Company is provided a reasonable opportunity to participate in the discussions and Parent shall provide the Company with updates on the status of discussions upon the Company’s reasonable request) and make all determinations and decisions regarding such Indebtedness from and after the Closing and any payment of costs or fees relating thereto from or after the Closing. The Company’s obligations pursuant to this Section 6.19 shall be subject to the limitations set forth in Section 6.18.

(b) Prior to the Closing, the Company agrees, at Parent’s sole cost and expense, to cooperate with Parent and use its reasonable best efforts to implement such arrangements as may be requested by Parent with respect to the defeasance of any Indebtedness in connection with the Closing, including, without limitation, executing and delivering such documents, instruments and other arrangements as may be reasonably required in connection therewith.

6.20. 2019 Dispositions. The Company shall conduct any direct or indirect asset dispositions for its 2019 taxable year, including those asset dispositions deemed to occur as a result of the Mergers, to fall within the “safe harbor” of Section 857(b)(6) of the Code.

6.21. Liquidation of Qualified REIT Subsidiaries and Taxable REIT Subsidiaries. All U.S. Subsidiaries that are taxable as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary shall be liquidated under Section 332 of the Code no later than immediately prior to the Closing.

6.22. Environmental Reports. The Company shall use commercially reasonable efforts to arrange to deliver to Parent, at Parent’s sole cost and expense, reliance letters in favor of Parent from Arcadis Consulting (UK) Limited (“Arcadis”) in respect of the reports set forth in Section 6.22 of the Disclosure Letter in a form to be agreed by the Company and Parent (both acting reasonably). Parent shall bear the cost of any incremental premiums imposed by Arcadis arising from changes to Arcadis’ standard form reliance letter.

6.23. French 3% Annual Tax Returns. Prior to the Closing, the Company shall use reasonable best efforts to deliver to Parent (1) written evidence that all French 3% annual tax returns (“3% Annual Tax Returns”) required to be filed in relation to the Issy-Les-Moulineaux Property and the MacDonald Property have been validly filed with the French tax authority and (2) written confirmation that a copy of all 3% Annual Tax Returns filed in relation to the properties known as the Issy-Les-Moulineaux Property, the MacDonald Property, the Marceau Property and the Joubert Property will be held in escrow by Clifford Chance LLP for the benefit of Parent upon Closing and until January 21, 2026; provided; however, in the event a procedure or enquiry made by the French tax authority is still be pending on January 21, 2026, the escrow period shall be extended to the final closing date of any such procedure or enquiry.

ARTICLE VII

CONDITIONS TO THE MERGERS

7.01. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to consummate the Mergers is subject to the fulfillment, or written (to the extent permitted by law) waiver by Parent and the Company, at or before the Closing of each of the following conditions:

(a) Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order binding on the Company, Parent or Merger Sub which is in effect and enjoins or prohibits consummation of the Mergers.

7.02. Conditions to the Company’s Obligation. The obligation of the Company to consummate the Mergers is also subject to the fulfillment, or written waiver by the Company, at or before the Closing of each of the following conditions:

(a) Parent’s and Merger Sub’s Representations and Warranties. (1) Other than the representations and warranties set forth in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Merger Sub), 4.02(c) (Authority; Binding Nature of Agreement) and 4.02(h) (Financial Advisors), each of the representations and warranties of Parent and Merger Sub contained in Section 4.02 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date and (B) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Parent and (2) the representations and warranties of Parent and Merger Sub set forth in Sections 4.02(a) (Organization, Standing and Authority), 4.02(b) (Merger Sub), 4.02(c) (Authority;

Binding Nature of Agreement) and 4.02(h) (Financial Advisors) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date.

(b) Performance of Parent’s and Merger Sub’s Obligations. All of the covenants and other agreements required by this Agreement to be complied with and performed by Parent and Merger Sub on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Parent Certificate. The Company shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Parent by an appropriate officer certifying that the conditions specified in Sections 7.02(a) and 7.02(b) have been satisfied.

7.03. Conditions to Parent’s and Merger Sub’s Obligation. The obligation of Parent and Merger Sub to consummate the Mergers is also subject to the fulfillment, or written waiver by Parent and Merger Sub, at or before the Closing of each of the following conditions:

(a) Company’s, the Partnership’s and Partnership Merger Sub’s Representations and Warranties. (1) Other than the representations and warranties set forth in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capital Structure), 4.01(c)(2) (Company Subsidiaries), 4.01(e) (Authority; Binding Nature of Agreement), 4.01(r) (Financial Advisors), 4.01(j) (Absence of Certain Changes) and 4.01(w) (Takeover Laws), each of the representations and warranties of the Company, the Partnership and Partnership Merger Sub contained in Section 4.01 shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (A) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (B) where the failure of such representations and warranties, individually or in the aggregate, to be so true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to the Company, (2) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(b)(1), 4.01(b)(2) and 4.01(b)(3) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all respects (other than de minimis inaccuracies) as of such particular date, (3) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(a) (Organization, Standing and Authority), 4.01(b) (Capital Structure) (other than Sections 4.01(b)(1), 4.01(b)(2) and 4.01(b)(3)), Section 4.01(c)(2) (Company Subsidiaries), 4.01(e) (Authority; Binding Nature of Agreement), 4.01(r) (Financial Advisors), 4.01(j)(3) (Absence of Certain Changes) and 4.01(w) (Takeover Laws) shall be true and correct in all material respects (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date, and (4) the representations and warranties of the Company, the Partnership and Partnership Merger Sub set forth in Sections 4.01(j)(1) and 4.01(j)(2) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects as of such particular date.

(b) Performance of the Company’s Obligations. All of the covenants and agreements required by this Agreement to be complied with and performed by the Company, the Partnership or the Partnership Merger Sub on or before the Closing shall have been duly complied with and performed in all material respects.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect with respect to the Company.

(d) Company Certificate. Parent shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of the Company by an appropriate officer of the Company certifying that the conditions specified in Sections 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

(e) REIT Opinion. Parent shall have received an executed written opinion of Vinson & Elkins L.L.P. (“REIT Status Opinion”) (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and substantially in the form attached as Exhibit A, to the effect that, commencing with the Company’s initial taxable year ended December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code. Such REIT Status Opinion will be based on customary representations contained in an officer’s certificate executed by the Company in the form attached as Exhibit A, dated as of the Closing Date. Such officer’s certificates shall be in executed form, and attached to the REIT Status Opinion.

(f) Dealer Property Opinion. The parties acknowledge that the Company received a written opinion from Vinson & Elkins L.L.P. dated March 13, 2017 with respect to certain dispositions and their treatment under Section 857(b)(6)(A) of the Code (the “2017 Dealer Property Opinion”), the executed version of which is attached as Exhibit B. For purposes of this Section 7.03(f), Parent shall have received a written and executed update to the 2017 Dealer Property Opinion from Vinson & Elkins L.L.P. (the “Dealer Property Opinion”) (or other counsel to Company reasonably acceptable to Parent), dated as of the Closing Date and substantially in the form attached as Exhibit C, concluding (A) with regard to property sales through the end of 2017 and including an analysis as to whether any direct or indirect property disposition by the Company subsequent to 2017, including, but not limited to, any property deemed sold as part of the Mergers, should not cause any property sold by the Company in 2015-2017 to be Dealer Property (as defined in the 2017 Dealer Property Opinion) for purposes of the Tax on prohibited transactions provided for in Section 857(b)(6)(A) of the Code, and (B) that the Company is within the Section 857(b)(6)(C) “safe harbor” with respect to taxable years 2018 and 2019 after giving effect to the Mergers. Such Dealer Property Opinion will be based a representation letter executed by the Company in the form attached as Exhibit C, dated as of the Closing Date. Such representation letter shall be in executed form, and attached to the Dealer Property Opinion.

7.04. Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, the Partnership or Partnership Merger Sub, on the other hand, may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Mergers if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE VIII

TERMINATION

8.01. Termination by Mutual Agreement. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Partnership Merger Effective Time by mutual consent of Parent and the Company in a written instrument.

8.02. Termination by Either Parent or the Company. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Partnership Merger Effective Time by either Parent or the Company, upon prior written notice to the other Party, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted (with any termination by Parent also being an effective termination by Merger Sub):

(a) Delay. If the Merger Effective Time has not occurred by the close of business on December 15, 2019 (the “Initial Outside Date”); provided, however, that, subject to the terms and conditions set forth in

Section 2.08, if prior to the Initial Outside Date, any of the conditions to the Closing set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) (but only to the extent the applicable Order relates to the conditions to the Closing set forth in Section 7.01(b)) have not been satisfied (or waived) but all other conditions to the Closing (other than those conditions which by their terms cannot be satisfied until the Closing) have been satisfied (or waived) or are capable of being satisfied by the Initial Outside Date, the Initial Outside Date may be extended by the Company or Parent to March 1, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.02(a) shall not be available to a Party if the failure of the Merger Effective Time to occur on or before such date was primarily caused by a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

(b) Failure to Obtain Requisite Company Vote. If the Requisite Company Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Company Merger was taken.

(c) Denial of Regulatory Approval; Injunction. If (1) any Requisite Regulatory Approval is denied by final, non-appealable action or (2) any Governmental Authority shall have issued any Order permanently enjoining or prohibiting the consummation of the Mergers and such Order remains in effect and shall have become final and non-appealable; provided, however, that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.04.

8.03. Termination by the Company. This Agreement may be terminated by the Company, upon prior written notice to Parent, and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted if:

(a) Parent or Merger Sub has breached any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.02(a) or 7.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) 45 days after written notice thereof is given by the Company to Parent and (2) the Initial Outside Date (or, if applicable, the Outside Date); provided, that the Company shall not have the right to terminate this Agreement and abandon the Mergers if the Company is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement, such that Parent would be entitled to terminate this Agreement pursuant to Section 8.04(a);

(b) at any time prior to the time the Requisite Company Vote is obtained, the Company Board, upon recommendation of the SRC, shall have made a Change in Recommendation in respect of a Superior Proposal in accordance with Section 6.01(c) and the Company Board has approved, and concurrently with such termination, the Company entered into a definitive agreement providing for the implementation of such Superior Proposal, but only if the Company is not then in material breach of Section 6.01; provided, that the right to terminate this Agreement pursuant to this Section 8.03(b) shall not be available unless the Company pays to Parent the Termination Fee pursuant to Section 8.05(c); or

(c) (x) all of the conditions set forth in Section 7.01 have been satisfied or waived by Parent, (y) the Company has irrevocably confirmed in writing to Parent that (A) all of the conditions set forth in Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to such conditions being capable of being satisfied at the Closing if the Closing Date were the date the Closing should have occurred pursuant to Section 2.02) or Parent has irrevocably waived in writing any such unsatisfied conditions and (B) the Company, the Partnership and Partnership Merger Sub are ready, willing, and able to consummate the Mergers, and (z) Parent and Merger Sub fail to consummate the Mergers within three (3) Business Days after the delivery by the Company to Parent of such notice and the Company, the Partnership and Partnership Merger Sub stood ready, willing and able to effect the Closing through the end of such three (3) Business Day period.

8.04. Termination by Parent. This Agreement may be terminated by Parent, upon prior written notice to the Company, and the Mergers may be abandoned at any time prior to the Partnership Merger Effective Time, whether before or after the Requisite Company Vote has been obtained except as otherwise expressly noted if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.03(a) or 7.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (1) 45 days after written notice thereof is given by Parent to the Company and (2) the Initial Outside Date (or, if applicable, the Outside Date); provided, that Parent shall not have the right to terminate this Agreement and abandon the Mergers pursuant to this Section 8.04(a) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.03(a); or

(b) the Company Board, upon the recommendation of the SRC, shall have made a Change of Recommendation, or the Company or any Company Subsidiary enters into any Alternative Acquisition Agreement.

8.05. Effect of Termination and Abandonment.

(a) Except as provided in Sections 8.05(b), 8.05(c) and 8.05(d) below, in the event of termination of this Agreement and the abandonment of the Mergers pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (1) no such termination shall relieve any Party of any liability or damages resulting from any willful material breach of this Agreement (subject only, with respect to any such liability or damages of the Company or Parent, as applicable, to Sections 8.05(f) and 8.05(g)), and (2) the provisions set forth in Section 6.06(b), the provisions of Section 6.18 which by their express terms survive any termination, this Section 8.05 and ARTICLE IX and the relevant definitions shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.04(b), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Parent a termination fee of $31,000,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.03(b), then the Company shall, prior to or concurrently with such termination, pay to Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent.

(d) In the event that (1) this Agreement is terminated pursuant to Sections 8.02(a), 8.02(b) or 8.04(a), (2) an Acquisition Proposal shall have been received by the Company or its Representatives or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and, in the case of a termination pursuant to Section 8.02(b), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Stockholders Meeting or termination of this Agreement (as applicable) and (3) within twelve (12) months following the termination of this Agreement, the Company enters into a definitive written agreement providing for an Acquisition Proposal or an Acquisition Proposal is consummated, then, within two (2) Business Days after the earlier of entry into a definitive agreement in respect of the Acquisition Proposal or the consummation of the Acquisition Proposal, the Company shall pay to Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent (provided, that for purposes of this 8.05(d), the term “Acquisition Proposal” will have the meaning assigned to such term herein, except that the references to “20%” and “80%” will be deemed to be references to “50%”).

(e) In the event that this Agreement is terminated pursuant to Sections 8.03(a) or 8.03(c), then Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to the

Company a termination fee of $53,000,000 (the “Parent Termination Fee”), by wire transfer of same day funds to an account designated by the Company.

(f) In no event shall the Company be required to pay the Termination Fee to Parent, or Parent be required to pay the Parent Termination Fee to the Company, on more than one occasion. All payments under this Section 8.05 will be made by wire transfer of same day funds to the account designated by Parent or the Company, as the case may be. Each of the Company, the Partnership, Partnership Merger Sub, Parent and Merger Sub acknowledges that (1) the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement, (2) without these agreements, Parent, Merger Sub, the Company, the Partnership and Partnership Merger Sub would not enter into this Agreement and (3) neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, or the Company, the Partnership and Partnership Merger Sub, as applicable, in the circumstances in which such Termination Fee or Parent Termination Fee is payable for the efforts and resources expended and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the transactions contemplated by this Agreement. Accordingly, if either Party fails to pay the applicable termination fee when due or any portion thereof and, in order to obtain such payment, the other Party commences a suit which results in a final and nonappealable Order against the other Party for such Termination Fee or Parent Termination Fee, as applicable, or any portion thereof, the prevailing Party shall pay to the other Party its documented costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amount of the Termination Fee or Parent Termination Fee, as applicable (or any portion thereof that has not been paid timely in accordance with this Agreement), at the prime lending rate set forth in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. Any interest payable hereunder shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed from the date such amounts were required to be paid until (but excluding) the date of actual payment.

(g) Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee or the Parent Termination Fee is paid pursuant to this Section 8.05, Parent’s right to receive payment of the Termination Fee and such other amounts described herein or the Company’s right to receive payment of the Parent Termination Fee and such other amounts described herein, as the case may be, shall be the sole and exclusive remedy of the receiving Party and its Affiliates and Representatives against the other Party and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the paying Party or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, whether based on Contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

ARTICLE IX

MISCELLANEOUS

9.01. Survival. The representations and warranties and pre-Closing agreements and covenants contained in this Agreement shall not survive the Merger Effective Time; provided, that for the avoidance of doubt, this Section 9.01 shall not limit any covenant or agreement of the Parties which by its terms contemplated performance after the Merger Effective Time.

9.02. Waiver; Amendment. Before the Merger Effective Time, any provision of this Agreement may be (a) waived by the Party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate the MGCL or require resubmission of the Company Merger to the Company stockholders. The failure of any Party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any Party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.03. Governing Law. The execution, interpretation, and performance of this Agreement shall be governed by the Laws of the State of Maryland without giving effect to any conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any other jurisdiction other than the State of Maryland. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND APPELLATE COURTS THEREOF, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY LEGAL PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

9.04. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LEGAL PROCEEDING BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 9.04 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.04 SHALL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.05. Specific Performance. The Parties acknowledge and agree that (a) monetary damages could not adequately compensate any Party hereto in the event of a breach of the material terms of this Agreement by any other Party, (b) the non-breaching Party would suffer irreparable harm in the event of such a breach and (c) the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement and to prevent breaches hereof. The Parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the Party’s seeking or obtaining any relief pursuant to this Section 9.05. Without limiting the foregoing, each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (1) there is adequate remedy at Law or (2) an award of specific performance is not an appropriate remedy for any reason at Law or in equity. Without limiting the foregoing, if the Company has the right to terminate this Agreement pursuant to Section 8.03(c), the Company shall be entitled to injunctive relief and specific performance to enforce the obligation of Parent to consummate the Merger and the other transactions contemplated hereby and to enforce the obligations of Parent and the Sponsor under the Equity Commitment Letter. It is explicitly further agreed that the Company shall be entitled to injunction, specific performance and other equitable relief to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to injunction, specific performance and other equitable relief to force Parent and Merger Sub to comply with their other obligations set forth herein (other than Parent’s and/or Merger Sub’s obligations to effect the Closing)) only in the event that all conditions in Section 7.01 and Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement.

9.06. Expenses. Unless otherwise expressly provided for in this Agreement, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.07. Notices. All notices, requests and other communications given or made under this Agreement must be in writing and shall be deemed given when personally delivered or mailed by registered or certified mail (return receipt requested) to the Persons and addresses set forth below or such other place as such Party may specify by notice.

If to Parent or Merger Sub, to:

CoRE PANEURO 2019 13 S.à.r.l.

121 rue de la Faiencerie

L-1511 Luxembourg

Grand Duchy of Luxembourg

Attention: Mr. Sven Rein

Email:     sven.rein@pandomus.lu

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

444 West Lake Street, Suite 900

Chicago, IL 60606-0089

Attention: John T. Cusack

                  Kerry E. Johnson

Email:       john.cusack@dlapiper.com

      kerry.johnson@dlapiper.com

If to the Company, to:

NorthStar Realty Europe Corp.

590 Madison Avenue, 34th Floor

New York, New York 10022

Attention: Trevor Ross

Email:       tross@clny.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Robert W. Downes

     Stephen M. Salley

Email:       downesr@sullcrom.com

     salleys@sullcrom.com

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  Steven Scheinfeld

      Philip Richter

      Warren de Wied

Email:       steven.scheinfeld@friedfrank.com

      philip.richter@friedfrank.com

      warren.de.wied@friedfrank.com

9.08. Entire Understanding; No Third-Party Beneficiaries. All exhibits (attached hereto and as executed), schedules and Disclosure Letters hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the exhibits, schedules and Disclosure Letters hereto, and the Confidentiality Agreement, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior or contemporaneous agreements, arrangements or understandings among the Parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein. Except for Sections 6.09 and 6.18, which are intended to benefit the Indemnified Parties and the other parties entitled to indemnification thereunder to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than Parent, Merger Sub and the Company.

9.09. Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other Party hereto.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub shall indemnify the Company or any other Person against liability for any such Taxes.

9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.

9.12. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CORE PANEURO 2019 13 S.À R.L., a société à responsabilité limitée
By:	/s/ Sven Rein
Name: Sven Rein
Title: Manager

By:	/s/ Sylvie Reisen
Name: Sylvie Reisen
Title: Manager

[Signature pages continue]

[Signature Page—Merger Agreement]

NIGHTHAWK MERGER SUB LLC, a Maryland limited liability company

By: CoRE PANEURO 2019 13 S.à r.l., a société à responsabilité limitée, its sole member
By:	/s/ Sven Rein
Name: Sven Rein
Title: Manager
By:	/s/ Sylvie Reisen
Name: Sylvie Reisen
Title: Manager

[Signature pages continue]

[Signature Page—Merger Agreement]

NORTHSTAR REALTY EUROPE CORP., a Maryland corporation
By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer
NORTHSTAR REALTY EUROPE LIMITED PARTNERSHIP, a Delaware limited partnership
By: NORTHSTAR REALTY EUROPE CORP., its general partner
By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer
NIGHTHAWK PARTNERSHIP MERGER SUB LLC, a Delaware limited liability company
By: NORTHSTAR REALTY EUROPE CORP., its sole member
By:	/s/ Keith Feldman
Name: Keith Feldman
Title: Chief Financial Officer

[Signature Page—Merger Agreement]

EXHIBIT A

FORM OF REIT STATUS OPINION AND CERTIFICATE

Exhibit A

[                ], 20191

CoRE PANEURO 2019 13 S.à r.l.

121 rue de la Faiencerie

L-1511 Luxembourg

Grand Duchy of Luxembourg

NorthStar Realty Europe Corp.

Qualification as a

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), in connection with the Merger and other transactions contemplated by the Agreement and Plan of Merger, dated as of July 3, 2019 (the “Merger Agreement”), by and among CoRE PANEURO 2019 13 S.à r.l., a Luxembourg S.á. r.l. (“Parent”), Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent, the Company, NorthStar Realty Europe Limited Partnership, a Delaware limited partnership and whose sole general partner is the Company (the “Operating Partnership”), and Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company. Pursuant to Section 7.03(e) of the Merger Agreement, the Company has requested that we render the opinion set forth below. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

In giving this opinion letter, we have examined the following:

1.	the proxy statement of the Company filed on [ ], 2019 with the Securities and Exchange Commission (as amended through the date hereof, the “Proxy Statement”);

2.	the Merger Agreement;

3.

the Company’s Articles of Incorporation, filed with the Maryland Department of Assessments and Taxation (the “SDAT”) on June 18, 2015, the Articles of Amendment and Restatement, filed with the SDAT on October 19, 2015, and the Articles of Amendment, filed with the SDAT on August 3, 2018;

4.

the Agreement of Limited Partnership of the Operating Partnership, dated September 25, 2015, and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated October 31, 2015;

5.

the Asset Management Agreement, by and between the Company and NSAM J-NRE Ltd., a Jersey limited company, dated October 31, 2015 and the Amended and Restated Asset Management Agreement, by and between the Company and CNI NRE Advisors, LLC, a Delaware limited liability company, dated November 9, 2017, as amended by Amendment No. 1 thereto, dated November 7, 2018; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

[1]	To be dated the date of the Merger Effective Time.

Vinson & Elkins LLP Attorneys at Law	2200 Pennsylvania Avenue NW, Suite 500 West
Austin Beijing Dallas Dubai Hong Kong Houston London	Washington, DC 20037
New York Richmond Riyadh San Francisco Tokyo Washington	Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

[ ], 2019 Page 2

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its short taxable year beginning October 31, 2015 and ending December 31, 2015, and subsequent taxable years through the Merger Effective Time, the Company has operated in a manner that makes the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such year;

3.

the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year;

4.

Parent will timely file or cause to be filed a U.S. federal income tax return on Internal Revenue Service (the “Service”) Form 1120-REIT for the Company for the Company’s taxable year ending at the Merger Effective Time;

5.

if Parent discovers that the Company did not satisfy one or more of the REIT income, asset, distribution, or other requirements for any taxable year, or there is a final determination by the Service that the Company did not satisfy one of those requirements, Parent will, to the extent possible, take all actions contemplated or required by sections 856(c)(6), (c)(7), and (g)(5) and 860 of the Internal Revenue Code of 1986, as amended (the “Code”), as the case may be, in order to maintain the Company’s status as a REIT for such taxable year and all succeeding taxable years through the Company’s taxable year ending at the Merger Effective Time;

6.

the Merger and the transactions contemplated in the Merger Agreement have been or will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement (including the satisfaction of all pre-closing covenants) and the Merger Agreement and the Proxy Statement accurately reflect the material facts of such transactions; and

7.	no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinion rendered below, we have relied upon the correctness of the factual representations contained in the certificate, dated January 10, 2017 and executed by a duly appointed officer of NRF RED REIT Corp. (“RED REIT”) (the “RED REIT Officer’s Certificate”) and in the certificate dated January 10, 2017 and executed by a duly appointed officer of NorthStar Realty Finance Corp. (“NRF”) (the “NRF Officer’s Certificate” and together with the Company Officer’s Certificate and the RED REIT Officer’s Certificate, the “Officer’s Certificates”), in each case, insofar as such representations relate to RED REIT’s and NRF’s qualification as REITs for their 2015 taxable years. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2015, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, the Company’s compliance with the representations in the Company’s Officer’s Certificate, or NRF’s or RED REIT’s compliance with the representations set forth in the NRE Officer’s Certificate or the RED REIT Officer’s Certificate in so far as such representations relate to NRF’s and RED REIT’s qualification as

[ ], 2019 Page 3

REITs for their 2015 taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations will satisfy the requirements for qualification and taxation as a REIT in any given period. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificates.

The foregoing opinion is based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Very truly yours,

Vinson & Elkins L.L.P.

EXHIBIT A TO FORM OF REIT STATUS OPINION AND CERTIFICATE

NORTHSTAR REALTY EUROPE CORP. OFFICER’S CERTIFICATE

Omitted.

EXHIBIT B

2017 DEALER PROPERTY OPINION

Omitted.

EXHIBIT C

FORM OF DEALER PROPERTY OPINION AND CERTIFICATE

Exhibit C

[                    ], 20191

CoRE PANEURO 2019 13 S.á r.l.

121 rue de la Faiencerie

L-1511 Luxembourg

Grand Duchy of Luxembourg

Ladies and Gentlemen:

Pursuant to Section 7.03(f) of the Agreement and Plan of Merger, dated July 3, 2019 (the “Merger Agreement”), by and among CoRE PANEURO 2019 13 S.á r.l., a Luxembourg S.á r.l. (“Parent”), Nighthawk Merger Sub LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent that is disregarded as separate from Parent for U.S. federal income tax purposes (“Merger Sub”), NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), NorthStar Realty Europe Limited Partnership, a Delaware limited partnership and whose sole general partner is the Company (the “Operating Partnership”), and Nighthawk Partnership Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, the Company has requested our opinions as to certain U.S. federal income tax considerations arising in connection the sale or disposition by the Company of certain of its real property investments. Specifically, the Company has requested our opinions as to (i) whether the properties sold by the Company prior to January 1, 2018 (the “2015-2017 Disposed Properties”) are treated as Dealer Property (as defined herein) for purposes of the tax on prohibited transactions provided for in Section 857(b)(6)(A) of the Code2 and (ii) whether the Company will satisfy the safe harbor contained in Section 857(b)(6)(C) of the Code (the “Prohibited Transactions Safe Harbor”) with respect to the sales and expected sales in 2018 and 2019 of the Safe Harbor Assets (as defined herein). This opinion letter is limited in scope and does not address any U.S. federal income tax issues other than those described in the preceding sentence.

I. Facts

A. General Background

At the end of 2013, NorthStar Realty Finance Corp., a Maryland corporation (“NRF”), began an initiative to globalize its business. This initiative included a tax-free spin-off (the “NSAM Spin-Off”) of an asset management company, NorthStar Asset Management Group, Inc., a Delaware corporation (“NSAM”), as well as the externalization of NRF’s management through an advisory agreement with NSAM. The NSAM Spin-Off was completed at the end of June 2014, at which time NSAM opened offices in Europe and explored other opportunities globally. One of the expectations management had for the business was to leverage its experience in the real estate equity and debt markets in a diverse set of assets classes and to create platforms which would be attractive to investors.

After the NSAM Spin-Off, NRF granted to NSAM a broad mandate to invest across all real estate-related asset classes, throughout the capital structure and without geographic limitation. NRF’s first major foray into the non-domestic market was as part of $4 billion acquisition of Griffin-American Healthcare REIT II, Inc. (“GARH”), including approximately $500 million of UK healthcare assets. NRF continued the effort to globalize its business with a joint venture with a European asset manager and investor. Concurrently, NSAM expanded its European investment team.

[1]	To be dated the date of the Merger Effective Time.
[2]	All references herein to “Code” or “Section” are to provisions of the Internal Revenue Code of 1986, as amended, or to the Treasury Regulations promulgated thereunder, unless otherwise noted.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	2200 Pennsylvania Avenue NW, Suite 500 West Washington, DC 20037 Tel +1.202.639.6500 Fax +1.202.639.6604 www.velaw.com

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Management’s investment thesis at the time was to expand the European business as quickly as possible to achieve scale in a Pan-European platform and then spin the business off into a “pure play” Pan-European real estate investment trust (“REIT”). It was believed that U.S. retail REIT investors would find this platform attractive for purposes of diversification and gaining exposure to the European real estate market in a relatively tax-efficient structure. To achieve this objective, management aggressively pursued portfolios of predominantly high quality assets in primary and secondary markets throughout Western Europe. Management believed that by pursuing diverse portfolios, NRF would be able to achieve certain desirable results with respect to de-risking the overall portfolio through geographic and asset class diversification while also having a competitive advantage with respect to pricing due to challenges in financing, structuring and managing, where NRF believed it was well positioned to meet said challenges. In this way (as well as by sourcing off-market transactions), NRF was able to acquire high quality assets from motivated sellers where a portfolio discount to standalone net asset value (“NAV”)3 was achievable.4 In the pursuit of its investment objectives, it was helpful that NRF was agnostic to both asset class and geographical location so long as the properties were located in Western Europe in primary or secondary markets. The key investment drivers were assets or portfolios with significant stabilized rent rolls, low vacancy and weighted average lease terms in excess of three years. At the time, it was thought that both geographic and asset class diversity would have advantages and long-term upside.

By July of 2015, NRF had acquired an additional $2.1 billion of European real estate comprised of an additional 51 assets, located in 9 countries and in 4 different asset classes.

During 2015, it became apparent to NRF’s management that Wall Street analysts and the performance of NRF’s stock price were not crediting NRF for the diversification of its portfolio into European assets. As evidence of this disconnect, European REITs were trading at a premium (on a cash flow multiple) to how NRF’s stock was trading. Management believed if it were to spin-off the European assets, the so-called “pure play” provided by the ability of investors to invest in a REIT solely focused on European assets would be beneficial to all shareholders. Consequently, on October 31, 2015, the Company was spun off from NRF through a taxable distribution by NRF of all of the outstanding shares of the Company’s common stock to NRF common stockholders (the “Distribution”). As part of the Distribution, the Company succeeded to the European real estate business that was previously owned by NRF (excluding healthcare assets that were acquired as part of GARH, due in part to financing considerations). As a condition of the Distribution, the Company assumed a $340 million obligation due December 2016 (the “Stock Settlable Notes”), which related to funds raised in July 2015 for an acquisition made in Germany. To finance operations and expansion, the Company had plans to raise additional capital through the public markets. Management’s expectation for the Company was that as a “pure play” Pan-European equity REIT, it should have a lower cost of capital than NRF as a diversified global REIT.

Following the Distribution, the Company elected to be taxed as a REIT beginning with its short taxable year ended December 31, 2015. The Company owns its interests in real property through the Operating Partnership.

At the time of the Distribution, the Company’s real estate portfolio consisted of (1) a $100 million multi-tenant office complex located on Woking, United Kingdom, which was purchased by NRF in September 2014 (“Duke’s Court”); (2) a $1.3 billion portfolio of multi-tenant office properties located throughout Europe, which was purchased by NRF in April 2015 (the “SEB Portfolio”); (3) 37 multitenant office properties located throughout Europe with an aggregate purchase price of $536 million acquired by NRF across three portfolios (the “Trias Portfolio”); and (4) a $621 million office tower purchased in Frankfurt, Germany purchased by NRF in July 2015 (“Trianon Tower”).

[3]	Net asset value equals the excess of the value of an entity’s assets over its liabilities, and generally is viewed as the value of an entity in a liquidation.
[4]	In the case of both the Trias Portfolio and the SEB Portfolio (each, as defined below), the sellers were operating under mandates to sell the portfolios.

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Immediately following the Distribution, the Company owned 51 properties in 9 countries and 4 asset classes, 94% of which were office properties.

B. Market Conditions

Through 2015 and 2016, general market conditions for both NRF and the Company deteriorated significantly. By the time of the Distribution, NRF’s pre-Distribution stock value was $23.36, down substantially from its high that year ($38.92) and was trading at a more than 40% discount to NAV. In its supplemental information for the fourth quarter of 2015, NRF estimated its NAV per share to be between $25.11 and $26.27. NRF was unwilling to raise capital at those levels.

The Company had also not been able to successfully capture the market discount on its assets since the Distribution. As of March 2017, the Company estimated that its NAV was approximately $18.07 per share, yet its shares had consistently traded in the $8.50-$13.00 per share range since inception, a significant discount to NAV. This was despite management’s efforts to improve the stock price with share repurchases, debt repayments and the revised market positioning undertaken beginning in 2016 (discussed in Part I.C below). Management’s efforts had not resulted in an improved capital market outlook, as the market price continued to trade at an effective 40% discount to NAV. This discount to NAV made capital raising by the Company highly dilutive and imprudent, and the inability to raise capital has foreclosed its ability to execute on its original strategy of becoming a Pan-European, multi-asset class REIT. Importantly, the $340 million of Stock Settlable Notes due December 2016 could be settled in stock only where the Company’s stock price exceeded $12.50, which, as of January 2016, was a premium to all but a few trading days since the Company’s inception. Consequently, in addition to the problems presented by the Company’s inability to raise equity capital, the Company also had a $340 million cash debt repayment coming due in late 2016. Consequently, management was motivated to make dispositions for business reasons—to repay debt and reposition the Company to focus on core markets and asset classes and improve market perception for capital raising in an effort to continue to grow its business over the long term.

C. Strategic Initiative

On or about January 2016, the Company’s management began to give serious consideration to the issues of liquidity and market value. With the due date of December 2016 for the $340 million of Stock Settlable Notes and the share price discount to NAV at a level at which raising equity capital would be highly dilutive and imprudent, management began to explore multiple strategic alternatives. Management conducted further due diligence to refine its business plan, and specifically concluded that owning and managing assets in multiple jurisdictions and asset classes (e.g., single assets of relatively low size in certain jurisdictions) was not efficient from a financial and resource management perspective. At the conclusion of its analysis of strategic alternatives, management determined that it would be in the best interest of the Company and its shareholders, in light of prevailing market conditions in Europe, to focus on certain core markets. Under this strategy, the Company would divest non-strategic geographic and market sectors as set forth below and at the same time enter into a modest share repurchase program:

•	Continued focus in UK, other than offices located outside of London, the Southeast UK, Manchester, Birmingham and Edinburgh.

•	Continued focus in Germany, other than offices located outside of the “Big 7” markets (Berlin, Munich, Dusseldorf, Frankfurt, Hamburg, Cologne and Stuttgart).

•	Continued focus in the Paris office market.

•	Focus on central business district offices in most of Western Europe—with the exception of Belgium, Portugal, Spain, and Italy where the Company is exiting the geographic markets in their entirety.

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The Company’s properties in the asset classes and locations constituting the Company’s core markets listed in the bullet points above are referred to as the “Core Assets.”

In connection with its strategic review, management identified 29 assets which were located in non-core markets or were non-core asset classes (collectively, the “Non-Core Assets”).

The strategic repositioning of the Company was reflected both internally and externally. For example, in January 2016, the Company adopted a revised business plan after a strategic review. Pursuant to the revised plan, the Company proposed to focus on the markets and asset classes listed above in order generate cash for reinvestment into core markets/asset classes and reduce leverage, including the $340 million of Stock Settlable Notes. Additionally, the Company communicated this strategy to investors and the public. For example, in a corporate presentation filed with the Securities and Exchange Commission in March 2016, the Company identified its core markets and disclosed its plans to begin exiting non-strategic properties.5 Further, in its announcement of fourth quarter 2015 earnings, also released in March 2016, the Company disclosed that it intended “to primarily focus on its core portfolio, which is comprised of predominantly of prime office properties in key cities within Germany, the United Kingdom and France” and that “certain non-strategic properties [would] continue to be actively managed and strategically divested over time.”6 Subsequently, the Company has continued to communicate with the public regarding its sales of non-strategic assets in order to reposition into its core markets.7 By its announcement of its fourth quarter 2016 earnings, Mahbod Nia, Chief Executive Officer of the Company, concluded that the Company was “pleased to report a productive year in which [the Company] reshaped [its] portfolio to focus primarily on high quality office properties in key cities within Germany, the United Kingdom and France. Consistent with this strategy, [the Company] sold 19 non-strategic properties during the year through March 1, 2017 at a collective premium to their independent valuation, reduced leverage and strengthened [its] balance sheet.”8

Appendix A to this opinion letter contains a complete listing of Non-Core Assets of the Company that were sold in 2017 or prior. Any proceeds from the sale of the Non-Core Assets on Appendix A were used to repay indebtedness, acquire additional office properties in core markets, and repurchase common stock. The five

[5]

NorthStar Realty Europe Corp., Current Report (Form 8-K), Exhibit 99.1 (Mar. 14, 2016), available at https://www.sec.gov/Archives/edgar/data/1646587/000164658716000061/nrecompanypresentationmi.htm (noting “[f]ocused strategy targeting prime office properties in key cities within Germany, the United Kingdom and France”).

[6]

NorthStar Realty Europe Corp., NorthStar Realty Europe Announces Fourth Quarter 2015 Results (Form 8-K), Exhibit 99.1 (Mar. 22, 2016), available at https://www.sec.gov/Archives/edgar/data/1646587/000110465916106733/a16-6981_1ex99d1.htm.

[7]

See, e.g., NorthStar Realty Europe Corp., NorthStar Realty Europe Announces First Quarter 2016 Results (Form 8- K), Exhibit 99.1 (May 13, 2016), available at https://www.sec.gov/Archives/edgar/data/1646587/ 000164658716000069/nre-exhibit99105132016xpre.htm (noting the sale of one non-strategic property in the first quarter of 2016, the subsequent sale of another non-strategic property, and a contract for the sale of an additional non-strategic property); NorthStar Realty Europe Corp., NorthStar Realty Europe Announces Second Quarter 2016 Results (Form 8-K), Exhibit 99.1 (Aug. 5, 2016), available at https://www.sec.gov/ Archives/edgar/data/1646587/000164658716000078/nre-exhibit991q20852016xpr.htm (noting the sale of 9 non-strategic properties year-to-date); NorthStar Realty Europe Corp., NorthStar Realty Europe Announces Third Quarter 2016 Results (Form 8-K), Exhibit 99.1 (Nov. 10, 2016), available at https://www.sec.gov/ Archives/edgar/data/1646587/000164658716000087/nre-exhibit991q31172016xpr.htm (noting “continued progress of [the Company]’s capital recycling plan” with the sale of 15 non-strategic properties year-to-date).

[8]

NorthStar Realty Europe Corp., NorthStar Realty Europe Announces Fourth Quarter 2016 Results (Form 8-K), Exhibit 99.1 (Mar. 15, 2017), available at https://www.sec.gov/Archives/edgar/data/1646587/000164658717000013/nre-exhibit991q42016xpress.htm.

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Non-Core Assets not sold in 2017 or prior—Office123, Kircheide, Maastoren, Marly and Delta House—constitute, or are expected to constitute, Safe Harbor Assets (as defined below) and are discussed in Part I.F.

At the conclusion of the Company’s planned strategic repositioning, it was expected that its remaining portfolio of Core Assets would consist of 19 properties with a fair market value in excess of 1.4 billion Euros, or approximately 70% of the Company’s initial investment by dollar value.

D. Portfolio Assets Earmarked for Sale at Time of Acquisition

Prior to the acquisition of the Trias Portfolio, and during the due diligence process, NRF identified that of the 37 assets included in the Trias Portfolio, eight properties did not fit the business plan and NRF did not wish to purchase those properties. However, the seller of the properties was under a mandate to sell the Trias Portfolio in a whole-portfolio sale. Specifically, these eight properties could not be excluded from the purchase as the sellers (three German Spezialfonds (funds) managed by three different fund managers) had a mandate from the portfolio’s sole investor to sell the portfolio as a whole driven by regulatory constraints. Consequently, NRF was forced to purchase all 37 assets to obtain the 29 assets it desired. Accordingly, NRF and the Company identified those eight properties for sale immediately, and indicated those eight properties as Non-Core Assets and to be disposed of in its investment committee memorandum dated November 2014.9 Specifically, the memorandum identifies the eight Non-Core Assets to be disposed of, which consisted of KPMG, Munich Airport, Osterfelder/Bottrop, Munsterstrasse, Airport Office, Pferdemarkt, Bunte Kuh, and Kircheide (collectively, the “Earmarked Assets”). Of the eight Earmarked Assets, two assets (Munsterstrasse and Munich Airport) were disposed of in 2015. Three assets (Airport Office, Bunte Kuh, and Pferdemarkt) were sold in 2016. Two assets (Osterfelder/Bottrop and KPMG) were sold in 2017. Only three of these seven Earmarked Assets (Munsterstrasse, Munich Airport and Airport Office) were sold at a tax gain. Further, neither NRF nor the Company made any capital expenditures or tenant improvements at the three Earmarked Assets that were sold at tax gain. The remaining Earmarked Asset (Kircheide) was sold in 2019 at a tax loss and is discussed in Part I.F below.

E. Unsolicited Offers

Over the course of implementing its revised business plan, the Company received a number of unsolicited offers for properties in its core markets. The Company evaluated each of the situations independently and with due consideration to its overall business plan before pursuing any course of action. At no time did the Company engage in any marketing either directly or indirectly with respect to the sales in this category. As of December 31, 2017, the Company had sold eight properties pursuant to unsolicited offers (the “Unsolicited Assets”), the details of which are outlined below:

•	2015

•	Edinburgh Lochside View (Core Asset)—In the course of lease renewal discussions with the tenant (who was acquiring an adjacent building) made an offer to purchase the property.[10]

•	2016

•

Kaygasse (Also Identified as Non-Core)—During lease negotiations, and after the Company tried to acquire property held by the adjacent landowner/developer, the adjacent landowner approached the Company to buy the building.

[9]	NorthStar Asset Management Group Inc., Investment Committee Memorandum, Prepared For Project Trias (Nov. 2014) (on file with Vinson & Elkins L.L.P.).
[10]	E-mail from Kenneth Bernice, Sr. Director of Tax, NorthStar Asset Management Group Inc. (Mar. 17, 2016 5:55 pm) (on file with Vinson & Elkins L.L.P.).

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•	Birkenwaldstrasse (Also Identified as Non-Core)—A local residential developer was aware of future vacancy at the property and approached the Company to pursue an office conversion.

•	Ratherstrasse (Also Identified as Non-Core)—A local developer/investor (who owned multiple adjacent buildings) approached the Company to buy the building.

•	Immermanstrasse (Core Asset)—The Company was approached by same buyer as Ratherstrasse.

•	Alesia (Also Identified as Non-Core)—The buyer, Swiss Life, approached the Company on behalf of a fund interested in property due to a long-term credit lease at the property.

•

Via della Chiusa (Also Identified as Non-Core)—Prior to the Company marketing this Non-Core Asset for sale, the Company received an offer from an insurance company for a value-add play in its target market.

•	2017

•	Duke’s Court (Core Asset)—The Company was approached by the local (city) council of Woking with an unsolicited offer.[11]

As indicated above, three such properties—Edinburgh Lochside View, Immermanstrasse and Duke’s Court—were identified as Core Assets. As such, the Company had every intention of holding these properties for long-term rental. However, upon receipt of the unsolicited offers, management decided to sell the properties to the parties making the unsolicited offers. The remaining five properties—Kaygasse, Birkenwaldstrasse, Ratherstrasse, Alesia and Via della Chiusa—were identified as Non-Core Assets. The Company’s original intent for these five properties was to hold them for long-term rental as well, but these properties were later identified as Non-Core Assets, pursuant to the Company’s revised business plan, which is discussed in Part I.C above. Thus, on receiving the unsolicited offers, management determined to sell these properties to the parties making the unsolicited offers.

F. Safe Harbor Assets

Since December 31, 2017, the Company has sold nine additional properties, five of which it had previously identified as Non-Core Assets. In 2018, the Company sold Maastoren, Office 123, Trianon Tower, Delta House, St. Albans, and The Building. To date in 2019, the Company has sold Werl, Uhlandstrasse and Kircheide. The Company is also in negotiations to sell, and expects to sell prior the Merger Effective Time (as defined the Merger Agreement), Marly, IBIS and IC Hotel (the “Pending Sales”). In addition, because the Company Merger (as defined the Merger Agreement) will be treated as a taxable sale by the Company of all of the Company’s assets to Parent12 in exchange for the Merger Consideration (as defined in the Merger Agreement) to the holders of equity interests in the Company and the assumption of all of the Company’s liabilities, the Company will be deemed to have sold its remaining assets to Parent at the Merger Effective Time (the “Deemed Asset Sale”). The sales of these properties (the “Safe Harbor Assets”) are shown on Appendix B hereto. With respect to each such Safe Harbor Asset, the Company has held the property for more than two years for the production to rental income and has had, or will have, aggregate expenditures in the past two years in an amount that is less than 30% of the net selling price.

[11]	Email from Shong Chua, Sr. Vice President, European Investments, Colony Capital, Inc. (Nov. 16, 2017 10:52 am) (on file with Vinson & Elkins L.L.P.).
[12]

Because Merger Sub is an entity disregarded as separate from Parent for U.S. federal income tax purposes, the Deemed Asset Sale is a sale to Parent, and not Merger Sub, for U.S. federal income tax purposes.

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II. Representations

In connection with rendering the opinions provided below, the Company has represented to us that:

1.	The facts described in Part I above, including the facts contained in Appendix A and Appendix B, are complete and accurate;

2.

Consistent with its strategic initiatives, the Company has used the proceeds from the asset sales to repay debt, invest in another Core Asset consistent with its revised business plan, and repurchase common stock;

3.

With respect to each sale and expected sale, the aggregate expenditures made by NRF or the Company during the two-year period preceding the date of sale which are includible in the basis of the property did not or will not exceed 30% of the net selling price of the property;

4.	The Company has not and will not acquire any property that falls within the definition of Non-Core Asset described above or within the characteristics of the Earmarked Assets; and

5.	The Company will not make any sales in 2019 in addition to those listed on Appendix B.

III. Conclusion

Based on the facts, representations and assumptions set forth above and the analysis set forth below, and taking into account the sales and expected sales of the Safe Harbor Assets, (i) the 2015-2017 Disposed Properties should not be treated as Dealer Property and (ii) the Company will satisfy the Prohibited Transactions Safe Harbor with respect to the sales and expected sales of the Safe Harbor Assets. In the case of the Non-Core Assets and the Earmarked Assets, they are unwanted properties that are not consistent with the Company’s business strategy. Additionally, in the case of the Earmarked Assets, the Company was required to purchase the entire Trias Portfolio to obtain the Core Assets that it desired. Finally, with respect to the Unsolicited Assets which were Core Assets, the Company intended to hold these assets for long-term rental until it received unsolicited offers and determined to accept such offers. Similarly, with respect to the Unsolicited Assets which were Non-Core Assets, the Company intended at acquisition of these properties to hold them for long-term rental, and even after their later designation as Non-Core Assets, the Company had not marketed them for sale in any way. Consequently, the Company should not be considered to be acting as a dealer in selling the 2015-2017 Disposed Properties. Finally, the sales and expected sales of the Safe Harbor Assets will satisfy each of the criteria of the Prohibited Transactions Safe Harbor. As a result, we are of the opinion that (i) the sales of the 2015-2017 Disposed Properties should not be treated as prohibited transactions and (ii) the sales and expected sales of the Safe Harbor Assets will not be treated as prohibited transactions.

IV. Applicable Law

A. Dealer Factors

The Company will incur a 100% tax on its allocable share of the net income it receives from any “prohibited transaction.”13 A “prohibited transaction” is a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business (“Dealer Property”).14

[13]

The Company’s net income from prohibited transactions will be equal to the excess of its allocable share of gains from prohibited transactions over its allocable share of expenses directly connected with such transactions. Losses from prohibited transactions may not be used to offset gains from prohibited transactions for purposes of the prohibited transactions tax. Code § 857(b)(6)(B).

[14]	Id. §§ 857(b)(6)(B)(iii), 1221(1).

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Property is held “primarily” for sale if it is held “of first importance” or “principally” for sale.15 Courts generally consider the following factors in determining whether a sale of property is in the “ordinary course” of a taxpayer’s trade or business:

•	the length of time the property was held (i.e., the longer property is held, the more likely it will not be considered held for sale);

•	the reason for and the circumstances surrounding the acquisition of the property;[16]

•	the number and frequency of sales over an extended time period;[17]

•	the nature and extent of the taxpayer’s business;

•	the taxpayer’s activity with respect to the property, including the taxpayer’s efforts to sell the property; and

•	the extent and substantiality of the sale transactions.[18]

No one factor is determinative and each case is decided based on its own facts and circumstances.19

The frequency and substantiality of sales is often the one of the most important factors to be considered.20 In Suburban Realty Co. v. United States,21 the Fifth Circuit stated that this factor is important because it bears on whether the taxpayer’s sales activity rose to the level of a “trade or business”—that is, frequent sales suggest that the taxpayer may be in the trade or business of selling real estate. Frequent sales are also a characteristic of sales of condominium units and sales of subdivided lots in a development tract, which are two activities described “ordinary retailing activities” in the Treasury Regulations with respect to the prohibited transactions tax.22

Although important, the weight to be ascribed to the frequency of sales factor should not be the same in every case. For example, in Suburban Realty Co.,23 the Fifth Circuit cautioned that “substantial and frequent sales activity, standing alone, has never been held to be automatically sufficient to trigger ordinary income treatment.” This factor should have substantially diminished relevance for taxpayers holding large portfolios of rental properties, as in this context, even a large absolute number of sales might not rise to the level of a trade or business.

[15]	Malat v. Riddell, 383 U.S. 569 (1966).
[16]

Even if a taxpayer purchases property with the intent to sell it, such property generally will not be considered Dealer Property if the property is undesirable or unsuitable for the taxpayer’s purposes and the taxpayer is required to purchase such property in order to be able to purchase more desirable property. Martin v. United States, 119 F. Supp. 468, 473 (N.D. Ga. 1954); Rice v. Comm’r, T.C. Memo. 2009-142; Toll v. Comm’r, T.C. Memo 1961-301; Mieg v. Comm’r, 32 T.C. 1314 (1959).

[17]

See, e.g., Suburban Realty Co. v. United States, 615 F.2d 171 (5th Cir. 1980), cert. denied, 449 U.S. 920 (1980); Wineberg v. Comm’r, 326 F.2d 157 (9th Cir. 1963); Forbes v. United States, 75-1 USTC ¶ 9126 (E.D. Tenn. 1974); Cont’l Can Co. v. United States, 422 F.2d 405 (Ct. Cl. 1970); Little v. Comm’r, 13 T.C.M. 115 (1954).

[18]	Los Angeles Extension Co. v. United States, 315 F.2d 1 (9th Cir. 1963).
[19]	Id. The frequency and substantiality of sales is often the most important factor to be considered.
[20]	See Suburban Realty, 615 F.2d 171; Phelan v. Comm’r, T.C. Memo. 2004-206.
[21]	615 F.2d 171.
[22]	Treas. Reg. § 1.857-5(a).
[23]	615 F.2d 171; see also Byram v. Comm’r, 705 F.2d 1418 (5th Cir. 1983) (taxpayer was not a dealer despite having sold twenty-two parcels in three years).

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Further, a dealer generally holds itself out as a dealer.24 A dealer maintains an inventory and acts as a source of supply for customers.25 Thus, if a taxpayer makes only a limited number of sales and does not stand ready to act as a source of supply for customers, it suggests that the taxpayer is not engaged in a trade or business of bringing sellers and buyers together and is not acting as a dealer.26

The mere fact that the taxpayer decides to sell a property does not mean that its principal purpose from then on is holding primarily for sale to customers in the ordinary course of a trade or business. The Fifth Circuit concluded as much in the Suburban Realty27 case, stating that “the ‘holding purpose’ inquiry may appropriately be conducted by attempting to trace the taxpayer’s primary holding purpose over the entire course of his ownership of the property.”28

B. Acquisitions of Unwanted Property

If a taxpayer is required to purchase undesirable property to be able to acquire desirable property, then the undesirable property generally will not be considered Dealer Property. In Rice v. Commissioner,29 the taxpayers purchased a single property with the intent to keep the entire property for their own residence. The taxpayers later decided to subdivide the property into ten smaller lots, retain one lot for their own home and one for the home of their daughter, and sell the remaining eight lots. The court concluded that “[t]he record demonstrates that they sold the excess lots to dispose of unwanted property, not that they purchased the property primarily for

[24]

See, e.g., Bielfeldt v. Comm’r, T.C. Memo. 1998-394 (holding that a taxpayer was not a dealer where, among other things, he did not hold himself out as a dealer or advertise himself as a dealer), aff’d 231 F.3d 1035 (7th Cir. 2000); Chief Counsel Advisory 200817035 (Jan. 17, 2008).

[25]

See, e.g., Schafer v. Comm’r, 299 U.S. 171, 174 (1936) (holding that a dealer purchases “‘to create a stock of securities to take care of future buying orders in excess of selling orders’”) (quoting the Board of Tax Appeals decision below at 32 B.T.A. 289); Vaughn v. Comm’r, 85 F.2d 497 (2d Cir. 1936) (taxpayer was “being a dealer and supplying customers when they wanted to buy”); Bielfeldt, 231 F.3d at 1038 (holding that taxpayer was not a dealer where he “undertook no obligation to maintain an orderly market” and “did not maintain an inventory of securities”).

[26]

Cf. Biedenharn Realty Co. v. United States, 526 F.2d 409, 416 (5th Cir. 1976) (holding that when sales of real property are “few and isolated,” a claim that property is not Dealer Property is “accorded greater deference”); Martin, 119 F. Supp. at 473 (same); see also Marrin v. Comm’r, 147 F.2d 147 (2d Cir. 1998) (“[A] taxpayer trading securities for commissions on behalf of a large number of customers is more likely to be engaged in a trade or business than is a similar taxpayer with fewer customers.”); Rev. Rul. 73-398 (ruling that a single isolated sale of mortgage loans was not subject to tax under Section 857 of the Code).

[27]

Suburban Realty, 615 F.2d at 182-84; see also Heller Trust v. Comm’r, 382 F.2d 675 (9th Cir. 1967); Municipal Bond Corp. v Comm’r, 382 F.2d 184, 186 (8th Cir. 1967) (intention at time of sale is a relevant fact but not conclusive; a “literal interpretation of the statute would nullify the statutory provision for capital gain or loss treatment as it will invariably be found that there was an intention to sell at the time of the sale”); Goldberg v. Comm’r, 223 F.2d 709 (5th Cir. 1955), rev’g and remanding 22 T.C. 533 (1954) (“. . . the original purpose is important, for to counterbalance it there must be significant objective evidence of a change in that purpose”); Erfurth v. Comm’r, T.C. Memo. 1987-232 (while taxpayer intended to sell the property at the moment of sale, that did not constitute “holding primarily for sale” under the facts and circumstances; the taxpayer’s original purpose of holding for rental had “some enduring vitality”).

[28]

615 F.2d at 183. Also, in Philber Equipment Corp. v. Comm’r, 237 F.2d 129 (3d Cir. 1956), rev’g 25 T.C. 88 (1955), the Third Circuit underscored the absurdity of holding that property is held primarily for sale merely because it is eventually offered for sale, that case involving long-held rental equipment that the taxpayer began to offer for sale.

[29]	T.C. Memo 2009-142.

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sale to customers in the ordinary course of business.”30 The court held that the excess lots were not Dealer Property. Similarly, in Mieg v. Commissioner, the taxpayer purchased 727 acres of mountain property and, shortly thereafter, sold six parcels on the back side of the mountain. The court found that while the taxpayer attempted to purchase only 80 desirable acres on the front side of the mountain, the seller insisted upon selling the entire mountain property. The court held that the parcels on the back side of the mountain were not Dealer Property.31 In Toll v. Commissioner,32 the taxpayer purchased two blocks of vacant land. Although the taxpayer had wanted to purchase only one block that was suitable for building, “the owner of the property was unwilling to sell one portion of the property separate from the remainder thereof, and the [taxpayer] therefore, purchase the entire tract.”33 As a result, the court held that the block that was unsuitable for building was not Dealer Property.

C. Dispositions of Property due to Change in Strategy or Liquidation

If a taxpayer disposes of properties in strategic dispositions to rebalance and improve its portfolio, those properties generally will not be treated as Dealer Property. For example, in Revenue Ruling 74-554,34 a taxpayer’s sales of long-term mortgage loans were part of a plan to reduce its long-term investments, to improve its competitive position in borrowing money, and to invest in short-term and intermediate term loans and thus were not sales to customers in the ordinary course of business. Additionally, a complete liquidation35 or a liquidation of a line of business or geographic location generally will not be considered a sale of Dealer Property. For example, in Curtis Co. v. Commissioner,36 the Third Circuit held that the sale of all of the taxpayer’s residential rental property through numerous sales was not in the ordinary course of business where the taxpayer liquidated its residential rental property in order to focus on developing shopping centers. In general, a change in strategic direction is supported by internal documents or by management’s public announcements. To demonstrate that it is liquidating its investment in a particular location or type of property, the REIT would need to show that it is divesting all properties with similar characteristics and would need to commit not to acquire similar properties in the near future.

Goldberg v. Commissioner37 stands for the proposition that a taxpayer liquidating an unprofitable rental housing portfolio does not morph into dealer status simply because it takes a large number of sale transactions to do so, particularly where they occur over a relatively short time frame (less than a year in Goldberg). If this were otherwise, every large real estate portfolio owner, including every large public or private REIT, would be at risk when it commences a liquidation.38

[30]	Id.
[31]	32 T.C. at 1320–21.
[32]	T.C. Memo. 1961-301.
[33]	Id.
[34]	1974-2 C.B. 199; see also Rev. Rul. 73-398, 1973-2 C.B. 211.
[35]

Goldberg, 223 F.2d 709 (a taxpayer liquidating an unprofitable rental housing portfolio does not become a dealer merely based on the number of sales it takes to fully liquidate); PLR 201346005 (Aug. 13, 2013); PLR 201340004 (June 12, 2013).

[36]	232 F.2d 167 (3d Cir. 1956).
[37]	223 F.2d 709.
[38]

See Farley v. Comm’r, 7 T.C. 198 (1946) (taxpayer bought subdivided land for use in its nursery business; 12 years later the city put in streets which diminished the property’s use in its business; the taxpayer sold 26 lots in one year, although it made no active sales efforts and did not improve the property; Tax Court held that the sales were part of a “gradual and passive liquidation of an asset” and not in the course of a trade or business); PLR 8938004 (Jun. 19, 1989) (sales of all of a REIT’s property in two transactions as part of the liquidation of the REIT were not prohibited transactions).

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D. Changes in Circumstance

If a REIT is unexpectedly unable to make its debt payments or maintain its working capital due to financial difficulties, sales of properties to raise the capital necessary to make debt payments generally will not be treated as sales of Dealer Property. For example, in PLR 200953018,39 the Internal Revenue Service (“IRS”) ruled that a property sale to facilitate the repayment of debt under harsh economic conditions was not a dealer sale. In PLR 9123042,40 a commercial REIT acquired a shopping center property with borrowed funds which it intended to repay with the proceeds of a proposed stock offering. When the stock market soured, the taxpayer was forced to abandon its stock offering and sell the property to generate cash to pay down the debt. The IRS ruled that the proposed sale was not a dealer sale because the property was acquired and held solely for long-term investment purposes.

Several authorities hold that a change in purpose necessitated by unforeseen events, such as a taxpayer illness, threat of foreclosure, failure to obtain zoning or financing, or acts of God rendering the property unfit for its original nondealer purpose, does not cause the original purpose to become secondary.41 In Gardner v. Commissioner,42 the Tax Court arrived at a nondealer conclusion based largely on the taxpayer’s testimony he intended to develop land as rental property but was forced to abandon his plans and sell the property before he had achieved a long-term capital gain holding period.

Changes in circumstances should not negate a REIT’s original purpose and cause the property to be Dealer Property.43 In Cousins Properties, Inc. v. United States,44 a buyer approached the taxpayer with an unsolicited

[39]	July 9, 2009.
[40]	Mar. 12, 1991.
[41]

See, e.g., Biedenharn Realty, 526 F.2d at 416 (original investment purpose is dispositive if taxpayer can show “unanticipated externally induced factors which make impossible the continued pre-existing use of the realty”). Likewise, the District Court’s holding in Malat v. Comm’r , 275 F. Supp. 358 (S.D. Cal. 1996), where the taxpayer prevailed on their nondealer claim despite the fact that the venture sold the undeveloped land less than a year after acquisition, can be rationalized, in part, on the basis that the development plans were frustrated by zoning and financing problems (other helpful facts were that the venture made no improvements and did not subdivide the tract into lots prior to sale). Similar facts were involved in Durliat v. Comm’r , T.C. Memo. 1982-563, where the IRS again made a one-off dealer sale allegation. Although the taxpayer’s historic business was computer lease brokerage, it entered into a contract to purchase a computer that it intended to hold for lease to an end user as an isolated transaction. When the taxpayer’s financing fell through prior to closing, it was forced to flip the property on the closing date to a third party. The taxpayer claimed short-term capital gain treatment so that it could offset the gain with unused capital losses. The Tax Court held that the gain was capital gain because the sale was not part of the taxpayer’s regular lease brokerage business, and stated that the taxpayer’s short holding period was not dispositive. A key factor in this conclusion was that the taxpayer’s original intent in buying the computer was to hold it for lease and that the computer was flipped only because the taxpayer could not get financing.

[42]	T.C. Memo. 2011-137.
[43]

See, e.g., Estate of Barrios v. Comm’r, 265 F.2d 517 (5th Cir. 1959); Gardner v. Comm’r, T.C. Memo. 2011-137; Cottle v. Comm’r, 89 T.C. 467 (1987) (taxpayer sold three four-plex units in an apartment complex after renting them out for little more than a year; in arriving at its nondealer conclusion, Tax Court noted that sales were motivated by the taxpayer’s perceived loss of control over the management of the apartment complex and tenant quality); Durliat, T.C. Memo. 1982-563 (sale of newly purchased computer, intended to be acquired for lease, sold shortly after acquisition because taxpayer’s financing plan fell through); Drew v. Comm’r, T.C. Memo. 1972-40 (property bought for purpose of renting to a specific tenant, but which was sold at foreclosure less than a year later after the tenant was unable to occupy the space and the taxpayer defaulted on the property debt, was not held primarily for sale); PLR 200945025 (July 27, 2009).

[44]	77-2 U.S.T.C. ¶ 9508 (Ct. Cl. 1977).

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offer to conduct an exchange of an apartment property for undeveloped land that the buyer owned in north Atlanta. This gave the taxpayer the opportunity to exchange out of a poorly performing property into land that could be developed in the geographic area where the taxpayer wanted to expand its footprint. The taxpayer reported the swap as a fully taxable exchange producing mostly long-term capital gain. The IRS asserted that the gain was ordinary because the taxpayer held the property primarily for sale. The Court of Claims found that the property was developed primarily to obtain a source of recurring rental income, and the fact that it soon became unprofitable did not change that purpose. The court cited Heller Trust et. al. v. Commissioner45 in support, noting that there the Ninth Circuit upheld capital gain treatment on the sale of property even though the taxpayer’s main objective at the time of sale was to sell. Finally, the IRS has also relied on the unforeseen-events dealer exception in a number of taxpayer-favorable private letter rulings.46

E. Sales Pursuant to Unsolicited Offers

A number of authorities have indicated that a REIT should be able to accept an unsolicited offer if its original intent demonstrably was to hold for rent for the long-term. The Cousins Properties47 case supports this view. In that case, the taxpayer received an unsolicited offer to exchange a poorly performing property that it owned for vacant land that it could develop in one of its core markets. The court upheld capital gain treatment on the sale of property, even though the taxpayer’s main objective at the time of sale was to sell.

In PLR 200945025,48 a public REIT taxpayer owned (through an UPREIT partnership) a large portfolio of rental office, retail and industrial properties. The REIT represented that it acquired each of its properties to hold on a long-term basis for the production of rental income and appreciation in value. The REIT owned one of the office properties through a partnership (referred to as “LLC” in the ruling) in which both the REIT and UPREIT owned interests and which was apparently a tax-recognized partnership. After LLC entered into a long-term lease of all of the office space to a tenant, it received an unsolicited purchase offer from a buyer’s broker. It appears that the property had been recently acquired and that substantial funds had been expended to upgrade the building and convert it from a “type 1” building to a “type 2” building. Prior to receiving the purchase offer, the REIT intended to hold the property for long-term lease and had not marketed it for sale. The IRS ruled that the REIT did not hold the property for sale in the ordinary course of its trade or business.

F. Prohibited Transaction Safe Harbor

Pursuant to the Prohibited Transactions Safe Harbor, a disposition of property will not be treated as a prohibited transaction if the Company has held the property for at least two years for the production of rental income prior to the sale and meets the following requirements:

•

the aggregate expenditures made by the Company during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property;

[45]	382 F.2d 675 (9th Cir. 1967).
[46]

See, e.g., PLR 200119061 (Feb. 14, 2001) (exempt organization was forced to sell investment property prematurely due to an inability to get the property rezoned); PLR 200953018 (July 9, 2009) (UPREIT partnership and other lower-tier partnerships in which REIT was a partner had to sell properties in the economic crisis to general capital to pay down maturing debt); PLR 200619024 (May 12, 2006) (an exempt college acquired a tract of land by gift and twelve years later determined to dispose of it by subdividing it into 19 lots after making certain utility-related improvements to the property); PLR 9123042 (commercial REIT forced to the sell shopping center when the stock market soured and acquisition debt became due).

[47]	77-2 U.S.T.C. ¶ 9508.
[48]	July 27, 2009.

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•

either (i) the Company does not make more than seven sales of property (other than foreclosure property) during the taxable year (the “Seven-Sale Requirement”); (ii) the aggregate adjusted basis of property (other than foreclosure property) sold by the Company during the taxable year does not exceed 10% of the aggregate basis of all of the Company’s assets as of the beginning of the taxable year; (iii) the fair market value of the property (other than foreclosure property) sold by the Company during the taxable year does not exceed 10% of the fair market value of all of the Company’s assets as of the beginning of the taxable year; (iv) the Company satisfies the requirements of clause (ii) applied by substituting “20%” for “10%” and the “3-year average adjusted bases percentage” for the taxable year does not exceed 10%; or (v) the Company satisfies the requirements of clause (iii) applied by substituting “20%” for “10%” and the “3-year average fair market value percentage” for the taxable year does not exceed 10%; and

•

if the Seven-Sale Requirement is not satisfied, substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the Company does not derive or receive any income or, after December 31, 2015, a taxable REIT subsidiary of the Company.[49]

For purposes of the Seven-Sale Requirement, the sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of the Prohibited Transaction Safe Harbor.50 It is not necessary that the properties be contiguous or even located near each other so long as a they are sold in an single transaction.51 For example, the IRS has ruled that the sale of five properties located in four different states constituted a single sale for purposes of the Prohibited Transaction Safe Harbor.52

Failure to qualify for the Prohibited Transactions Safe Harbor does not cause a sale to be treated as a prohibited transaction. Instead, such determination will be made based on all of the facts and circumstances and without regard to the safe harbor requirements.53 The IRS traditionally has been reluctant to issue rulings regarding whether a sale is made in the ordinary course of business to customers.54

Even if not all of the requirements of the Prohibited Transactions Safe Harbor are met, meeting some of the safe harbor requirements is favorable. For example, sales through outside brokers, long hold periods, fewer sales, and limited capital improvements each would be a favorable fact, even though a particular situation might not satisfy all of the safe harbor requirements.55

V. Analysis of Whether the Non-Core Properties Should be Treated as Dealer Property

A. Earmarked Assets

The Company is not in the business of selling real property to customers. With respect to the Earmarked Assets, it was forced to acquire such assets in its acquisition of the Trias Portfolio in order to acquire the Core Assets it desired. As noted above, the seller of the Trias Portfolio was unwilling to part with properties other than

[49]	See Code § 857(b)(6)(C).
[50]	Id. § 857(b)(6)(E)(vi).
[51]	S. Rep. No. 95-1263, at 1979 (1978).
[52]	See PLR 8005043 (Nov. 8, 1979).
[53]	Code § 857(b)(6)(E).
[54]

See, e.g., PLR 9123042 (where a REIT had only sold six properties in recent years, a single sale of property which had a negative cash flow was not a prohibited transaction); PLR 8938004 (Jun. 19, 1989) (sales of all of a REIT’s property in two transactions as part of the liquidation of the REIT were not prohibited transactions).

[55]	See, e.g., PLR 201315004 (Jan. 7, 2013).

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on a portfolio-wide basis, as it was under a mandate for regulatory reasons to sell the portfolio as a whole, and NRF would not have agreed to purchase the Earmarked Assets otherwise. NRF, as predecessor to the Company, immediately identified the Earmarked Assets as inconsistent with its strategy, as indicated in a pre-purchase investment committee memorandum from November 2014. Consequently, from the outset, the Company has always considered the Earmarked Assets to be unwanted assets. Consistent with that understanding, the Company has, to date, sold all eight Earmarked Assets, with the final Earmarked Asset sold in 2019 and constituting a Safe Harbor Asset. Property generally will not be considered Dealer Property if the property is undesirable or unsuitable for the taxpayer’s purposes but the taxpayer is required to purchase such property in order to be able to purchase more desirable property.56

Moreover, only three of the Earmarked Assets were sold at a tax gain (Munsterstrasse, Munich Airport and Airport Office). Consistent with their status as unwanted assets, these three assets were the first to be sold of the Earmarked Assets and were disposed of by early 2016. In addition, neither NRF nor the Company made any capital expenditures or tenant improvements prior to sale with respect to these properties, such than none of the gain was attributable to improvements made by NRF or the Company. The sale of these Earmarked Assets within a short period after acquisition and without any improvements is consistent with NRF’s and the Company’s stated intent to dispose of the Earmarked Assets as unwanted assets.

Further, the Company is not in the business of selling real property, nor does it hold itself out as an agent or an entity that has real estate for sale. Instead, the Company intends to buy and hold properties for purposes of generating rental income. The Company presents itself to the public in this manner, and the frequency of its sales is consistent with this intent. In each year from 2015-2019, with the exception of 2016, the Company has sold seven or fewer properties. With respect to the Earmarked Properties, it sold only two to three Earmarked Properties each year. This can be contrasted to the high number of sales, year after year, in cases where the courts have found dealer activity, such as Suburban Realty (244 sales), Biedenharn Realty (697 sales) and Little (321 sales).57 Just a few sales in most years, as opposed to continuous sales year after year, in the context of the Company’s business as a whole, does not suggest that the Company is in the trade or business of selling real estate.58 Further, the acquisition of the Earmarked Assets represented a necessary component of the Company’s overall business strategy of renting real property because the Company was required to acquire those properties in order to acquire other properties desirable to hold for rental purposes owned by the seller. With respect to each of the Earmarked Assets, the Company was required to purchase these undesirable and unsuitable assets in order to acquire the desirable Core Assets. Finally, the Company has not and will not acquire any assets with the characteristics of the Earmarked Assets.

Based on the foregoing, we believe that the Earmarked Assets should not be treated as Dealer Property because the Company was required to purchase them to acquire the desirable Core properties. Therefore, we are of the opinion that the sale of the Earmarked Assets as described above should not be treated as a prohibited transaction.

B. Non-Core Assets

In addition, as discussed in Part I.B, in connection with its strategic repositioning, the Company identified 29 Non-Core Assets which, either by geographic location or property type were no longer part of the Company’s strategic direction. Consistent with that determination, 24 of the Non-Core Assets were disposed of by December 31, 2017, four of the Non-Core Assets were disposed of in 2018 or to date in 2019, and the Company

[56]	See Martin, 119 F. Supp. 468; Rice, T.C. Memo. 2009-142; Toll, T.C. Memo 1961-301; Mieg, 32 T.C. 1314.
[57]	Suburban Realty Co., 615 F.2d 171; Biedenharn Realty Co., T.C. Memo. 1998-394; Little, T.C. Memo 1993-281.
[58]	See, e.g., Suburban Realty Co., 615 F.2d. 171.

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intends to dispose of the remaining Non-Core Asset as soon as is feasible, consistent with obtaining a reasonable price for such property. The aggregate expenditures made by NRF or the Company during the two-year period preceding the date of sale with respect to each Non-Core Asset which were includible in the basis of the Non-Core Asset did not exceed 30% of the net selling price of such Non-Core Asset. The Company will not acquire any property that falls within the definition of Non-Core Asset described above. Thus, the Company has and will consistently treat the Non-Core Assets as unwanted assets and has sought and will continue to seek to dispose of the remaining Non-Core Asset as soon as possible. Additionally, the Company reflected its change in focus in publicly-filed documents (e.g., earnings reports in 2016), where it stated that it is undertaking a strategic repositioning and is shedding Non-Core Assets.

The Company has retained, since March 2017, and intends to retain to the Merger Effective Time, the remaining Core Assets, other than Duke’s Court, which was sold pursuant to an unsolicited offer, and any Core Assets that are Safe Harbor Assets, for the production of rental income, consistent with the Company’s business strategy of investing in office properties constituting Core Assets. If a taxpayer’s real estate activities consist of the purchase of properties for investment, not resale (e.g., the taxpayer collects rent on or operates its properties), the taxpayer’s properties generally will not be treated as Dealer Property.59 The purpose for which a taxpayer originally acquires and holds property is an important factor to be considered in determining how the gain from the subsequent sale will be treated for tax purposes.60 If a taxpayer disposes of properties in strategic dispositions to rebalance and improve its portfolio, those properties generally will not be treated as Dealer Property, as indicated in Revenue Ruling 74-55461 and Curtis.62 Like the taxpayers in Revenue Ruling 74-554 and Curtis, the Company is liquidating its investment in Non-Core Assets in order to refocus its portfolio on Core Assets, and, similar to those taxpayers, should not be viewed as a dealer as a result.

The IRS could argue that the Company is a dealer due to the number of sales conducted, as frequency of sales is generally considered one of the factors evaluated in the dealer analysis. However, Suburban Realty63 indicates that substantial and frequent sales, standing alone, are not enough to trigger dealer treatment. Additionally, Goldberg64 holds that a taxpayer liquidating an unprofitable rental portfolio does not morph into a dealer simply because it takes a large number of transactions to do so. Additionally, although the Company did not satisfy the Prohibited Transactions Safe Harbor with respect to the 2015-2017 Disposed Properties, it has not made any improvements to the Non-Core Assets (other than ordinary repairs and maintenance) and has used independent contractors to market the Non-Core Assets, thereby satisfying two prongs of the Prohibited Transactions Safe Harbor. The Company is on-record in its public filings that it is undertaking a strategic repositioning, and not holding itself out as a dealer in real estate. Consequently, the number of sales should be viewed through the lens of the strategic repositioning. As a result, we do not believe that the IRS would succeed in arguing that the Non-Core Assets are Dealer Properties due to the number of sales.

The IRS could argue that the Non-Core Assets should not be treated as unwanted properties because they represent a significant portion of the value of the Company’s portfolio. The Core Assets represent approximately 70% of the entire value of the Company’s real estate holdings. The Non-Core Assets, however, clearly are outside of the Company’s business strategy and do not share common geographic and asset class characteristics with the other properties. As a result, we do not believe that the IRS would succeed in arguing that the Non-Core Assets are not unwanted properties because they represent a significant portion of the value of the Company’s original portfolio.

[59]	See Simberg v. Comm’r, T.C. Memo 1954-44.
[60]	Gangi v. Comm’r, T.C. Memo. 1987-561.
[61]	1974-2 C.B. 199.
[62]	232 F.2d 167.
[63]	615 F.2d at 176.
[64]	223 F.2d 709.

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The IRS could also argue that certain Non-Core Assets should not be treated as unwanted properties because certain Non-Core Assets have similarities to Core Assets. The Core Assets are generally office assets in London, the Southeast UK, Manchester, Birmingham and Edinburgh, the “Big 7” markets in Germany, Paris, and other central business districts in Western European countries other than Belgium, Portugal, Spain and Italy. The Non-Core Assets are generally are located in secondary and tertiary markets, or markets in which the Company is exiting in the entirety and/or consist of asset classes other than central business district offices, which is inconsistent with the Company’s investment strategy. As a result, we do not believe that the IRS would succeed in arguing that certain Non-Core Assets are not unwanted properties because they have similarities to Core Assets.

In addition to the above, it should also be noted that the Company was unable to raise equity capital due to the fact that its stock was trading at a significant discount despite management’s efforts to improve the Company’s capital markets outlook, and had a large debt payment, in the form of the Stock Settlable Notes, coming due at the end of 2016. As discussed above, if a REIT is unable to make debt payments or maintain its working capital due to financial difficulties, sales or properties to make debt payments are generally not treated as dealer sales. Particularly instructive is PLR 9123042, in which a REIT borrowed funds to purchase a shopping center with plans to repay the debt with stock offering proceeds. The stock market turned against the REIT and it was unable to raise equity capital and had to sell the property to generate cash to pay down the debt. The IRS ruled that this was not a dealer sale. Similarly, the Company’s original plans involved being able to raise significant equity capital to execute a Pan-European strategy across multiple asset classes. However, the market has not cooperated and the Company has been unable to raise equity capital and as part of its repositioning, has had to liquidate Non-Core Assets to be able to meet its obligations under the Stock Settlable Notes.

The Company’s inability to raise equity capital to execute its original strategy is similar to the changed circumstances that several authorities indicate will result in non-dealer treatment. For example, the taxpayer in Durliat v. Commissioner65 sold a newly-purchased computer that was intended to be acquired for lease, shortly after acquisition because the taxpayer’s financing plan fell through. The taxpayer attempted to claim capital gain treatment, which the government disputed. The Tax Court held that the gain was capital because the sale was not part of taxpayer’s regular business and, given the circumstances with the financing falling through, the taxpayer’s holding period was not dispositive. Additionally, the Tax Court noted that the taxpayer’s original intent was to hold the computer for lease and only flipped it because its financing fell through. Similar to the taxpayer in Durliat, the Company’s original intention was to hold its assets, but its inability to raise capital financing to execute its original business plan forced a re-evaluation and streamlining of its strategy, which including selling Non-Core Assets to de-leverage and simplify the business. Like the taxpayer in Durliat, the Company should not be viewed as a dealer for these reasons.

Based on the foregoing, we believe that the Non-Core Assets should not be treated as Dealer Property because they are being disposed of pursuant to a strategic repositioning of the Company’s portfolio. Additionally, the Company had to sell properties to de-leverage due to its inability to raise capital, constituting a change in circumstances from its original business plan. Therefore, we are of the opinion that the sale of the Non-Core Assets as described above should not be treated as a prohibited transaction.

C. Unsolicited Assets

As described in Part I.E above, the Company disposed of each of the Unsolicited Assets after receiving an unsolicited offer. Prior to receipt of such offer, the Company had every intention of holding each Unsolicited Asset which was also a Core Asset for long-term rental. Further, on acquisition of each Unsolicited Asset, the

[65]	T.C. Memo. 1982-563.

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Company had every intention of holding the Unsolicited Assets later designated as Non-Core Assets for long-term rental. For both Core and Non-Core Unsolicited Assets, the Company did not engage in any marketing activities either prior to or after the receipt of the unsolicited offer with respect to each Unsolicited Asset. Like the taxpayer in Cousins Properties,66 although the Company intended to sell the property to its buyer after an unsolicited offer was made, the Company had originally intended to hold the Unsolicited Assets long-term for rental purposes. Additionally, like the taxpayer in PLR 200945025, the Company had intended to hold the Unsolicited Assets long-term, but decided to sell each such asset when it received an unsolicited offer. Further, similar to the taxpayer in PLR 200945025, the Company had debt payments coming due (in the form of the Stock Settlable Notes) at the time when it accepted the unsolicited offers to sell.

The IRS could argue that the Company was a dealer with respect to the Unsolicited Assets, despite the fact that the offers were unsolicited and no marketing occurred on the part of the Company. In Fargo v. Commissioner,67 the Tax Court held that a property was Dealer Property despite the fact that the property in question was disposed of pursuant to an unsolicited offer. In Fargo, the property in question was held for ten years and generated rental income. However, the taxpayer incurred significant capital costs on the property prior to its sale, in the nature of architecture, engineering, permitting, appraisals, and license fees in connection with a plan to develop and sell townhouses on the property. Although nearly all of the traditional dealer sales factors pointed toward a non-dealer sale, the Tax Court held that while the property was originally held for investment, the taxpayer’s intent with respect to the property changed, as indicated by the expenses incurred to develop the property and sell off townhomes, allowing for the conclusion that the sale was a dealer sale. The facts associated with the Unsolicited Assets are different than those in Fargo, and thus we do not believe the IRS would succeed in making this argument. Specifically, the key to the decision in the Fargo case were the facts surrounding significant expenses made by the taxpayer to develop the property to subdivide and sell as townhomes, indicating a change in holding purpose. Conversely, the Company’s intent with respect to the Unsolicited Assets which were Core Assets was always, until the time of sale, to hold for long-term rental. Until designation as Non-Core Assets, the Company had the same intent for the Unsolicited Assets which were Non-Core Assets. Unlike the Fargo case, no improvements or plans to subdivide or sell off pieces of the properties were made prior to the unsolicited offers.

Based on the foregoing, we believe that the Unsolicited Assets should not be treated as Dealer Property because they were either sold pursuant to unsolicited offers at a time when the Company’s intention was to hold for long-term rental or they were originally acquired for this purpose and no attempts to sell the properties had been made before the unsolicited offers were received. Therefore, we are of the opinion that the sales of the Unsolicited Assets as described above should not be treated as prohibited transactions.

D. Safe Harbor Assets

With respect to its sales in 2018, the Company satisfied the Prohibited Transactions Safe Harbor and, based on the expected sales of Safe Harbor Assets in 2019 and the Company’s representation that it will not make any sales in addition to those shown on Appendix B, the Company will satisfy the Prohibited Transactions Safe Harbor in 2019. In 2018, the Company sold six properties. Three of those properties—Delta House, St. Albans and The Building—were sold to a single buyer and thus constituted a single sale for the purposes of the Prohibited Transactions Safe Harbor. Thus, the Company had four sales in 2018, satisfying the Seven-Sale Requirement. In addition, with respect to each Safe Harbor Asset sold in 2018, (i) the Company held the Safe Harbor Asset for more than two years for the production of rental income and (ii) the aggregate expenditures made by the Company during the two-year period preceding the date of sale which are includible in the basis of

[66]	77-2 U.S.T.C. ¶ 9508.
[67]	T.C. Memo 2015-96.

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the Safe Harbor Asset did not exceed 30% of the net selling price of the Safe Harbor Asset. With respect to the sales and expected sales in 2019, the Company will again satisfy the Seven-Sale Requirement. Taking into consideration the Pending Sales, prior to the Company Merger, the Company will have sold six assets in 2019. Pursuant to Section 857(b)(6)(E)(vi) of the Code, the Deemed Asset Sale will be a single sale for purposes of the Prohibited Transactions Safe Harbor. Consequently, the Company will have seven sales of property in 2019, satisfying the Seven-Sale Requirement. In addition, with respect to each Safe Harbor Asset sold or to be sold in 2019, (i) the Company held the Safe Harbor Asset for more than two years for the production of rental income and (ii) the aggregate expenditures made by the Company during the two-year period preceding the date of sale which are includible in the basis of the Safe Harbor Asset either did not or will not exceed 30% of the net selling price of the Safe Harbor Asset.

E. Effect of Sales of Safe Harbor Assets on Sales of 2015-2017 Disposed Properties

Based on the above, we are of the opinion that the sales of the Safe Harbor Assets should not cause the 2015-2017 Disposed Properties to be treated as Dealer Property. The Prohibited Transactions Safe Harbor was enacted so that a REIT could have the ability, within certain confines, to modify its portfolio of assets. In enacting the Prohibited Transactions Safe Harbor, the Senate Finance Committee stated that “REITs should have a safe harbor within which they can modify the portfolio of their assets without the possibility that a tax would be imposed equal to the entire amount of the appreciation in those assets.”68 The Senate Finance Committee further stated that the limitations in the Prohibited Transactions Safe Harbor would “prevent REITs from using the safe harbor rule to permit them to engage in an active trade or business such as the development and subdivision of land.”69 However, by its terms, the Prohibited Transactions Safe Harbor provides that the prohibited transactions tax will not apply if its requirements are met, but not necessarily that the sale is not a dealer sale for purposes of other provisions of the Code.70 Nonetheless, the purpose of the various limitations in the Prohibited Transactions Safe Harbor on the number and size of sales, holding periods, and level of capital improvements is to limit a REIT’s ability to act as a developer and reseller of real estate, and are consistent with factors that the IRS and the courts have considered in facts and circumstances analyses with respect to Dealer Property. Thus, while it is plausible that a REIT could satisfy the Prohibited Transactions Safe Harbor with respect certain sales for purposes of the prohibited transactions tax and still be considered a dealer with respect to such sales for other purposes of the Code, the limitations themselves circumscribe the REIT’s activity only to sales that are consistent with non-dealer sales under a facts and circumstances analysis. In addition, in the present instance, we have concluded that the 2015-2017 Disposed Properties should not be Dealer Property on the facts and circumstances surrounding those sales alone. Consequently, we do not believe that the sales of the Safe Harbor Assets—which have been and will be limited in a manner prescribed by the Code as to the number and size of sales, holding periods and level of capital improvements—should negatively impact our opinion that the 2015-2017 Disposed Properties should not be treated as Dealer Property and that the sales of the 2015-2017 Disposed Properties as described herein should not be treated as prohibited transactions.

VI. Limitations

We have rendered our opinions at the Company’s request and solely for your benefit. Although you may disclose our opinions to anyone without limitation, no other person may rely upon them for any purpose. In

[68]	S. Rep. No. 1263, 95th Cong., 2d Sess. 178-179; see also Staff of Joint Comm. on Tax’n, General Explanation of the Revenue Act of 1978, 95th Cong., 2d Sess. (Comm. Print 1979).
[69]	S. Rep. No. 1263, 95th Cong., 2d Sess. 178-179.
[70]

See id. at 180; see also Staff of Joint Comm. on Tax’n, Technical Explanation of Division C of H.R. 3221, The Housing Assistance Tax Act of 2008 As Scheduled for Consideration by the House of Representatives on July 23, 2008, pp. 48-49 (Comm. Print July 23, 2008) (“The provision . . . does not cause a gain on a sale that does not otherwise qualify for capital gains treatment to become a capital gain transaction.”).

addition, our opinions are limited to the identified matters of U.S. federal income tax law set out herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, state or locality. Additional issues, including those that are identified or assumed without analysis herein, may exist that could affect the U.S. federal tax treatment of the transaction or matter that is the subject of this opinion letter, and this opinion letter does not consider or provide a conclusion with respect to any such additional issues. The foregoing opinions are based on the provisions of the Code (and legislative history thereto) and the Treasury Regulations promulgated thereunder, rulings of the IRS (both private and public), and court decisions, publicly available as of the date hereof. All such authorities are subject to change, and any such change could apply retroactively. In addition, our opinions are based on the assumption that any conclusion herein will, if challenged and litigated, be properly presented to the applicable court. Furthermore, our opinions represent only our best legal judgment on the legal matters presented and are not binding on the IRS or a court, and there can be no assurance that the IRS will not take a contrary position or that a court would agree with our opinions if the correctness thereof were challenged in litigation.

Sincerely,

VINSON & ELKINS L.L.P.

APPENDIX A

Omitted.

APPENDIX B

Omitted.

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

July 3, 2019

Strategic Review Committee of the Board of Directors

NorthStar Realty Europe Corp.

590 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

Attached is our opinion letter, dated July 3, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than CoRE PANEURO 2019 13 S.à.r.l. (“Buyer”) and its affiliates) of the outstanding shares of Common Stock, par value $0.01 per share, of NorthStar Realty Europe Corp. (the “Company”) of the Per Share Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 3, 2019, by and among Buyer, Nighthawk Merger Sub LLC, a wholly owned subsidiary of Buyer, the Company, NorthStar Realty Europe Limited Partnership, whose sole general partner is the Company, and Nighthawk Partnership Merger Sub LLC, a wholly owned subsidiary of the Company.

The Opinion Letter is provided for the information and assistance of the Strategic Review Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

July 3, 2019

Strategic Review Committee of the Board of Directors

NorthStar Realty Europe Corp.

590 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than CoRE PANEURO 2019 13 S.à.r.l. (“Buyer”) and its affiliates) of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of NorthStar Realty Europe Corp. (the “Company”) of the Per Share Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 3, 2019 (the “Agreement”), by and among Buyer, Nighthawk Merger Sub LLC, a wholly owned subsidiary of Buyer, the Company, NorthStar Realty Europe Limited Partnership (the “Partnership”), whose sole general partner is the Company, and Nighthawk Partnership Merger Sub LLC, a wholly owned subsidiary of the Company. “Per Share Consideration” means an amount per Share equal to the sum of $1.68 plus €9.26 plus £3.82.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Buyer, any of their respective affiliates and third parties, including Colony Capital, Inc., subsidiaries of which are, respectively, a significant shareholder and the external manager of the Company (“Manager”), and AXA SA (“AXA”), an affiliate of the Buyer, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Strategic Review Committee of the Board of Directors of the Company (the “Strategic Review Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company from time to time for which our Investment Banking Division has received, and may receive, compensation. We have also provided certain financial advisory and/or underwriting services to AXA and/or its affiliates from time to time for which our Investment Banking Division

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

has received, and may receive, compensation, including having acted as co-manager with respect to a public offering for AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”), an affiliate of AXA, of its 5.000% Senior Notes due 2048, its 4.350% Senior Notes due 2028 and its 3.900% Senior Notes due 2023 (aggregate principal amount $3,800,000,000) in April 2018; as sole bookrunner with respect AXA’s collateralized loan obligation (aggregate principal amount of $410,000,000) in May 2018; as a joint bookrunner with respect to the initial public offering of 157,837,500 shares of common stock of AXA Equitable Holdings in May 2018; as sole bookrunner with respect to AXA’s collateralized loan obligation (aggregate principal amount of $480,000,000) in July 2018; as sole bookrunner with respect to AXA’s collateralized loan obligation (aggregate principal amount of $400,000,000) in August 2018; as a co-manager with respect to a follow-on offering of 60,000,000 shares of common stock of AXA Equitable Holdings in November 2018; as financial advisor to AXA with respect to its pending acquisition of the outstanding shares of AXA Tianping Property & Casualty Insurance Company Ltd that it does not currently hold announced in November 2018; and as a joint bookrunner with respect to a follow-on offering of 40,000,000 shares of common stock of AXA Equitable Holdings in March 2019. We may also in the future provide financial advisory and/or underwriting services to the Buyer, the Partnership, Manager, AXA and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with AXA, Manager and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Manager and AXA from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the four years ended December 31, 2018; the Company’s Registration Statement on Form S-11, including the prospectus contained therein dated July 2, 2015, relating to the distribution of the Company’s Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Strategic Review Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the commercial real estate industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the Strategic Review Committee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis. We have also assumed at your instruction that, as reflected in the Forecasts, no distributions pursuant to Section 6.15 of the Agreement will be made between the date of the Agreement and the Merger Effective Time (as defined in the Agreement).

Strategic Review Committee of the Board of Directors

NorthStar Realty Europe Corp.

July 3, 2019

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Buyer and its affiliates) of Shares, as of the date hereof, of the Per Share Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the transactions contemplated by Section 6.08 of the Agreement, any hedging activities taken by or on behalf of the Company or its affiliates, including any currency hedging activities taken or to be taken with respect to the Per Share Consideration, any allocation of the Per Share Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities of the Company, any class of securities of the Partnership or any other persons, creditors or constituencies of the Company or the Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Per Share Consideration to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Buyer or the ability of the Company or Buyer to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market, exchange rates and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Strategic Review Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration to be paid to the holders (other than Buyer and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Strategic Review Committee of the Board of Directors

NorthStar Realty Europe Corp.

July 3, 2019

590 Madison Avenue, 34th Floor

New York, New York 10022

www.nrecorp.com

NORTHSTAR REALTY EUROPE CORP. SPECIAL MEETING OF STOCKHOLDERS September 25, 2019 Solicited on Behalf of the Board of Directors The undersigned stockholder of NorthStar Realty Europe Corp., a Maryland corporation (the “Company”), hereby appoints Keith A. Feldman, Mahbod Nia and Trevor K. Ross, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Stockholders of the Company (the “Special Meeting”) to be held at 535 Madison Ave., 7th Floor, New York, New York 10022, on September 25, 2019, beginning at 9:00 a.m., Eastern Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the merger proposal, as described below and in the Proxy Statement. The Board of Directors of the Company recommends a vote “FOR” the merger proposal. (Continued and to be signed on the reverse side.) 1.1 14475

SPECIAL MEETING OF STOCKHOLDERS OF

NORTHSTAR REALTY EUROPE CORP.

September 25, 2019

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00030000000000001000 3 092519

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NORTHSTAR REALTY EUROPE CORP. [ ], 2019 PROXY VOTING INSTRUCTIONS instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/via telephone until 11:59 PM EST the day before the Special Meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Special Meeting. COMPANY NUMBER ACCOUNT NUMBER Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00030000000000001000 4 000019 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. A proposal to approve the merger of the Company with and into Nighthawk Merger Sub LLC (“Merger Sub”), a wholly owned subsidiary of CoRE PANEURO 2019 13 S.a.r.l., an affiliate of AXA Investment Managers—Real Assets (“Parent”), with Merger Sub surviving the merger, pursuant to the terms of the Agreement and Plan of Merger, dated July 3, 2019, among the Company, Parent, Merger Sub, Nighthawk Partnership Merger Sub LLC, and NorthStar Realty Europe Limited Partnership, as it may be amended from time to time in accordance with its terms (the “merger proposal”). This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1. To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via MARK“X” HERE IF YOU PLAN TO ATTEND THE MEETING IN PERSON. Signature of Stockholder Date Signature of Stockholder Date Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full